    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 2000.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  SOPHEON PLC
             (Exact name of registrant as specified in its charter)

       ENGLAND AND WALES                      7371                             NONE
 (State or other Jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of Incorporation or          Classification Code Number)        Identification Number)
         Organization)

                                 STIRLING HOUSE
                              SURREY RESEARCH PARK
                               GUILDFORD, SURREY
                            GU2 5RF, UNITED KINGDOM
                              +44 (0) 1483 883000
 (Address and telephone number, including area code, of registrant's principal executive offices)

              BARRY K. MENCE, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  SOPHEON PLC
                                 STIRLING HOUSE
                              SURREY RESEARCH PARK
                                   GUILDFORD
                                 SURREY GU2 5RF
                                 UNITED KINGDOM
                              +44 (0) 1483 883000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

CHRISTOPHER C. CLEVELAND, ESQ.         HUGH EDMUNDS, ESQ.              THOMAS R. KING, ESQ.
      BRIGGS AND MORGAN,              HAMMOND SUDDARDS EDGE           FREDRIKSON & BYRON, PA
   PROFESSIONAL ASSOCIATION           18 SOUTHAMPTON PLACE         900 SECOND AVENUE SOUTH #1100
        2400 IDS CENTER                      LONDON                    MINNEAPOLIS, MN 55402
     MINNEAPOLIS, MN 55402              ENGLAND WC1A 2AJ                  (612) 347-7059
        (612) 334-8400                 011-44-20-7404-4701

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
    SECURITIES TO BE REGISTERED         BE REGISTERED          PER SHARE        OFFERING PRICE(1)    REGISTRATION FEE
Ordinary Shares....................   5,000,000 Shares      Not applicable.           $-0-                 $-0-

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (3) based on the par value of Teltech's securities, less the cash to be paid by Sopheon in connection with the merger.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SUCH SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

TELTECH RESOURCE NETWORK CORPORATION

                                                                          [LOGO]

                                          August 25, 2000

Dear Teltech Shareholder:

    The attached proxy statement/prospectus provides you with information concerning the proposed merger of Teltech Resource Network Corporation and Sopheon Corporation, a United States subsidiary of Sopheon plc, a company organized in the United Kingdom, which was previously announced in March, 2000. We encourage you to read the attached proxy statement/prospectus carefully.

    Teltech's board of directors has carefully reviewed and considered the terms and conditions of the proposed business combination and believe it will create additional opportunities for Teltech stockholders by providing a stronger platform from which to accelerate business. A merger of Teltech and Sopheon would, in our view, better position the combined entity to introduce its range of products and services to both new and existing customers on both sides of the Atlantic. The boards of directors of Teltech and Sopheon have agreed, each by unanimous approval, to the terms and conditions of the merger. THE BOARD OF DIRECTORS OF TELTECH STRONGLY RECOMMENDS THAT TELTECH SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AT THE SPECIAL MEETING. Under the merger, each holder of Teltech stock or options will receive a mix of cash and Sopheon shares, the precise combination and amount of which depends on the class of shareholder or option holder and the market price of Sopheon shares at the date the merger is completed. Illustrative details are provided in the attached document. The total consideration payable to holders of shares and options in Teltech, measured at the completion date, will be no less than $34 million and could be higher depending on the Sopheon share price, during the period prior to the closing.

    This merger will create a knowledge management software and services group with a substantial customer base in Europe and in the United States. Underpinned as it will be by the development capital raised by Sopheon in March of this year, we believe this merger will create a platform on which we will have the opportunity to build a truly global business in knowledge management.

    We are excited about the opportunities that lie ahead for the combined companies.

Very truly yours,                                 [SIGNATURE]
[SIGNATURE]
Joe Shuster,                                      Barry Mence,
CHAIRMAN                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER
TELTECH RESOURCE NETWORK CORPORATION              SOPHEON PLC

                      TELTECH RESOURCE NETWORK CORPORATION
                                2850 METRO DRIVE
                          MINNEAPOLIS, MINNESOTA 55425

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 8, 2000

                            ------------------------

TO THE SHAREHOLDERS OF TELTECH RESOURCE NETWORK CORPORATION:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the holders of common stock and Series A, B, C, D and E preferred stock of Teltech Resource Network Corporation, a Minnesota corporation, will be held at the offices of Teltech Resource Network Corporation, 2850 Metro Drive, Seminar Room 108, Minneapolis, Minnesota 55425, on Friday, September 8, 2000 at 8:00 a.m. local time. At the special meeting, the holders of Teltech common stock and preferred stock will:

    1. Consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of January 21, 2000, as amended April 28, 2000 and July 31, 2000, among Sopheon plc, Sopheon Corporation, a wholly owned subsidiary of Sopheon plc, and Teltech Resource Network Corporation, providing for the merger of Teltech Resource Network Corporation with and into Sopheon Corporation. Sopheon Corporation will be the surviving corporation wholly owned by Sopheon, and each issued and outstanding share of Teltech common and preferred stock, other than shares with respect to which dissenters' rights have been properly exercised, will be converted into the right to receive cash and Sopheon plc ordinary shares; and

    2. Address procedural matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

    These items of business are more fully described in the proxy statement/prospectus attached to this notice.

    In connection with the merger, dissenters' rights will be available to Teltech shareholders. Please see the section entitled "THE MERGER--Dissenters' Rights" beginning on page 45 of the proxy statement/ prospectus for a discussion of the availability of dissenters' rights and the procedures to be followed in asserting dissenters' rights in connection with the proposed transactions.

    Only those persons who were holders of record of our common or preferred stock at the close of business on July 15, 2000, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We cannot complete the merger unless a majority of our shareholders vote for the merger.

    YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON OR PREFERRED STOCK THAT YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

    PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. In the event the merger is consummated, you will be sent instructions regarding the procedures for exchanging your existing stock certificates for a cash payment.

Minneapolis, Minnesota                           BY ORDER OF THE BOARD OF
DIRECTORS
August 25, 2000

                                          Andrew L. Michuda
                                          CHIEF EXECUTIVE OFFICER

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      2
SUMMARY.....................................................      9
MARKET PRICE DATA...........................................     16
CURRENCIES AND EXCHANGE RATES...............................     17
RISK FACTORS................................................     18
  Risks Relating to the Merger..............................     18
  Risks Relating to Sopheon.................................     19
  Risks Relating to Teltech.................................     20
SELECTED FINANCIAL DATA.....................................     22
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL
  INFORMATION OF SOPHEON....................................     25
COMPARATIVE PER SHARE DATA..................................     33
THE SPECIAL MEETING.........................................     34
  Date, Time and Place of the Special Meeting...............     34
  Matters to be Considered at the Special Meeting...........     34
  Record Date...............................................     34
  How Shares will be Voted at the Special Meeting...........     34
  How to Revoke a Proxy.....................................     34
  Required Vote; Quorum.....................................     35
  Solicitation of Proxies...................................     36
THE MERGER..................................................     37
  Background of the Merger..................................     37
  Sopheon's Reasons for the Merger..........................     40
  Teltech's Reasons for the Merger..........................     41
  Recommendation of the Teltech Board; Additional
    Considerations of the Teltech Board.....................     42
  Financial Advisor to Teltech..............................     43
  Interests of Members of Teltech Board and Management in
    the Merger..............................................     43
  Director and Officer Indemnification and Insurance........     45
  Accounting Treatment......................................     45
  Dissenters' Rights........................................     45
  Source and Amount of Funds and Other Consideration........     48
  Other Effects of the Merger...............................     48
  Litigation................................................     48
  Regulatory Matters........................................     48
MATERIAL TAX CONSEQUENCES...................................     49
  General...................................................     49
  United States Federal Income Tax Consequences to United
    States Holders of Teltech Common Stock and Teltech
    Preferred Stock.........................................     49
  United States Federal Income Tax Consequences to United
    States Holders of Employee Stock Options................     50
  United States Federal Income Tax Consequences to
    Dissenting Shareholders.................................     50
  United States Federal Income Tax Consequences of the
    Ownership of Sopheon Ordinary Shares....................     51
  United Kingdom Tax Consequences of the Ownership of
    Sopheon Ordinary Shares.................................     52
  Qualifications............................................     53
THE MERGER AGREEMENT........................................     55
  Structure of the Merger...................................     55
  Effective Time and Effects of the Merger..................     55

                                                                PAGE
                                                              --------
  Merger Consideration......................................     55
  Exchange of Share Certificates............................     59
  Treatment of Teltech Stock Options and Warrants...........     59
  Representations and Warranties............................     60
  Certain Covenants.........................................     61
  Certain Other Covenants...................................     62
  Additional Agreements.....................................     62
  Conditions to Each Party's Obligation to Effect the
    Merger..................................................     62
  Conditions to the Obligations of Teltech..................     63
  Conditions to the Obligations of Sopheon..................     63
  Amendments; Waivers.......................................     64
  No Solicitation by Teltech................................     64
  Termination of the Merger Agreement.......................     64
  Expenses and Termination Fees.............................     65
  Dissenters' Rights........................................     65
DESCRIPTION OF SOPHEON......................................     66
  Introduction..............................................     66
  History and Background....................................     66
  Technologies..............................................     67
  Healthcare Case Study.....................................     69
  Channel Strategy and Partners.............................     71
  Ongoing Product Development...............................     71
  Recent Share Issuances....................................     71
  Properties................................................     72
DIRECTORS AND MANAGEMENT OF SOPHEON.........................     73
  Directors and Executive Officers..........................     73
  Security Ownership of Certain Beneficial Owners and
    Management..............................................     74
  Compensation of Directors and Executive Officers..........     75
  Rights to Purchase Securities from Sopheon................     75
SOPHEON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     76
DESCRIPTION OF TELTECH......................................     81
DIRECTORS AND MANAGEMENT OF TELTECH.........................     81
  Directors and Executive Officers..........................     81
  Security Ownership of Certain Beneficial Owners and
    Management..............................................     82
TELTECH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     84
DESCRIPTION OF SOPHEON ORDINARY SHARES......................     88
  General...................................................     88
  Dividends.................................................     88
  Preemptive Rights and New Issues of Shares................     88
  Disclosure of Interests in Shares.........................     88
  Changes in Capital........................................     89
  Transfer of Shares........................................     89
  General Meetings and Notices..............................     89
  Liability of Directors and Officers.......................     90
  Registrar.................................................     90
COMPARISON OF RIGHTS OF TELTECH SHAREHOLDERS AND SOPHEON
  SHAREHOLDERS..............................................     91
FEES AND EXPENSES...........................................    111

                                                                PAGE
                                                              --------
VALIDITY OF SECURITIES......................................    112
EXPERTS.....................................................    112
CHANGES IN ACCOUNTANTS......................................    112
OTHER MATTERS...............................................    113
WHERE YOU CAN FIND MORE INFORMATION.........................    113
INDEX TO FINANCIAL STATEMENTS...............................    F-1
APPENDIX A--AGREEMENT AND PLAN OF MERGER AND
  REORGANIZATION............................................    A-1
APPENDIX B--SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA
  BUSINESS CORPORATION ACT..................................    B-1

                                   PROSPECTUS
                                      FOR
                                  SOPHEON PLC

                                ----------------

                                PROXY STATEMENT
                                      FOR
                      TELTECH RESOURCE NETWORK CORPORATION

                                ----------------

                                  RELATING TO
               THE MERGER OF TELTECH RESOURCE NETWORK CORPORATION
                        INTO A SUBSIDIARY OF SOPHEON PLC

    The Teltech board of directors has unanimously approved a merger with Sopheon plc. In the merger, Sopheon will issue ordinary shares and cash to holders of Teltech common stock and Teltech preferred stock. After the merger, Teltech shareholders are expected to hold approximately 2,419,505, or 6.7%, of the outstanding ordinary shares of Sopheon.

    Sopheon's ordinary shares are quoted on the Alternative Investment Market of the London Stock Exchange, referred to as AIM, and the EURO.NM market of the Amsterdam Exchanges. There is no U.S. trading market for Sopheon's ordinary shares and none is expected to develop after the merger.

    The merger requires the approval of a majority of the outstanding shares of Teltech common stock and a majority of the outstanding shares of Teltech preferred stock, voting together as a class. Approval also requires the affirmative vote of the holders of the majority of outstanding shares of Teltech preferred stock, voting as a single class. The directors of Teltech unanimously recommend that the shareholders of Teltech vote "FOR" the merger.

    This document provides you with detailed information about the proposed merger. You are encouraged to read this entire document before you decide how you wish to vote. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER BEGINNING ON PAGE 18 OF THIS DOCUMENT.

    YOUR VOTE IS VERY IMPORTANT. To vote your shares, you may use the enclosed proxy card or attend the special shareholder meeting. The special meeting will be held on Friday, September 8, 2000, at 8:00 a.m., Central time, at the offices of Teltech, 2850 Metro Drive, Seminar Room 108, Minneapolis, Minnesota, 55425. If you fail to vote, the effect will be a vote against the merger.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Sopheon ordinary shares to be issued in the merger, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation would be illegal.

    This proxy statement/prospectus is dated August 25, 2000 and will be mailed to Teltech shareholders on or about August 25, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHY IS SOPHEON ACQUIRING TELTECH?

A. Sopheon and Teltech believe that the merger represents an opportunity for each business to complement the other and to reach global markets more effectively, and that the merger will generate significant opportunities to deliver greater value to Sopheon shareholders.

Q.  WHAT WILL TELTECH SHAREHOLDERS RECEIVE IN THE MERGER?

A. Sopheon will pay $14.0 million in cash and will issue Sopheon ordinary shares and options with a minimum value of $20.0 million. Generally, the cash and Sopheon ordinary shares will be allocated to Teltech's shareholders as follows:

    - Preferred shareholders will first receive cash and Sopheon ordinary shares in a dollar amount equal to the preference for each series, as set forth in Teltech's restated articles of incorporation.

    - Common shareholders will receive an amount of cash and Sopheon ordinary shares equal to the aggregate paid in capital of Teltech.

    - Holders of certain Teltech options will receive options to purchase Sopheon ordinary shares with a value equal to the dollar amount the option holders would have received if they had exercised their Teltech options.

    - Common and preferred shareholders will receive the remaining Sopheon ordinary shares.

    The following charts give examples of the total payout value per share that Teltech shareholders could receive in the merger. To estimate the value you will receive in the merger, refer to the chart for the series of Teltech stock that you own. The dollar values appearing below each bar are assumed average prices per Sopheon ordinary share in the 15 trading days ending on the second day before the merger. The exact number and dollar value of the Sopheon shares to be issued will depend on this average price and will be determined on the effective date of the merger. The value may be higher than shown in the tables, if additional options to purchase Teltech common stock are exercised before the merger.

    Sopheon is bearing the risk of a drop in its average share price or in the value of the U.S. dollar relative to the pound. If the average closing price per Sopheon ordinary share is less than $9.12, as converted into U.S. dollars, Sopheon will issue additional shares and options so that the total equity value remains at $20,000,000. This means that you will receive at least the value shown in the three bars on the left side of the charts.

    To obtain current information on the price of Sopheon ordinary shares, please call (800) 327-2480. The market value for Sopheon ordinary shares on August 22, 2000 was L4.60, or $6.83, at the exchange rate in effect on that date.

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    COMMON STOCK

    ASSUMED
    AVERAGE
    PRICE PER    TOTAL PAYOUT VALUE PER TELTECH SHARE
    SOPHEON
    SHARE                                        CASH  STOCK  TOTAL
    $7.30                                       $1.06  $1.92  $2.98
    $8.20                                       $1.06  $1.92  $2.98
    $9.12                                       $1.06  $1.92  $2.98
    $11.55                                      $1.06  $2.49  $3.55
    $16.51                                      $1.06  $3.65  $4.71

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    SERIES A

    ASSUMED
    AVERAGE
    PRICE PER    TOTAL PAYOUT VALUE PER TELTECH SHARE
    SOPHEON
    SHARE                                        CASH  STOCK  TOTAL
    $7.30                                       $1.07  $1.98  $3.05
    $8.20                                       $1.07  $1.98  $3.05
    $9.12                                       $1.07  $1.98  $3.05
    $11.55                                      $1.07  $2.55  $3.62
    $16.51                                      $1.07  $3.71  $4.78

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    SERIES B

    ASSUMED
    AVERAGE
    PRICE PER    TOTAL PAYOUT VALUE PER TELTECH SHARE
    SOPHEON
    SHARE                                        CASH  STOCK  TOTAL
    $7.30                                       $2.01  $2.26  $4.27
    $8.20                                       $2.01  $2.26  $4.27
    $9.12                                       $2.01  $2.26  $4.27
    $11.55                                      $2.01  $2.83  $4.84
    $16.51                                      $2.01  $3.99  $6.00

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    SERIES C

    ASSUMED
    AVERAGE
    PRICE PER    TOTAL PAYOUT VALUE PER TELTECH SHARE
    SOPHEON
    SHARE                                        CASH  STOCK  TOTAL
    $7.30                                       $3.92  $3.01  $6.93
    $8.20                                       $3.92  $3.01  $6.93
    $9.12                                       $3.92  $3.01  $6.93
    $11.55                                      $3.92  $3.64  $7.56
    $16.51                                      $3.92  $4.94  $8.86

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    SERIES D

    ASSUMED
    AVERAGE
    PRICE PER    TOTAL PAYOUT VALUE PER TELTECH SHARE
    SOPHEON
    SHARE                                        CASH  STOCK   TOTAL
    $7.30                                       $5.20  $3.52   $8.72
    $8.20                                       $5.20  $3.52   $8.72
    $9.12                                       $5.20  $3.52   $8.72
    $11.55                                      $5.20  $4.20   $9.40
    $16.51                                      $5.20  $5.60  $10.80

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    SERIES E

    ASSUMED
    AVERAGE
    PRICE PER    TOTAL PAYOUT VALUE PER TELTECH SHARE
    SOPHEON
    SHARE                                        CASH  STOCK  TOTAL
    $7.30                                       $2.75  $2.47  $5.22
    $8.20                                       $2.75  $2.47  $5.22
    $9.12                                       $2.75  $2.47  $5.22
    $11.55                                      $2.75  $3.04  $5.79
    $16.51                                      $2.75  $4.20  $6.95

    EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TELTECH OPTIONS

    ASSUMED
    AVERAGE
    PRICE PER    TOTAL PAYOUT VALUE PER TELTECH OPTION SHARE
    SOPHEON
    SHARE                                              STOCK  TOTAL
    $7.30                                              $2.98  $2.98
    $8.20                                              $2.98  $2.98
    $9.12                                              $2.98  $2.98
    $11.55                                             $3.55  $3.55
    $16.51                                             $4.71  $4.71

Q.  WHAT IS THE CURRENT TRADING PRICE OF SOPHEON STOCK?

A. On August 22, 2000, prior to the mailing of this proxy statement/prospectus, Sopheon's shares closed at L4.60 per share. At the exchange rate on August 22, 2000, this translates into $6.83 per share. See "MARKET PRICE DATA" on page 16 for quarterly high and low prices for Sopheon shares from 1998 through June 2000 in UK pounds and Euros. Various exchange rates for the U.S. dollar against the pound from 1995 through 1999 are included in a table on page 17 under "CURRENCIES AND EXCHANGE RATES."

Q.  WILL I OWE TAXES AS A RESULT OF THE MERGER?

A. Although the merger is a non-taxable transaction to Sopheon and Teltech, you will be taxed as a Teltech shareholder. The cash you receive in the merger for your shares of common or preferred stock and any cash you receive from exercising your dissenter's rights will be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the tax basis of your shares of Teltech common and preferred stock. Teltech option holders who do not exercise their options and who receive options to purchase Sopheon ordinary shares will not be taxed in the merger. Refer to the section entitled "MATERIAL TAX CONSEQUENCES" beginning on page 49 of this document for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A. Within a few business days after receiving the approval of Teltech's shareholders at the upcoming shareholder meeting on September 8, 2000.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the companies complete the merger, Sopheon will send instructions to Teltech shareholders whose shares were converted in the merger. These instructions will explain how to exchange Teltech stock certificates for Sopheon ordinary shares and cash.

Q.  WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A. Holders of record of our common and preferred stock as of the close of business on July 15, 2000 are entitled to vote at the special meeting. Each shareholder has one vote for each share of common stock owned and one vote for each share of common stock into which his or her preferred stock is convertible.

Q.  WHAT VOTE IS REQUIRED FOR THE TELTECH SHAREHOLDERS TO APPROVE THE MERGER?

A. In order for the merger to be approved, holders of a majority of our outstanding common and preferred stock voting together must vote for the merger. In addition, a majority of our outstanding preferred stock, voting as a single class, must vote for the merger.

Q.  HOW DO I VOTE?

A. After you have carefully read this document, simply mail your signed proxy card in the enclosed postage-paid envelope to Jack Johnson at Teltech as soon as possible, so that your shares will be represented and voted at the Teltech special meeting. You may also vote in person at the Teltech special meeting. If your shares are held in the name of a broker, bank or other record holder, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting.

Q. IF MY SHARES ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE THOSE SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares, using the instructions which will be provided to you by your broker prior to the special meeting.

Q.  DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A. No. It is not necessary for you to attend the special meeting in order to vote your shares, although you are welcome to attend.

Q.  CAN I CHANGE MY VOTE?

A. Yes. You may withdraw your proxy or change your vote by delivering a later-dated, signed written notice of revocation or proxy card to Jack Johnson at Teltech before the Teltech special meeting or by voting in person at the Teltech special meeting.

Q.  WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE
    MERGER?

A. Yes. You will have dissenter's rights. If you wish to exercise your dissenter's rights, you must not vote in favor of the merger and you must strictly follow the requirements of Minnesota law. A summary describing the requirements you must meet in order to exercise your dissenter's rights is provided in the section entitled "THE MERGER--Dissenters' Rights" beginning on page 45 of this document.

Q.  WHAT HAPPENS TO THE MERGER IF MORE THAN 10% OF TELTECH SHARES DISSENT FROM
    IT?

A. If more than 10% of Teltech's common shares dissent from the merger, Sopheon has the right to not proceed with the merger, at Sopheon's option.

Q.  WILL THE SOPHEON SHARES I RECEIVE BE FREELY TRADABLE?

A. Yes, except that shareholders of Teltech who own more than 5,000 shares of Teltech will be asked to enter into agreements not to sell the Sopheon shares received in the merger for a limited period of time. Shareholders who are employed by Teltech and who own more than 5,000 Teltech shares will not be able to sell their Sopheon shares for 12 months following the merger. Other shareholders who own more than 5,000 shares of Teltech may not sell their Sopheon shares for six months following the merger.

Q.  HOW CAN I TRADE THE SOPHEON SHARES THAT I RECEIVE?

A. The Sopheon shares you receive in the merger can be traded on the Alternative Investment Market of the London Stock Exchange. There is no trading market at the present time for Sopheon shares in the United States. In order to trade Sopheon shares, Teltech shareholders will need to buy or sell through a broker in the United Kingdom.

Q.  WAS A FAIRNESS OPINION OBTAINED BY TELTECH'S BOARD?

A. No. With the assistance of an investment banker, Teltech conducted an extensive market check for a strategic buyer over a period of approximately 16 months. This resulted in only one firm offer which the Board deemed to be reasonable and fair, that being the Sopheon offer. Management had advised the Board that in order to generate acceptable growth, it would require significant additional cash and personnel resources, resources to which Teltech did not have access. In addition, most of Teltech's shareholders have been investors in Teltech for over 10 years. Although Teltech had sought to provide its shareholders with an exit strategy through initial public offering attempts and strategic relationships, it has been unable to provide shareholders with liquidity. Given the business and shareholder requirements to effect a strategic sale of Teltech, the fact that Teltech is a private company, the extensive sales process conducted by Teltech and the terms of the merger agreement with Sopheon which guarantees Teltech's shareholders and optionholders a MINIMUM of $34 million in cash and stock, which consideration can be increased, the Teltech Board of Directors does not believe a fairness opinion is necessary.

Q.  ARE THERE ANY MATERIAL DISADVANTAGES OR EFFECTS OF THE MERGER?

A. Teltech's board and management team believe the merger addresses critical issues for Teltech and its shareholders, and has few disadvantages. Teltech has been looking for a way to give its shareholders liquidity, and has also been looking for additional equity to permit it to implement its growth strategy. The merger provides both of these things. Disadvantages to the merger are minimal, such as the fact that Sopheon is a foreign issuer and trading in Sopheon shares will likely be more complicated for Teltech shareholders than if the acquirer were a U.S. issuer. There are also market risks associated with holding a significant number of shares of Sopheon common stock, and risks related to Sopheon's ability to integrate Teltech and its other recently acquired businesses. You should review the risks described under "RISK FACTORS" beginning on page 18.

Q.  WHO CAN I CALL WITH QUESTIONS?

A.  If you have more questions about the merger, you should contact:

       Jack Johnson
       Teltech Resource Network Corporation
       2850 Metro Drive
       Minneapolis, Minnesota 55425
       (952) 583-1560 or (800) 327-2480

                                    SUMMARY

    You should read the entire document to fully understand the merger.

THE COMPANIES

SOPHEON PLC

    Stirling House
    Surrey Research Park
    Guildford
    Surrey GU2 5RF
    United Kingdom
    +44 (0) 1483 883000

    Sopheon, formerly named PolyDoc plc, develops and implements software applications that support business activities involving the creation, maintenance, exchange and re-use of knowledge. The software, generally termed knowledge management software, is particularly relevant to information based on text, concepts, and images, as distinct from numeric and statistical data which is typically catered for by accounting, order processing and similar systems. Examples of industry sectors which have particular need for help with knowledge management are healthcare, life sciences and high technology manufacturing, and Sopheon has focused its efforts to meet the requirements of these sectors. Sopheon also offers software system integration and consulting services to support the implementation of its products.

    Sopheon has developed a generic, flexible software platform that can be customized to specific customer requirements through standardized methods, either by Sopheon directly or by its business partners, which include consulting firms, system integrators and other software development companies.

    Sopheon has operations in the United Kingdom, the United States and the Netherlands and has approximately 110 employees as of the date of this document. It is quoted on the Alternative Investment Market (AIM) of the London Stock Exchange and the EURO.NM market of the Amsterdam Exchanges.

TELTECH RESOURCE NETWORK CORPORATION

    2850 Metro Drive
    Minneapolis, Minnesota 55425
    (800) 833-8330

    Teltech Resource Network Corporation is a full-service research and knowledge-management company that focuses its services on the needs of technology-driven companies. Its research services include access to technical and industry experts organized in teams dedicated to the chemical, life science, electronics, mechanical engineering and business/legal disciplines. Teltech also conducts "in-depth" research of technologies, competitors, industries and markets. In the knowledge-management area, Teltech designs and develops customized knowledge-management strategies to meet customers' goals such as product development, increased efficiency and improved profitability.

    Teltech has operations in the United States and has approximately 125 employees at the present time. Its shares of capital stock are not traded on any exchange.

THE MERGER (SEE PAGE 37)

    The merger agreement provides that, following the approval of the merger agreement by the shareholders of Teltech and the satisfaction and waiver of the other conditions to the merger, Teltech will merge with Sopheon Corporation, a wholly owned subsidiary of Sopheon, with Sopheon Corporation being the surviving entity.

    The total merger consideration will have a value of at least $34,000,000. In the merger, Teltech shareholders will receive Sopheon ordinary shares and cash. Certain Teltech option holders will receive options to purchase Sopheon ordinary shares. Sopheon will pay a minimum of $14,000,000 in cash plus Sopheon ordinary shares and options to purchase Sopheon ordinary shares having a total minimum value of $20,000,000, based on the average closing price and average exchange rate for the 15 trading days ending on the second trading day before the merger. If the average closing price per Sopheon ordinary share is less than $9.12, Sopheon will issue additional shares and grant additional options so that the total equity value remains at $20,000,000. In addition, Sopheon will increase the total cash consideration by the amount paid to Teltech upon the exercise of Teltech stock options between January 21, 2000 and the effective date of the merger. Sopheon will also grant additional options to purchase Sopheon ordinary shares equal in value to the aggregate exercise price of certain Teltech options that are not exercised before the merger.

    See "Questions and Answers" for a summary of the cash and stock that Teltech's shareholders will receive in the merger.

RECOMMENDATION OF THE TELTECH BOARD (SEE PAGE 42)

    The Teltech board has unanimously determined that the merger is in the best interests of Teltech and its shareholders and has approved the merger and the merger agreement and declared their advisability. Accordingly, the Teltech board recommends that Teltech shareholders vote "FOR" approval and adoption of the merger agreement and the merger.

SOURCE AND AMOUNT OF FUNDS (SEE PAGE 48)

    Sopheon will pay $14.0 million in cash to Teltech shareholders in the merger. This payment, as well as expenses related to the merger, will be financed by the proceeds from a private placement of Sopheon ordinary shares in the United Kingdom, which was completed in March 2000, as well as from generally available funds of Sopheon.

INTERESTS OF MEMBERS OF THE TELTECH BOARD AND MANAGEMENT (SEE PAGE 43)

    Teltech's officers and directors hold 282,188 shares of Teltech common stock and Teltech preferred stock, and options and warrants to purchase 1,153,209 shares of Teltech common stock and Teltech preferred stock. Each officer and director will receive the same consideration for his Teltech stock as any other Teltech shareholder or optionholder. Holders of each of the various series of Teltech's preferred shares have the right to a payment before any payment may be made to holders of common shares, as set forth in the following table:

SERIES OF PREFERRED STOCK                                   PREFERENCE PER SHARE
-------------------------                                   --------------------
Series A..................................................        $1.38058
Series B..................................................       2$.60
Series C..................................................       5$.05
Series D..................................................       6$.70
Series E..................................................       3$.55

    Options held by Teltech's management have exercise prices which range from $1.00 per share to $3.55 per share. The options generally vest over four years, and usually have a term of 10 years, although both the vesting and term vary from option to option. In connection with the merger, Teltech's Board of Directors will accelerate the vesting of all options to purchase Teltech stock prior to the merger, including those owned by management. Upon acceleration of the vesting of the options, under the terms of the stock option agreements, the holder of the option will have the right to purchase the full number of shares subject to the option at the option's exercise price. Certain of Teltech's officers will continue as employees of the surviving corporation, and may be awarded Sopheon ordinary shares and options to purchase Sopheon ordinary shares as participants in Sopheon's incentive plans.

RISK FACTORS (SEE PAGE 18)

    In determining whether to vote to approve and adopt the merger agreement, you should consider carefully the risk factors described in this document, including the risks that:

    - the expected benefits from the merger may not be realized;

    - there is no United States trading market for the Sopheon ordinary shares you will receive in the merger; and

    - the value of Sopheon ordinary shares that you will receive in the merger will fluctuate.

CONDITIONS TO THE MERGER (SEE PAGE 62)

    Sopheon and Teltech will not complete the merger unless a number of conditions are satisfied or waived by them. These include:

    - approval by Teltech shareholders;

    - all required approvals from government entities having been obtained;

    - the board of directors of Teltech not having revoked its approval of the merger;

    - the representations and warranties of Sopheon and Teltech in the merger agreement being accurate in all material respects;

    - there having been no material adverse event or effect upon Teltech since the date of the merger agreement;

    - dissenting shares not constituting more than 10% of the shares of Teltech common stock outstanding immediately prior to the effective time of the merger;

    - Sopheon having taken all necessary action under English law and the Amsterdam and London Stock Exchanges necessary to approve the merger;

    - shares of Sopheon ordinary shares issuable to Teltech shareholders in the merger having been admitted to trading on the Alternative Investment Market of the London Stock Exchange; and

    - holders of 5,000 or more shares of Teltech stock having entered into agreements not to sell the Sopheon shares received in the merger for six months after the merger in the case of non-employees or 12 months after the merger in the case of employees.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 64)

    Either Sopheon or Teltech may terminate the merger agreement if it is not in material breach of the merger agreement and:

    - Sopheon and Teltech do not complete the merger by September 30, 2000; or

    - the shareholders of Teltech do not approve the merger; or

    - a governmental authority permanently restrains, enjoins or otherwise prohibits the merger.

    Sopheon may terminate the merger agreement if:

    - the board of directors of Teltech withdraws its recommendation of the merger to its shareholders; or

    - Teltech recommends another acquisition transaction proposed by a third party; or

    - Teltech breaches any of its representations, warranties or agreements under the merger agreement, and this breach results in the failure of a condition to the merger to be met which cannot be or is not cured within 10 days; or

    - The average closing price for Sopheon ordinary shares falls below $7.30 per share, as converted into U.S. dollars.

    Teltech may terminate the merger agreement if Sopheon breaches any of its representations, warranties or agreements under the merger agreement, and this breach results in the failure of a condition to the merger to be met which cannot be or is not cured within 10 days.

EXPENSES AND TERMINATION FEES (SEE PAGE 65)

    Teltech will be required to pay Sopheon a termination payment of $1,500,000 if the merger agreement is terminated if:

    - the board of directors of Teltech withdraws its recommendation of the merger to its shareholders; or

    - the board of directors of Teltech recommends another acquisition transaction proposed by a third party; or

    - Teltech intentionally breaches a material representation, warranty or agreement made in the merger agreement which cannot be or is not cured within 10 days.

    Sopheon would have been required to pay Teltech a termination payment not to exceed $200,000 in the event Teltech terminated the merger agreement because Sopheon was unable to raise required funding to consummate the transaction. Because Sopheon completed a private offering of 2,500,000 ordinary shares and raised L19.9 million, net of offering costs, this requirement has been met.

DISSENTERS' RIGHTS (SEE PAGE 45)

    Under Minnesota law, holders of Teltech common stock or preferred stock have the right to demand and to receive, instead of what Sopheon is offering in the merger, an amount that a court decides is the fair value of the shares of Teltech stock. This amount may be more or less than the value of what these holders would otherwise receive in the merger. Sopheon is not obligated to complete the merger if dissenting shares constitute more than 10% of the shares of Teltech common stock outstanding immediately prior to the effective time of the merger. Dissenters are not required to return any amounts received by them in excess of the fair value of the shares as determined by the Court.

    Holders of Teltech stock wishing to exercise dissenters' rights must not vote in favor of the merger and must take the steps described in the section entitled "THE MERGER--Dissenters' Rights" and set forth in full in Appendix B.

ACCOUNTING TREATMENT (SEE PAGE 45)

    Sopheon will account for the merger as an acquisition under accounting principles generally accepted in the United Kingdom, which is similar to purchase accounting under generally accepted accounting principles in the United States.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 49)

    The merger will be a tax-free reorganization for federal income tax purposes. The merger will be tax-free to United States holders of Teltech common and preferred stock, except with respect to cash received in the merger. Teltech option holders who do not exercise their options and who receive options to purchase Sopheon ordinary shares will not be taxed in the merger. You are urged to consult your tax adviser to determine the specific tax consequences of the merger to you.

RECORD DATE FOR VOTING; VOTE REQUIRED OF TELTECH SHAREHOLDERS (SEE PAGE 34)

    You can vote at the special meeting of Teltech shareholders if you owned Teltech common stock or Teltech preferred stock on July 15, 2000.

    In order to complete the merger, it must be approved by holders of a majority of the outstanding shares of Teltech common stock and a majority of the outstanding shares of Teltech preferred stock voting together. Each share of Teltech stock outstanding on the record date is entitled to the number of votes shown in the following table:

                                                                 NUMBER OF
TYPE OF SHARES                                                VOTES PER SHARE
--------------                                                ---------------
Common......................................................      1.00
Series A Preferred..........................................      1.00
Series B Preferred..........................................      1.00
Series C Preferred..........................................    1.122222
Series D Preferred..........................................    1.207207
Series E Preferred..........................................      1.00

    There are no other classes of voting securities of Teltech presently outstanding. As of the record date, directors and executive officers of Teltech and their affiliates owned approximately 9.40% and 49.19% of the outstanding shares of Teltech common stock and Teltech preferred stock, respectively.

COMPARISON OF RIGHTS OF HOLDERS OF SOPHEON ORDINARY SHARES WITH HOLDERS OF
  TELTECH COMMON STOCK (SEE PAGE 91)

    As a result of the merger, holders of Teltech stock will receive Sopheon ordinary shares. There are numerous differences between the rights of a shareholder in Teltech, a Minnesota corporation, and the rights of a shareholder in Sopheon, an English company. For example,

    - except in limited circumstances, holders of Sopheon ordinary shares will not be entitled to dissenters' rights in mergers or any other types of transactions;

    - only holders representing 5% or more of the voting power of Sopheon will be able to make proposals at a shareholders meeting;

    - persons acquiring 3% or more of the voting power of Sopheon will generally be required to make public disclosures and notifications with respect to their ownership;

    - amendments to the memorandum and articles of association of Sopheon will require the approval of at least 75% of the votes cast at a shareholders meeting;

    - Sopheon generally will not be permitted the same freedom as Teltech has to adopt defensive measures in the event of a takeover bid; and

    - although holders of Sopheon ordinary shares will be permitted to initiate lawsuits on behalf of the company in limited circumstances, holders will not be able to initiate class action lawsuits against Sopheon.

    You should also be aware that it may be difficult to effect service of process to begin a lawsuit in a United States court against directors and officers of Sopheon, unless they become residents of the United States.

SOPHEON SUMMARY FINANCIAL DATA

    The following table sets forth the:

    - historical financial data as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 of Sopheon; and

    - summary unaudited pro forma condensed consolidated financial data as of and for the year ended December 31, 1999 of Sopheon.

    The pro forma profit and loss account data give effect to the acquisitions of AppliedNet and Teltech as if the transactions had occurred on January 1, 1999. The pro forma balance sheet data give effect to the acquisitions as if they had occurred on December 31, 1999.

    The summary of historical financial data for 1999, 1998 and 1997 and the summary of the historical balance sheet as at December 31, 1999 and 1998 have been derived from the audited financial statements of Sopheon. These financial statements have been included as part of this proxy statement/prospectus.

    The unaudited pro forma financial data have been provided for information purposes only. They are not necessarily indicative of future results or what operating results would have been if the acquisitions of AppliedNet and Teltech had been consummated on the dates assumed.

    The following information has been prepared in accordance with UK GAAP. The differences between US and UK GAAP have been described in Note 20 of the Notes to the Financial Statements of Sopheon and Note 12 of the Notes to the Financial Statements of AppliedNet.

AMOUNTS IN ACCORDANCE WITH UK GAAP

PROFIT AND LOSS ACCOUNT DATA

                                                      YEAR ENDED DECEMBER 31,
                                             ------------------------------------------
                                                                              PRO FORMA
                                              1997*      1998*      1999*       1999
                                             --------   --------   --------   ---------
                                              (L THOUSANDS, EXCEPT PER SHARE AND SHARE
                                                               DATA)
Turnover...................................      241        891      1,510      13,681
Cost of sales..............................     (709)      (608)      (983)     (8,428)
                                              ------     ------     ------     -------
Gross profit/(loss)........................     (468)       283        527       5,253
Sales and marketing expenses...............     (484)      (502)      (760)     (2,486)
Administration expenses....................     (856)      (913)    (1,799)     (4,545)
Other operating income/(expense)...........      136         29         16      (1,110)
Amortization of goodwill...................       --         --         --      (9,809)
                                              ------     ------     ------     -------
Operating loss.............................   (1,672)    (1,103)    (2,016)    (12,697)
Bank interest receivable...................       46         13         62         104
Interest payable and similar charges.......       (6)       (52)      (118)       (232)
                                              ------     ------     ------     -------
Loss for the year..........................   (1,632)    (1,142)    (2,072)    (12,825)
                                              ======     ======     ======     =======
Loss per share, basic and diluted..........     (8.7)p     (6.1)p    (10.1)p     (36.5)p

BALANCE SHEET DATA

                                                              DECEMBER 31,
                                                     -------------------------------
                                                                           PRO FORMA
                                                      1998*      1999*       1999
                                                     --------   --------   ---------
                                                              (L THOUSANDS)
Cash and cash equivalents..........................     127       7,751      7,751
Total assets.......................................   1,171      17,104     42,726
Creditors: amounts falling due after more than one
  year.............................................      (3)        (55)      (230)
Total shareholders' funds..........................    (864)     13,479     34,977

------------------------

* Prior year amounts have been restated following the change of accounting policy to write-off all development expenditure incurred (see Note 17 of Notes to the Financial Statements).

TELTECH SUMMARY FINANCIAL DATA

    The following table sets forth summary statements of operations data for the year ended December 31, 1999, 1998 and 1997 and summary balance sheet data as of December 31, 1999 and 1998. These data have been derived from the audited financial statements of Teltech included as part of this proxy statement/prospectus.

STATEMENTS OF OPERATIONS DATA

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1997       1998       1999
                                                      --------   --------   --------
                                                       (U.S. DOLLARS IN THOUSANDS,
                                                        EXCEPT PER SHARE AND SHARE
                                                                  DATA)
Revenues............................................   18,359     16,436     16,199
Cost of revenues....................................   11,523     11,124      9,965
                                                       ------     ------     ------
Gross profit........................................    6,836      5,312      6,234
Operating expenses..................................    6,254      5,648      6,143
                                                       ------     ------     ------
Operating income (loss).............................      582       (336)        91
Other income (expense), net.........................       32        (20)      (183)
                                                       ------     ------     ------
Net income (loss)...................................      614       (356)       (92)
                                                       ======     ======     ======
Net income (loss) per common and common equivalent
  share, diluted....................................     0.09      (0.22)     (0.10)
                                                       ======     ======     ======
Weighted average number of common and common
  equivalent shares outstanding, diluted............    6,666      2,450      2,451
                                                       ======     ======     ======

BALANCE SHEET DATA

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
                                                             (U.S. DOLLARS IN
                                                                THOUSANDS)
Working capital (deficit).................................   (2,611)    (2,927)
Total assets..............................................    4,768      5,010
Redeemable convertible preferred stock....................   16,204     16,346
Total stockholders' equity (deficit)......................  (17,786)   (18,017)

                               MARKET PRICE DATA

    Sopheon's shares are listed on the Alternative Investment Market of the London Stock Exchange. Quarterly high and low share prices for Sopheon on AIM are given below.

PERIOD                                           HIGH (UK PENCE)   LOW (UK PENCE)
------                                           ---------------   --------------
First Quarter 1998.............................         272              142
Second Quarter 1998............................         232              172
Third Quarter 1998.............................         217              145
Fourth Quarter 1998............................         147              120
First Quarter 1999.............................         157              141
Second Quarter 1999............................         175              152
Third Quarter 1999.............................         159              132
Fourth Quarter 1999............................         405              126
First Quarter 2000.............................       1,762              435
Second Quarter 2000............................       1,025              435

    Sopheon's shares are also listed on the EURO.NM market of the Amsterdam Exchanges. The shares traded on the EURO.NM are recorded through a single nominee account in the shareholders' register. Of the total shares issued at the present time, less than 10% are in the name of this nominee account. Quarterly high and low share prices for Sopheon on EURO.NM are given below.

PERIOD                                            HIGH (EURO)     LOW (EURO)
------                                           -------------   ------------
First Quarter 1998.............................       4.44            2.31
Second Quarter 1998............................       3.95            2.72
Third Quarter 1998.............................       3.68            1.90
Fourth Quarter 1998............................       2.22            1.82
First Quarter 1999.............................       2.25            1.75
Second Quarter 1999............................       2.75            2.10
Third Quarter 1999.............................       2.45            1.90
Fourth Quarter 1999............................       6.00            1.75
First Quarter 2000.............................      27.00            5.30
Second Quarter 2000............................      17.95            7.25

    There is no trading market at the present time for Sopheon shares in the United States, and Sopheon has not been notified of any holdings by United States investors.

    There is no public trading market for Teltech stock.

    Teltech shareholders are urged to obtain current market quotations for Sopheon ordinary shares before making a decision with respect to the merger.

                         CURRENCIES AND EXCHANGE RATES

    References in this document to "United States dollars," "$" or "cents" are to the currency of the United States and references to "pounds sterling," "pounds," "L," "pence" or "p" are to the currency of the United Kingdom. There are 100 pence to each pound. Solely for your convenience, this document contains translations of certain pounds sterling amounts into United States dollars at specified rates. You should not take these translations as assurances that the pounds sterling amounts currently represent United States dollar amounts or could be converted into United States dollars at the rate indicated or at any other rate, at any time.

    The table below sets forth, for the periods and dates indicated, the exchange rate for the United States dollar against the pound based on the noon buying rate, expressed in dollars per pound sterling. The period average is based on the average of the noon buying rates on the last day of the month during the period.

                                                                          PERIOD     PERIOD
YEAR ENDED DECEMBER 31,                              HIGH       LOW      AVERAGE      END
-----------------------                            --------   --------   --------   --------
1995.............................................    1.64       1.53       1.58       1.55
1996.............................................    1.71       1.49       1.57       1.71
1997.............................................    1.70       1.58       1.64       1.64
1998.............................................    1.72       1.61       1.66       1.66
1999.............................................    1.65       1.58       1.61       1.62

    On August 22, 2000, the exchange rate for the United States dollar against the pound, based on the noon buying rate, was $1.48.

                                  RISK FACTORS

    FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE. Sopheon and Teltech have made forward-looking statements in this document, including statements about:

    - the benefits of the merger;

    - cash needs, liquidity and capital resources;

    - financial results;

    - product development; and

    - business strategies.

    The words "believes," "expects," "anticipates" and similar expressions identify forward-looking statements. Those statements are about future events and are subject to the risks and uncertainties described in this section, which could cause actual results to differ materially from those projected. Neither Sopheon nor Teltech can make any assurance that these statements will prove correct.

RISKS RELATING TO THE MERGER

    THE EXPECTED BENEFITS FROM THE MERGER MAY NOT BE REALIZED. Sopheon and Teltech entered into the merger agreement with the expectation that the merger will result in increased revenues and geographic and product line expansion. There can be no assurance that the combined company will realize these anticipated benefits. If the expected benefits are not realized, the price of Sopheon's ordinary shares could be adversely affected. Factors that could reduce or eliminate cost savings or increased revenues include:

    - higher than anticipated costs of integrating the two businesses;

    - changes in economic conditions in markets served by the operations of Sopheon or Teltech that adversely affect the level of demand for services;

    - greater than anticipated competitive activity requiring reduced pricing or new product offerings or resulting in higher operating costs or slower customer growth;

    - the impact of new business opportunities requiring significant up-front investments;

    - increased capital spending from the deployment of new technologies; and

    - the possibility that technologies will not perform according to expectations or that vendors' performance will not meet the requirements of Sopheon or Teltech.

    THE VALUE OF THE SOPHEON ORDINARY SHARES TO BE RECEIVED IN THE MERGER MAY DECLINE. Because the market price of Sopheon ordinary shares fluctuates, Teltech shareholders will bear the risk that the value of the Sopheon shares will decline after the merger. At a minimum, the aggregate value of the Sopheon ordinary shares and options to be received by Teltech shareholders will be $20,000,000 at the time of the merger. For historical market prices of the Sopheon ordinary shares, see "MARKET PRICE DATA."

    THE ABSENCE OF A UNITED STATES TRADING MARKET FOR SOPHEON'S SHARES WILL MAKE TRADING MORE DIFFICULT FOR UNITED STATES SHAREHOLDERS. Sopheon's ordinary shares to be issued to Teltech shareholders in the merger will be listed for trading only on the Alternative Investment Market of the London Stock Exchange. Sopheon has no present plans to list its ordinary shares on any United States stock exchange or on Nasdaq or to create an ADR program for its ordinary shares. Consequently, it will be more difficult for United States shareholders to dispose of their Sopheon ordinary shares than if there were a United States trading market. Quotations for Sopheon ordinary shares are available in the United States edition of the FINANCIAL TIMES and on the Nasdaq-Amex web site at http://www.nasdaq-uk.com. but are not generally available in the U.S. newspapers. Some United States brokerage firms may add a surcharge to their customary commissions for some trades executed through foreign exchanges. Sales of Sopheon ordinary shares may result in a United Kingdom stamp tax of 50p per 100 pounds sterling (or portion thereof), although this tax is usually paid by the purchaser.

    EXCHANGE RATE FLUCTUATIONS MAY REDUCE THE VALUE YOU RECEIVE FROM SELLING SOPHEON SHARES. United States holders of Sopheon's ordinary shares will bear exchange rate risk. United States holders who wish to sell their shares must sell them on the Alternative Investment Market of the London Stock Exchange and then have the proceeds of the sale converted into U.S. dollars.

    SOPHEON'S ORGANIZATION IN ENGLAND AND WALES MAY BE CONFUSING TO UNITED STATES SHAREHOLDERS. The rights of holders of Sopheon ordinary shares are governed by the laws of England and Wales, including the Companies Acts, and by Sopheon's memorandum and articles of association. These rights differ in certain respects from the rights of Teltech's shareholders. You may have difficulty understanding your rights as a Sopheon shareholder because of the differences between United States and United Kingdom corporate law and procedures, and may find it difficult to find attorneys or other advisors in the United States who are familiar with the rights of a shareholder in a United Kingdom corporation.

RISKS RELATING TO SOPHEON

    SOPHEON HAS A LIMITED OPERATING HISTORY AND IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS. Sopheon was founded in 1993 and has a limited operating history. Sopheon's business strategy is still developing, and the revenue and profit potential of our business and market are unproven. Some of the factors that may affect us include:

    - lack of sufficient customers, orders, sales or cash flow;

    - the uncertain market demand for our products; and

    - difficulties in managing rapid growth in personnel and operations resulting from recent acquisitions.

    If we do not address any of these factors adequately, our business strategy may not be successful.

    THE UNPREDICTABILITY OF SOPHEON'S REVENUES AND RESULTS OF OPERATIONS MAKES IT DIFFICULT TO PREDICT OUR FINANCIAL PERFORMANCE AND MAY CAUSE VOLATILITY OR DECLINE IN THE PRICE OF OUR ORDINARY SHARES. Sopheon's operating results have varied significantly, and we expect these fluctuations to continue. Future operating results may vary depending on a number of factors, many of which are outside of Sopheon's control. In the short term, Sopheon expects its revenues to be significantly dependent on the sale of a small number of relatively large orders for our products and services. Our products require a substantial commitment of resources by our customers or their consultants over an extended period of time. The time required to complete a product sale may vary from customer to customer and may be protracted due to unforeseen circumstances.

    PERIOD-TO-PERIOD COMPARISONS OF SOPHEON'S RESULTS OF OPERATIONS ARE NOT NECESSARILY MEANINGFUL AND SUCH COMPARISONS SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE. Sopheon's operating results in future periods may be below the expectations of public market analysts and investors, which could cause volatility or a decline in the price of our ordinary shares.

    THE DEPARTURE FROM SOPHEON OF CERTAIN KEY EXECUTIVES COULD, IN THE SHORT TERM, ADVERSELY AFFECT SOPHEON. While service agreements have been entered into with each of these key executives, the retention of their services cannot be guaranteed.

    THE LOSS OF TRADING RELATIONSHIPS WITH KEY CUSTOMERS WOULD, IN THE SHORT TERM, MATERIALLY ADVERSELY AFFECT SOPHEON'S INCOME. A few major customers account for a substantial amount of Sopheon's revenues. Sopheon expects that it will continue to depend on a relatively small number of customers for a substantial portion of its revenue in the foreseeable future.

    SOPHEON'S MARKETS ARE AT AN EARLY STAGE OF DEVELOPMENT AND IT IS POSSIBLE THAT SOPHEON'S PRODUCTS MAY NOT SELL IN THE QUANTITIES OR AT THE PRICES REQUIRED TO ACHIEVE SUSTAINED PROFITABILITY. The market for knowledge management software is emerging and evolving. Because this market is new, it is difficult to determine its potential size and growth rate, or whether Sopheon's products will achieve market acceptance. A delay or failure in the development of the market for Sopheon's products would harm Sopheon's business and operating results.

    SOPHEON'S CURRENT SALES STRATEGY MAY NOT SUCCEED. The establishment of the business partner network is at an early stage and it is possible that the prospective partners will not be as successful in selling Sopheon's products as Sopheon's management expects. In those circumstances, Sopheon would receive less income than expected.

    IT IS UNLIKELY THAT DIVIDENDS WILL BE PAID TO SOPHEON'S SHAREHOLDERS IN THE FORESEEABLE FUTURE. Sopheon's strategy is to apply funds that would otherwise be available to pay dividends toward the development of its business and maximizing market share and revenue growth.

    SOPHEON COULD BE SUBJECT TO DAMAGES CLAIMS FOR ERRORS IN ITS
PRODUCTS. Sopheon may be exposed to claims for damages from customers in the event that there are errors in its software products. Sopheon has sought to protect itself from such risks through its development methodologies, its contract terms and insurance, and is not aware of any such claims at this time.

    THE AMSTERDAM EXCHANGES MAY ISSUE A PUBLIC STATEMENT RELATING TO SOPHEON'S COMPLIANCE WITH LISTING REQUIREMENTS AND THE SHARES BEING ISSUED IN THE MERGER MAY NOT ALWAYS BE TRADABLE ON THE EURO.NM. The compliance department of the Amsterdam Exchanges, or AEX, has informed Sopheon that in its view Sopheon should have published a prospectus in the Netherlands to effect the listing on the EURO.NM of shares issued in connection with and subsequent to the acquisition of AppliedNet Limited and the working capital fund raising carried out in November 1999. Although a shareholder's circular was prepared and made available to the shareholders in the UK and the Netherlands, it does not qualify as a prospectus for AEX purposes. Sopheon is currently in discussions with the AEX as to how an appropriate document can be provided. The AEX has also informed Sopheon that its compliance department may recommend that a public statement is made noting that the AEX considers that Sopheon has breached some of its Listing and Issuing Rules in connection with the November 1999 share issues. Sopheon's day to day share trading activities on the EURO.NM market have not been affected by the matters noted above. Based on its ongoing dialogue with the AEX, Sopheon does not believe there is any current risk of its shares being de-listed by the AEX, though as with any public exchange there is a risk of de-listing in the future if the AEX requirements are not eventually met, which would result in Sopheon's shares not being tradable on the EURO.NM and which could have a detrimental impact on the share price in other markets in the short-term.

RISKS RELATING TO TELTECH

    TELTECH'S LACK OF CAPITAL MAKES IT DIFFICULT TO REMAIN A STAND-ALONE ENTITY WITHOUT THE FINANCIAL RESERVES TO ADEQUATELY COMPETE. Over the past several years, Teltech has developed new business platforms in the information technology market, which management believes could develop into significant revenue generators. However, Teltech does not have the financial capacity to build these businesses, nor does it have the ability to raise sufficient debt or equity financing to adequately fund them. As such, Teltech's growth possibilities are limited, which makes it very difficult for Teltech to remain a stand-alone entity.

    TELTECH HAS A HISTORY OF LOSSES AND ITS BUSINESS MAY NEVER BECOME PROFITABLE. Since 1994, Teltech has incurred losses every year but one. Its accumulated deficit as of December 31, 1999 was $18,703,769. Given Teltech's limited access to equity and bank financing, it may never be in a position to make the investment in its business to generate sufficient sales to enable it to sustain profitability.

    THE MARKETS FOR INFORMATION PRODUCTS AND SERVICES OFFERED BY TELTECH ARE INTENSELY COMPETITIVE AND TELTECH MAY NOT SUCCEED IN THEM. Competition in these markets is characterized by the amount and depth of industry information provided, the quality of the attendant services and the price of the services. There are numerous companies engaged in commercial activities in the market niches served by Teltech, most of whom have significantly greater financial and business resources than Teltech does. In addition, this industry is evolving quickly and other competitors will emerge. Furthermore, e-commerce is becoming an essential component of the information industry, and while Teltech has developed e-commerce capability, substantial investment is required before its e-commerce facilities will be competitive.

    TELTECH IS DEPENDENT UPON CERTAIN KEY MANAGEMENT PERSONNEL, THE LOSS OF WHICH COULD HAVE A MATERIAL IMPACT ON IT IN THE SHORT TERM. These people include Andrew Michuda, President and CEO, and Jack Johnson, COO. The loss of the services of these and other key employees could have a material adverse effect on Teltech. In addition, it has become increasingly difficult to retain key employees, and the competition for qualified employees has become exceedingly difficult.

    THE LOSS OF KEY CLIENTS WHICH HAVE CONTRACTS EXPIRING IN LESS THAN TWO YEARS COULD MATERIALLY AFFECT TELTECH'S REVENUES IN THE SHORT TERM. Teltech's top two clients represented 12.5% and 6% of its total revenue for the year ended December 31, 1999. These clients are currently on three year contracts which expire December 31, 2001 and September 30, 2002, respectively. There is no guarantee that either client will continue to do business with Teltech after the end of the current contract. The loss of either of these clients would have an adverse effect on Teltech.

    THE LACK OF LIQUIDITY IN TELTECH SHARES COULD MEAN THAT ITS SHAREHOLDERS HAVE NO MARKET IN WHICH TO DISPOSE OF THEIR TELTECH STOCK. Teltech has been a privately-held company since 1984 and has attempted to take its shares public three separate times without success. There is no liquidity in Teltech stock and there may never be.

                            SELECTED FINANCIAL DATA

    The following tables set forth selected historical financial data of Sopheon and Teltech for each of the last five fiscal years ended December 31. The selected historical financial data of Sopheon and Teltech have in part been derived from, and should be read in conjunction with, Sopheon's and Teltech's audited consolidated financial statements, including the notes thereto, contained elsewhere in this proxy statement/prospectus.

    Sopheon reports in accordance with UK GAAP and Teltech reports in accordance with US GAAP. The main differences between US GAAP and UK GAAP that are relevant to Sopheon's consolidated financial statements are described in Note 20 of the Notes to the Financial Statements of Sopheon.

SOPHEON PROFIT AND LOSS ACCOUNT DATA

AMOUNTS IN ACCORDANCE WITH UK GAAP

                                                                         YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------
                                                      1995*         1996*         1997*         1998*          1999
                                                     --------      --------      --------      --------      --------
                                                               (POUNDS IN THOUSANDS, EXCEPT PER SHARE DATA)
Turnover...........................................     736           625            241           891         1,510
Cost of sales......................................    (471)         (656)          (709)         (608)         (983)
                                                       ----          ----         ------        ------        ------
Gross profit/(loss)................................     265           (31)          (468)         (283)          527
Sales and marketing expense........................    (129)         (200)          (484)         (502)         (760)
Administrative expenses............................    (399)         (555)          (856)         (913)       (1,476)
Other operating income.............................      --           139            136            29            16
Amortization of goodwill...........................      --            --             --            --          (323)
                                                       ----          ----         ------        ------        ------
Operating loss.....................................    (263)         (647)        (1,672)       (1,103)       (2,016)
Other income (expense), net........................       2            (4)            40           (39)          (56)
                                                       ----          ----         ------        ------        ------
Loss for the year..................................    (261)         (651)        (1,632)       (1,142)       (2,072)
                                                       ====          ====         ======        ======        ======
Loss per share.....................................    (1.9)p        (4.3)p         (8.7)p        (6.1)p       (10.1)p

AMOUNTS IN ACCORDANCE WITH US GAAP

Turnover....................................................      891         1,510
Cost of sales...............................................     (608)         (983)
                                                               ------        ------
Gross profit/(loss).........................................     (283)          527
Sales and marketing expense.................................     (502)         (886)
Administrative expenses.....................................     (913)       (1,476)
Other operating income......................................       29            16
Amortization of goodwill....................................       --          (349)
                                                               ------        ------
Operating loss..............................................   (1,103)       (2,168)
Other income (expense), net.................................     (310)         (707)
                                                               ------        ------
Loss for the year...........................................   (1,413)       (2,857)
                                                               ======        ======
Loss per share..............................................     (7.5)p       (14.0)p

SOPHEON BALANCE SHEET DATA

                                                                        YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------
                                                           1995*      1996*      1997*      1998*      1999*
                                                          --------   --------   --------   --------   --------
                                                              (POUNDS IN THOUSANDS, EXCEPT PER SHARE DATA)
Working capital.........................................     136        799        163      (1,231)     5,543
Total assets............................................     467      1,327        848       1,171     17,104
Creditors: amounts falling due after more than one
  year..................................................    (101)        --       (317)         (3)       (55)
Total shareholders' equity (deficit)....................     157        952        156        (864)    13,479

AMOUNTS IN ACCORDANCE WITH US GAAP

Working capital.............................................   (1,231)     5,543
Total assets................................................    1,171     17,782
Long-term obligations less current portion..................       (3)       (55)
Total shareholders' equity (deficit)........................     (864)    14,319

------------------------

* Historical amounts have been restated to reflect the prior year adjustment related to development expenditure, as described in the notes to Sopheon's audited consolidated financial statements.

TELTECH STATEMENT OF OPERATIONS DATA

                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1995       1996       1997       1998       1999
                                                      --------   --------   --------   --------   --------
                                                       (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues............................................   16,086     18,553     18,359     16,436     16,199
Cost of revenues....................................   10,354     12,863     11,523     11,124      9,965
                                                       ------     ------     ------     ------     ------
Gross profit........................................    5,732      5,690      6,836      5,312      6,234
Operating expenses:
Marketing and sales.................................    5,611      4,710      2,972      2,368      1,925
General and administrative..........................    2,443      2,148      2,149      2,124      2,419
Research and development............................    1,059        962      1,133      1,156      1,799
                                                       ------     ------     ------     ------     ------
Total operating expenses............................    9,113      7,820      6,254      5,648      6,143
                                                       ------     ------     ------     ------     ------
Operating income (loss).............................   (3,381)    (2,130)       582       (336)        91
Other income (expense), net.........................       93        (17)        32        (20)      (183)
                                                       ------     ------     ------     ------     ------
Net income (loss)...................................   (3,288)    (2,147)       614       (356)       (92)
                                                       ======     ======     ======     ======     ======
Net income (loss) per common share, basic...........    (1.44)     (0.96)      0.18      (0.22)     (0.10)
Net income (loss) per common and potential common
  share, diluted....................................    (1.44)     (0.96)      0.09      (0.22)     (0.10)
                                                       ======     ======     ======     ======     ======
Weighted average common shares, basic...............    2,409      2,439      2,447      2,450      2,451
                                                       ======     ======     ======     ======     ======
Weighted average number of common and potential
  common shares outstanding, diluted................    2,409      2,439      6,666      2,450      2,451
                                                       ======     ======     ======     ======     ======

TELTECH BALANCE SHEET DATA

                                                                      DECEMBER 31,
                                                  ----------------------------------------------------
                                                    1995       1996       1997       1998       1999
                                                  --------   --------   --------   --------   --------
                                                              (U.S. DOLLARS IN THOUSANDS)
Working capital (deficit).......................     (939)    (2,803)    (2,209)    (2,611)    (2,927)
Total assets....................................    9,727      5,514      5,582      4,768      5,010
Long-term debt, less current portion............        0         74        328        270        283
Redeemable convertible preferred stock..........   15,546     15,920     16,028     16,204     16,346
Total stockholder's equity (deficit)............  (15,208)   (17,705)   (17,255)   (17,786)   (18,017)

                   UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                        FINANCIAL INFORMATION OF SOPHEON

    The following information, which is unaudited, gives pro forma effect to the proposed merger with Teltech and, in the case of the condensed pro forma consolidated profit and loss account, the acquisition on November 22, 1999 of AppliedNet. The consolidated pro forma information has been prepared under UK GAAP which differs from US GAAP as described in Note 20 of Notes to the Financial Statements of Sopheon. Pro forma loss for the year and shareholders' funds as adjusted for the differences applicable to Sopheon are set out in
Note 2 of Notes to the Unaudited Condensed Pro Forma Consolidated Financial Information of Sopheon.

    The acquisition of AppliedNet has been, and the merger with Teltech will be, accounted for using the acquisition method under UK GAAP and, for the purposes of US GAAP, using the purchase method of accounting. Under these methods of accounting, the purchase price for an acquisition is allocated to the net assets acquired based on their fair values at the date of acquisition. The cost of the acquisition of Teltech for UK GAAP purposes will comprise the fair value of the Sopheon shares issued, based on their quoted price on the date that the agreement became unconditional together with the cash consideration payable. In the pro forma financial information, the fair value of the Sopheon shares to be issued is based on a Sopheon share price of 552.5p on January 21, 2000, the date that Sopheon and Teltech entered into the merger agreement and the agreement became unconditional. The allocations of the purchase price of AppliedNet reflected within Sopheon's historical balance sheet at December 31, 1999 has not been finalized. Similarly, the allocation of the purchase price of Teltech has also not yet been determined. Accordingly, the amounts reflected below may differ from the amounts that would have been determined had the final allocations of the purchase prices been known.

    For the purposes of US GAAP, the cost of acquisition of Teltech will be based on the average Sopheon price taking an average of the share price for a period of seven days before and after the announcement of the merger, and a price of 1,325p will be used.

    No adjustments are required to the Teltech historical financial statements in order to state them in accordance with UK GAAP.

    The following information is not necessarily indicative of the results of operations and financial position of Sopheon as they may be in the future or as they might have been had the acquisitions occurred on the dates assumed.

    The unaudited condensed pro forma consolidated financial information should be read in conjunction with the historical financial statements of Sopheon, Teltech and AppliedNet included elsewhere in this proxy statement/prospectus.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT OF SOPHEON

YEAR ENDED DECEMBER 31, 1999

    The following unaudited condensed pro forma consolidated profit and loss account for the year ended December 31, 1999, gives pro forma effect to the merger with Teltech and the acquisition of AppliedNet and the financing of these acquisitions as if they had occurred on January 1, 1999. The historical financial information for Sopheon, which includes the results of operations of AppliedNet from November 22, 1999, is derived from its audited historical consolidated profit and loss account for the year ended September 30, 1999. The historical financial information of AppliedNet, which is for the period
January 1, 1999 to November 21, 1999, is derived from its audited historical profit and loss account for the year ended September 30, 1999. The historical financial information for Teltech is derived from its audited statement of operations for the year ended December 31, 1999.

    The purchase price allocated to the tangible and intangible assets of Teltech is preliminary and is based on the book values of those assets at December 31, 1999, the latest practical date that information is available. All of the excess of the purchase price over the book value of assets purchased is being treated as goodwill. In addition, the pro-forma profit and loss account does not reflect the compensation cost of the stock incentive plan to be implemented by Sopheon for Teltech employees on completion of the merger, as the costs are one-time in nature.

    Amounts in United States dollars have been translated from pounds sterling at the noon buying rate on December 31, 1999 of $1.62 = L1.00 solely for your convenience.

                                                       HISTORICAL                                 PRO FORMA
                                        ----------------------------------------   ----------------------------------------
                                                                      TELTECH
                                                                     US AND UK     ADJUSTMENTS
                                         SOPHEON      APPLIEDNET        GAAP        (NOTE 1)            CONSOLIDATED
                                        ----------   ------------   ------------   -----------    -------------------------
                                                        (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
                                            L             L              L              L              L             $
Turnover..............................       1,510          2,172         9,999                        13,681        22,163
Cost of sales.........................        (983)        (1,294)       (6,151)                       (8,428)      (13,654)
                                        ----------   ------------    ----------                   -----------   -----------
Gross profit..........................         527            878         3,848                         5,253         8,509
Sales and marketing expense...........        (760)          (538)       (1,188)                       (2,486)       (4,027)
Administration expenses...............      (1,783)        (1,269)       (1,493)                       (4,545)       (7,363)
Research and development..............          --             --        (1,110)                       (1,110)       (1,798)
Amortization of goodwill..............          --             --            --        (9,809)(a)      (9,809)      (15,891)
                                        ----------   ------------    ----------    ----------     -----------   -----------
Operating profit......................      (2,016)          (929)           57        (9,809)        (12,697)      (20,570)
Interest receivable...................          62             42            --                           104           168
Interest payable and similar
  charges.............................        (118)            --          (114)                         (232)         (376)
                                        ----------   ------------    ----------    ----------     -----------   -----------
Loss for the year(1)..................      (2,072)          (887)          (57)       (9,809)        (12,825)      (20,778)
                                        ==========   ============    ==========    ==========     ===========   ===========
Loss per share........................       (10.1)p                                                    (36.5)p $     (0.59)
                                        ==========                                                ===========   ===========
Shares used in per share
  calculation.........................  20,565,985                                 14,592,855(b)   35,158,840    35,158,840
                                        ==========                                 ==========     ===========   ===========

------------------------------

(1) Pro forma loss for the year adjusted for the effects of the significant differences between UK GAAP and US GAAP is set forth in Note 2 of Notes to the Unaudited Condensed Pro Forma Consolidated Financial Information.

     SEE NOTES TO THE UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL
                                  INFORMATION.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET OF SOPHEON

DECEMBER 31, 1999

    The following unaudited condensed pro forma consolidated balance sheet at December 31, 1999, gives pro forma effect to the merger with Teltech and the financing of the acquisition, as if these transactions had occurred on December 31, 1999. The historical financial information for Sopheon is derived from its audited historical consolidated balance sheet at December 31, 1999. The historical financial information for Teltech is derived from its audited historical balance sheet at December 31, 1999.

    Amounts in United States dollars have been translated from pounds sterling at the noon buying rate on December 31, 1999 of $1.62 = L1.00 solely for your convenience.

                                                  HISTORICAL                     PRO FORMA
                                             --------------------   ------------------------------------
                                                         TELTECH
                                                        US AND UK   ADJUSTMENTS
                                             SOPHEON      GAAP       (NOTE 1)           CONSOLIDATED
                                             --------   ---------   -----------      -------------------
                                                                   (IN THOUSANDS)
                                                L          L            L               L          $
FIXED ASSETS
Intangible Fixed Assets....................    7,605          --        22,529 (c)    30,134     48,817
Tangible Fixed Assets......................      386         950            --         1,336      2,164
                                              ------     -------     ---------        ------    -------
                                               7,991         950        22,529        31,470     50,981
CURRENT ASSETS
Debtors....................................    1,362       2,143            --         3,505      5,678
Cash at bank and in hand...................    7,751          --            -- (d)     7,751     12,557
                                              ------     -------     ---------        ------    -------
                                               9,113       2,143            --        11,256     18,235
CREDITORS: amounts falling due within one
  year.....................................    3,570       3,949            --         7,519     12,181
                                              ------     -------     ---------        ------    -------
NET CURRENT ASSETS.........................    5,543      (1,806)           --         3,737      6,054
                                              ------     -------     ---------        ------    -------
TOTAL ASSETS LESS CURRENT LIABILITIES......   15,534        (856)       22,529        35,207     57,035
CREDITORS: amounts falling due after more
  than one year............................       55         175            --           230        373
                                              ------     -------     ---------        ------    -------
                                              13,479      (1,031)       22,529        34,977     56,662
                                              ------     -------     ---------        ------    -------
SHAREHOLDERS' FUNDS
Called up share capital....................    4,491          41           115 (e)     4,647      7,528
Shares to be issued........................       10          --         2,079 (f)     2,089      3,385
Share premium account......................   17,960      10,472        (1,145)(g)    27,287     44,205
Merger reserve.............................       --          --         9,936 (h)     9,936     16,096
Profit and loss account....................   (8,982)    (11,544)       11,544 (i)    (8,982)   (14,552)
                                              ------     -------     ---------        ------    -------
                                              13,479      (1,031)       22,529        34,977     56,662
                                              ======     =======     =========        ======    =======

------------------------

(1) Pro forma shareholders' equity adjusted for the effects of the significant differences between UK GAAP and US GAAP is set forth in Note 2 of Notes to the Unaudited Condensed Pro Forma Consolidated Financial Information.

     SEE NOTES TO THE UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL
                                  INFORMATION.

                   NOTES TO THE UNAUDITED CONDENSED PRO FORMA
                 CONSOLIDATED FINANCIAL INFORMATION OF SOPHEON

NOTE 1--PRO FORMA ADJUSTMENTS

PROFIT AND LOSS ACCOUNT

    The unaudited condensed pro forma consolidated profit and loss account gives effect to the following pro forma adjustments:

                                                                             YEAR ENDED
                                                                         DECEMBER 31, 1999
                                                                   ------------------------------
                                                                    (L THOUSANDS, EXCEPT SHARES)
(a)  Amortization of goodwill:
       Goodwill arising on the acquisition of Teltech of
         L22,529,000 amortized over its estimated useful life of
         three years.............................................                          7,510
       Goodwill arising on the acquisition of AppliedNet of
         L7,766,000 amortized over its estimated useful life of
         three years.............................................        2,589
       Less amount included in the historical financial
         statements..............................................         (290)
                                                                    ----------
                                                                                           2,299
                                                                                      ----------
                                                                                           9,809
                                                                                      ==========
(b)  Number of shares used in calculating per share amounts:
       Ordinary shares to be issued in connection with the merger
         with Teltech............................................                      1,814,917
       Ordinary shares issued in connection with the acquisition
         of AppliedNet...........................................    6,402,961
       Less number included in historical financial statements...     (701,694)
                                                                    ----------
                                                                                       5,701,267
     Ordinary shares issued in November 1999 for cash in
       connection with the acquisition of AppliedNet.............    6,500,000
     Less number included in historical financial statements.....     (712,329)
                                                                    ----------
                                                                                       5,787,671
     Ordinary shares issued in March 2000 for cash in connection
       with the merger with Teltech..............................    2,602,500
     Less number not directly attributable to the merger with
       Teltech...................................................   (1,313,500)
                                                                    ----------
                                                                                       1,289,000
                                                                                      ----------
     Total.......................................................                     14,592,855
                                                                                      ==========

                   NOTES TO THE UNAUDITED CONDENSED PRO FORMA
           CONSOLIDATED FINANCIAL INFORMATION OF SOPHEON (CONTINUED)

NOTE 1--PRO FORMA ADJUSTMENTS (CONTINUED)
BALANCE SHEET

    The unaudited condensed pro forma consolidated balance sheet gives effect to the transactions as follows:

                                                               TRANSACTION
                                                               ALLOCATIONS
                                                              -------------
                                                              (L THOUSANDS)
Merger with Teltech:
  Share consideration of 1,814,917 shares at 552.5p per
    share, the mid-market price on January 21, 2000
  Share capital (nominal value of 5p per share).............          91
  Merger reserve (premium of 547.5p per share)..............       9,936
  Excess of fair value of options to be assumed over their
    exercise price..........................................       2,079
                                                                  ------
  Total share and option consideration......................      12,106
Cash consideration..........................................       8,642
Legal and other costs.......................................         750
                                                                  ------
Total cost of investment....................................      21,498
Less total net liabilities acquired.........................       1,031
                                                                  ------
Goodwill....................................................      22,529
                                                                  ======
The private placing:
  Issue of 2,622,500 ordinary shares at 800p each, net of
    issuance costs
  Share capital (nominal value of 5p per share).............         131
  Share premium account (premium of 795p per share) net of
    issuance costs..........................................      19,769
                                                                  ------
Net proceeds................................................      19,900
  Of which to be used for payment of cash consideration and
    legal and other costs relating to merger with Teltech...      (9,392)
                                                                  ------
  Funds raised not directly attributable to merger with
    Teltech.................................................      10,508
                                                                  ======
  Comprising:
    Share capital...........................................          66
    Share premium...........................................      10,442
                                                                  ------
                                                                  10,508
                                                                  ======

                   NOTES TO THE UNAUDITED CONDENSED PRO FORMA
           CONSOLIDATED FINANCIAL INFORMATION OF SOPHEON (CONTINUED)

NOTE 1--PRO FORMA ADJUSTMENTS (CONTINUED)
    The pro forma adjustments arising as a result of the above transactions can be summarized as follows:

                                                                    ADJUSTMENTS
                                                                   -------------
                                                                   (L THOUSANDS)
(c)  Intangible Fixed Assets
     Goodwill....................................................      22,529
                                                                      =======
(d)  Cash
       Cash consideration for Teltech............................      (8,642)
       Legal and other costs.....................................        (750)
       Net proceeds from private placement.......................      19,900
       Less funds raised from private placement not directly
         attributable to the merger with Teltech.................     (10,508)
                                                                      -------
     Total.......................................................          --
                                                                      =======
(e)  Called-up share capital
     Shares issued in the private placement......................         131
     Less shares not directly attributable to merger with
       Teltech...................................................         (66)
     Shares issued as partial consideration for Teltech..........          91
     Elimination of Teltech......................................         (41)
                                                                      -------
     Total.......................................................         115
                                                                      =======
(f)  Shares to be issued
     Excess fair value over exercise price of vested options in
       Teltech to be rolled over at the date of the acquisition
       to options to purchase 648,198 Sopheon ordinary shares, as per "Exhibit 3.1(a) at 5.525 Pounds" to Amendment No. 1 to
       the Merger Agreement, measured at a price per Sopheon
       share of 552.5p...........................................       2,079
                                                                      =======
(g)  Share premium account
     Premium of 795p per share arising on shares issued in the
       private placement at 800p per share.......................      19,769
     Less premium on shares issued in private placement not
       directly attributable to merger with Teltech..............     (10,442)
     Elimination of Teltech......................................     (10,472)
                                                                      -------
                                                                       (1,145)
                                                                      =======
(h)  Merger reserve
     Premium of 547.5p per share arising from shares issued as
       part of the consideration for Teltech at 552.5p per share, which pursuant to the provisions of the Companies Act 1985 of Great Britain does not need to be credited to the share
       premium account...........................................       9,936
                                                                      =======
(i)  Profit and Loss Account
     Elimination of Teltech......................................      11,544
                                                                      =======

                   NOTES TO THE UNAUDITED CONDENSED PRO FORMA
           CONSOLIDATED FINANCIAL INFORMATION OF SOPHEON (CONTINUED)

NOTE 2--DIFFERENCES BETWEEN UK GAAP AND US GAAP

    UK GAAP and US GAAP differ in certain respects. The historical differences applicable to Sopheon are summarized in Note 20 to the Financial Statements of Sopheon and Note 12 of Notes to the Financial Statements and Applied Net. Differences relating to the acquisition of Teltech are summarized below. Amounts in United States dollars have been translated from pounds sterling at the noon buying rate on December 31, 1999 of $1.62--L1.00 solely for your convenience.

INCOME

    The effect of the adjustment to pro-forma income for the year ended December 31, 1999 which would be required if US GAAP were to be applied instead of UK GAAP are summarized as follows:

                                                            HISTORICAL                               PRO FORMA
                                               -------------------------------------   -------------------------------------
                                                                         TELTECH US
                                                                             AND
                                                SOPHEON     APPLIEDNET     UK GAAP     ADJUSTMENTS        CONSOLIDATED
                                               ----------   ----------   -----------   -----------   -----------------------
                                                                              (IN THOUSANDS)
                                                   L            L             L             L            L            $
Loss for the year under UK GAAP..............      (2,072)     (887)         (57)          (9,809)      (12,825)     (20,778)
US GAAP adjustments:
Operating expenses...........................        (126)       --           --               --          (126)        (204)
Goodwill amortization........................         (26)       --           --           (6,271)       (6,297)     (10,201)
Interest payable and similar charges.........        (651)       --           --               --          (651)      (1,055)
                                               ----------      ----          ---       ----------    ----------   ----------
Pro forma loss for the year under US GAAP....      (2,875)     (887)         (57)         (16,080)      (19,899)     (32,238)
                                               ==========      ====          ===       ==========    ==========   ==========
Net loss per share as adjusted (basic and
  diluted)...................................  L    (0.14)                                           L    (0.56)  $    (0.92)
                                               ==========                                            ==========   ==========
Shares used in computing per share amounts...  20,565,985                              14,592,885    35,158,840   35,158,840
                                               ==========                              ==========    ==========   ==========

    SHAREHOLDERS' FUNDS. The effect of the adjustment to pro-forma shareholders funds at December 31, 1999 which would be required if US GAAP were to be applied instead of UK GAAP are summarized as follows:

                                                                    HISTORICAL                     PRO FORMA
                                                              ----------------------   ---------------------------------
                                                                         TELTECH US
                                                                             AND       ADJUSTMENTS
                                                              SOPHEON      UK GAAP      (NOTE 1)        CONSOLIDATED
                                                              --------   -----------   -----------   -------------------
                                                                                    (IN THOUSANDS)
                                                                 L            L             L           L          $
Pro forma shareholders' funds under UK GAAP.................   13,479      (1,031)       22,529       34,977     56,662
US GAAP adjustments:
Goodwill--Appliednet........................................      704          --            --          704      1,140
Goodwill--Teltech...........................................       --          --        19,028       19,028     30,825
Shares to be issued--beneficial conversion feature on
  convertible loan stock....................................      162          --            --          162        262
                                                               ------      ------        ------       ------     ------
Pro forma shareholders' funds under US GAAP.................   14,345      (1,031)       41,557       54,871     88,889
                                                               ======      ======        ======       ======     ======

                   NOTES TO THE UNAUDITED CONDENSED PRO FORMA
           CONSOLIDATED FINANCIAL INFORMATION OF SOPHEON (CONTINUED)

NOTE 2--DIFFERENCES BETWEEN UK GAAP AND US GAAP (CONTINUED)
ACQUISITION OF TELTECH

    (a) Goodwill adjustments

    For UK GAAP purposes, the purchase price for Teltech will be based on the market price of Sopheon shares of 552.5p on January 21, 2000, the date the transaction became unconditional. For US GAAP purposes, the purchase price will be based on the average market price over a reasonable period before and after the announcement of the merger. Taking a period covering seven days either side of the announcement date gives a price of 1,325p, increasing the overall purchase price recorded for Teltech by L19,028,000.

    For UK GAAP purposes the entire excess of the purchase price over the net assets acquired of L22,529,000 will be treated as goodwill. For US GAAP purposes, a proportion of the excess purchase price will be allocated to identifiable intangible assets. The analysis of this allocation, together with the estimated useful life to be applied for amortization purposes, based on an independent third party valuation, is as follows:

CATEGORY                                       ALLOCATION      ESTIMATED LIFE
--------                                      ------------   -------------------
                                              (L THOUSAND)         (YEARS)
Assembled workforce.........................      2,469               3
Customer list...............................      7,870               3
Patent......................................        895               5
In process research and development.........        463      Immediate write off
Goodwill....................................     29,860               3
                                                 ------
Total.......................................     41,557
                                                 ======

    The effects of the increase in total purchase price and the allocation of purchase price to intangible assets required for US GAAP purposes, are to increase the amortization to be charged, as compared to that charged for UK GAAP purposes, by L6,068,000. In the year of acquisition this increase would be enlarged by an immediate write off of L463,000 relating to in process research and development costs which is not reflected in the pro-forma adjustments since it is a one-time charge.

    As described in Note 20 to the Financial Statements of Sopheon, the charge for goodwill amortization in respect of the acquisition of AppliedNet Limited under US GAAP is L26,000 higher than the equivalent UK GAAP charge in respect of 1999, and L229,000 in respect of a full year. When combined with the increased charge of L6,068,000 per annum noted above in respect of Teltech, this gives an overall increase to the goodwill amortization of L6,297,000 per annum for pro-forma US GAAP purposes, resulting in a pro forma US GAAP adjustment of L6,271,000.

    (b) The pro-forma profit and loss account does not reflect the compensation cost of the incentive scheme to be implemented by Sopheon for Teltech employees on completion of the merger referred to in "THE MERGER--Interests of Members of Teltech's Board and Management in the Merger," as the costs are one-time in nature.

                           COMPARATIVE PER SHARE DATA

    The following table presents unaudited historical and pro forma per share data that reflect the completion of the merger based upon the historical financial statements of Sopheon and Teltech. The pro forma data is not indicative of the results of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented. You should read the data presented below together with the consolidated financial statements and notes of Sopheon and Teltech contained in this document.

    The first column on the left in the tables below presents historical per share amounts for Sopheon and Teltech at and for the year ended December 31, 1999. The second column sets forth pro forma equivalent data based on the number of Sopheon ordinary shares to be issued in the merger.

SOPHEON

                                                                     PRO FORMA
                                                       HISTORICAL   CONSOLIDATED
                                                       ----------   ------------
Net loss per ordinary share..........................       L0.10         L0.37
Book value per share.................................       L0.41         L0.99

TELTECH

                                                                    PRO FORMA
                                                       HISTORICAL   EQUIVALENT
                                                       ----------   ----------
Net loss per common share............................    $(0.10)      $(0.12)
Book value per share.................................    $(7.40)      $ 0.42

    The pro forma equivalent is calculated by multiplying the pro forma net loss per common share and the pro forma book value per common share by the exchange ratio. The exchange ratio assumes a Sopheon share price of $9.12.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The special meeting of Teltech shareholders will be held at 8:00 a.m., Central time, on Friday, September 8, 2000 at 2850 Metro Drive, Seminar Room 107, Minneapolis, Minnesota 55425.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, the shareholders of record of Teltech common stock and preferred stock will:

    - consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of January 20, 2000, among Sopheon plc, Sopheon Corporation, a wholly owned subsidiary of Sopheon plc, and Teltech Resource Network Corporation, providing for the merger of Teltech Resource Network Corporation with and into Sopheon Corporation; and

    - address procedural matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE

    Teltech has fixed the close of business on July 15, 2000 as the record date for the determination of Teltech shareholders entitled to notice of, and to vote at, the special meeting. As of the record date, there were 2,464,327 outstanding shares of Teltech common stock and 4,218,736 outstanding shares of Teltech preferred stock, held by approximately 471 holders of record.

    Only holders of record of Teltech common stock and Teltech preferred stock at the close of business on the record date are entitled to notice of and to vote at the special meeting.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

    Proxies that are properly executed by holders of Teltech common stock and Teltech preferred stock, if received in time for the special meeting and not subsequently revoked, will be voted at the special meeting in accordance with the instructions given in the proxies. Proxies that are properly executed but do not contain instructions with respect to the proposal for approval of the merger will be voted "FOR" approval of the merger.

    As noted in "THE MERGER--Dissenters' Rights," a Teltech shareholder who votes in favor of the merger will forfeit his or her dissenters' rights under Minnesota law with respect to the merger.

    Teltech shareholders should not send stock certificates with the enclosed proxy card. If the merger is completed, Sopheon will furnish Teltech shareholders with instructions for exchanging their shares of Teltech stock for Sopheon ordinary shares.

HOW TO REVOKE A PROXY

    If you are holding Teltech shares in your own name, you may revoke a previously given proxy at any time prior to its exercise by:

    - delivering, prior to the special meeting, a written notice of revocation or a proxy having a later date or time than the executed proxy; or

    - voting in person at the special meeting.

    Written notices of revocation must be received before shareholders vote at the Teltech special meeting. Attendance at the special meeting will not by itself constitute revocation of the proxy granted by the proxy card.

    Shareholders must mail written notices of revocation to:

       Jack Johnson
       Teltech Resource Network Corporation
       2850 Metro Drive
       Minneapolis, MN 55425

    If you do not hold Teltech shares in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party who is the registered owner of your shares.

REQUIRED VOTE; QUORUM

    Holders of Teltech common stock and Teltech preferred stock will vote both together and separately on proposals to approve and adopt the merger agreement. Approval of the merger requires the affirmative vote of:

    - Holders of a majority of Teltech outstanding shares of common and preferred stock entitled to vote at the special meeting, voting as a single class; and

    - Holders of a majority of Teltech outstanding shares of preferred stock entitled to vote at the special meeting, voting as a class.

    Each share of Teltech stock outstanding on the record date is entitled to the number of votes shown in the following table:

                                                                 NUMBER OF
TYPE OF SHARES                                                VOTES PER SHARE
--------------                                                ---------------
Common......................................................      1.00
Series A Preferred..........................................      1.00
Series B Preferred..........................................      1.00
Series C Preferred..........................................    1.122222
Series D Preferred..........................................    1.207207
Series E Preferred..........................................      1.00

    There are no other classes of voting securities of Teltech presently outstanding.

    As of the record date, directors and executive officers of Teltech and their affiliates owned approximately 9% of the outstanding shares of Teltech common stock and 74% of the outstanding shares of Teltech preferred stock, as converted into common stock. Joseph Shuster and Yuval Almog have agreed to vote 219,838 shares of common stock and 1,915 shares of preferred stock, respectively, in favor of the merger. Coral Partners I and Coral Partners II, affiliated shareholders which in the aggregate own 2,947 shares of common stock and 1,070,057 shares of preferred stock, have agreed to vote their shares in favor of the merger and have granted Sopheon an irrevocable proxy to vote their shares. These agreements cover 19.90% of Teltech's currently outstanding shares. Consequently, the requisite votes will be satisfied if an additional 30.11% of Teltech outstanding shares, common or preferred, vote in favor of the merger and an additional 24.02% of Teltech outstanding shares of preferred stock vote in favor of the merger. See "DIRECTORS AND MANAGEMENT OF TELTECH--Stock Ownership of Directors, Executive Officers and Five Percent Shareholders."

    Brokers and nominees are precluded from exercising their voting discretion on the approval and adoption of the merger agreement and, for this reason, absent specific instructions from the beneficial owner of shares of Teltech common stock or Teltech preferred stock, may not vote these shares. Shares that are not voted because brokers did not receive instructions are referred to as "broker non-votes." Holders of a majority in voting power of the Teltech common stock and Teltech preferred stock outstanding on the record date must be present in person or by proxy at the special meeting to constitute a quorum. Abstentions and broker non-votes are counted as present or represented for purposes of determining a quorum for the special meeting. HOWEVER, AN ABSTENTION, UNRETURNED PROXY OR BROKER NON-VOTE WILL BE TREATED AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER.

    Shareholders on the record date who do not vote in favor of approving the merger, who file with Teltech before the vote on the merger a written notice of intent to demand the fair value of their shares and comply with the other statutory requirements of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act will be entitled to dissenter's rights under Minnesota law. See "THE MERGER--Dissenters' Rights."

SOLICITATION OF PROXIES

    Teltech will bear the costs of the special meeting, including any solicitation of proxies. Sopheon and Teltech will share equally all other expenses incurred in connection with the printing and distribution of this proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of Teltech may also solicit proxies from shareholders by telephone, facsimile, telegram or other electronic means or in person. Teltech will reimburse brokerages and others custodians, nominees and fiduciaries that send the proxy materials to beneficial owners.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Teltech was incorporated in 1984. It remains a private company, although there have been several unsuccessful attempts to take Teltech public. Most of its shareholders made their investment in Teltech in the 1980s.

    In July 1998, the board of directors of Teltech decided to seek an acquirer for the following reasons:

    - to attain acceptable growth, Teltech would require significantly more capital and such capital was not available;

    - the marketplace was consolidating and Teltech needed technology products to complement its services; and

    - Teltech needed to obtain liquidity for its shareholders.

    In connection with its decision to seek an acquirer, Teltech's board of directors determined that it would require the services of an investment banker and asked PricewaterhouseCoopers Securities, LLC ("PWC Securities") to provide the board of directors with its recommendations. In a presentation to the board of directors, PwC Securities provided the board with an overview of Teltech and its markets. In July 1998, PwC Securities advised the board that, based on its access to a network of technology experts, its expertise in knowledge management and its knowledge management clientele, Teltech should position itself as a leading knowledge management consulting company. However, PwC Securities further advised the board of directors that the marketplace would evaluate Teltech as two distinct businesses--research/information retrieval and knowledge management consulting services. The most important valuation factor would be a prospective purchaser's ability to leverage Teltech's significant experience in knowledge management to drive the purchaser's revenues and profits. PwC Securities concluded that the estimated enterprise value range of Teltech was $30 million to $40 million. In arriving at this assessment, PwC Securities utilized three traditional methodologies: (i) discounted cash analysis - an analysis of meaningful projections developed by Teltech management over a relevant time frame to drive a present value; (ii) comparable companies analysis; and
(iii) comparable transactions analysis. In arriving at its assessment of the estimated enterprise value range of Teltech, PwC Securities observed that the discounted cash flow analysis was the most appropriate valuation methodology since Teltech and comparable transaction analyses are limited in their accuracy because of the multitude of differences between comparable publicly traded companies and the lack of available information relating to acquisitions of comparable target companies. PwC Securities also provided the board of directors with a list of potential acquirers drawn from research and information services, consulting and system integration and knowledge management technology vendors.

    After considering PwC Securities' proposal, the board of directors concluded that the timing was not optimal for seeking an acquirer and determined to postpone its pursuit of an acquirer until the spring of 1999. The board believed that shareholder value could be maximized by concentrating Teltech's resources on the completion of its TT.com portal product, increasing revenues and attaining profitability.

    The pursuit of an acquirer was postponed until the spring of 1999 because the board of directors decided that Teltech's resources should be focused on the production of its TT.com portal product. In addition, the board of directors decided that the TT.com product, stabilization of revenues and profitability would be required to maximize shareholder value.

    In early spring of 1999, Teltech management had several discussions with Dialog, a holder of 31.65% of Teltech's outstanding preferred stock on an as converted basis, regarding its interest in acquiring Teltech. After several weeks of intense discussions, the parties mutually agreed that Dialog was not in a position to make an offer that Teltech deemed viable, and merger discussions were terminated.

    In April of 1999, Teltech and Sopheon entered into an agreement which provides that Teltech may sell and market Sopheon's software products and related technologies on a non-exclusive basis for two years to existing Teltech customers. Teltech has the right to render services related to the products. Revenues from the sales of the products are shared, 20/80 between Teltech/Sopheon for the first sale, 30/70 for the second sale, and 40/60 for all subsequent sales. Teltech, at its election, can become trained to perform software customization. To date, Teltech has not sold any of Sopheon's software products pursuant to this agreement. Teltech has purchased some of Sopheon's software for approximately $250,000 for deployment in an internet product of its expert network call X-pertHub.com in March 2000.

    After interviewing several investment banking firms, PwC Securities was retained in May, 1999 to serve as Teltech's investment banker. PwC Securities and Teltech prepared a confidential offering memorandum. As part of its services, PwC Securities helped Teltech develop a sale strategy which positioned Teltech in such a way that it would demonstrate the full value of Teltech to strategic buyers. In addition, PwC Securities delivered the confidential private memorandum to 100 potential acquirors identified by PwC Securities and screened by PwC Securities for financial and strategic suitability. Of the 100 companies contacted, two submitted offers, one of which was Sopheon.

    One of the companies which made an offer was About.com. Over a period of several months ending on September 4, 1999, Teltech and About.com conducted due diligence, signed a letter of intent for a stock merger and began the process of drafting and negotiating a definitive merger agreement. PwC Securities was directly involved in the negotiations with About.com. On September 4, 1999, About.com advised Teltech that it was temporarily terminating the acquisition process for the purpose of conducting a follow-up offering.

    Based on About.com's termination of the acquisition process, PwC Securities was asked to resume its efforts to find Teltech a strategic partner. After reviewing the list of potential acquisition candidates, Teltech asked PwC Securities to send Sopheon the confidential information memorandum. After the completion of its offering in October 1999, About.com advised Teltech it was no longer interested in acquiring Teltech on the previously discussed terms, but was willing to consider a significantly reduced acquisition price. For this reason and the fact that management believed that Sopheon could be a potential acquiror, Teltech terminated discussions with About.com.

    In late November, Andrew Michuda, Teltech's Chief Executive Officer, called Barry Mence, the Chief Executive Officer of Sopheon, to discuss the potential synergies between the two companies. Mr. Mence expressed his interest in continuing discussions and coming to Minneapolis to view Teltech's facilities and talk to Teltech management. On December 8, 1999, Mr. Mence arrived in Minneapolis and several days later, after conducting his initial due diligence review, he indicated to Mr. Michuda that he was very interested in having Sopheon acquire Teltech.

    On December 13, Teltech received its first offer from Sopheon in the form of a draft letter of intent. The initial offer was $28 million in cash or $34 million in Sopheon ordinary shares value. This offer and certain other conditions in the letter of intent were not acceptable to Teltech's board of directors. Over the next week, the parties continued negotiating the terms of the letter of intent. At a board meeting in Guildford, England on December 16, 1999, Barry Mence presented his preliminary due diligence findings on Teltech to the other directors of Sopheon, and updated them as to the stage of his negotiations. The Sopheon board authorized Barry Mence to complete the negotiations. At the conclusion of these negotiations, the merger consideration subsequently became a cash and stock offer, at $14 million in cash and $20 million in Sopheon ordinary shares. It was also agreed that the number of shares would be determined by dividing $20 million by the closing price of Sopheon ordinary shares on the day prior to signing the definitive merger agreement. If the average closing price of the Sopheon ordinary shares in the 15 business days prior to closing were greater than the initial quoted price, the number of shares of Sopheon ordinary shares to be distributed to Teltech shareholders would not be decreased. If the average closing price were less than the initial quoted price, then the number of Sopheon shares to be distributed to Teltech shareholders would be increased in an amount so that the value of the Sopheon shares would never be less than $20,000,000. Certain other less important provisions in the original draft letter of intent were revised. On December 23, 1999, both parties signed a final letter of intent.

    PwC Securities did not participate in any of the Sopheon negotiations nor did Teltech consult with PwC Securities regarding the negotiations. Neither did PwC provide Teltech with a fairness opinion of any kind. However, while the Teltech board of directors did not directly refer to PwC Securities'
$30 million to $40 million assessment of the estimated value range of Teltech in its approval of Sopheon's proposed minimum merger consideration of $34 million, PwC Securities' assessment of estimated values of Teltech was a factor in the board's approval of the merger. PwC Securities' services as Teltech's investment banker were not a factor in Sopheon's approval of the merger.

    Management of Teltech met with Sopheon executives in Amsterdam, The Netherlands and Guildford, England, on January 4, 2000 to begin Teltech's due diligence review and to begin discussing specific terms of the definitive merger agreement. Teltech completed its due diligence on January 20, 2000 and Sopheon completed its due diligence on January 17, 2000. During this period, Teltech's board of directors was in constant contact with management regarding the status of the transaction.

    On January 7, 2000, Teltech's legal representatives delivered an initial draft of a proposed merger agreement. From that time through January 20, 2000, Teltech management and Sopheon management and their respective legal representatives continued to negotiate the terms of the merger agreement. Early in the week of January 16, 2000, the board of directors received a draft of the merger agreement. By January 20, 1999, the parties had agreed on all of the terms of the merger agreement.

    During the week ending January 21, 2000, Barry Mence, joined by two of his fellow directors, Richard Maddocks and James Macfarlane, went to Minnesota with a view to completing the negotiation process. At a meeting held in Minnesota on January 21, 2000 the three directors who were in the United States were joined by the other directors of Sopheon via telephone and together they reviewed the latest draft of the merger agreement and schedules thereto as well as due diligence materials. At that meeting Sopheon's board of directors resolved to approve the terms of the merger agreement and authorized Barry Mence to agree to final amendments and to execute the merger agreement on behalf of Sopheon.

    At a special meeting of the board of directors of Teltech held on January 21, 2000, Barry Mence made a presentation during which he reviewed the mission of Sopheon, the business fit between Sopheon and Teltech and his plans for Sopheon and Teltech. Teltech's management confirmed its strong support for the merger. Teltech's legal representatives then reviewed the material terms of the merger agreement. Teltech's board of directors then discussed in detail the terms of the merger agreement and the consideration to be received, taking special note of the fact that Teltech shareholders are protected if Sopheon's stock price increases and they receive the direct benefit of the increase of the average price in Sopheon's stock. Teltech's full board of directors reviewed and considered the other matters described below under "THE MERGER--Teltech's Reasons for the Merger." After a comprehensive discussion, Teltech's board of directors unanimously approved and adopted the merger agreement and the transaction contemplated thereby. The board of directors unanimously resolved that the terms of the merger are fair to, and in the best interests of, Teltech's shareholders, and unanimously resolved to recommend that the shareholders vote to approve and adopt the merger agreement. The merger agreement was then duly executed by Sopheon, Teltech and Sopheon Corporation, the acquisition subsidiary, on January 21, 2000.

    On April 28, 2000 the merger agreement was amended to permit holders of options to acquire Teltech common stock to receive options to acquire Sopheon ordinary shares in lieu of exercising their Teltech options. On July 31, 2000, the merger agreement was amended to permit Teltech to extend the term of certain warrants through September 30, 2000 and to extend until September 30, 2000 the date by which the merger must be completed.

    On June 27, 2000, Sopheon made a loan of $1,900,000 to Teltech, which bears interest at a rate of 9% per annum. The loan is repayable on demand and is secured, but is subordinated to Teltech's existing bank line of credit.

SOPHEON'S REASONS FOR THE MERGER

    The board of directors of Sopheon plc has unanimously approved the merger agreement and the merger between Sopheon, Teltech and Sopheon's wholly owned subsidiary, Sopheon Corporation. In reaching its decision the Sopheon board of directors considered a number of factors, including the following:

    - Teltech is a knowledge management and research services company based in the United States, which delivers a proportion of its products and services to its customers through Internet portals. These products and services are entirely complementary with Sopheon's business objectives.

    - There is limited overlap between the two organizations in terms of products and services and geographical coverage, whereas the overall size and target market of the two organizations is similar, offering the potential for a rapid integration of the businesses.

    - Teltech has a long and well-established presence in the North American market, with a large number of Fortune 500 companies as clients. This would significantly enhance Sopheon's customer footprint in North America as well as enhancing the channel through which to market its own products and applications.

    - By the same token Sopheon has an established client base and marketing presence in Europe, which would offer the potential to bring Teltech products and services to markets beyond North America.

    - Access to Teltech's marketing, research and analysis services in the United States would provide the opportunity to upgrade Sopheon's own capability to develop and promote new products and technology.

    - The integration of the two businesses would double the size of Sopheon's global organization.

    - Teltech's ability to deliver highly specialized knowledge management services would provide Sopheon with a service capability it did not possess prior to the acquisition.

    - Teltech's sales include a significant recurring element, which would provide Sopheon with a relatively stable element within its revenue base.

    - The development of Teltech's Internet portal technology strategy would provide Sopheon with the potential to move more rapidly into the new and emerging markets around business-to-business, e-business and e-commerce.

    Having considered each of these factors, the Sopheon board of directors determined that Sopheon, as a result of the merger, would be a stronger and larger organization with a broader range of product and service opportunities, in a market where speed of growth and speed to market are essential ingredients of business strategy. These factors would also better position Sopheon to obtain future financing, if required to accelerate its plans.

    Accordingly, the Sopheon board of directors have concluded that the merger is in the best interests of its shareholders.

TELTECH'S REASONS FOR THE MERGER

    - In the merger, Teltech shareholders will receive Sopheon ordinary shares and cash. Certain Teltech option holders will receive options to purchase Sopheon ordinary shares. Sopheon will pay a minimum of $14,000,000 in cash plus Sopheon ordinary shares and options to purchase Sopheon ordinary shares having a total minimum value of $20,000,000, based on the average closing price and average exchange rate for the 15 trading days ending on the second trading day before the closing. If the average closing price per Sopheon ordinary share is less than $9.12, Sopheon will issue additional ordinary shares and grant additional options so that the total equity value remains at $20,000,000. In addition, in the event that Teltech options or warrants are exercised before the merger, Sopheon will increase the total cash consideration by the amount paid in to Teltech upon their exercise. Sopheon will also grant additional options to purchase Sopheon ordinary shares equal in value to the aggregate exercise price of certain Teltech options that are not exercised before the merger. The board of directors believes that the $34 million valuation of the merger consideration with the potential for the valuation to increase by closing is fair to Teltech and its shareholders.

    - Teltech has been a private company since it was incorporated in 1984. On three different occasions, Teltech attempted to go public without success. There is currently no liquidity for the Teltech shareholders and there is no assurance that the Teltech stock will ever be liquid. In the proposed merger with Sopheon, the Teltech shareholders will receive cash and Sopheon ordinary shares which will be freely tradable, subject in certain cases to lockup agreements.

    - The merger will provide the Teltech shareholders with the opportunity to receive, on a tax-free basis, Sopheon ordinary shares that will enable the Teltech shareholders to participate in the growth opportunities in the combined company.

    - Over the past several years, Teltech has developed new business platforms in the information technology market which management believes could develop into significant revenue generators. However, Teltech does not have the financial capacity to build these businesses, nor does it have the ability to raise sufficient debt or equity financing to adequately fund these ventures. As such, Teltech's growth possibilities are limited, which makes it very difficult for Teltech to remain a stand-alone entity.

    - The belief of the Teltech directors is that the combination of the two companies will create more growth opportunities for both companies and provide more resources to enable the combined company to compete more effectively with competitors having greater resources than Teltech.

    - Teltech's lengthy and ongoing review of available strategic alternatives led to the conclusion that the merger offered the best opportunity to maximize shareholder value. Teltech's board of directors took into account its unsuccessful attempts to go public, the transaction with The Dialog Corporation plc and the fact that a former financial advisor, PwC Securities, had contacted a substantial number of bidders in a process designed to elicit third-party proposals to enter into a strategic relationship with Teltech and that such participants in this process were afforded ample opportunity to submit proposals but did not do so.

    - Teltech believes that Sopheon's management team, its business platform and access to resources present Teltech with a significant opportunity for growth and financial success that is not otherwise currently available.

RECOMMENDATION OF THE TELTECH BOARD; ADDITIONAL CONSIDERATIONS OF THE TELTECH
  BOARD

    At its meeting on January 21, 2000, the board of directors of Teltech, by unanimous vote, determined that the merger was in the best interests of Teltech and Teltech shareholders, approved and declared advisable the merger and related transactions and recommended that the shareholders of Teltech approve and adopt the merger agreement.

    In the course of reaching its determinations, the Teltech board consulted with Teltech's management, as well as its financial and legal advisors. The Teltech board conducted the following activities:

    - reviewed and discussed internal financial statements and financial and operating data concerning Teltech and Sopheon prepared by the respective managements of both companies;

    - discussed the past and current operations and financial conditions and the prospects of Teltech and Sopheon, including information relating to strategic, financial and operational benefits anticipated from the merger;

    - analyzed the estimated pro forma impact of the merger on Sopheon's earnings per share, cash flow, consolidated capitalization and financial ratios;

    - reviewed the reported prices and trading activity for Sopheon ordinary shares;

    - reviewed and discussed with senior executives of Sopheon the strategic rationale for, and regulatory issues associated with, the merger;

    - reviewed the financial terms, to the extent publicly available, of comparable transactions;

    - participated in discussions and negotiations with representatives of Sopheon and its financial, legal and accounting advisors; and

    - reviewed the merger agreement and related documents.

    The discussion above of the factors considered by the board of directors of Teltech is not intended to be exhaustive but includes the material factors considered by the Teltech board. In view of the wide variety of factors considered by the Teltech board in connection with its evaluation of the merger and the complexity of these matters, the Teltech board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Teltech board conducted a discussion of the factors described above, including asking questions of Teltech's management and Teltech's legal and financial advisors, and reached unanimous consensus that the merger was in the best interests of Teltech and the Teltech shareholders. In considering the factors described above, individual members of the Teltech board may have given different weight to different factors.

    The Teltech board of directors did not seek to obtain a fairness opinion regarding the fairness of the merger terms to the Teltech shareholders. With the assistance of an investment banker, Teltech conducted an extensive market check for a strategic buyer over a period of approximately 16 months. This resulted in only one firm offer which the Board deemed to be reasonable and fair, that being the Sopheon offer. Management had advised the Board that in order to generate acceptable growth, it would require significant additional cash and personnel resources, resources to which Teltech did not have access. In addition, most of Teltech's shareholders have been investors in Teltech for over 10 years. Although Teltech had sought to provide its shareholders with an exit strategy through initial public offering attempts and strategic relationships, it has been unable to provide shareholders with liquidity. Given the business and shareholder requirements to effect a strategic sale of Teltech, the fact that Teltech is a private company, the extensive sales process conducted by Teltech and the terms of the merger agreement with Sopheon which guarantees Teltech's shareholders and optionholders a MINIMUM of $34 million in cash and stock, which consideration can be increased, the Teltech Board of Directors does not believe a fairness opinion is necessary.

    The board of directors of Teltech has unanimously approved the merger agreement, the merger and each of the transactions contemplated thereby and declared their advisability. Accordingly, the Teltech board recommends that Teltech shareholders vote "FOR" approval and adoption of the merger agreement.

FINANCIAL ADVISOR TO TELTECH

    Teltech has agreed to pay PwC Securities the amount of $250,000 related to the merger of Teltech and Sopheon. Teltech has to date paid PwC Securities the sum of $70,000 and will pay an additional $180,000 to PwC Securities upon the consummation of the merger.

    The services performed by PwC Securities included assisting with analyzing the value of Teltech, assisting with the marketing strategy and related marketing of Teltech, and assisting Teltech in negotiations as an advisor. In PwC Securities' role as a financial advisor to Teltech, PwC Securities assisted primarily with its evaluation and the development of its strategy for obtaining a strategic relationship. PwC Securities acted in an advisory capacity, but did not reach any specific conclusions regarding the fairness of the transaction or any other substantive matter.

    PwC Securities was not involved with the Sopheon merger negotiations, or in the identification of Sopheon as a potential merger partner. However, under its contract with Teltech, PwC was arguably entitled to a fee if Teltech completed a transaction within 12 months of the termination of PwC's engagement. Accordingly, Teltech and PwC Securities negotiated a payment of $250,000 in settlement of PwC Securities' advisor fees.

INTERESTS OF MEMBERS OF TELTECH BOARD AND MANAGEMENT IN THE MERGER

    In considering the recommendation of the Teltech board to vote "FOR" approval and adoption of the merger agreement, Teltech shareholders should be aware that a number of directors and officers of Teltech have certain interests in the merger that are different from, or in addition to, the interests of Teltech shareholders generally. The Teltech board recognized those interests and determined that they neither supported nor detracted from the advisability of the merger or the internal reorganization to Teltech or its shareholders.

    Teltech executive officers and directors hold an aggregate of 282,188 common and preferred shares of Teltech. In addition, they hold options and warrants to purchase 1,153,209 shares of common and preferred stock, of which 951,071 are exercisable as of this date or within 60 days of this date. In connection with the merger, Teltech's board of directors will accelerate the vesting of all options to purchase common stock of Teltech prior to the effective date of the merger, thereby increasing the number of options and warrants which are exercisable at the time of the merger to 1,153,209 shares.

    The number of shares beneficially held by each executive officer and director, including options and warrants which are exercisable or which will become exercisable within 60 days of this date, are set forth in the table below. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them are treated as outstanding only when determining the percent owned by such individual and the percent owned by the group.

                                                               NUMBER OF SHARES        PERCENT
                                                              BENEFICIALLY OWNED      OF SHARES
                                                              ------------------      ---------
Joseph Shuster..............................................          447,000(1)         6.53%
Jack Johnson................................................          250,651(2)         4.55%
Andrew Michuda..............................................          502,890(3)         7.30%
Ean Brown...................................................        1,401,282(4)        20.93%
Yuval Almog.................................................        1,294,676(5)        19.17%
James J. Mahoney, Jr........................................          774,113(6)        11.36%
                                                                    ---------           -----
All executive officers and directors as a group.............        4,670,612           60.05%

------------------------

(1) Includes 167,507 shares which may be purchased upon exercise of options or warrants.

(2) Consists of 250,651 shares which may be purchased upon exercise of options or warrants.

(3) Includes 502,110 shares which may be purchased upon exercise of options or warrants.

(4) Includes 1,380,282 shares owned by The Dialog Corporation, of which
    Mr. Brown is an Executive Vice President and 21,000 shares which may be purchased upon exercise of options or warrants by The Dialog Corporation.

(5) Includes 1,073,004 shares owned by Coral Partners I and II, of which
    Mr. Almog is a general partner, and 188,954 shares which may be purchased upon exercise of options or warrants by Coral Partners I and II. Mr. Almog disclaims beneficial ownership of shares held by Coral Partners I and II.

(6) Includes 633,902 shares owned by HLM Partners I and II, of which
    Mr. Mahoney is a general partner, and 140,211 shares which may be purchased upon exercise of options or warrants held by HLM Partners I and II.

    The options and warrants held by the officers, directors and their affiliates have exercise prices which range from $1.00 to $5.05 per share. Prior to the effective date, the board of directors of Teltech will take action necessary to accelerate the vesting of all options and warrants. Each option or warrant holder may exercise fully vested options and warrants prior to the effective date to own shares of Teltech capital stock and receive cash and Sopheon ordinary shares in the merger. The merger agreement also provides that certain unexercised options will receive options to purchase Sopheon ordinary shares. Each officer or director of Teltech will receive the same consideration for each share or option to purchase a share as current Teltech shareholders.

    Sopheon has agreed to make incentive payments in the form of Sopheon ordinary shares to certain Teltech employees who remain employed by Sopheon at two key dates. The first payment of shares will be made on March 31, 2001 only if a $20 million revenue target is achieved for fiscal year 2000. The components of the target are:

    - Teltech's sales to third parties;

    - sales of Sopheon software and services by Sopheon's Denver office in excess of $1 million;

    - sales of Teltech products and services by Sopheon's Denver office; and

    - Sopheon sales of Teltech products and services.

The maximum number of shares to be issued in this payment will be calculated by dividing $1 million by the greater of the share price on March 31, 2001 or L5.525, as translated into U.S. dollars at the exchange rate in effect on that date.

    The second payment will be made on the 12-month anniversary of the effective date of the merger, without regard to any revenue target. Up to 109,647 shares will be issued in the second payment.

    Assuming that they continue their employment with Sopheon and that the other conditions to payment are met, Andrew Michuda will be eligible to receive shares having a value of $380,000 in the first payment and 41,666 Sopheon ordinary shares in the second payment and Jack Johnson will be eligible to receive shares having a value of $236,000 in the first payment and 25,877 Sopheon ordinary shares in the second payment.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    Teltech's restated articles of incorporation, pursuant to Minnesota law, provide that Teltech will indemnify its officers, directors and employees against judgments, penalties and fines by reason of their position with Teltech so long as such person acted in good faith and reasonably believed the conduct was in Teltech's best interests. Teltech maintains directors' and officers' insurance.

ACCOUNTING TREATMENT

    Sopheon will account for the merger as an acquisition under UK GAAP in accordance with Financial Reporting Standard 6, "Acquisitions and Mergers," and will account for the merger as a purchase for US GAAP purposes in accordance with APB Opinion No. 16, "Business Combinations."

    Under UK GAAP, the excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill and amortized over its estimated economic life. The merger will result in a goodwill amortization charge of approximately $12,000,000 per year under UK GAAP for three years after the merger, thereby reducing the reported consolidated profit of Sopheon under UK GAAP. This goodwill amortization arises as an accounting charge against profit upon the consolidation of Sopheon and Teltech but will not affect Sopheon's cash flows, distributable reserves or ability to pay dividends. Following the merger, Sopheon will report earnings per share before goodwill amortization expense and profit or loss on the disposal of fixed asset investments, in addition to basic and diluted earnings per share. For more detail about the amount of goodwill Sopheon will have to record and the way in which such goodwill will be amortized, see note 2 to the unaudited pro forma consolidated financial statements included in "UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF SOPHEON."

    Under US GAAP, the excess of the purchase price over the net tangible assets acquired will be allocated to the various intangible assets acquired, including in process research and development and goodwill. The future associated charges to profits will depend upon the final purchase price allocation, which has not yet been performed.

DISSENTERS' RIGHTS

    The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, or MBCA, is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Appendix B to this document. These sections should be reviewed carefully by any Teltech shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the statutory procedures summarized below will result in the loss of dissenters' rights. Any holder who forfeits his or her dissenter's rights by failure to follow these procedures will then receive the merger consideration described in this document.

    The merger agreement constitutes a plan of merger for which shareholder approval is required under the MBCA. Holders of Teltech common stock and preferred stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, to dissent with respect to the merger and to obtain payment in cash of the "fair value" of their shares of Teltech stock after the merger is completed. The term "fair value" means the value of the shares of Teltech stock immediately before the effective time of the merger.

    Only Teltech shareholders as of the record date, and beneficial owners as of the record date who hold through shareholders, may exercise dissenters' rights. A person having beneficial ownership of shares of Teltech stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

    Shareholders of record who desire to exercise their dissenters' rights under the MBCA must satisfy all of the following conditions:

    - Before the Teltech special meeting, deliver a written notice of intent to demand fair value for shares to the Secretary of Teltech, 2850 Metro Drive, Minneapolis, Minnesota 55425. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the value of his or her shares. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not by itself constitute a demand for appraisal within the meaning of MBCA.

    - Teltech shareholders that elect to exercise their dissenters' rights under the MBCA must not vote for adoption of the merger. A shareholder's failure to vote against the merger will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the merger or direction to abstain, the proxy will be voted for adoption of the merger, which will have the effect of waiving that shareholder's dissenters' rights.

    - Teltech shareholders may not assert dissenters' rights as to less than all of the shares registered in such holder's name, except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to all of the shares beneficially owned by another person, such record owner must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Teltech stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to Teltech at or before the time such rights are asserted.

    After approval of the merger by the shareholders at the Teltech special meeting, the surviving corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain the following information:

    - The address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received.

    - A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment.

    - A copy of Sections 302A.471 and 302A.473 of the MBCA and a copy of this summary describing the procedures to be followed in asserting dissenters' rights.

    In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date the notice from the surviving corporation was given, send his or her stock certificates and all other information specified in the notice, to the address identified in such notice. A dissenting shareholder will retain all rights as a shareholder until the effective time of the merger. After a valid demand for payment and the related stock certificates and all other information are received, or after the effective time, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the effective time at a rate prescribed by statute. Remittance will be accompanied by the surviving corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

    If the dissenting shareholder believes that the amount remitted by the surviving corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to the executive offices of the surviving corporation. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving corporation.

    Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the surviving corporation or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all Teltech shareholders who properly exercised dissenters' rights and did not agree with the surviving corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. The shareholders shall not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

    The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on the public announcement date of the proposed merger, which was March 3, 2000. The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the public announcement date. Any shareholder who did not own shares on the public announcement date and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on the public announcement date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the public announcement date, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

    Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the merger agreement if they do not seek appraisal of their shares.

    Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "MATERIAL TAX CONSEQUENCES."

SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION

    Sopheon will pay $14.0 million in cash to holders of shares of Teltech common stock and preferred stock in the merger. This amount will be financed by the proceeds from a private placement of Sopheon ordinary shares in the United Kingdom, which was completed in March, 2000, as well as from generally available funds of Sopheon. Sopheon will also issue or grant options to purchase at least 2,192,982 ordinary shares to Teltech shareholders and option holders.

OTHER EFFECTS OF THE MERGER

    The content and timing of reports and notices that Sopheon will file with the SEC differ in several respects from the reports and notices that United States public corporations file or that Teltech a private corporation, give to its shareholders. Sopheon is a foreign private issuer for the purposes of the reporting rules under the Exchange Act. As such, Sopheon will be required to:

    - file with the SEC an annual report on Form 20-F within five months after the end of each fiscal year;

    - furnish reports on Form 6-K upon the occurrence of significant corporate events.

    Sopheon will not be required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter. As a foreign private issuer, Sopheon will also be exempt from the rules under the Exchange Act that require annual reports to shareholders and proxy statements. However, Sopheon's annual report on Form 20-F will contain audited financial statements prepared in conformity with UK GAAP, as well as US GAAP reconciliations and a discussion of Sopheon's financial results.

LITIGATION

    As of the date of this proxy statement/prospectus, neither Sopheon nor Teltech were parties to any litigation.

REGULATORY MATTERS

    Under the merger agreement, neither party is required to complete the merger unless all required regulatory consents and approvals that would be material to Sopheon and Teltech on a combined basis are obtained without any restrictions or conditions that would have a material adverse effect on Sopheon and Teltech on a combined basis. It is possible that these regulatory consents and approvals will not be obtained at all or on a timely basis or that material conditions will be imposed on these consents and approvals. See "THE MERGER AGREEMENT--Conditions."

                           MATERIAL TAX CONSEQUENCES

GENERAL

    The following is a discussion of the material United States federal income tax consequences of the merger to United States holders of Teltech common stock, Teltech preferred stock and the material United States federal income tax considerations and United Kingdom tax considerations applicable to the ownership of Sopheon shares by United States holders. As used herein, a "United States holder" means a beneficial owner of a Teltech or Sopheon security who is treated as a United States person for United States federal income tax purposes. This discussion does not address all aspects of United States federal income taxation or United Kingdom taxation that may be relevant to Teltech shareholders in light of their particular circumstances, or to shareholders who are subject to special provisions of United States federal income tax law. In addition, this discussion is limited to shareholders who hold Teltech shares as capital assets and who will hold Sopheon shares as capital assets. Please refer to the "Qualifications" section on page 53.

    Teltech's legal counsel, Fredrikson & Byron, P.A., has delivered an opinion with respect to the United States income tax consequences of the merger. The opinion has been filed as an exhibit to Sopheon's registration statement.

    The summary is of a general nature only and does not discuss all aspects of United States and United Kingdom taxation that may be relevant to a particular investor. Because this summary is limited to a brief consideration of the more commonly relevant provisions, in no case should it be taken as constituting advice to as to how a person will or will not be taxed in any jurisdiction and in no circumstances is it a substitute for professional advice.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO UNITED STATES HOLDERS OF
  TELTECH COMMON STOCK AND TELTECH PREFERRED STOCK

    The merger will be a tax-free reorganization for United States federal income tax purposes. Accordingly, United States holders of Teltech common stock will not recognize loss, but will recognize gain in an amount equal to the lesser of the gain realized, if any, with respect to each share of Teltech common stock exchanged and any cash received in exchange for the share of Teltech common stock. The amount of gain realized with respect to each share of Teltech common stock exchanged will equal the excess of the sum of the fair market value of the portion of a Sopheon ordinary share and the amount of any cash received for the Teltech share over the United States holder's tax basis in such share. As further discussed below, different rules apply to cash received in lieu of fractional shares and to any stockholder of Teltech who will own, actually or constructively, at least five percent of Sopheon by vote or value immediately after the merger.

    Subject to the following sentence, any recognized gain will be capital gain, and will be long-term capital gain with respect to Teltech common stock held for more than 12 months at the effective time of the merger. However, the gain could be treated as dividend income to a Teltech shareholder who either will exercise some control with respect to corporate affairs or will own, actually or constructively, more than a very small percentage interest in Sopheon.

    The tax basis of each Sopheon ordinary share received in the merger will equal the tax basis of the Teltech common stock exchanged therefor, increased by the amount of gain, including any gain that is treated like a dividend, recognized with respect to the exchange of those shares. This amount will be decreased by the basis of any portion of those exchanged shares converted into cash in lieu of a fractional Sopheon ordinary share, and further decreased by the amount of cash received with respect to those exchanged shares, other than cash received in lieu of a fractional Sopheon ordinary share. The holding period of the Sopheon ordinary shares will include the holding period of the Teltech common stock exchanged therefor.

    If a United States holder of Teltech common stock receives cash in lieu of a fractional Sopheon ordinary share, the cash amount will be treated as received in exchange for the fractional Sopheon ordinary share. Subject to the rule discussed above with respect to gain recognized in the merger, the difference between the cash amount received for the fractional Sopheon ordinary share and the proportion of the United States holder's tax basis in Teltech common stock exchanged and allocable to the fractional Sopheon ordinary share will be capital gain or loss. The capital gain or loss will be long-term capital gain or loss with respect to shares of Teltech common stock held for more than 12 months at the effective time of the merger.

    A TELTECH SHAREHOLDER WHO WILL OWN, ACTUALLY OR CONSTRUCTIVELY, AT LEAST FIVE PERCENT OF SOPHEON BY VOTE OR VALUE IMMEDIATELY AFTER THE MERGER WILL QUALIFY FOR NON-RECOGNITION TREATMENT AS DESCRIBED HEREIN ONLY IF THE SHAREHOLDER FILES A "GAIN RECOGNITION AGREEMENT" WITH THE IRS. ANY SUCH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER TAX ADVISOR CONCERNING THE DECISION TO FILE A "GAIN RECOGNITION AGREEMENT" AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION WITH THAT FILING.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO UNITED STATES HOLDERS OF
  EMPLOYEE STOCK OPTIONS

    The exchange pursuant to the merger by a United States holder of an option to acquire a share of Teltech common stock received as compensation for services for an option to acquire Sopheon shares will not be taxable for United States federal income tax purposes. A United States holder of an option to acquire a share of Teltech common stock or, after the merger, of an option to acquire a Sopheon share, who received the option as compensation for services and who exercises the option will, subject to the discussion below, recognize ordinary income for United States federal income tax purposes in an amount equal to the excess of the fair market value on the exercise date of the stock received pursuant to such exercise over the price paid for that stock pursuant to the option. A United States holder's basis in stock received pursuant to the exercise of such an option will equal the fair market value of the stock on the exercise date. Thereafter, the United States holder will be subject to the rules discussed above with respect to United States holders of Teltech common stock or discussed below with respect to United States holders of Sopheon Teltech shares. The foregoing discussion does not address the United States federal income tax consequences of the exercise of any option that is treated as an incentive stock option within the meaning of section 422(b) of the United States tax code. Any United States holder of an option that is treated as an incentive stock option is urged to consult his or her own tax advisor concerning the consequences to him or her of the merger and exercise of the option.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO DISSENTING SHAREHOLDERS

    Subject to the discussion below, a United States holder who exercises the holder's right to dissent from the merger will recognize gain or loss on the exchange of the holder's Teltech stock for cash in an amount equal to the difference between the amount of cash received, other than amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income, and the holder's basis in its Teltech stock. The gain or loss will be capital gain or loss if the Teltech shares were held as capital assets at the effective time of the merger. The capital gain or loss will be long-term capital gain or loss with respect to Teltech stock held for more than 12 months at that time. A dissenting shareholder may be required to recognize any resulting gain or loss in the year the merger closes, irrespective of whether the dissenting shareholder actually receives payment for his or her shares in that year. In some instances, cash received by a dissenting Teltech shareholder could be taxed as a dividend if the shareholder actually or constructively owns Sopheon ordinary shares immediately after the merger.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP OF SOPHEON
  ORDINARY SHARES

TAXATION OF DIVIDENDS

    Dividends paid to a United States holder of Sopheon ordinary shares will be treated as foreign source dividend income to the United States holder for United States federal income tax purposes to the extent that they are paid out of Sopheon's current or accumulated earnings and profits, as determined for United States federal income tax purposes. The income will equal the United States dollar value of the dividend on the date the dividend is actually or constructively received by the United States holder, calculated by reference to the exchange rate on the relevant date.

    A United States holder may be entitled to a foreign tax credit for United Kingdom tax withheld with respect to cash dividends paid on Sopheon ordinary shares. If a United States holder is so entitled, the foreign tax credit would be equal to one-ninth of any dividend received and would give rise to additional dividend income in the same amount. United States holders that do not elect, or are not permitted, to claim a foreign tax credit may be entitled to claim a deduction for foreign tax withheld.

    The United States and the United Kingdom have entered into negotiations of a new income tax treaty. Each United States holder is urged to consult his or her tax advisor concerning whether the United States holder is eligible for benefits under the United Kingdom-United States tax treaty and whether, and to what extent, a foreign tax credit or deduction will be available with respect to dividends received from Sopheon.

    A United States holder that relies on the United Kingdom-United States tax treaty should consider disclosing this reliance on the United States holder's United States federal income tax return. A United States holder that fails to disclose reliance on a treaty where disclosure is required would be subject to penalties under United States federal income tax law.

    Distributions by Sopheon in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a return of capital to the extent of the United States holder's basis in its Sopheon shares and thereafter as capital gain. Dividends paid by Sopheon will not be eligible for the dividends-received deduction allowed to United States corporations in respect of dividends received from other United States corporations. United States holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any pounds sterling received on the Sopheon shares which are not converted into United States dollars on the date the pounds sterling are actually or constructively received by the depository, in the case of Sopheon, or by the United States holder, in the case of Sopheon ordinary shares. For foreign tax credit limitation purposes, dividends paid by Sopheon will be income from sources outside of the United States.

TAXATION OF CAPITAL GAINS

    Upon a sale or other disposition of Sopheon shares, a United States holder will generally recognize a gain or loss for United States federal income tax purposes in an amount equal to the difference between the United States dollar value of the amount realized on such sale or disposition and the United States holder's adjusted tax basis, determined in United States dollars, in the Sopheon shares. Such gain or loss recognized will be a long-term capital gain or loss with respect to Sopheon shares held for more than 12 months at the time of the sale or other disposition and any gain recognized generally will be income from sources within the United States for foreign tax credit limitation purposes.

    A United States holder that is liable for both United Kingdom and United States tax on a gain on the disposal of Sopheon shares will generally be entitled, subject to certain limitations and under the terms of the Income Tax Convention, to credit the amount of United Kingdom capital gains or corporation tax, as the case may be, paid in respect of such gain against such United States holder's

United States federal income tax liability in respect of such gain. United States holders should seek professional tax advice to determine their entitlement to credit United Kingdom tax against their United States federal income tax liability.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The relevant paying agents for the Sopheon shares must comply with information reporting requirements in connection with dividend payments or other taxable distributions made with respect to Sopheon shares within the United States to a non-corporate United States person. In addition, "backup withholding" at the rate of 31% will apply to these payments unless the holder or beneficial owner provides an accurate taxpayer identification number in the manner required by United States law and applicable regulations, certifies that the holder or beneficial owner is not subject to backup withholding, and the holder or beneficial owner otherwise complies with applicable requirements of the backup withholding rules.

    In general, payment of the proceeds from the sale of Sopheon shares to or through a United States office of a broker is subject to both United States backup withholding and information reporting requirements, unless the holder or beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption as described in the preceding paragraph. In general, United States backup withholding and information reporting will not apply to a payment made outside the United States of the proceeds of a sale of Sopheon shares through an office outside the United States of a non-United States broker. Special rules may require information reporting in the case of payments made outside the United States of the proceeds of the sale of Sopheon shares through a United States broker.

    Amounts withheld under the backup withholding rules may be credited against a United States holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS.

UNITED KINGDOM TAX CONSEQUENCES OF THE OWNERSHIP OF SOPHEON ORDINARY SHARES

TAXATION OF DISTRIBUTIONS

    A United States holder who receives a dividend from Sopheon will not have any further United Kingdom tax to pay in respect of the dividend but will not be able to claim any payment in respect of the dividend under the United Kingdom-United States tax treaty. See "United States Federal Income Tax Consequences of the Ownership of Sopheon Ordinary Shares--Taxation of Dividends."

TAXATION OF CAPITAL GAINS

    A United States holder who is neither resident or ordinarily resident for tax purposes in the United Kingdom will not normally be liable for United Kingdom tax on capital gains realized on the disposal of Sopheon ordinary shares. However, this will not apply if at the time of the disposal, the United States holder carries on a trade, which for this purpose includes a profession or vocation, in the United Kingdom through a branch or agency which constitutes a permanent establishment and the disposed Sopheon ordinary shares are or have been used in or for the purposes of that trade or are or have been used or held by or for the purposes of the branch or agency. An individual United States holder who is only temporarily not resident in the United Kingdom may, under anti-avoidance legislation, still be liable for United Kingdom tax on capital gains realized, subject to any available exemption or relief.

INHERITANCE AND GIFT TAXES

    Sopheon ordinary shares are assets situated in the United Kingdom for the purposes of United Kingdom inheritance tax. A gift of these assets by, or the death of, an individual holder may, subject to certain exemptions and relief, give rise to a liability for United Kingdom inheritance tax even if the holder is neither domiciled in the United Kingdom nor deemed to be domiciled there under special rules relating to long residence or previous domicile.

    For United Kingdom inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to close companies and to trustees of settlements holding Sopheon ordinary shares, bringing them within the charge to inheritance tax.

    An individual who is domiciled in the United States and who is not a national of the United Kingdom for the purposes of the United Kingdom-United States estate and gift tax convention will generally not be subject to United Kingdom inheritance tax in respect of the Sopheon ordinary shares on the individual's death or on a gift of the Sopheon ordinary shares during the individual's lifetime, provided that any applicable United States federal gift or estate tax liability is paid, unless the Sopheon ordinary shares are part of the business property of a permanent establishment of an enterprise of the individual in the United Kingdom or pertain to a fixed base in the United Kingdom of the individual used for the performance of independent personal services.

    Sopheon ordinary shares placed in trust will generally not be subject to United Kingdom inheritance tax if the settlor, at the time of settlement, was a United States holder domiciled in the United States for the purposes of the United Kingdom-United States estate and gift tax convention and was not a United Kingdom national, provided that the Sopheon ordinary shares are not part of the business property of a permanent establishment in the United Kingdom and do not pertain to a fixed base in the United Kingdom, as more fully summarized above.

    In the exceptional case where the Sopheon ordinary shares are subject both to United Kingdom inheritance tax and to United States federal gift or estate tax, the estate and gift tax convention generally provides for the tax paid in the United Kingdom to be credited against tax paid in the United States or for tax paid in the United States to be credited against tax payable in the United Kingdom based on priority rules set out in the estate and gift tax convention.

STAMP DUTY AND STAMP DUTY RESERVE TAX

    Sopheon and Teltech will be jointly and severally liable for all stamp duties, stamp duty reserve tax and similar taxes and governmental levies imposed in connection with the issuance or creation of the Sopheon ordinary shares constituting the stock consideration.

    A transfer for value of the Sopheon ordinary shares will generally be subject to AD VALOREM stamp duty or to stamp duty reserve tax. Stamp duty will arise on the execution of an instrument to transfer Sopheon ordinary shares. Stamp duty reserve tax will arise on the entry into an agreement to transfer Sopheon ordinary shares but the charge may be canceled if stamp duty has been paid. Stamp duty and stamp duty reserve tax are normally a liability of the purchaser. Any transfer for value of the underlying Sopheon ordinary shares represented by Sopheon may give rise to a liability on the transferee to United Kingdom stamp duty or stamp duty reserve tax. The rate of stamp duty payable is 50p per L100, or part thereof, and 0.5% of the consideration in the case of stamp duty reserve tax.

QUALIFICATIONS

    As noted above, the foregoing discussion does not address all aspects of United States federal income taxation or United Kingdom taxation that may be relevant to all Teltech shareholders in light of their particular circumstances. For instance, the discussion does not address all aspects of United States federal income taxation or United Kingdom taxation to shareholders that are resident, or, in the case of an individual shareholder, ordinarily resident, in the United Kingdom, shareholders who conduct a trade or business in the United Kingdom through a permanent establishment situated therein, or who perform independent personal services from a fixed base situated therein, and, in either case, to which holding of Teltech stock is effectively connected.

    In addition, the foregoing discussion does not address all aspects of United States federal income taxation or United Kingdom taxation that may be relevant to shareholders who are subject to special provisions of United States federal income tax law. For example, the discussion does not address all aspects of United States federal income taxation or United Kingdom taxation that may be relevant to:

    - shareholders liable for alternative minimum tax;

    - shareholders that actually or constructively will own 5% or more by vote and value of the outstanding stock of Sopheon;

    - shareholders that hold their stock as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment composed of Teltech shares and one or more other investments;

    - shareholders whose "functional currency" is not the United States dollar;

    - financial institutions;

    - insurance companies;

    - tax-exempt organizations;

    - traders in securities that elect mark-to-market accounting treatment; or

    - broker-dealers.

    Further, this discussion does not address the United States federal income tax consequences of the merger to United States state or local taxation or taxation by countries other than the United States and the United Kingdom.

    The foregoing discussion is based on existing United States federal income and United Kingdom tax law, including legislation, administrative rulings and court decisions, as well as on the United Kingdom-United States tax treaty, all as in effect on the date of this proxy statement/prospectus, all of which are subject to change, or changes in interpretation, possibly with retrospective effect. In particular, the United States and the United Kingdom have entered into negotiations of a new United Kingdom-United States income tax treaty.

    Finally, Sopheon believes that it is not and will not become a "passive foreign investment company" for United States federal income tax purposes within the meaning of Section 1297(a) of the United States tax code and the foregoing discussion so assumes.

    EACH TELTECH SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF THE SOPHEON SHARES, IN EACH CASE IN LIGHT OF THE SHAREHOLDER'S UNIQUE FACTS AND CIRCUMSTANCES.

                              THE MERGER AGREEMENT

    The following is a materially complete summary of significant provisions of the merger agreement. The merger agreement, as amended, is attached as Appendix A and is incorporated into this prospectus/proxy statement by reference. You should read the merger agreement for a complete understanding of its terms.

STRUCTURE OF THE MERGER

    The merger agreement provides that, following the approval of the merger agreement by the shareholders of Teltech and the satisfaction and waiver of the other conditions to the merger, Teltech will merge with Sopheon Corporation, a wholly owned subsidiary of Sopheon, with Sopheon Corporation being the surviving entity. Pursuant to the merger, Teltech shareholders will receive cash and Sopheon ordinary shares and certain Teltech option holders will receive options to purchase Sopheon ordinary shares.

    Sopheon Corporation was organized as a Minnesota corporation in January 2000 for the purpose of effecting the merger. To date, Sopheon Corporation has not conducted any business other than in connection with its formation and capitalization and the transactions contemplated by the merger agreement.

EFFECTIVE TIME AND EFFECTS OF THE MERGER

    The parties expect to close within a few business days after receiving the approval of Teltech shareholders. The merger will be effective upon the filing of articles of merger with the Office of the Secretary of State of the State of Minnesota, or at a later time specified in the articles of merger. The parties plan to file the articles of merger as soon after approval of the merger agreement by Teltech shareholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement.

MERGER CONSIDERATION

    The total merger consideration will have a value of at least $34,000,000. In the merger, Teltech shareholders will receive Sopheon ordinary shares and cash. Certain Teltech option holders will receive options to purchase Sopheon ordinary shares. Sopheon will pay a minimum of $14,000,000 in cash plus Sopheon ordinary shares and options to purchase Sopheon ordinary shares having a total minimum value of $20,000,000, based on the average closing price and average exchange rate for the 15 trading days ending on the second trading day before the merger. If the average closing price per Sopheon ordinary share is less than $9.12, Sopheon will issue additional ordinary shares and grant additional options so that the total equity value remains at $20,000,000. In addition, Sopheon will increase the total cash consideration by the amount paid to Teltech upon the exercise of Teltech stock options between January 21, 2000 and the effective date of the merger. Sopheon will also grant additional options to purchase Sopheon ordinary shares equal in value to the aggregate exercise price of certain Teltech options that are not exercised before the merger.

    The cash will be allocated among holders of Teltech preferred stock and common stock according to the method described in Steps 1 and 2 below. Teltech option holders will not receive cash but will receive options to purchase Sopheon shares.

    STEPS 1 AND 2--PAYMENT OF PREFERENCE ON PREFERRED STOCK AND RETURN OF
     CAPITAL TO COMMON STOCK

    First, the holders of each class of Teltech preferred stock will be paid cash and Sopheon ordinary shares to satisfy the preferences stated in Teltech's restated articles of incorporation.

    The preferences are shown in the following table:

SERIES OF PREFERRED STOCK                                   PREFERENCE PER SHARE
-------------------------                                   --------------------
Series A..................................................        $1.38058
Series B..................................................        $2.60
Series C..................................................        $5.05
Series D..................................................        $6.70
Series E..................................................        $3.55

    Second, the holders of Teltech common stock will be paid cash and Sopheon ordinary shares as a return of the aggregate capital paid in from the issuance of all common stock through the effective date of the merger. As of July 31, 2000, this amount was $1.54 per share, based on $3,812,930 of paid in capital and 2,469,327 shares of common stock outstanding on that date. This amount would increase if Teltech receives additional paid in capital from the issuance of common stock before the effective date of the merger.

    The amount of the preferences that will be paid in cash will be determined on the effective date of the merger by the following method. The total preference amount payable to holders of the preferred stock will be calculated by multiplying the number of outstanding shares of each series by the preference amount for that series. And then add to this the aggregate paid in capital which is payable to common shareholders. The amount of cash available, which will be $14,000,000 plus any cash paid in to Teltech upon the exercise of options between the date of signing of the merger agreement and the effective date, will be divided proportionately between each series of preferred stock and the common stock as shown in the example beginning on page 57.

    The example assumes that the total preferred stock preference was $15,754,105, that the paid in capital on the common stock was $3,798,030, and that Teltech received $1,162,883 as payment of the exercise price on stock options. If these amounts are the same on the effective date of the merger, the cash paid to shareholders would be $15,162,883, which consists of the $14,000,000 merger consideration and the $1,162,883 paid upon the exercise of options. Each share would receive 77.55%, or $15,162,883 divided by $19,552,135, of its respective preference in cash. The amount paid in cash will increase if additional options and warrants are exercised before the effective time of the merger. The remainder of the preferences will be paid in Sopheon ordinary shares, based upon the average closing price and average exchange rate in effect prior to the merger. For additional examples of these calculations, see Steps 1 and 2 of the example beginning on page 57.

    STEP 3--ISSUANCE OF OPTIONS

    Holders of Teltech options that have an exercise price less than the total consideration payable to a share of common stock, as described in Steps 2 and 4, will receive Sopheon options in exchange for their Teltech options. These options are referred to as "participating options." Teltech options that have an exercise price equal to or greater than the merger consideration payable to a share of common stock will be cancelled.

    For example, if the average closing price of a Sopheon ordinary share is $9.12 or less, then options with an exercise price of $2.75 or less would participate in the merger, and options with a higher exercise price would be cancelled. If the average closing price of Sopheon shares is $11.55 per share, then options with an exercise price of $3.00 or less would participate in the merger, and options with a higher exercise price would be cancelled.

    Holders of participating options will receive Sopheon shares in the merger which have a value equal to the dollar amount option holders would have received as described in Step 2 above and Step 4 below if they had exercised their Teltech options before the merger. The total exercise price of the new

Sopheon options will equal the total exercise price of the participating options. Each Sopheon option will preserve the terms of the participating option that it replaces.

    If the average closing price of Sopheon ordinary share is $9.12 or less, as converted into U.S. dollars, a holder of a participating option would receive approximately $2.89 in value of options for Sopheon shares for each Teltech option. If the average closing price of a Sopheon ordinary share is higher than $9.12, than the dollar value received would be higher. If the average closing price of Sopheon shares is $11.55 per share, as converted into U.S. dollars, the value of options for Sopheon shares received would be approximately $3.55. These amounts are approximations only and will not be known until closing.

    STEP 4--PAYMENT OF REMAINING SOPHEON ORDINARY SHARES

    In the final step of calculating the merger consideration, the total Sopheon shares will be reduced by the Sopheon shares payable in Steps 1 and 2 and issuable pursuant to options in Step 3 above. The remainder of the shares will be allocated among all holders of Teltech common stock and preferred stock, on an as-converted basis, with the exception that the number of Sopheon shares payable to holders of Teltech common stock as a group will be reduced by, and the number of Sopheon shares payable to holders of Teltech preferred stock as a group will be increased by, the difference between (i) the aggregate value the holders of common stock received pursuant to Step 2 above and (ii) the aggregate value that the holders of Teltech common stock would have received if all options had been exercised.

    If the price of Sopheon shares is $9.12 per share, as converted into U.S. dollars, then there would be approximately 1,330,335 Sopheon shares available for distribution in this step. Assuming that 7,367,801 shares of Teltech common and preferred stock are outstanding, each share of Teltech preferred stock would receive $1.67 in Sopheon shares and each share of common share would receive $1.61 in Sopheon shares. If the price of Sopheon shares is $11.55, then there would be approximately 1,414,111 Sopheon shares available, and each share of Teltech preferred stock would receive $2.24 in Sopheon shares and each share of common stock would receive $2.18. For an example of this calculation, see Step 4 in the following example.

EXAMPLE

    The following provides an example of the allocation of merger consideration assuming that the closing price of a Sopheon ordinary share is $9.12, based on the average closing price and average exchange rate for the 15 trading days ending on the second trading day before the merger.

    STEP 1:  PAYMENT OF PREFERENCE ON PREFERRED STOCK

                                                               STOCK VALUE
                       PREFERENCE PER SHARE   CASH PER SHARE    PER SHARE    SHARES OF STOCK
                       --------------------   --------------   -----------   ---------------
Series A.............        $1.38058             1$.07           $.31            .03
Series B.............        2.60                 2.02             .58            .06
Series C.............        5.05                 3.92            1.13            .12
Series D.............        6.70                 5.20            1.50            .16
Series E.............        3.55                 2.75             .80            .09

                           $15,754,105         $12,217,472     $3,536,633    387,784 shares
                             ========              =====          =====            ===
  Total..............

    STEP 2:  PAYMENT OF PAID IN CAPITAL ON COMMON STOCK

                           PAID IN CAPITAL                    STOCK VALUE
                              PER SHARE      CASH PER SHARE    PER SHARE    SHARES OF STOCK
                           ---------------   --------------   -----------   ---------------
Common...................      $1.37             $1.06           $.31            .03

                             $3,798,030       $2,945,411       $852,519     93,488 shares
                              ===========     ============      =========    =============
  Total..................

    STEP 3:  ISSUANCE OF OPTIONS

TELTECH OPTION                                                       STOCK VALUE
EXERCISE PRICE                                     SHARES OF STOCK    PER SHARE
--------------                                     ---------------   -----------
$5.05............................................         --               --
 3.00............................................         --               --
 2.75............................................        .33            $2.98
 2.00............................................        .33             2.98
 1.75............................................        .33             2.98
 1.50............................................        .33             2.98
 1.40............................................        .33             2.98
 1.25............................................        .33             2.98
 1.00............................................        .33             2.98

                                                   648,198 shares    $5,911,566
                                                         ===            =====
  Total..........................................

    STEP 4:  PAYMENT OF REMAINING SOPHEON ORDINARY SHARES

                                                                    STOCK VALUE
                                                 SHARES OF STOCK     PER SHARE
                                                 ----------------   -----------
Series A.......................................  .183                  $1.67
Series B.......................................  .183                   1.67
Series C.......................................  .206                   1.88
Series D.......................................  .221                   2.02
Series E.......................................  .183                   1.67
Common.........................................  .176                   1.61

                                                 1,330,336 shares   $12,138,818
                                                       ====            =====
  Total........................................

    The exact per share value in United States dollars which will be payable upon consummation of the merger will not be known until closing and will depend upon the average exchange rate of pounds sterling into United States dollars and the average closing price of Sopheon ordinary shares, each over the 15 trading days prior to the closing. In no event will the United States dollar value be less than as shown above based upon a Sopheon ordinary share value of L5.525, or $9.12 as converted into United States dollars; any fluctuation downward in the average closing price of Sopheon ordinary shares will result in an increase in the number of Sopheon ordinary shares received by Teltech shareholders and option holders. Due to fluctuation of the market price of Sopheon ordinary shares, the actual United States dollar value of Sopheon ordinary shares may increase based on the then current value. There is no guaranty that the actual closing price of Sopheon ordinary shares will be greater than L5.525, or $9.12 as converted into United States dollars.

    Below is a table showing the total per share value in United States dollars received by each class of Teltech shares based upon three possible average closing prices for Sopheon ordinary shares, L4.42, L4.97, L5.525, L7.00 and L10.00 each converted into United States dollars at an exchange rate of 1.6507 pounds sterling per United States dollar. While the total consideration of cash and Sopheon shares will have a value of at least $34,000,000, the final payout in cash and the number of Sopheon shares received will depend upon both the number of options for Teltech stock which are exercised before the merger and the average closing price of Sopheon shares at the time of the merger. The numbers in the table represent approximations in U.S. dollars of the cash and value of Sopheon shares to be received.

    TOTAL PAYOUT VALUE PER SHARE (IN U.S. DOLLARS)

                       $7.30 PER SHARE   $8.20 PER SHARE   $9.12 PER SHARE   $11.55 PER SHARE   $16.51 PER SHARE
                       ---------------   ---------------   ---------------   ----------------   ----------------
Series A.............       $3.05             $3.05             $3.05             $3.62              $4.78
Series B.............        4.27              4.27              4.27              4.84               6.00
Series C.............        6.93              6.93              6.93              7.56               8.86
Series D.............        8.72              8.72              8.72              9.40              10.80
Series E.............        5.22              5.22              5.22              5.79               6.95
Common...............        2.98              2.98              2.98              3.55               4.71
Option holders.......        2.98              2.98              2.98              3.55               4.71

    No fractional Sopheon shares will be issued in the merger. A Teltech shareholder who would otherwise be entitled to receive a fraction of a Sopheon share will be paid cash instead. The cash amount paid for fractional shares will equal the product obtained by multiplying the fractional share interest by the last reported closing price for Sopheon ordinary shares on the London Stock Exchange on the date the merger becomes effective. Options for Sopheon ordinary shares will be issued for the nearest whole number of shares.

EXCHANGE OF SHARE CERTIFICATES

    Promptly after the effective date of the merger, an exchange agent will mail transmittal forms to each holder of record of Teltech stock and instructions for use in forwarding stock certificates for surrender and exchange for cash and Sopheon ordinary shares. After receipt of the transmittal forms, each holder of Teltech stock certificates should surrender them to the exchange agent according to the detailed instructions contained in the transmittal forms. TELTECH SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

TREATMENT OF TELTECH STOCK OPTIONS AND WARRANTS

    Prior to the effective time of the merger, the board of directors of Teltech will adopt resolutions accelerating the vesting of all Teltech stock options so that the stock options will become fully exercisable 20 days prior to the effective time of the merger, provided that the merger occurs.

    Teltech option holders who have not exercised their Teltech options prior to the merger may be entitled to receive Sopheon options, as described in Step 3 on page 56. These option holders will receive statements from Sopheon or its exchange agent describing the Sopheon options issued to them. All options to purchase Sopheon shares will be issued for the nearest whole number of shares. The board of directors of Teltech will take any action necessary to ensure that all Teltech stock options which are not entitled to consideration in the merger will be automatically terminated and canceled.

    The board of directors of Teltech will also take any action necessary to ensure that any warrants to purchase Teltech stock which remain unexercised immediately prior to the effective time of the merger will be automatically terminated and canceled.

REPRESENTATIONS AND WARRANTIES

    Sopheon and Teltech have each made customary representations and warranties to the other in the merger agreement relating to, among other things:

    - their organization, the organization of subsidiaries, and similar corporate matters;

    - their capital structure;

    - litigation;

    - the authorization, execution, delivery, and performance of the merger agreement and the absence of conflicts, violations, or defaults under their organizational documents or conflicts with or violations of any laws as a result of executing the merger agreement;

    - governmental authorizations and filings;

    - the tax free reorganization status of merger;

    - financial statements; and

    - the absence of undisclosed liabilities and material adverse events since December 31, 1998.

    In addition to the representations and warranties described above, Sopheon has made representations and warranties to Teltech as to certain matters, including the following:

    - the filing of documents with the London and Amsterdam Stock Exchanges since January 1, 1999 and the accuracy of the information in the documents filed;

    - the ownership of the subsidiary formed to effect the merger;

    - the lack of liabilities, other than those incurred in incorporation or organization, of the subsidiary formed to effect the merger; and

    - the merger subsidiary's status as a first tier subsidiary and lack of business operations.

    In addition to the representations and warranties described above, Teltech has made representations and warranties to Sopheon as to certain matters, including the following:

    - its employee benefits plans;

    - compliance with governmental regulations concerning employees and relations with employees;

    - the status of employment relationships;

    - the filing of tax returns and the payment of taxes;

    - title to its properties;

    - ownership, use, and non-infringement of intellectual property rights;

    - compliance with environmental laws and other environmental matters;

    - disclosure and lack of default of any material agreements and commitments;

    - the lack of request of a fairness opinion;

    - maintenance of insurance coverage;

    - the status of commercial relationships;

    - the condition of tangible assets;

    - accuracy of the proxy statement;

    - that Teltech is not a guarantor;

    - year 2000 compliance;

    - takeover statute status; and

    - relationships with customers and suppliers.

CERTAIN COVENANTS

    From the date of the execution of the merger agreement until the effective time of the merger, Teltech has agreed to carry on its business in the ordinary course consistent with past practice. Teltech has also agreed to use all reasonable efforts to keep available the services of its current officers, significant employees, and consultants, to preserve its current relationship with its corporate partners, customers, and suppliers, and to preserve substantially intact its business organization.

    During the period before the effective time of the merger, Teltech, without Sopheon's consent, will not, with certain exceptions stated in the merger agreement, do or agree to do any of the following:

    - amend or otherwise change its articles of incorporation or bylaws;

    - issue any stock, options, warrants, or other rights other than those issued pursuant to the exercise of stock options and warrants under the terms of the merger agreement;

    - sell, encumber, or allow the acquisition of any material property or assets of Teltech;

    - acquire any interest in any entity, other than in the ordinary course of business;

    - incur any indebtedness for borrowed money, issue any debt securities, or assume any obligations of any entity for borrowed money;

    - terminate, cancel, or request any material change in any material contracts;

    - make any capital expenditure not budgeted for fiscal year 2000 in excess of $100,000 in aggregate;

    - declare or pay any dividend with respect to any capital stock;

    - reclassify, combine, split, subdivide, or acquire, directly or indirectly, any of its capital stock;

    - amend the terms of, repurchase, redeem or otherwise acquire any of its securities;

    - amend the period of exercisability of any stock options (other than the acceleration of vesting of all options);

    - increase the compensation payable to any officer, director, consultant, or employee or enter any agreement which provides benefits to such individuals upon a change in control;

    - establish or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance, or other plan or agreement for the benefit of any director, officer, consultant, or employee;

    - satisfy any claims, liabilities, or obligations other than in the ordinary course of business;

    - make any change to its accounting methods or policies;

    - make a material tax election or settle any tax liability; or

    - along with directors, officer, agents, employees, shareholders and other holders of equity in Teltech, trade in or otherwise obtain or dispose of Sopheon ordinary shares.

    Since the day the merger agreement was entered into, Teltech has granted options to employees to purchase 193,678 shares of its common stock and has extended the expiration date of warrants from July 31, to September 30, 2000, both with Sopheon's consent.

CERTAIN OTHER COVENANTS

    The merger agreement contains certain mutual covenants of the parties, including covenants relating to notifications, confidentiality of information, tax-free reorganization, purchase of common stock of the parties, obtaining of consents and approvals, and efforts to consummate the merger.

    The merger agreement also contains, subject to certain exceptions, covenants by Teltech to:

    - provide Sopheon with access to all facilities, books and records and furnish information as requested; and

    - not solicit, initiate, or encourage any competing acquisition transactions for Teltech, and to provide certain information and rights to Sopheon in the event of a competing transaction proposal.

ADDITIONAL AGREEMENTS

    Sopheon and Teltech have each made additional agreements in the merger agreement relating to, among other things:

    - the filing of a registration statement with the SEC covering the Sopheon ordinary shares to be issued to Teltech shareholders;

    - that none of the information supplied for use in the registration statement or proxy statement is false or misleading;

    - Teltech's special meeting of shareholders to approve the merger;

    - the execution of a letter agreement by certain of Teltech's affiliates;

    - Sopheon will use all reasonable efforts to comply with applicable state securities laws prior to the effective time;

    - that the provisions in the articles and bylaws of the surviving corporation will not be amended or repealed for six years in any manner that would adversely affect the rights of any individuals who were at or at any time prior to the effective date of the merger directors, officers, employees, or agents of Teltech;

    - that the surviving corporation of the merger will indemnify and hold harmless each present and former director and officer of Teltech; and

    - that the surviving corporation will assume all employment agreements and arrangements in effect at Teltech as of the date of the merger agreement.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    The obligations of Sopheon and Teltech to consummate the merger are subject to the satisfaction or waiver of certain conditions, including the following:

    - the registration statement of which this proxy statement/prospectus is a part having become effective under the Securities Act and not being subject to any stop order or related proceeding by the SEC, and all state securities laws or other authorizations necessary to carry out the merger having been obtained;

    - Sopheon having taken all action necessary under English law and the Dutch and London Stock Exchanges necessary to approve the merger;

    - Teltech having obtained all approvals of its shareholders necessary to adopt the merger agreement and approve the merger;

    - Sopheon having obtained all approvals of its shareholders necessary to approve the merger agreement, if required by applicable law;

    - the Sopheon ordinary shares issuable to Teltech's shareholders in the merger having been admitted to trading on the Alternative Investment Market of the London Stock Exchange;

    - no law or regulation, judgment or injunction of any court or government having prohibited the consummation of the merger;

    - any waiting period applicable to the merger under the Hart-Scott-Rodino Act or other similar applicable law having expired or terminated;

    - all required approvals from government entities having been obtained; and

    - the board of directors of Teltech not having revoked its approval of the merger.

CONDITIONS TO THE OBLIGATIONS OF TELTECH

    The obligations of Teltech to effect the merger are further subject to the satisfaction of certain conditions, including the following:

    - the representations and warranties of Sopheon in the merger agreement being accurate in all material respects, with the receipt from the chief executive officer and chief financial officer of Sopheon of a statement to that effect; and

    - Sopheon having performed or complied in all material respects with all covenants required to be performed or complied with by or on the effective time of merger, with the receipt from the chief executive officer and chief financial officer of Sopheon of a statement to that effect.

CONDITIONS TO THE OBLIGATIONS OF SOPHEON

    The obligations of Sopheon to effect the merger are further subject to the satisfaction of certain conditions, including the following:

    - the representations and warranties of Teltech in the merger agreement being accurate in all material respects, with the receipt from the chief executive officer and chief financial officer of Teltech of a statement to that effect;

    - Sopheon having received a certificate of the chief executive officer and chief financial officer of Teltech setting forth the number of Sopheon ordinary shares each shareholder of Teltech is entitled to receive upon the consummation of the merger and the number of Sopheon ordinary shares issuable as options upon the rollover of certain Teltech stock options;

    - Teltech having performed or complied in all material respects with all covenants required to be performed or complied with by or on the effective time of merger, with the receipt from the chief executive officer and chief financial officer of Teltech of a statement to that effect;

    - there having been no material adverse event or effect upon Teltech since the date of the merger agreement;

    - there having been no action by any governmental entity or other entity for the purpose of preventing or questioning the validity of the merger which would be reasonably expected to materially damage Sopheon or Teltech if the merger is consummated;

    - any consents, approvals, and licenses required from any governmental entity or third party having been received;

    - dissenting shares not constituting more than 10% of the shares of Teltech common stock outstanding immediately prior to the effective time of merger; and

    - Sopheon having received from all holders of 5,000 or more shares of Teltech common stock agreements not to sell or otherwise dispose of their Sopheon ordinary shares within the period found in the merger agreement and not to dispose of Sopheon ordinary shares other than through a broker specified by Sopheon or after full consultation with such a broker.

    At the time the parties entered into the merger agreement, a condition to Sopheon's obligation to effect the merger was raising sufficient funds to meet its cash obligations for the merger. In March 2000, Sopheon completed a private offering of its ordinary shares in which it raised L19.9 million after deducting offering expenses.

AMENDMENTS; WAIVERS

    Sopheon and Teltech may amend or waive any provision of the merger agreement, provided that after the adoption of the merger agreement by Teltech's shareholders, no amendment which would change the amount or type of consideration into which Teltech stock will be converted under the merger agreement may be made.

NO SOLICITATION BY TELTECH

    Teltech has agreed not to:

    - solicit, initiate, continue, or encourage any discussions or proposals with any third party regarding a business combination or sale of assets or other property involving Teltech; or

    - except as required by fiduciary duty, participate in negotiations with, or furnish information to, a third party seeking to engage in such a transaction.

    Teltech has agreed to inform Sopheon of any offer, proposal or inquiry relating to any acquisition proposal and to promptly furnish Sopheon with copies of any written communications or documents received with respect to the competing acquisition proposal. In the event that Teltech determines such a proposal is superior to the merger agreement, Teltech must notify Sopheon of that fact and allow Sopheon 48 hours to meet the proposal. If Sopheon does not meet such a proposal, Teltech has the right to terminate the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, notwithstanding the adoption and approval of the merger agreement by Teltech's shareholders:

    - by mutual written consent of the boards of directors of both parties;

    - by either party if the merger has not occurred on or before September 30, 2000, but not by a party whose failure to fulfill obligations under the merger agreement caused the failure of the merger;

    - by either Sopheon or Teltech if any government order, writ, injunction, or decree preventing the consummation of the merger has been issued by any court of competent jurisdiction and has become final and non-appealable; or

    - by either Sopheon or Teltech if the merger agreement and the merger fail to receive the requisite votes for approval at Teltech's shareholders' meeting.

    The merger agreement may be terminated by Sopheon:

    - if the board of directors of Teltech withdraws its recommendation of the merger agreement or merger, recommends a competing acquisition transaction, fails to recommend against a competing acquisition transaction, fails to reconfirm within 15 days its recommendation of the merger agreement and merger when a competing acquisition transaction has been announced, or determines that a competing acquisition transaction is superior to the merger;

    - if Teltech breaches certain representations, warranties, covenants, or other aspects of the agreement and is unable to cure within 10 days, if the merger agreement allows Teltech to cure the situation; or

    - if the average closing price of Sopheon ordinary shares, as defined in the merger agreement, has decreased more than 20% from $9.12 per share as converted into United States dollars.

    The merger agreement may be terminated by Teltech if Sopheon breaches certain representations, warranties, covenants or other aspects of the agreement and is unable to cure within 10 days, if the merger agreement allows Sopheon to cure the situation.

    If the merger agreement is validly terminated, the merger agreement will thereafter be void. There will be no liability under the merger agreement on the part of any party thereto or any of their affiliates, officers, or directors, and all rights and obligations of Sopheon and Teltech will cease, unless either party is in willful breach of any of its representations, warranties, covenants, or agreements contained in the merger agreement.

EXPENSES AND TERMINATION FEES

    Except as described below, any expense incurred in connection with the merger agreement and the merger will be paid by the party that incurs the expense, except that Sopheon and Teltech will each pay one-half of all printing, filing, and mailing expenses for this document and all other SEC and regulatory filing fees, along with any fees required to be paid under the Hart-Scott-Rodino Act.

    Teltech will reimburse Sopheon for all its expenses and an additional $1,500,000 in the event Sopheon terminates the merger agreement pursuant to Teltech's board of directors' withdrawal of recommendation of the merger agreement or action adverse to Sopheon with respect to a third party acquisition, or because of a material breach of the merger agreement by Teltech.

    Sopheon will reimburse Teltech for all of its expenses incurred in connection with the merger agreement, not to exceed $200,000, in the event that Teltech terminates the merger agreement because of Sopheon's inability to obtain funding necessary to close the merger agreement.

DISSENTERS' RIGHTS

    Any dissenting shares will be converted into the right to receive consideration as may be determined to be due with respect to such dissenting shares pursuant to Minnesota law. Teltech must give Sopheon prompt notice of any dissenting shares, and Sopheon will have the sole right to direct all negotiations and proceedings with respect to dissent demands. See "THE MERGER--Dissenters' Rights."

                             DESCRIPTION OF SOPHEON

INTRODUCTION

    Sopheon, formerly named PolyDoc plc, develops and implements software applications that support business activities involving the creation, maintenance, exchange and re-use of knowledge. The software, generally termed knowledge management software, is particularly relevant to information based on text, concepts, and images, as distinct from numeric and statistical data which is typically catered for by accounting, order processing and similar systems. Examples of industry sectors which have particular need for help with knowledge management are healthcare, life sciences and high technology manufacturing, and Sopheon has focused its efforts to meet the requirements of these sectors. Sopheon also offers software system integration and consulting services to support the implementation of its products.

    Sopheon has developed a generic, flexible software platform that can be customized to specific customer requirements through standardized methods, either by Sopheon directly or by its business partners, which include consulting firms, system integrators and other software development companies.

    Sopheon has operations in the United Kingdom, the United States and the Netherlands and has approximately 110 employees at the date of this document. It is quoted on the Alternative Investment Market (AIM) of the London Stock Exchange and the EURO.NM market of the Amsterdam Exchanges.

HISTORY AND BACKGROUND

    PolyDoc, Sopheon's predecessor, was formed in 1993 by two of its current executive directors, Barry Mence and Huub Rutten, to develop and market software to facilitate knowledge management within large organizations. The founders spent a year developing and testing product concepts and received a grant from the European Union's EUREKA program. After a small round of investment from management which financed the development of prototype software, the founders obtained venture capital backing in 1994. Initial commercial success was achieved in 1996 when an international chemical manufacturing business assisted with the development of the first product, NORMFLOw. Since that time, Sopheon has continued to develop its business model and now focuses on the healthcare, life sciences and high technology manufacturing sectors.

    In 1998, Sopheon acquired Lessenger Associates BV, an electronic document management software vendor with 60 healthcare customers, for L0.2 million. The L8.2 million acquisition of AppliedNet Limited was made at the end of 1999 and provided Sopheon with additional knowledge management expertise, as well as significantly increasing Sopheon's business in Europe, and the United Kingdom in particular.

    AppliedNet was established in 1985 to serve the emerging market for communications software in the United Kingdom. From the late 1980s, it increased its focus on consulting and developing software applications to assist with the profiling and searching of text stored in a variety of electronic forms, including internal databases and the Internet. Early customers included the BBC World Service, Financial Times, Exxon, Shell and Government Defense Communications Agency. Part of AppliedNet's strategy was to become a supplier of software and services for Verity, Netscape and OpenMarket software products.

    In 1995, AppliedNet secured private venture funding to develop its KNOWLEDGEAGENTS-TM- range of software products. In March 1999, AppliedNet secured L1.5 million of venture capital funds from the 3i Group to accelerate its product development plans, having first secured early adopter contracts with Unilever, Rio Tinto and City Consultants.

    During 1999 Sopheon also began to expand its North American presence, initially with the recruitment of a chief technology officer, and later, with the creation of a sales and development base in Denver, Colorado, which now has over 10 staff.

    Key events for Sopheon are described in the following time line:

September 1993......  PolyDoc NV incorporated in the Netherlands.

June 1996...........  Sopheon incorporated as PolyDoc plc in the United
                      Kingdom.

August 1996.........  PolyDoc NV acquired by Sopheon for 14,099,990 ordinary shares of 20p.

September 1996......  3,089,836 ordinary shares placed in Sopheon's initial public offering at 65p. Shares admitted to AIM.

March 1997..........  1,525,549 Sopheon ordinary shares placed at 65p.
                      Shares admitted to EURO.NM.

June 1998...........  Convertible loan stock issued to raise L1,570,920.
                      Terms: convertible or repayable at 146p on July 31,
                      2000 (extended from July 1999). In addition, 900,000
                      warrants to subscribe for ordinary shares at 146p
                      granted to loan shareholders.

December 1998.......  Lessenger Associates BV acquired for 40,000 Sopheon ordinary shares and L90,000 in cash. 68,500 Sopheon
                      ordinary shares placed at 146p to finance cash
                      element of consideration.

March 1999..........  340,000 Sopheon ordinary shares issued at 147p to raise L499,800.

April 1999..........  Repayment of convertible loan stock of L1,570,920 extended by 12 months from July 31, 1999 to July 31,
                      2000.

November 1999.......  Acquisition of AppliedNet for 6,402,961 Sopheon
                      ordinary shares. Nominal value of ordinary shares
                      changed from 20p to 5p.

November 1999.......  Placing of 6,500,000 Sopheon ordinary shares at 125p to raise L7.5 million after expenses. PolyDoc plc
                      changes its name to Sopheon plc.

March 2000..........  Placing of 2,622,500 Sopheon ordinary shares at 800p to raise L19.9 million after expenses.

TECHNOLOGIES

    INTEGRATED DOCUMENT PRODUCTION ARCHITECTURE

    Sopheon's range of software products is based on its Integrated Document Production Architecture or IDP/A. IDP/A enables the creation of specific software applications for a wide variety of industry sectors. With IDP/A, the creation and maintenance of a software application are distinct from the access to published material and searching processes. International patents for IDP/A were applied for in 1996 under the Patent Cooperation Treaty process and are currently pending.

    Sopheon has used its IDP/A technology to develop the following capabilities:

    SOPHEON COMPOSER provides a way to create advanced, maintainable and high quality knowledge databases. Sopheon composer includes tools to help write well-structured, linguistically correct and consistent texts, keywords, links and cross-references. A terminology checker allows authors and editors to check their choice of wording against a central terminology database. Sopheon composer also provides features to facilitate translation into other languages.

    SOPHEON PUBLISHER provides a way to search for and disseminate information contained in a knowledge database. Sopheon Publisher can provide the information in a variety of formats such as word processed documents or web page, and offers additional features of value to the user. For example, terms are highlighted and can be clicked by the reader in order to see their meaning or to obtain background information. The search function allows a user to create personalized searches of content across disciplines, domains, processes and even languages. With this function, Sopheon can apply any modern search technique and is able to connect with a range of search engines.

    SOPHEON TERMS provides a way to create, store and maintain a terminology database. Sopheon Terms can help an organization to communicate efficiently and effectively, avoiding expensive misunderstandings. The terminology database is also available for other functions, including lookup dictionaries, spell checkers, terminology checkers, and advanced search facilities. It also helps with the integration of Sopheon software with any third party software products.

    SOPHEON MODELER, which is presently under development, will enable the Sopheon IDP/A software to be customized rapidly for individual applications. Sopheon Modeler will include software configuration tools designed to improve the speed and ease with which channel partners and customers can modify Sopheon IDP/A for their own specific requirements.

    The Sopheon IDP/A family of software permits the creation and maintenance of several databases:

    - The structured semantic database stores the knowledge objects at the finest level of granularity. These are the semantic elements, which might be characterized as the building blocks of corporate knowledge. Each semantic element is tagged by the software, which keeps track of what it is, where it came from and what it relates to. These tags are added automatically by virtue of the way that the information is gathered by the software and requires no manual tagging.

    - The terminology database contains the lexicons, taxonomies and dictionaries that are necessary for language management and "pop-up" term definitions.

    - The workflow database holds information required for managing business processes and activities, and may involve third-party workflow software if this is available or deployed within the client's organization.

    - The publishing database contains all completed documents of a defined version that need to be made available to users. Documents in the publishing database are held in a format appropriate to the customer's infrastructure. A list of semantic elements represents the content of the document and the objects the document must contain, such as drawings, tables, or multimedia files, and also appropriate formatting information for the output medium. The output media typically includes RTF or other paper-oriented output, HTML for Internet and intranet publishing, SGML for electronic interoperability standards and other electronic media for publishing to CD-ROM.

    Sopheon has so far developed the following application solutions using its technologies:

    QUALIFLOW is an application for the healthcare sector for use by hospitals and other organizations. The product allows these institutions to create, maintain and publish medical protocols and procedures. In using the product, healthcare organizations build a database of very detailed clinical best practices which grows over time. Beyond the practical benefit of building and using this knowledge base, a healthcare organization can reduce legal risk by applying the most up to date and best practices available.

    The QUALIFLOW database can maintain links to databases created by other software applications such as electronic patient records. QUALIFLOW is described in more detail in "DESCRIPTION OF SOPHEON--Healthcare Case Study."

    NORMFLOW is an application for manufacturing and process industries. The product enables these industries to produce and distribute standards, safety cases, directives, product specifications and other information relating to the manufacturing process. NORMFLOW allows users to standardize the use of complex terminology pertinent to a specific manufacturing process. NORMFLOW also allows users to produce documents containing standards which provide version control functionality, to build terminology databases and to then distribute this information into a variety of output formats.

    RESEARCHFLOW is an application designed for those conducting and reporting on all types of research. The product offers a methodology and software to capture and identify knowledge acquired during the research process. The product is designed to enable research projects to be completed more rapidly and with higher quality. RESEARCHFLOW also allows users to track project progress and the utilization of resources.

    PROFILEFLOW is an application designed for organizations with large numbers of highly skilled knowledge workers. Examples include financial services and research organizations. The product allows, for example, the discovery of who knows what or who has what skills, experience or contacts within the organization. This technology promotes the efficient use of an organization's resources, and reduces "re-inventing the wheel" activities. The product can be integrated with existing human resources packages.

    LESSENGER

    Lessenger is a software solution which provides document management to support the specific procedures required for the certification of laboratories, sections of the pharmacy and other areas within healthcare institutions. Input is from standard word processors. Publishing can be on paper, with the appropriate headers and footers added and distribution lists generated automatically, or it can be electronic, through intranet browsers or through special viewers.

    SOPHEON AGENTS

    Sopheon Agents is designed as a central corporate knowledge base that can act as both the repository for and the distributor of information. The product provides the ability to gather, filter, and disseminate information from both internal and external sources, while also profiling that information automatically for distribution to individual users.

    Sopheon Agents allows users to define a profile on a subject that is critical to their work. That profile translates into a set of triggers that are then used to identify the right information. Searching through the corporate knowledge base, Sopheon Agents delivers information to the desktop, either via e-mail or as a special Internet page. Sopheon Agents can also make use of external information feeds and the Internet. Users can have more than one profile of interest simultaneously.

HEALTHCARE CASE STUDY

    Over the last 10 years the amount of electronic information stored and exchanged inside the healthcare system has increased dramatically. Network-based information technology increasingly is the method by which this sector functions. Across Europe there are numerous initiatives which place technology at the center of the strategic development of organized healthcare.

    Hospitals essentially manage both their medical and non-medical processes on the basis of procedures and guidelines. These guidelines are used in areas such as nursing, laboratories, pharmacies, administration and management, staff training and in compiling checklists and treatment plans by clinicians and nurses. The application of these guidelines is a key element in managing the quality and efficiency of healthcare institutions and is often decisive for clinical prognoses, liability claims, and issues surrounding budgetary control.

    Some of the most critical problems faced by hospitals are:

    - The build up of backlogs in writing and maintaining the thousands of guidelines that form the core of the medical process.

    - The availability and accessibility of these guidelines at the place of work. The guidelines may be kept in paper folders and cabinets at a separate physical location from where they need to be used.

    - The quality of the guidelines in terms of completeness and consistency in language and terminology. Guidelines must be understandable and useable over time.

    In 1997, the Quality Law for Healthcare was introduced in the Netherlands, which dictates that all Dutch healthcare institutions must implement certain quality procedures relating to care and liability management. This new law was a driver behind the formation of Pro-Gram BV in 1998 as a software publishing company. The original shareholders of Pro-Gram are three academic hospitals that have been using Sopheon's QUALIFLOW software to develop knowledge bases of clinical procedures. Sopheon joined them in February 2000, as a 25% shareholder. The objective of Pro-Gram is to market the QUALIFLOW software, together with the knowledge bases created by the academic hospitals, to other institutions involved in managed healthcare. These institutions could include hospitals, the insurance industry, the legal sector, community care practitioners, medical instrument makers, schools, pharmaceutical companies and government institutions.

    The potential for the Pro-Gram offering at an operational level can be described as follows:

    - Guidelines and procedures are available from one database, which provides a single, consistent source to a range of output options. Examples include paper, through an intranet or Internet site, or in machine readable form to interface with medical equipment.

    - The guidelines can be viewed and searched wherever a network connection is available, for example by a specialist preparing for an operation in the office, a nurse checking a diagnosis at the bedside, a paramedic in an ambulance, or a patient at home looking for some explanation and advice. The information provided will depend on the role of the individual; a nurse and a specialist would not necessarily get the same response to the same question.

    - The database includes dictionaries that can be clicked to explain medical terminology in multiple languages.

    - Tools designed to ensure that guidelines are complete and consistently structured support the authoring and editing process. Authors are helped with templates, terminology checkers and other features. The system also supports the incorporation of distinctive decision trees or rules.

    - Supporting documentation for the guidelines, such as minutes of meetings and background material can be stored permanently, always accessible for study and ready to support revisions.

    The most important next phase of development of the software is the integration of QUALIFLOW with electronic patient record systems and enterprise resource planning systems. Medical professionals would benefit from advanced decision support software that can combine the complex dependencies of drugs, indications and contraindications and patient specific information. QUALIFLOW together with the knowledge bases created by Pro-Gram could contain and deliver the data and rules for these systems, and a range of software development activities are being undertaken in this area.

CHANNEL STRATEGY AND PARTNERS

    Sopheon believes that for the next 12 to 18 months, the best way forward is a strategy of forming alliances with software systems integrators and complementary software vendors that have a focus on particular geographical and industry sectors. This will allow Sopheon to:

    - Accelerate the penetration of those market sectors and geographies;

    - reduce the internal effort associated with direct sales and support to individuals customers; and

    - move toward critical mass in building a customer base, with a view to making Sopheon's products attractive to global systems integration companies who can provide volume sales.

    The first phase of this strategy has already been implemented with the signing of an agreement with Marlow Consulting in the United Kingdom for the marketing and sales of Sopheon software into the healthcare and manufacturing sectors. Sopheon had also entered into a software resale agreement with Teltech before entering into merger negotiations, although Teltech has not made any sales under this arrangement. Sopheon intends to emphasize the sale of its software through Teltech following the merger.

    Sopheon intends to develop relationships with software suppliers having existing customer bases, with a view to integrating Sopheon software into their offerings. Such an agreement has recently been signed with an Italian enterprise resource planning specialist, Gruppo Formula. Sopheon has also entered into an agreement with Hiscom in the Netherlands whereby it will collaborate on medical knowledge systems to accelerate the development of electronic patient dossiers. Hiscom is a major medical information technology supplier in the Netherlands and is widening its focus to other markets, including Belgium and the Scandinavian countries.

ONGOING PRODUCT DEVELOPMENT

    A product development plan and delivery schedule is in place to continue the enhancement of the Sopheon IDP/A components and to bring the first levels of the integration of IDP/A and Sopheon Agents to the market during the second half of 2000. These new products are intended to enhance the existing industry-specific Sopheon application solutions, such as QUALIFLOW, and also for use in the next generation of Sopheon solutions that are currently in the development planning process.

RECENT SHARE ISSUANCES

    In March 2000, Sopheon completed the raising of approximately L19,900,000, after offering expenses, through the institutional placing of 2,500,000 ordinary shares at L8.00. These funds will be used to support its acquisition strategy in the United States, including the acquisition of Teltech, and to further strengthen its working capital base to accelerate the sales and marketing effort on both sides of the Atlantic. Sopheon's broker, Durlacher, has used all its proceeds of commissions due under the placing to subscribe for shares in Sopheon at the placing price. Including certain other adviser fees settled through the issue of shares at the placing price, this resulted in a further 122,500 shares being issued at the placing price pursuant to the offering.

    Since the year end, Sopheon has issued 455,000 ordinary shares for L91,000 in cash to option holders exercising their options. Of these options, R.V. Maddocks, a director, held 400,000.

PROPERTIES

    Sopheon does not own real property but leases premises in several locations. The basic terms for these leases and their locations are as follows:

                                                                                      TOTAL
LOCATION                                               EXPIRATION                 SQUARE FOOTAGE
--------                                 ---------------------------------------  --------------
Arvada, Colorado, United States........  May 1, 2005                                  3,743
Guildford, Surrey, United Kingdom......  September 2, 2000                            6,329
Amsterdam, The Netherlands.............  December 31, 2001                            4,887
Amsterdam, The Netherlands.............  Annual rolling lease                         1,389
Maastricht, The Netherlands............  Annual rolling lease requiring notice of termination six months before
                                           March 31                                   3,875

    Sopheon is in negotiation to extend its rental facilities in the United Kingdom in the same building as its current office, with 50% additional floor area. The proposed new premises would require refitting at a cost that is currently estimated at no more than L0.1 million.

                      DIRECTORS AND MANAGEMENT OF SOPHEON

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of Sopheon, each of whom will continue to serve after the merger, are as follows:

NAME                                          AGE                         POSITION
----                                        --------   ----------------------------------------------
Barry Keith Mence.........................     47      Chairman, Chief Executive Officer and Director

Richard Vincent Maddocks..................     46      Managing Director

James Macfarlane..........................     44      Global Business Development Director

Huub Rutten...............................     51      Research Director

Arif Karimjee.............................     33      Group Finance Director

Michael John Brooke.......................     58      Director

Stuart Andrew Silcock.....................     52      Director

Hans Coltof...............................     74      Director

Iljitsj Wiebenga..........................     54      Secretary

    All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Executive officers of Sopheon are appointed by and serve at the direction of the board of directors.

    BARRY KEITH MENCE has served as Chairman, Chief Executive Officer and Director since Sopheon's inception. From 1976 to 1990, Mr. Mence was the major shareholder and Group Managing Director of Rendeck Group of Companies based in Holland. Following the sale of Rendeck International N.V. to CTG, Inc., a United States public company, Mr. Mence continued to run the European business of that public company for two additional years. From 1991 to 1992 Mr. Mence was a founding board member of a joint venture company in Germany formed with IBM and two major German computer services companies. Mr. Mence is currently a non-executive director of two property development companies, Crowstone Estates Limited and BSN Limited, and a privately owned golf club, The Burstead Golf Club, all based in England.

    RICHARD VINCENT MADDOCKS has served as Managing Director since 1995.
Mr. Maddocks was previously the Vice President and Managing Director of CTG Europe and Director of several CTG Europe subsidiaries from 1992 until 1995.

    JAMES MACFARLANE has served as Global Business Development Director of Sopheon since November 1999, when AppliedNet Limited was acquired by Sopheon. Mr. Macfarlane had been the Managing Director of AppliedNet since 1985.

    HUUB RUTTEN has served as a Director and an employee of Sopheon for over five years.

    ARIF KARIMJEE has served as Group Finance Director since February 2000. Mr. Karimjee was an accountant and auditor with Ernst & Young from August 1988 until joining Sopheon.

    MICHAEL JOHN BROOKE has served as a Director of Sopheon since November 1999. Mr. Brooke was Chairman of AppliedNet from 1996 to 1999. He has been Chairman of ATL Networks Ltd. since 1997, and a director of Prelude Investment Trust since 1998 and Interquad Group Ltd. since 1999. He also served as Chairman of the following computer hardware or software companies: Azlan plc from 1987 to 1997, Active Imaging plc from 1987 to 1998, Comins plc from 1991 to 1999, CMS Ltd. from 1994 to 1999 and C-Dilla Ltd. from 1996 to 1999.

    STUART ANDREW SILCOCK has served as a Director of Sopheon since June 1996. Since 1982, Mr. Silcock has been a principal partner of Lawford & Co. and a director of Lawford Ltd., chartered accountants.

    HANS COLTOF has served as a Director since Sopheon's inception. Since 1993, Mr. Coltof has also been a part-time senior management consultant of Van de Bunt Management Consultants in Amsterdam.

    ILJITSJ WIEBENGA has served as Secretary since Sopheon's inception in 1993 and as a Director until resigning in February 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of Sopheon's ordinary shares by (i) each person known to Sopheon to own beneficially more than 5% of its ordinary shares, (ii) each executive and non-executive director of Sopheon, and (iii) all directors as a group. Unless otherwise indicated, the information is as of March 31, 2000 and each person has sole voting and investment power as to the shares shown. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes any shares as to which the person has sole or shared investment power and any shares which the person has the right to acquire within 60 days of March 31, 2000, through the exercise of any stock option or other right.

                                                                NUMBER        PERCENTAGE
NAME OF BENEFICIAL OWNER                                      OF SHARES         OWNED
------------------------                                      ----------      ----------
Barry Keith Mence...........................................   8,637,800(1)      24.3%
Richard Vincent Maddocks....................................     405,000(2)       1.1%
James Macfarlane............................................   1,718,286          4.9%
Huub Rutten.................................................     482,500          1.4%
Arif Karimjee...............................................           0            *
Michael John Brooke.........................................     691,724          2.0%
Stuart Andrew Silcock.......................................     274,460(3)         *
Hans Coltof.................................................     100,000(4)         *
Iljitsj Wiebenga............................................     315,000            *
Current executive and non-executive directors as a group
  (nine persons)............................................  12,624,770(5)      35.4%

------------------------

*   Less than 1%.

(1) Includes 3,847,800 ordinary shares held in trust over which Mr. Mence exercises investment control and 300,000 ordinary shares purchasable under warrants.

(2) Includes 5,000 ordinary shares purchasable under options held by Mr. Maddocks' spouse.

(3) Includes 5,850 ordinary shares held by Mr. Silcock's wife and 107,010 ordinary shares registered in Mr. Silcock's name but held in trust for two adult children, a sister and a corporation. Mr. Silcock disclaims beneficial ownership of the shares held in trust.

(4) Consists of ordinary shares purchasable under options.

(5) Includes ordinary shares purchasable under warrants or held in trusts. See notes (1) through (4) above.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The compensation paid in respect of the year ended December 31, 1999 to the directors and executive officers of Sopheon who served during the year is set forth below. Pension contributions are made to individual director's personal pension schemes.

                                              BASIC SALARY                         CONTRIBUTIONS
NAME                                            AND FEES      BONUS     BENEFITS    TO PENSION     TOTAL 1999
----                                          ------------   --------   --------   -------------   ----------
                                                                            (L)
Barry Keith Mence...........................     67,356          --      11,808        3,000          82,164
Richard Vincent Maddocks....................     78,016          --      16,115        6,876         101,007
James Macfarlane(1).........................      8,253       2,885       1,731          825          13,694
Huub Rutten.................................     58,511          --      11,050        2,701          72,262
Michael John Brooke(1)......................      1,000          --          --           --           1,000
Stuart Andrew Silcock.......................     31,818          --          --           --          31,818
Hans Coltof.................................      6,200          --          --           --           6,200
Iljitsj Wiebenga(2).........................     31,207          --       7,803        1,440          13,694

------------------------

(1) Consists of compensation received since his appointment on November 22, 1999.

(2) Resigned as a Director on February 1, 2000.

    The compensation of Stuart A. Silcock and Michael John Brooke are paid respectively to Lawfords Limited, of which Mr. Silcock is a director, and Coinshire Limited, of which Mr. Brooke is a director.

RIGHTS TO PURCHASE SECURITIES FROM SOPHEON

    The following table sets forth certain information concerning rights to acquire new Sopheon ordinary shares held by Sopheon's directors and executive officers as of March 31, 2000.

                                                                  NUMBER OF             EXERCISE OR
NAME                                                          SHARES PURCHASABLE      CONVERSION PRICE
----                                                          ------------------      ----------------
Barry Keith Mence...........................................        658,657(1)              146p
Richard Vincent Maddocks....................................             --                   --
James Macfarlane............................................             --                   --
Huub Rutten.................................................             --                   --
Arif Karimjee...............................................        100,000(2)              150p
Michael John Brooke.........................................             --                   --
Stuart Andrew Silcock.......................................             --                   --
Hans Coltof.................................................        100,000                  20p
Iljitsj Wiebenga............................................             --                   --

------------------------

(1) Consists of warrants to subscribe on or before December 31, 2000 for 300,000 ordinary shares at L1.46 per share, and 358,657 ordinary shares issuable July 31, 2000 upon conversion of 5% Convertible Loan Stock

(2) Mr. Karimjee's options are not exercisable until November 22, 2002. Furthermore, the vesting of 50,000 of his options is linked to agreed performance criteria.

                SOPHEON MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto, drawn up under UK GAAP, included elsewhere in this proxy statement/prospectus. The discussion contains forward looking statements which involve risks and uncertainties as set forth under "RISK FACTORS."

OVERVIEW

    Founded in 1993 as PolyDoc NV in the Netherlands, Sopheon is an international software product development and implementation group offering a range of complementary technologies used in the rapid development of business applications, to support specific knowledge and language intensive processes and functions, with particular focus on the healthcare, life sciences and high technology manufacturing sectors. Sopheon also offers system integration and consultancy services for its software products and other complementary products within the knowledge management and web publishing markets.

    In August 1996, PolyDoc plc acquired 100% of PolyDoc NV which was accounted for as a merger transaction, it effectively involved a group reorganization. In September 1996, it obtained admission to the Alternative Investment Market (AIM) of the London Stock Exchange, raising L1.66 million at that time. A further L0.89 million was raised from a venture capitalist in the Netherlands in January 1997 and this was followed by admission to the EURO.NM market in March 1997.

    In July 1998, PolyDoc plc secured a L1.57 million convertible loan from three shareholders, which bears interest at 5%. The loan is repayable or convertible at a price of L1.46 per ordinary share, on July 31, 2000. As part of the transaction the three shareholders were also granted 300,000 warrants each for ordinary shares at the same price of L1.46 per ordinary share.

    In December 1998, PolyDoc plc acquired Lessenger Associates BV, a Dutch company offering document management solutions with a customer base of 50 healthcare institutions, for L0.17 million in a mixed stock and cash transaction, with the cash element raised primarily through a L0.10 million share issue. An additional L0.5 million was raised in March 1999 through a further share issue.

    In November 1999, PolyDoc plc acquired AppliedNet Limited, a United Kingdom company offering knowledge management solutions with an established United Kingdom market presence and commercial infrastructure, for L8.3 million in stock. Simultaneously it raised L7.5 million net of costs through an institutional placing of its shares and changed its name to Sopheon plc. Total costs associated with the transaction were of the order of L0.6 million. At the time of the acquisition of AppliedNet, Sopheon indicated its intention to seek an acquisition in the United States.

    During 1999 Sopheon also began to expand its North American presence, initially with the recruitment of a chief technology officer, and later, with the creation of a sales and development base in Denver Colorado which now has over 10 staff.

    In February 2000, Sopheon paid L170,000 to Pro-Gram BV, as part of a commitment to contribute a total of L430,000 for a 25% equity interest in the joint venture.

    In March 2000, Sopheon announced the raising of approximately L19.9 million net of costs of approximately L1.1 million through an institutional placing of its shares, and also announced the proposed acquisition of Teltech.

RESULTS OF OPERATIONS

    The results for the three year period ended December 31, 1999 are summarized in the table below.

                                                  CONTINUING
                                                  OPERATIONS   APPLIEDNET    TOTAL
                                                     1999         1999        1999       1998       1997
                                                  ----------   ----------   --------   --------   --------
                                                                        (L THOUSAND)
TURNOVER........................................       874         636        1,510        891        241
Cost of sales...................................      (676)       (307)        (983)      (608)      (709)
                                                    ------        ----       ------     ------     ------
GROSS PROFIT/(LOSS).............................       198         329          527        283       (468)
Sales and marketing expenses....................      (659)       (101)        (760)      (502)      (484)
Administrative expenses.........................    (1,225)       (574)      (1,799)      (931)      (856)
Other operating income..........................        16          --           16         29        136
                                                    ------        ----       ------     ------     ------
OPERATING LOSS..................................    (1,670)       (346)      (2,016)    (1,103)    (1,672)
Other income (expense), net.....................                                (56)       (39)        40
                                                                             ------     ------     ------
LOSS FOR THE YEAR...............................                             (2,072)    (1,142)    (1,632)
                                                                             ======     ======     ======

    The 1998 and 1997 results have been restated to reflect a change in accounting policy incorporated in 1999, whereby development costs that have been capitalized and amortized in the past are now written off as they arise. These years have also been restated whereby certain costs, mainly relating to internal research and development activities, have been reallocated from cost of sales to administration costs. Both of these changes were undertaken to bring accounting policies and disclosures into line on a group basis following the acquisition of AppliedNet. These restatements have been reflected in the 1999 financial statements.

    The results for the three years can also be expressed in percentage of turnover terms as follows:

                                                CONTINUING
                                                OPERATIONS      APPLIEDNET       TOTAL
                                                   1999            1999           1999          1998          1997
                                                ----------      ----------      --------      --------      --------
                                                                            (L THOUSAND)
TURNOVER......................................      100%            100%           100%          100%          100%
Cost of sales.................................      (77)            (48)           (65)          (68)         (294)
                                                   ----             ---           ----          ----          ----
GROSS PROFIT/(LOSS)...........................       23              52             35            32          (194)
Sales and marketing expenses..................      (75)            (16)           (50)          (56)         (201)
Administrative expenses.......................     (140)            (90)          (119)         (102)         (355)
Other operating income........................        2              --              1             3            56
                                                   ----             ---           ----          ----          ----
OPERATING LOSS................................     (190)            (54)          (133)         (123)         (694)
Other income (expense), net...................                                       4            (4)           17
                                                                                  ----          ----          ----
LOSS FOR THE YEAR.............................                                    (137)         (127)         (677)
                                                                                  ====          ====          ====

REVENUE

    Sales performance has been characterized by caution in the marketplace over enterprise wide knowledge management as an investment area, particularly in the run up to the Millennium, as well as the very slow buying cycles associated with the some of the key target sectors, notably public sector healthcare institutions, which paradoxically, have been those which have proved most willing to explore the application of the technology.

    1997 and 1998 in particular were years of consolidation and commercialization of the core product set and this is reflected in the development of the revenue profile. The majority of the 1997 revenue of

L241,000 can be attributed to relatively exploratory work in a number of industries, following a pattern set in previous years. Revenue grew to L891,000 in 1998, an increase of 270%. L600,000 of the 1998 growth was generated by a major order for Sopheon's healthcare solution, QUALIFLOW, delivered through Pro-Gram BV, a joint venture between three Dutch teaching hospitals which Sopheon has itself joined in 2000. The remainder of revenue in 1998 was earned in the manufacturing and research sectors for sales of the NORMFLOW and RESEARCHFLOW products respectively, with the United Kingdom's Defense Evaluation and Research Agency and the Dutch company OCE being key customers in these sectors.

    Revenue performance in 1999 is made up of two components, being the continuing operations of the former PolyDoc business on the one hand and the acquired AppliedNet business on the other, as shown in the table above. Revenue in the former category followed a very similar profile to 1998, with the Pro-Gram BV QUALIFLOW order generating L540,000 in revenues. Manufacturing and research sectors accounted for most of the other revenues, represented by the same early adopter customers as in 1998.

    Exceeding expectations and historic performance, a large part of post acquisition revenues of L636,000 recorded for AppliedNet resulted from a major customer implementation that required rapid expansion of resources. AppliedNet recorded revenues of L2,172,000 in the period from January 1, 1999 to the date of acquisition.

GROSS MARGIN

    The variability of the gross margin of the continuing business between 1997 and 1999 reflects the developmental nature of the business and of the major projects that were entered into. As highlighted above, much of the revenue was linked to a relatively small number of orders, which is not conducive to consistent margins year to year. The negative gross margin of 194% in 1997 is in particular a function of a major project for a customer in the United Kingdom media sector which did not generate the revenues anticipated. Over the 1998 and 1999 period the relative stability brought by the healthcare and research sector sales referred to above resulted in a positive margin of 32% in 1998 and 23% in 1999. Gross margins for the acquired business, AppliedNet, in the post-acquisition period were 52%.

SALES, MARKETING AND ADMINISTRATIVE COSTS

    Sales, marketing and administrative expenses for the continuing business in 1997 and 1998 remained relatively flat on an absolute basis, reflecting a stable headcount and tightly controlled operating costs. Comparisons of these costs as a proportion of revenue are not appropriate in view of the early stage of the business, as referred to above. From 1998 to 1999 these costs showed a significant acceleration reflecting a conscious escalation in the pace of commercialization and development. Sales and marketing costs increased by L157,000 excluding the AppliedNet business, reflecting the recruitment of permanent marketing resource and engagement of sales and marketing consultants. Administrative costs on the same basis increased by L312,000 reflecting in particular the travel and headcount costs of expansion into the United States with the establishment of Sopheon's Denver operation.

    The administrative expenses shown for the acquired entity AppliedNet include amortization charges of L290,000 in respect of the goodwill arising on its acquisition. The goodwill is being amortized over a three year period.

RESEARCH AND DEVELOPMENT COSTS

    Administrative costs include internal research and development costs net of research grants received. The business has benefited from the European Union's EUREKA grants for a number of years, both for its patented Integrated Document Production Architecture and more recently to support research into its Integrated Terminology Management Cycle project, both of which underpin the core product set. The gross and net research costs can be analyzed as follows:

                                       CONTINUING
                                       OPERATIONS   APPLIEDNET    TOTAL
                                          1999         1999        1999       1998       1997
                                       ----------   ----------   --------   --------   --------
                                                             (L THOUSAND)
Research and Development.............      805          73          878        815        578
EUREKA Grants........................     (315)         --         (315)      (304)      (162)
                                          ----          --         ----       ----       ----
Net expenditure charged..............      490          73          563        511        416
                                          ====          ==         ====       ====       ====

    The internal research base grew from 1997 to 1998, reflecting the additional resources which EUREKA grants made available to the organization. The AppliedNet research costs related to its ongoing development of the Knowledge Agents product set.

OTHER OPERATING INCOME

    This item represents operating exchange differences arising on foreign currency transactions and balances.

OTHER INCOME (EXPENSE)

    This category includes the net of bank interest receivable and interest payable and similar charges. The increased interest burden in 1999 reflects the impact of a full year of charge arising from the L1.5 million 5% convertible loan which was issued in the summer of 1998.

    At December 31, 1999 tax losses estimated at L7,046,000 were available to carry forward by Sopheon, arising from historic losses incurred. A full valuation allowance has been made against the deferred tax asset relating to these losses, due to prior year reported losses and the lack of certainty over future operating profits in the relevant companies.

LIQUIDITY AND CAPITAL RESOURCES

    A summary of Sopheon's historic fund raising activities is provided in the overview above.

    On December 31, 1999 Sopheon plc had L7,751,000 available in cash resources and debt of L1,653,000. Net current assets were L5,543,000 at the year end. Of this amount, L430,000 has been committed since the year end for investment in the Pro-GRAM BV joint venture. Sopheon will secure a 25% equity stake in the joint venture with this investment. The objective of Pro-GRAM BV is to market knowledge management solutions to the Dutch healthcare industry and it is anticipated that it will continue to provide a sales channel for Sopheon's software products.

    Since the year end, an institutional placing of approximately L19,900,000 net of expenses has further augmented the cash position. Of the total amount raised, approximately L9,500,000 will be used to fund the acquisition of Teltech, and associated costs of the transaction, leaving an additional L10,400,000 in cash available for working capital to the combined business.

    While Sopheon does not own any real property, it occupies several office locations around the world involving leases of varying duration, with a current rent expense of approximately L270,000 per annum. Sopheon is in the process of expanding its United Kingdom premises by 50%, which is expected to increase the rent expense by approximately L85,000 per annum. It is anticipated that the proposed expansion of the United Kingdom premises will also require expenditure of approximately L100,000 in order to fit out the building. Additional space may also be added to the Denver, Colorado location, which would increase the annual rent expense by up to L80,000 per annum.

    Sopheon's tangible fixed assets totaled L386,000 on a net book value basis at the end of 1999 and in the main comprised computer equipment and office fittings. At this time additional capital expenditure of approximately L1,100,000 is anticipated for 2000 for the existing Sopheon business. The majority of this amount is made up of the United Kingdom new building costs, and investments in computer equipment both for infrastructure purposes and to equip new staff and new teams as they join the business.

    Sopheon does not anticipate a need for additional financing in the next
12 months to support its existing operations, or upon completion of the merger, those of Teltech. In the event that Sopheon engages in a material corporate transaction, or its financial results differ materially from those projected, it could require new debt or equity financing.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    Sopheon's principal financial instruments comprise cash and short-term deposits. The main purpose of these financial instruments is to fund the operations of the business. Sopheon has various other financial instruments, such as trade debtors and trade creditors, that arise directly from its operations.

    It is, and has been throughout the period under review, Sopheon's policy that no trading in financial instruments will be undertaken.

    The main risks arising from the group's financial instruments are interest rate risk, liquidity risk and foreign currency risk as summarized below. The board reviews and agrees upon policies for managing each of these risks. These policies have remained unchanged during 1998 and 1999.

    INTEREST RATE RISK

    On July 28, 1998, the former PolyDoc business issued L1,570,918 convertible loan stock in order to fund the working capital requirements of the business. The convertible loan stock bears an interest rate of 5% and was repayable or convertible on July 31, 1999. Following agreement between Sopheon and the holders of the convertible loan stock the redemption date and the conversion date for the convertible loan stock was moved from July 31, 1999 to July 31, 2000. On July 31, 2000 the convertible loan stock was converted in full, resulting in 1,075,971 ordinary shares of 5p each being issued.

    The former AppliedNet business had a bank loan which remains outstanding at year end and bears interest at a floating rate. Sopheon also has overdraft facilities in pounds sterling, United States dollars and Dutch Guilders at floating rates of interest.

    Where Sopheon has significant cash resources available that are in excess of the short term needs of the business, such funds are maintained in pounds sterling and are placed on short and medium term bank deposit at the best interest rate available.

    LIQUIDITY RISK

    Sopheon's objective is to maintain a balance between continuity of funding and flexibility through the use of overdrafts and bank loans. Short term flexibility is achieved by overdraft facilities.

    FOREIGN CURRENCY RISK

    As a result of having significant operating units in the United States and the Netherlands, which give rise to short term creditors, debtors and cash balances in United States dollars and Dutch Guilders, the group's balance sheet can be affected by movements in the United States dollar/pound sterling and Dutch Guilder/pounds sterling exchange rates. In managing its structural exposures, Sopheon's objectives are to maintain a low cost of borrowings and to retain some potential for currency related appreciation.

    Sopheon also has transactional currency exposures. Such exposures arise from sales or purchases by an operating unit in currencies other than that unit's functional currency. Sopheon uses its multi-currency bank facility to minimize such currency exposures.

                             DESCRIPTION OF TELTECH

    Teltech Resource Network Corporation was incorporated in 1984 to develop and market expert and information services to the research and development divisions of technology-driven companies throughout the United States. Teltech uses its primary and secondary research capabilities and Web-based knowledge transfer systems to deliver filtered technical and business intelligence to the desktop. Teltech's service offerings include turnkey development of knowledge management solutions and vertical information portals. Customers gain access to Teltech's services by paying annual subscription, transactional or project fees. In order to finance its business activities, Teltech has sold common stock and five series of preferred stock in private placements. For the past five years, Teltech's revenues have remained essentially flat and, except for 1997, Teltech has incurred losses ranging from $3,288,000 in 1995 to $90,000 in 1999.

    For the past five years, Teltech has concentrated its resources and efforts on its knowledge management services and research services which during 1999 accounted for 11% and 89% of its revenues, respectively. In the third quarter of 1999, Teltech introduced its new portal product, TT.com, as a self-search business information tool. Teltech is continuing its development efforts to enhance this product, both in content as well as capabilities, such as personalization and news alerts. In addition, the product is being developed to offer customized information to each major client.

                      DIRECTORS AND MANAGEMENT OF TELTECH

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of Teltech are as follows:

NAME                             AGE                              POSITION
----                           --------   ---------------------------------------------------------
Andrew Michuda...............     45      President, Chief Executive Officer and Director

Jack Johnson.................     51      Chief Financial Officer, Chief Operating Officer and
                                          Secretary

Joseph Shuster...............     67      Chairman

Yuval Almog..................     50      Director

James J. Mahoney, Jr.........     57      Director

Ean Brown....................     35      Director

    ANDREW MICHUDA was elected President and Chief Executive Officer of Teltech in April 1997 and has served as a Director since that time. Mr. Michuda held the position of Vice President of Teltech from 1994 until 1997.

    JACK JOHNSON is the Chief Financial Officer and Chief Operating Officer of Teltech and was elected to these positions in October 1996. Mr. Johnson also acts as Secretary to the company. Prior to joining Teltech, Mr. Johnson was the Vice President and General Manager of National Computer Systems, a data capture company.

    JOSEPH SHUSTER founded Teltech in 1984 and has served as Chairman of the board of directors since 1995.

    YUVAL ALMOG has served as a Director since 1993 and has been the President of Coral Group, Inc., a shareholder of Teltech capital stock, a venture capital enterprise.

    JAMES J. MAHONEY, JR. has served as a Director since 1988. Mr. Mahoney has been principal of HLM Partners I and II, a shareholder of Teltech capital stock involved in investment management, for 17 years.

    EAN BROWN was elected Executive Vice President of The Dialog Corporation, plc, a shareholder of Teltech capital stock, in January 1999 and has served as a Director since 1999. Mr. Brown was Senior Vice President of The Dialog Corporation from November 1997 to January 1999, and was Vice President of that entity from January 1994 to November 1997. The Dialog Corporation is involved in online information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of each class of Teltech's stock by (i) each person known to Teltech to own beneficially more than 5% of its stock, (ii) each director of Teltech, and
(iii) all directors and executive officers as a group. Unless otherwise indicated, the information is as of July 17, 2000 and each person has sole voting and investment power as to the shares shown. For the purposes of this proxy statement, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes any shares as to which the person has sole or shared investment power and any shares which the person has the right to acquire within 60 days of July 17, 2000, through the exercise of any stock option or other right.

NAME AND ADDRESS                                             CLASS         NUMBER        PERCENT
OF BENEFICIAL OWNER                                        OF SHARES      OF SHARES      OF CLASS
-------------------                                      --------------   ---------      --------
Coral Partners I and II ...............................  Common              82,774(1)     3.25%
  60 South Sixth Street                                  Series A Pfd.      410,000       56.60%
  Minneapolis, MN 55402                                  Series B Pfd.       56,411       11.39%
                                                         Series C Pfd.      191,338       30.11%
                                                         Series D Pfd.      183,949       42.81%
                                                         Series E Pfd.      228,359       15.44%

HLM Partners I and II .................................  Common              83,873(2)     3.29%
  222 Berkley Street                                     Series A Pfd.           --          --
  Boston, MA 02116                                       Series B Pfd.      288,462       58.25%
                                                         Series C Pfd.      132,273       20.82%
                                                         Series D Pfd.       74,626       17.37%
                                                         Series E Pfd.      194,879(3)     9.13%

The Dialog Corporation ................................  Common              21,000(4)     0.84%
  1100 Regency Parkway, Suite 10                         Series E Pfd.    1,380,282       66.46%
  Cary, NC 27511

Trilon Dominion .......................................  Common               1,965        0.08%
                                                         Series A Pfd.      273,333       37.74%
                                                         Series B Pfd.       37,607        7.59%
                                                         Series C Pfd.      127,566       20.07%
                                                         Series D Pfd.           --          --
                                                         Series E Pfd.      110,638        5.33%

Joseph Shuster ........................................  Common Stock       386,296(5)    14.73%
  24060 E Cedar Lake Road                                Series A Pfd.           --          --
  New Prague, MN 56071                                   Series B Pfd.        7,292        1.47%
                                                         Series C Pfd.           --          --
                                                         Series D Pfd.           --          --
                                                         Series E Pfd.       53,412(6)     2.56%

Jack Johnson ..........................................  Common             250,651(7)     9.23%
  13815 Guild Avenue
  Apple Valley, MN 55124

NAME AND ADDRESS                                             CLASS         NUMBER        PERCENT
OF BENEFICIAL OWNER                                        OF SHARES      OF SHARES      OF CLASS
-------------------                                      --------------   ---------      --------
Andrew Michuda ........................................  Common             502,890(8)    16.95%
  13635 Duluth Drive
  Apple Valley, MN 55124

Ean Brown(9) ..........................................  Common                  --          --
  5908 Baird Drive
  Raleigh, NC 27606

Yuval Almog(10) .......................................  Common              29,000(11)    1.16%
  Coral Ventures                                         Series E Pfd.        3,718(12)    0.18%
  60 S Sixth Street
  Minneapolis, MN 55402

James J. Mahoney, Jr.(13) .............................  Common                  --          --
  86 Winding River Road
  Needham, MA 02492

------------------------

 (1) Includes 79,827 shares which may be purchased upon exercise of warrants.

 (2) Consists of 83,873 shares which may be purchased upon exercise of options or warrants.

 (3) Includes 56,338 shares which may be purchased upon exercise of warrants.

 (4) Consists of 21,000 shares which may be purchased upon exercise of options.

 (5) Includes 158,408 shares which may be purchased upon exercise of options or warrants.

 (6) Includes 9,099 shares which may be purchased upon exercise of warrants.

 (7) Consists of 250,651 shares which may be purchased upon exercise of options.

 (8) Includes 502,110 shares which may be purchased upon exercise of options.

 (9) Mr. Brown is an Executive Vice President of The Dialog Corporation and exercises sole voting power over all Teltech shares held by it. Shares owned or subject to purchase by The Dialog Corporation are not included in the figures shown in the table for Mr. Brown.

 (10) Mr. Almog is a general partner of Coral Partners I and II and exercises sole voting power over all Teltech shares held by them. Shares owned or subject to purchase by Coral Partners I and II are not included in the figures shown in the table for Mr. Yuval.

 (11) Consists of 29,000 shares which may be purchased upon exercise of options.

 (12) Includes 1,803 shares which may be purchased upon exercise of warrants.

 (13) Mr. Mahoney is a general partners of HLM Partners I and II and exercises sole voting power over all Teltech shares held by them. Shares owned or subject to purchase by HLM Partners I and II are not included in the figures shown in the table for Mr. Mahoney.

                TELTECH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with "SELECTED FINANCIAL DATA" and the Financial Statements of Teltech and Notes thereto included elsewhere in this proxy statement/ prospectus. Except for the historical information contained herein, the discussion in this proxy statement/ prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of Teltech's plans, objectives, expectations and intentions. When used in this proxy statement/prospectus, the words "anticipate," "plan," "believe," "estimate," "expect" and similar expressions as they relate to Teltech's or its management are intended to identify such forward-looking statements. The cautionary statements made in this proxy statement/prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this proxy statement/prospectus. Teltech's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "RISK FACTORS," as well as those discussed elsewhere herein.

RESULTS OF OPERATIONS

    The table below summarizes changes in selected operating indicators, showing certain income, cost and expense items as a percentage of total revenue for each of the past three years. Inflation has not been a significant factor in Teltech's operations to date.

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                     1997        1998        1999
                                                    ------      ------      ------
Revenues..........................................  100.0%      100.0%      100.0%
Cost of Revenues..................................   62.8%       67.7%       61.5%
                                                    -----       -----       -----
Gross Margin......................................   37.2%       32.3%       38.5%
                                                    -----       -----       -----
Operating Expenses:
  Marketing and Sales.............................   16.2%       14.4%       11.9%
  General and Administrative......................   11.7%       12.9%       15.0%
  Research and Development........................    6.2%        7.1%       11.1%
                                                    -----       -----       -----
Operating Income (Loss)...........................    3.1%       (2.1)%       0.5%
Other Income (Expense)............................    0.2%       (0.1)%      (1.1)%
                                                    -----       -----       -----
Net Earnings (Loss)...............................    3.3%       (2.2)%      (0.6)%
                                                    =====       =====       =====

REVENUE BY SERVICE

                                                          YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
                                                      1997          1998          1999
                                                    --------      --------      --------
                                                               (IN THOUSANDS)
Research Services.................................   17,175        14,785        14,481
Knowledge Management Consulting Services..........    1,184         1,651         1,718
                                                     ------        ------        ------
                                                     18,359        16,436        16,199
                                                     ======        ======        ======

COMPARISON OF 1999 TO 1998

REVENUES

    Teltech's revenues for 1999 were $16.2 million, a 1.4% decrease from 1998 revenues of $16.4 million. Revenues for Knowledge Management Consulting Services increased slightly by $67,000 year to year.

    Revenues for the Research Services business decreased 2.1%. The new portal product, TT.com, was introduced in the third quarter of 1999 as a self-search tool to extend the product line full cycle. Sales of "Advantage" full service subscription contracts and renewal of current customer contracts left Teltech with a contract base equal to that of the prior year. Over the three prior years, this business had consistently declined by approximately 15% annually. Revenues from large client outsourcing increased by 9.7%, to $4.6 million from $4.2 million in 1998. The increase was due to considerable growth in activity levels of one client, as well as the execution of more favorable long-term contracts with all major clients. Custom project revenues increased 37%, with two projects from a single client making up 27% of the total increase.

    Teltech ended 1999 with a backlog of $1,342,000 which was seven and a half times greater than at December 31, 1998. Based on the current backlog, Teltech expects the Knowledge Management Consulting Services revenues to increase in 2000 and for Research Services revenues to increase for the first time in five years.

GROSS MARGIN

    Gross margin for 1999 was $6.2 million, or 38.5% of revenues, as compared to $5.3 million, or 32.3% of revenues, for 1998. This represents a $921,000, or 17.3%, increase from 1998 to 1999. Higher gross profit margins reflect a change in strategy to purchase content directly from suppliers versus the use of aggregators and continued productivity gains in professional services. Teltech expects a further increase in gross margin percentage in 2000 due to planned increases in revenues which will provide leverage over certain fixed costs, and changes in its mix of sales, from lower to higher margin consulting projects.

MARKETING AND SALES, GENERAL AND ADMINISTRATIVE

    Marketing and sales expense decreased 18.7% in 1999 to $1.9 million, from $2.4 million in 1998. The significant decrease resulted from reductions in marketing costs, sales force and conference activity. Teltech expects marketing and sales expense to increase in 2000 to a level higher than in 1999 due to expansion of its sales force, increased conference activity and greater marketing efforts.

    General and administrative expenses were $2.4 million and $2.1 million, or 15.0% and 12.9% of revenues, during 1999 and 1998, respectively. Contributors to higher general and administrative expenditures in 1999 included payment of a bonus to management.

RESEARCH AND DEVELOPMENT

    Research and development expenses for 1999 were $1.8 million, or 11.1% of revenues, as compared to $1.2 million, or 7.1% of revenues, in 1998. The increase in research and development spending in 1999 was driven by activities related to development of the TT.com research portal product as well as higher depreciation costs from system upgrades and Y2K equipment purchases. A portion of Teltech's portal development efforts are included in the cost of revenues and are essentially customer-sponsored product development expenses.

OTHER INCOME AND EXPENSES

    Other expense is primarily interest expense and for 1999 was ($183,000) compared to ($20,000) for 1998. The increase in other expense was attributable to borrowing on the line of credit to finance development of the portal.

NET INCOME/LOSS

    Teltech experienced a reduced net loss in 1999 of ($92,000) compared to a net loss in 1998 of ($356,000), despite a decrease in revenues of 1.4%. The smaller net loss occurred in 1999 as a result of a significant improvement in gross margin percentage.

COMPARISON OF 1998 TO 1997

REVENUES

    Teltech's revenues for 1998 were $16.4 million, a 10.5% decrease from 1997 revenues of $18.4 million in 1997. Knowledge Management Consulting revenues increased 39% to $1,651,000 primarily due to large contracts with several new clients.

    The revenue decrease was primarily due to Research Services revenue decreasing 13.9%. Pinpoint research services decreased 15% as the Internet continued to allow clients to locate information on their own, reducing their need for Teltech's professional services. Teltech's strategy to develop a self-research portal came from the need to reinvent this business. Large outsource contract revenues increased 9% and custom project revenues decreased 28%, with lower sales to one client resulting in 55% of the decrease.

GROSS MARGIN

    The gross margin in dollars decreased 22.3% from 1997 to 1998. Gross profit for 1998 was $5.3 million, or 32.3% of revenues, as compared to $6.8 million, or 37.2% of revenues, for 1997. The drop in gross profit margins was the result of higher costs incurred in obtaining published content. As client demand for Pinpoint services decreased, fixed price content did not allow for cost decreases. Teltech consequently looked to alternative suppliers which led to retraining its work force and caused a 90 - 120 day overlap of duplicate contract costs. On a positive note, a three year loss reserve relating to a major outsource contract expired in mid 1998.

MARKETING AND SALES, GENERAL AND ADMINISTRATIVE

    Marketing and sales expense in 1998 decreased 20.3% to $2.4 million from $3.0 million in 1997. The significant drop resulted from decreases in sales force costs as well as decreases in marketing and conference costs.

    General and administrative expenses remained flat at $2.1 million, representing 12.9% of revenues for 1998 and 11.7% of revenues for 1997.

RESEARCH AND DEVELOPMENT

    Research and development expenses in 1998 of $1.2 million, or 7.4% of revenues increased slightly over 1997, with the mid-year approval of a product development strategy to build a TT.com portal product.

OTHER INCOME AND EXPENSES

    Other expense for 1998 was ($20,000) compared to other income of $32,000 for 1997. This change was the result of using cash to fund operations and product development, thereby increasing borrowings and interest expense under the line of credit.

NET INCOME/LOSS

    Teltech experienced a net loss in 1998 of ($356,000) compared to net earnings in 1997 of $614,000 primarily as a result of significantly lower revenues. While Teltech experienced lower total operating expenses, which decreased approximately 9.7% from 1997, it could not make up for the decline in revenues which fell 10.5%, resulting in a 22.3% decrease in gross margin.

LIQUIDITY AND CAPITAL REQUIREMENTS

    Since inception, Teltech's funding requirements have been met by private equity investments, cash flow from operations and bank financing. The last financing conducted by Teltech was in 1995 when it sold $5,000,000 million of Series E Preferred stock. Since that time, Teltech's working capital requirements have been funded solely by cash flow and bank financing. Because Teltech has been profitable in only one of the last five years, it has had to monitor cash outflows carefully, and its product development activities have necessarily been restricted. In the past three years, costs of development activities attributable to new research services have averaged approximately $1,350,000. Capital expenditures were $684,000 in 1999 and are expected to approximate $700,000 in 2000.

    Teltech's cash position as of December 31, 1999 was an overdraft of $219,893 as compared to a positive balance of $262,370 at the end of 1998. The decrease in cash in 1999 was the result of lower borrowings under its bank line. While cash generated by operations in 1999 was $418,551, overall Teltech had a working capital deficit of $2,927,000 as of December 31, 1999.

    Teltech has in place a $2,000,000 line of bank credit secured by 80% of Teltech's accounts receivable. As of June 30, 2000, there was approximately $1,170,000 of credit available on this bank line. Borrowings bear interest at the rate of 3% over the bank's prime rate (9.0% at July 12, 2000). The line of credit requires certain covenants to be met and expires in June 2001. Teltech's management believes that cash generated from operations and available borrowings will be sufficient to meet its working capital and capital expenditure requirements through 2000. The belief is predicated on Teltech's ability to meet revenue and cost targets established in its 2000 Business Plan.

MARKET RISK

    Teltech's interest rate risk is that changes in interest rates would change its interest expense since most of Teltech's debt is at a floating rate. At December 31, 1999, Teltech had $996,543 of floating rate debt outstanding. A 2% change in the prime rate would change Teltech's interest expense by approximately $20,000 based on the amount outstanding at December 31, 1999. Teltech's foreign currency risk is not significant.

                     DESCRIPTION OF SOPHEON ORDINARY SHARES

GENERAL

    The following information is a summary of the material terms of Sopheon ordinary shares as set out in the Sopheon memorandum and articles of association as presently in effect. You are encouraged to read the form of memorandum and articles of association of Sopheon which are filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. See also "COMPARISON OF RIGHTS OF TELTECH SHAREHOLDERS AND SOPHEON SHAREHOLDERS."

    All of the issued Sopheon ordinary shares are fully paid. Sopheon ordinary shares are represented in certificated form and also in uncertificated form under "CREST." CREST is an electronic settlement system in the United Kingdom which enables Sopheon ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a physical certificate. All Sopheon ordinary shares:

    - may be represented by certificates in registered form issued (subject to the terms of issue of the shares) following issuance or receipt of the form of transfer bearing the appropriate stamp duty by Sopheon's registrars; or

    - may be in uncertificated form with the relevant CREST member account being credited with the Sopheon ordinary shares issued or transferred.

    Under English law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer Sopheon ordinary shares in the same manner and under the same terms as United Kingdom residents or nationals.

DIVIDENDS

    Holders of Sopheon ordinary shares may, by ordinary resolution, declare dividends but may not declare dividends in excess of the amount recommended by the directors. The directors may also pay interim dividends. No dividend may be paid other than out of profits available for distribution. Dividends on Sopheon ordinary shares will be announced and paid in pounds sterling.

PREEMPTIVE RIGHTS AND NEW ISSUES OF SHARES

    Under Section 80 of the Companies Act of Great Britain, directors are, with certain exceptions, unable to allot relevant securities without the authority of the shareholders in a general meeting. Relevant securities as defined in the Companies Act would include Sopheon ordinary shares or securities convertible into Sopheon ordinary shares. In addition, Section 89 of the Companies Act imposes further restrictions on the issue of equity securities, which would include Sopheon ordinary shares and securities convertible into ordinary shares, which are, or are to be, paid up wholly in cash and not first offered to existing shareholders.

DISCLOSURE OF INTERESTS IN SHARES

    The Companies Act gives Sopheon the power to require persons who it believes to have, or to have acquired within the previous three years, an interest in its voting shares, to disclose certain information with respect to those interests. Failure to supply the information required may lead to disenfranchisement of the relevant shares and a prohibition on their transfer and receipt of dividends and payments in respect of those shares. In this context, the term "interest" is widely defined and will generally include an interest of any kind whatsoever in voting shares. See "COMPARISON OF RIGHTS OF TELTECH SHAREHOLDERS AND SOPHEON SHAREHOLDERS--Disclosure of Interests."

CHANGES IN CAPITAL

    The Sopheon shareholders may pass an ordinary resolution to do any of the following:

    - consolidate, or consolidate and then divide, all or any of Sopheon's share capital into new shares of larger nominal amounts than its existing shares;

    - cancel any shares which have not, at the date of the relevant resolution, been subscribed or agreed to be subscribed by any person and reduce the amount of Sopheon's authorized share capital by the amount of the shares so canceled;

    - divide some or all of Sopheon's shares into shares of a smaller nominal amount; and

    - increase Sopheon's share capital.

    Sopheon will also be able to:

    - with the authority of shareholders by ordinary or special resolution, depending on the circumstances relating to the purchase, purchase its own shares; and

    - by special resolution and, where required by the Companies Act, with the sanction of the court, reduce its share capital, any capital redemption reserve, share premium account or any other undistributable reserve.

TRANSFER OF SHARES

    The Sopheon memorandum and articles of association do not restrict the transferability of Sopheon ordinary shares. Sopheon ordinary shares can be transferred by an instrument in any usual form or in any form acceptable to the directors. The directors may refuse to register a transfer:

    - if it is of shares which are not fully paid;

    - if it is not stamped and duly presented for registration, together with the share certificate and evidence of title as the directors reasonably require;

    - if it is with respect to more than one class of shares;

    - if it is in favor of more than four persons jointly; or

    - in certain circumstances, if the holder has failed to provide the required particulars to the investigating power referred to under "--Disclosure of Interests in Shares" above.

    Sopheon may not refuse to register transfers of Sopheon ordinary shares if this refusal would prevent dealings in the shares on the AIM market of the London Stock Exchange from taking place on an open and proper basis. The registration of transfers may be suspended at any time and for any period as the directors may determine. The register of shareholders may not be closed for more than 30 days in any year.

GENERAL MEETINGS AND NOTICES

    A shareholder who is not registered on Sopheon's register of shareholders with an address in the United Kingdom and who has not supplied to Sopheon an address within the United Kingdom for the purpose of giving notice will not be entitled to receive notices from Sopheon. In certain circumstances, Sopheon will be able to give notices to shareholders by advertisement in newspapers in the United Kingdom. Under the Sopheon memorandum and articles of association, the annual general meeting of shareholders will be held within 15 months after the preceding annual general meeting and at a time and place determined by the directors.

LIABILITY OF DIRECTORS AND OFFICERS

    See "COMPARISON OF RIGHTS OF TELTECH SHAREHOLDERS AND SOPHEON
SHAREHOLDERS--Liability of Directors and Officers" for a discussion of the inability of an English company to exempt directors and officers from certain liabilities.

REGISTRAR

    The registrar for Sopheon ordinary shares is Independent Registrars Group Limited (IRG) of Balfour House, 390/398 High Road, Ilford, Essex, England.

                            COMPARISON OF RIGHTS OF
                 TELTECH SHAREHOLDERS AND SOPHEON SHAREHOLDERS

    As a result of the merger, holders of Teltech stock who do not exercise their dissenters' rights will receive ordinary shares of Sopheon, a company incorporated under the laws of England and Wales. The following is a materially complete summary comparing the differences between the rights of a Teltech shareholder and a Sopheon shareholder arising from the differences between the corporate laws of Minnesota and of England and Wales, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. This summary is not a complete description of the laws of Minnesota or of England and Wales, the other rules or laws referred to in this summary, Teltech's restated articles of incorporation, the Teltech bylaws, or the Sopheon memorandum and articles of association.

                                 VOTING RIGHTS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

-  Teltech shareholders may take action by     -  A shareholder entitled to vote at a
   the affirmative vote of the holders of a       shareholders' meeting is entitled to one
   majority of the voting power of the shares     vote on a show of hands regardless of the
   present at a meeting, except where a           number of shares he or she holds;
   larger proportion is required by the           PROVIDED, HOWEVER, that if a poll is
   articles of incorporation or the bylaws.       lawfully demanded, each ordinary
   The Teltech restated articles of               shareholder would be entitled to one vote
   incorporation:                                 for each ordinary share held by the
   (1)  do not alter the voting rights of         shareholder.
        holders of Teltech common stock, and   -  The Sopheon memorandum and articles of
   (2)  grant the holders of Teltech              association provide that:
        preferred stock the right to vote in      (1)  resolutions will be conducted on a
        the election of directors and matters          show of hands, unless a poll is
        coming before any shareholders'                demanded by:
        meeting on which the holders of               (a)  the chairman of the meeting,
       Teltech common stock are entitled to    (b)  at least five shareholders present that
       vote, on the basis of the number of          have the right to vote at the meeting,
     shares of common stock into which the     (c)  any shareholder or shareholders
     preferred shares are then convertible        representing at least 10% of the voting
     for each share held.                         rights of all shareholders that have the
-  The Teltech bylaws provide that the            right to vote at the meeting, or
   presence of the holders of a majority of    (d)  any shareholder or shareholders holding
   the outstanding voting power entitled to       shares that have voting rights at the
   vote constitutes a quorum for the              meeting on which the aggregate sum paid on
   transaction of business at a shareholders'     its or their shares is equal to at least
   meeting.                                       10% of the total sum paid on all the
-  Under Minnesota law, articles of               shares having these voting rights at the
   incorporation may provide that in              meeting; and
   elections of directors and other specified  (2)  proxies of shareholders will be entitled
   circumstances, shareholders are entitled    to attend, speak and vote at shareholders'
   to cumulate votes. Teltech's restated
   articles of incorporation expressly
   provide that no shareholder may cumulate
   votes in the election of directors.

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

                                                    meetings on both a show of hands and on
                                                    a poll.
                                               -  Under English law, ordinary resolutions
                                               must be approved by holders of at least a
                                                  majority of the votes cast at the meeting.
                                                  Both special and extraordinary resolutions
                                                  require the affirmative vote of at least
                                                  75% of the votes cast at the meeting to be
                                                  approved.
                                               -  Two shareholders present in person, by
                                                  representative (in the case of a corporate
                                                  member) or by proxy and entitled to vote
                                                  constitute a quorum for purposes of a
                                                  general meeting.
                                               -  Cumulative voting is not recognized under
                                                  English law.

                           ACTION BY WRITTEN CONSENT

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Under Minnesota law, shareholders may take  -  Under English law, shareholders of a
   any action required or permitted to be      public company such as Sopheon are not
   taken at a shareholders' meeting without a     permitted to pass resolutions by written
   meeting if consented to in writing by all      consent.
   shareholders entitled to vote thereon.
   Teltech's bylaws do not modify Minnesota
   law regarding written action by
   shareholders.

         SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

                                               -  Under English law, shareholders may demand
                                                  that a resolution be voted on at an annual
                                                  general meeting if the demand is made:
                                                  (1)  by shareholders holding at least 5%
                                                  of the voting power of shares having a
                                                       right to vote on the resolution, or
                                               (2)  by at least 100 shareholders holding
                                                    shares on which there has been paid up
                                                    an average sum per shareholder of at
                                                    least L100.
                                               The shareholders must deposit the demand at
                                                  the company's registered office at least
                                                  six weeks before the annual general
                                                  meeting to which it relates. In general,
                                                  resolutions to

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

                                                  appoint directors must be put to
                                                  shareholders on the basis of one
                                                  resolution for each nominated director.
                                               -  A resolution including more than one
                                               director may be voted upon at a general
                                                  meeting only if the shareholders have
                                                  first unanimously approved so doing.

                        SOURCES AND PAYMENT OF DIVIDENDS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

-  Minnesota law provides that a board may     -  Subject to the prior rights of holders of
   authorize, and a corporation may make, a       preferred shares, an English company may
   distribution only if the corporation is        pay dividends on its ordinary shares only
   able to pay its debts in the ordinary          out of its distribut-able profits, defined
   course of business after making the            as accumulated, realized profits less
   distribution.                                  accumulated, realized losses, and not out
-  The bylaws of Teltech provide that subject     of share capital, which includes share
   to the provisions of law, the board of         premiums, being the excess of the
   directors may authorize distributions          consideration for the issue of shares over
   whenever, and in such amounts as, in its       the aggregate nominal amount of such
   opinion, the condition and affairs of the      shares. Amounts credited to the share
   corporation shall render it advisable.         premium account, however, may be used to
                                                  pay up unissued shares which may then be
                                                  distributed to shareholders in proportion
                                                  to their holdings.
                                               -  In addition, under English law, Sopheon
                                               will not be permitted to make a distribution
                                                  if, at the time, the amount of its net
                                                  assets is less than the aggregate of its
                                                  issued and paid-up share capital and
                                                  undistributable reserves. Subject to these
                                                  limitations, the Sopheon board will have
                                                  the power under the Sopheon memorandum and
                                                  articles of association to pay cash
                                                  dividends.

                       RIGHTS OF PURCHASE AND REDEMPTION

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Under Minnesota law, a corporation may      -  Sopheon may issue redeemable shares on
   acquire its own shares only if the board    such terms as may be provided by its articles
   determines that the corporation will be        of association.
   able to pay its debts in the ordinary       -  Sopheon may purchase its own shares,
   course of business after making the            including any redeemable shares, if
   purchase. Furthermore, a public                (a) in the case of an open-market
   corporation may not purchase any voting        purchase, authority to make the market
   shares from a person who beneficially owns     purchase has been given by
   more than 5% of the voting power of

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
   the corporation for more than the market       an ordinary resolution of its
   value of the shares if the shares have         shareholders, or (b) in all other cases,
   been beneficially owned by that person for     the purchase has been approved by a
   less than two years, unless the purchase       special resolution.
   is approved at a meeting of shareholders    -  Sopheon may redeem or repurchase shares
   by the majority of all shares entitled to      only if the shares are fully paid and only
   vote, or unless the corporation makes an       out of:
   offer of at least equal value per share to     (1)  distributable profits, or
   all holders of the class to be purchased    (2)  the proceeds of a new issue of shares
   and any holders of securities that may be        made for the purpose of the repurchase
     converted into that class.                   or redemption.
-  Teltech's bylaws provide that, subject to
   the provisions of law, the board of
   directors may authorize the acquisition of
   the corporation's shares whenever and in
   such amounts as, in its opinion, the
   condition of the affairs of the
   corporation render it advisable.

                        SPECIAL MEETINGS OF SHAREHOLDERS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

-  Minnesota law requires a corporation to     -  Under English law, an extraordinary
   hold a special meeting of shareholders on   general meeting of shareholders may be called
   call of the chief executive officer, the       by
   chief financial officer, two or more           (1)  the board of directors; or
   directors, a shareholder or shareholders    (2)  shareholders holding at least one-tenth
   holding 10% or more of the voting power     of the paid-up capital of the company
     (or 25% or more of the voting power for        carrying voting rights at general
     decision effecting a business                  meetings.
     combination) or the persons authorized    -  The notice requirements for an ordinary
     to do so in the corporations articles of     resolution, an extraordinary resolution
   incorporation or bylaws.                       and a special resolution are as follows:
-  The Teltech bylaws provide that                (1)  Ordinary resolution--14 clear days'
   shareholders entitled to receive notice of          notice;
        a special meeting must receive notice  (2)  Extraordinary resolution--14 clear days'
        of the meeting at least five days and       notice; and
        not more than 60 days prior to the     (3)  Special resolution--21 clear days'
     meeting, provided that at least 14 days   notice.
     notice is required for a meeting at       In addition, general meetings may be called
     which there is to be considered a            upon shorter notice if:
   proposal to adopt a plan of merger or          (1)  in the case of an annual general
   exchange.                                      meeting, all the shareholders who are
                                                       permitted to attend and vote agree to
                                                       the shorter notice; or
                                               (2)  in the case of an extraordinary general
                                                    meeting, a majority of the shareholders
                                                    holding at least 95% by nominal value of

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

                                                    the shares which can be voted at this
                                                    meeting so agree.
                                               "Clear days' notice" means calendar days and
                                                  excludes (i) the date of mailing,
                                                  (ii) the date of receipt of the notice and
                                                  (iii) the date of the meeting itself.
                                               -  Sopheon's articles of association will
                                               provide that documents sent by mail are
                                                  considered received 24 hours after
                                                  mailing.
                                               -  "Extraordinary resolutions" are relatively
                                                  unusual and are confined to matters out of
                                                  the ordinary course of business, such as a
                                                  proposal to wind up the affairs of the
                                                  company.
                                               -  "Special resolutions" generally involve
                                                  proposals to
                                                  (1)  change the name of the company;
                                               (2)  alter its capital structure;
                                               (3)  change or amend the rights of
                                                    shareholders;
                                               (4)  permit the company to issue new shares
                                                    for cash without applying the
                                                    shareholders' preemptive rights;
                                               (5)  amend the company's objects, or purpose,
                                                    clause in its memorandum of association;
                                               (6)  amend the company's articles of
                                                    association; or
                                               (7)  carry out other matters for which the
                                                    company's articles of association or the
                                                    Companies Act prescribe that a "special
                                                    resolution" is required.
                                               -  All other proposals relating to the
                                               ordinary course of the company's business,
                                                  such as the election of directors and
                                                  transactions, such as mergers,
                                                  acquisitions and dispositions, are the
                                                  subject of an "ordinary resolution."

                               DISSENTERS' RIGHTS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

-  Under Minnesota law, a shareholder of a     -  While English law does not generally
   corporation is entitled to receive payment  provide for dissenters' rights, a shareholder
   for the fair value of his or her shares        may apply to a court and the court may
   if, among other things, such shareholder       specify terms for the compulsory
   dissents from a plan of share exchange,        acquisition of that shareholder's shares
   sale or exchange of all or substantially       that it considers appropriate as described
   all of the property of the corporation, or     under "--Shareholders' Votes on Certain
   a merger or control share acquisition to       Transactions" below
   which such corporation is a party.
-  Dissenters' rights are not available to
   the holders of shares of a surviving
   corporation in the merger, if the merger
   does not require the approval of the
   shareholders of that corporation. For a
   description of the dissenters' rights to
   which Teltech shareholders are entitled in
   connection with the merger, see "THE
   MERGER--Dissenters' Rights."

                               PREEMPTIVE RIGHTS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Minnesota law grants shareholders certain   -  Under English law, the issuance for cash
   preemptive rights to purchase newly issued  of: (1) equity securities, being those which,
   shares or rights of the company, with          with respect to dividends or capital,
   certain exceptions, unless restated            carry a right to participate beyond a
   otherwise provided in the articles of          specified amount; or (2) rights to
   incorporation.                                 subscribe for or convert into equity
-  The restated articles of incorporation of      securities must be offered first to the
   Teltech provide that no shareholder will       existing equity shareholders in proportion
   be entitled to any preemptive right to         to the respective nominal values of their
   purchase, subscribe for or otherwise           holdings, unless a special resolution to
   acquire any new or additional securities       the contrary has been passed by
   of the corporation, or any options or          shareholders in a general meeting.
   warrants to purchase, subscribe for or      -  At its annual general meeting each year,
   otherwise acquire any such new additional      Sopheon has passed, as is the custom of
   securities before the corporation may          many English companies listed on the
   offer them to other persons.                   London Stock Exchange, a resolution to
                                                  authorize the board of directors of
                                                  Sopheon to allot up to a specified amount
                                                  of share capital for cash without these
                                                  preemption rights.

                       AMENDMENT OF GOVERNING INSTRUMENTS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Under Minnesota law, an amendment to the    -  Under English law, shareholders have the
   articles of incorporation can be proposed      power to amend:
   by a resolution approved by a majority of      (1)  the objects, or purpose, clause in a
   the directors, or proposed by a                     company's memorandum of association;
        shareholder or shareholders holding            and
        three percent or more of the voting    (2)  any provisions of the company's articles
        power of the shares entitled to vote.       of association by special resolution,
        An amendment to the articles of             subject to, in the case of amendments to
        incorporation requires the                  the objects clause of the memorandum of
     affirmative vote of a majority of the          association, the right of dissenting
     voting power of the shares entitled to         shareholders to apply to the courts to
     vote unless the articles of                    cancel the amendments.
     incorporation, the bylaws, a shareholder  -  Under English law, the board of directors
     control agreement or the laws of          is not authorized to change the memorandum of
     Minnesota require a larger proportion or     association or the articles of
     number. In certain circumstances, the        association. Amendments affecting the
     holders of the outstanding shares of a       rights of the holders of any class of
     class or series are entitled to vote as      shares may, depending on the rights
   a class or series upon a proposed              attached to the class and the nature of
   amendment, whether or not entitled to vote     the amendments, also require approval by
   thereon by the provisions of the articles      extraordinary resolution of the classes
   of incorporation. The restated articles of     affected in separate class meetings. See
   incorporation of Teltech do not contain a      "--Stock Class Rights."
   provision specifically addressing the
   amendment to the articles.
-  Minnesota law states that the bylaws may
   be adopted or amended by the board of
   directors, unless the power is reserved
   exclusively for shareholders in the
   articles of incorporation, and subject to
   certain instances in which shareholder
   approval is required. After initial bylaws
   are adopted, the board of directors may
   not, without shareholder approval, adopt,
   amend or repeal a bylaw fixing a quorum
   for meetings of shareholders, prescribing
   procedures for removing directors or
   filling vacancies in the board, or fixing
   the number of directors or their
   classifications, qualifications or terms
   of office except that the board may adopt
   or amend a bylaw to increase the number of
   directors. Holders of three percent or
   more of the voting power may call for the
   adoption, amendment or repeal of a bylaw.
   The restated articles of incorporation and
   bylaws of Teltech do not supplement
   Minnesota law regarding the amendment of
   bylaws.

                      PREFERRED STOCK AND PREFERENCE STOCK

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Teltech has five classes of preferred       -  Subject to the rights of any existing
   stock. Without the affirmative vote of the     shareholders, the Sopheon memorandum and
   holders of at least a majority of the          articles of association permit Sopheon to
   voting power of preferred shares (acting       issue new shares with any rights granted
   together as a single class), Teltech           to holders of such shares, including
   cannot:                                        rights of priority over the Sopheon
   (1)  authorize or issue additional             ordinary shares.
        preferred shares or shares having      -  Sopheon has issued 19,228,885 deferred
        priority over any series of preferred  shares of 15p each.
   shares;
   (2)  declare or pay dividends or make
        other distributions on shares which
        are junior to the preferred shares or
        purchase or redeem shares which are
        junior to the preferred shares;
   (3)  issue common shares below $3.55 per
        share;
   (4)  sell, lease, license or otherwise
        dispose of all or substantially all
        of its assets, or consolidate with or
        merge into any other corporation or
        entity or permit any other
        corporation or entity to consolidate
        with or merge into it (other than
        subsidiary mergers or mergers with
        corporations 80% owned by
        shareholders of Teltech).
-  Holders of Teltech's preferred stock also
   currently hold certain preferences upon
   the liquidation or sale of Teltech.
   Preferred stockholders will be paid the
   preference amount upon consummation of the
   merger. See "THE MERGER--Merger
   Consideration."

                               STOCK CLASS RIGHTS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Under Minnesota law, any change to the      -  The Sopheon memorandum and articles of
   rights of holders of the Teltech common        association provide that
   stock or any series of preferred stock         (1)  the rights of any class of shares may
   would require an amendment to the Teltech      only be changed by an extraordinary
        articles of incorporation.                     resolution passed at a separate class
-  Minnesota law provides that the holders of     meeting of the holders of the relevant
   shares of a class or series shall be           class of shares;
   entitled to vote as a class upon a          (2)  the quorum required for the separate
   proposed amendment if                            class meetings is at least two people
     the amendment will:                            who hold, or act as proxies for, at
   (1)  increase or decrease the aggregate             least one third of the total nominal
        number of authorized shares of the             value of the
        class

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
        or series;                                     existing shares of the class, except
   (2)  effect an exchange, reclassification,          at any adjournment of a class
        or cancellation of all or any part of          meeting, one shareholder shall
        the shares of the class or series;             constitute a quorum, regardless of
   (3)  effect an exchange, or create a right          the number of shares that person
        of exchange, of all or any part of             holds; and
     the shares of another class or series     (3)  a poll may be demanded at a separate
     for the shares of the class or series;         class meeting by any person present in
   (4)  change the rights or preferences of         person or by proxy and entitled to vote.
        the shares of the class or series;
   (5)  change the shares of the class or
        series, whether with or without par
        value, in to the same or a different
        number of shares, either with or
        without par value, of another class
        or series;
   (6)  create a new class or series of
        shares having rights and preferences
        prior and superior to the shares of
        that class or series, or increase the
        rights and preferences or the number
        of authorized shares, of a class or
        series having rights and preferences
        prior or superior to the shares of
        that class or series;
   (7)  divide the shares of the class into
        series and determine the designation
        of each series and the variations in
        the relative rights and preferences
        between the shares of each series, or
        authorize the board to do so;
   (8)  limit or deny any existing preemptive
        rights of the shares of the class or
        series; or
   (9)  cancel or otherwise affect
        distributions on the shares of the
        class or series that have accrued by
        have not been declared.

                  SHAREHOLDER'S VOTES ON CERTAIN TRANSACTIONS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Generally, under Minnesota law, unless the  -  The Companies Act provides for schemes of
   articles of incorporation provide for the      arrangement, which are arrangements or
   vote of a larger portion of the stock,         compromises between a company and any
   completion of a merger, consolidation,         class of shareholders or creditors and
   sale, lease or exchange of all or              used in certain types of reconstructions,
   substantially all of a corporation's           amalgamations, capital reorganizations or
   assets or dissolution requires                 takeovers. These arrangements require
   (1)  the approval of the majority of the
        board

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

        of directors present at a meeting of           (1)  the approval at a special
        the board of directors; and                    meeting convened by order of the
   (2)  approval by the vote of the holders                 court of, shareholders or
        of a majority of the outstanding                    creditors representing 75% in
        stock.                                         value of the capital held by or debt
-  In certain cases, classes or series of              owed to the class of shareholders or
   shares are entitled to vote separately as      creditors or class thereof present and
   a class or series.                             voting, either in person or by proxy, and
-  In addition, Teltech's restated articles    (2)  the approval of the court.
   of incorporation provide for approval by a  -  Once approved and sanctioned, all
   majority of the voting power of all series     shareholders and creditors of the relevant
   of preferred shares, (voting together as a     class are bound by the terms of the
   single class) of a merger.                     scheme, and a dissenting shareholder would
                                                  have no rights comparable to appraisal
                                                  rights provided under Delaware law.
                                               -  Under the rules of the United Kingdom
                                                  Financial Services Authority, shareholder
                                                  approval:
                                                  (1)  is usually required for an
                                                  acquisition by an AIM listed company if,
                                                       generally, the size of the company or
                                                       business to be acquired represents
                                                       100% or more of the size of the AIM
                                                       listed company; and
                                               (2)  may also be required for an acquisition
                                                    or disposal of assets between an AIM
                                                    listed company and parties, including:
                                                    (a)  directors of the company or its
                                                         subsidiaries;
                                               (b)  holders of 10% of the nominal value of
                                                    any class of the company's or any
                                                    holding company's or its subsidiary's
                                                    shares having the right to vote; or
                                               (c)  any of their affiliates.
                                               -  The Companies Act of Great Britain also
                                                  provides:
                                                  (1)  that where a takeover offer is made
                                                  for the shares of a United Kingdom company
                                                       incorporated in Great Britain; and
                                               (2)  within four months of the date of the
                                                    offer, the offeror has acquired or
                                                    contracted to acquire at least
                                                    nine-tenths in value of the shares of
                                                    any class to which the offer relates,
                                                    the offeror may,

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
                                                    within two months of reaching the
                                                    nine-tenths level, require shareholders
                                                    who do not accept the offer to transfer
                                                    their shares on the terms of the offer.
                                                    A dissenting shareholder may object to
                                                    the transfer or its proposed terms by
                                                    applying to the court within six weeks
                                                    of the date on which notice of the
                                                    transfer was given. In the absence of
                                                    fraud or oppression, the court is
                                                    unlikely to order that the acquisition
                                                    not take effect, but it may specify
                                                    terms of the transfer that it finds
                                                    appropriate. A minority shareholder is
                                                    also entitled in these circumstances, in
                                                    the alternative, to require the offeror
                                                    to acquire his shares on the terms of
                                                    the offer.

                              RIGHTS OF INSPECTION

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Minnesota law provides that a shareholder,  -  Except when closed under the provisions of
   beneficial owner, or a holder of a voting      the Companies Act of Great Britain, the
   trust certificate in a publicly held           register and index of names of
   corporation has, upon written demand           shareholders of an English company may be
   stating the purpose, a right at any            inspected during business hours:
   reasonable time to examine and copy the        (1)  for free, by its shareholders; and
   corporation's share register and other      (2)  for a fee by any other person.
   corporate records reasonably related to     In both cases, the documents may be copied
   the stated purpose and described with          for a fee.
   reasonable particularity in the written     -  The shareholders of an English public
   demand upon demonstrating the stated           company may also inspect, without charge,
   purpose to be a purpose reasonably related     during business hours:
   to the person's interest as a shareholder,     (1)  minutes of meetings of the
   beneficial owner, or holder of a voting        shareholders and obtain copies of the
   trust certificate of the corporation.               minutes for a fee; and
                                               (2)  service contracts of the company's
                                                    directors, if the contracts have more
                                                    than 12 months unexpired or require more
                                                    than 12 months' notice to terminate.
                                               -  In addition, the published annual accounts
                                               of a public company are required to be
                                                  available for shareholders at a general
                                                  meeting and a shareholder is entitled to a
                                                  copy of these accounts.

                       STANDARD OF CONDUCT FOR DIRECTORS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Minnesota law provides that a director      -  Under English law, a director has a
   shall discharge the duties of the position  fiduciary duty to act in a company's best
   of director in good faith, in a manner the     interest. This duty includes obligations:
   director reasonably believes to be in the      (1)  not to create an actual or potential
   best interests of the corporation, and              conflict between his duty to the
        with the care an ordinarily prudent            company and duties to any other
        person in a like position would                person or his personal interests; and
        exercise under similar circumstances.  (2)  to exercise his powers only in
        A person who so performs those duties  accordance with the memorandum and articles
        is not liable by reason of being or         of association of the company.
     having been a director of the             -  In addition, a director must exercise
     corporation.                                 reasonable care and skill. The precise
-  Neither the Teltech articles of                scope of this duty is unclear, but the
   incorporation nor the Teltech bylaws           test appears to be both subjective (i.e.,
   contains any specific provisions setting       was the director's conduct that of a
   forth the standard of conduct of a             reasonably diligent person who has the
   director                                       knowledge and experience of the director)
                                                  and objective (i.e., was the director's
                                                  conduct that of a reasonably diligent
                                                  person having the knowledge and experience
                                                  that a director should have).

                    CLASSIFICATION OF THE BOARD OF DIRECTORS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Minnesota law permits, but does not         -  English law permits a company to provide
   require, a classified board of directors,   for the classification of the board of
   with the terms of any such classes to be       directors with respect to the term of
   provided for in the articles of                office that any director may hold.
   incorporation or bylaws.                    -  The memorandum and articles of association
                                                  of Sopheon, however, will not provide for
                                                  a classified board.

                              REMOVAL OF DIRECTORS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Under Minnesota law, any one or all of the  -  Under the Companies Act, shareholders may
   directors may be removed at any time, with     remove a director without cause by
   or without cause, by the affirmative vote      ordinary resolution, irrespective of any
   of the majority of all shares entitled to      provisions of the company's articles of
   vote at an election of directors; provided     association or service contract the
   that, if a director has been elected           director has with the company, provided
   solely by the holders of a class or series     that 28 clear days' notice of the
   of shares, as stated in the articles or        resolution is given to the company.
   bylaws, then that director may be removed   -  The memorandum and articles of association
   only by the affirmative vote of the            of Sopheon provide that one-third of all
   holders of a majority of the voting power      directors, other than the Executive
   of all shares of that class or series          Chairman and Managing Director, in office
   entitled to                                    at the date

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
   vote at an election of that director. In a     of an annual general meeting will retire
   corporation permitting cumulative voting,      from office. These retired directors will
   unless the entire board is removed             be eligible for reelection.
   simultaneously, a director is not removed
   from the board if there are cast against
   removal of that director the votes of a
   proportion of the voting power sufficient
   to elect the director at an election of
   the entire board under cumulative voting.
-  Under Minnesota law, directors may be
   removed by directors at any time, with or
   without cause, if:
   (1)  the director was named by the board
        to fill a vacancy;
   (2)  the shareholders have not elected
        directors in the interval between the
        time of the appointment to fill a
        vacancy and the time of the removal;
        and
   (3)  a majority of the remaining directors
        votes affirmatively to remove the
        director.
-  Neither the Teltech restated articles of
   incorporation nor the Teltech bylaws
   address the issue of removal of directors
   or permit cumulative voting. Accordingly,
   any director of Teltech may be removed
   only for cause by the affirmative vote of
   holders of a majority of the shares
   entitled to vote for the election of
   directors.

                      VACANCIES ON THE BOARD OF DIRECTORS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Under Minnesota law, vacancies resulting    -  Under English law, shareholders may by
   from the death, resignation, removal or        ordinary resolution appoint a person to be
   disqualification of a director may be          a director:
   filled by the affirmative vote of a            (1)  to fill a vacancy; or
   majority of the remaining directors, even   (2)  to become an additional director,
   though less than a quorum, and vacancies    subject to any maximum provided in the
     resulting from a newly-created                 company's articles of association. The
     directorship may be filled by the              board of directors has the power to
     affirmative vote of a majority of the          appoint a director to serve until the
     directors serving at the time of the           next annual general meeting of the
     increase.                                    company, whereupon the director concerned
-  The shareholders may elect a new director      is required to retire but will be eligible
   to fill a vacancy that is created by the       for election.
   removal of a director by the shareholders.
   The Teltech restated articles of
   incorporation provides that, subject to
   the rights of any class of preferred

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
   shareholders:
   (1)  any vacancies on the Teltech board;
   or
   (2)  newly created directorships will be
        filled only by the affirmative vote
        of a majority of the remaining
        directors in office, even if less
        than a quorum. The Teltech bylaws
        also provide that any directors
        chosen to fill a vacancy or newly
        created directorship will serve until
        their successors are elected by the
        shareholders, who may make such
        election at the next regular or
        special meeting of the shareholders.

                      LIABILITY OF DIRECTORS AND OFFICERS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Minnesota law provides that a corporation   -  English law does not permit a company to
   may set forth in its articles of               exempt any director or officer of the
   incorporation a provision eliminating or       company or any person employed by the
   limiting the personal liability of a           company as an auditor from any liability
   director to the corporation or its             arising from negligence, default, breach
   shareholders for monetary damages for          of duty or breach of trust against the
   breach of his duties as a director,            company.
   provided that such provision shall not
   eliminate or limit the liability of a
   director:
   (1)  for any breach of the director's duty
        of loyalty to the corporation or its
        shareholders;
   (2)  for acts or omissions not in good
        faith or which involve intentional
        misconduct or are known to the
        director to be a violation of law;
   (3)  for any vote for or assent to an
        unlawful distribution to shareholders
        as prohibited under Minnesota law or
        for actions leading to certain civil
        liabilities under Minnesota law;
   (4)  for any violation of the antifraud
        provisions or registration provisions
        of Minnesota's securities laws; or
   (5)  for any transaction from which the
        director derived an improper personal
        benefit.
-  Teltech's restated articles of
   incorporation provide that, to the fullest
   extent permitted by Minnesota law, a
   director of Teltech will not be liable to
   Teltech or its shareholders for

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
   money damages for breach of fiduciary duty
   as a director.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Minnesota law requires corporations,        -  English law does not permit a company to
   unless limited by their articles of            indemnify:
   incorporation, to indemnify any director,      (1)  a director or officer of the company;
   officer or employee made or threatened to      or
   be made a party to a proceeding by reason   (2)  any person employed by the company as an
     of the former or present "official             auditor against any liability arising
     capacity" of the person against                from negligence, default, breach of duty
     judgments, penalties and fines as well         or breach of trust against the company,
     as reasonable expenses incurred by the         EXCEPT that indemnification is allowed
     person in connection with the proceeding       for liabilities incurred in proceedings
     if the person has:                             in which (i) judgment is entered in
   (1)  not been indemnified by another             favor of the director or officer or the
        organization for the same                      director or officer is acquitted, or
        liabilities;                                   (ii) the director or officer is held
   (2)  acted in good faith;                   liable, but the court finds that he acted
   (3)  received no improper personal          honestly and reasonably and that relief
benefit;                                       should be granted.
   (4)  had no reasonable cause to believe     -  The Companies Act of Great Britain enables
        the conduct was unlawful in the case      companies to purchase and maintain
   of a criminal proceeding; and                  insurance for directors, officers and
   (5)  depending on the nature of the            auditors against any liability arising
        conduct, the person either reasonably          from negligence, default, breach of
        believed that the conduct was in the           duty or breach of trust against the
        best interests of the corporation or           company.
        that the conduct was not opposed to    -  Sopheon will maintain directors' and
   the best interests of the corporation.      officers' insurance.
-  Minnesota law further authorizes any court
   of competent jurisdiction, unless the
   articles of incorporation provide
   otherwise, to order indemnification
   generally if the court determines a
   director or officer of a corporation is
   entitled to mandatory indemnification or
   is otherwise fairly and reasonably
   entitled to indemnification in view of all
   the relevant circumstances. Minnesota law
   also authorizes corporations to advance
   reasonable expenses in advance of final
   disposition of a proceeding generally if
   the individual affirms in writing a good
   faith belief that he satisfies the
   standard of conduct for permissive
   indemnification, the individual undertakes
   in a signed writing to repay the advance
   if it is determined he does not satisfy
   the standard of conduct for permissive

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
   indemnification and the corporation
   determines that the facts then known do
   not preclude indemnification.
-  The Teltech bylaws provide that Teltech
   will be required to indemnify a person for
   such expenses, liabilities, in such
   manner, under such circumstances, and to
   such extent, as permitted under Minnesota
   law.
-  Teltech maintains directors' and officers'
   insurance.

                              SHAREHOLDERS' SUITS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Under Minnesota law, a court may grant any  -  English law only permits a shareholder to
   equitable relief it deems just and             initiate a lawsuit on behalf of the
   reasonable in an action by a shareholder       company in limited circumstances: the
   when it is established that:                   Companies Act 1985, as amended permits a
   (1)  the directors are deadlocked in the       shareholder whose name is on the register
        management of the corporate affairs       of shareholders of the company to apply
        and the shareholders are unable to             for a court order:
        break the deadlock;                       (1)  when the company's affairs are being
   (2)  the directors, or those in control of          or have been conducted in a manner
        the corporation, have acted                    unfairly prejudicial to the interests
        fraudulently in or illegally toward            of all or some shareholders,
        one or more shareholders in their              including the shareholder making the
        capacities as shareholders or                  claim; or
     directors of the corporation;             (2)  when any act or omission of the company
   (3)  the directors, or those in control of       is or would be so prejudicial.
        the corporation, have acted in a       -  A court has wide discretion in granting
   manner unfairly prejudicial toward one or   relief, and may authorize civil proceedings
   more shareholders in their capacities as       to be brought in the name of the company
   shareholders or directors of a corporation     by a shareholder on terms that the court
   that is not publicly held;                     directs. Except in these limited
   (4)  the shareholders of the corporation       circumstances, English law does not
        are so divided in voting power that,      generally permit class action lawsuits by
        for a period of time that includes        shareholders on behalf of the company or
        the time when two consecutive regular          on behalf of other shareholders.
        meetings were held, they have failed
        to elect successors to directors
        whose terms have expired or would
        have expired upon the election and
        qualifications of their successors;
        or
   (5)  the corporate assets are being
        misapplied or wasted.
-  The above statutory regulations do not
   limit a shareholder's right to seek
   redress on behalf

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
   of the corporation via a traditional
   derivative suit under Minnesota law.

               CERTAIN PROVISIONS RELATING TO SHARE ACQUISITIONS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Minnesota law prohibits an "acquiring       -  Takeovers of public companies are
   person" who makes a "control share          regulated by the City Code, which is:
   acquisition" in an "issuing public             (1)  comprised of non-statutory
   corporation" from exercising voting rights          rules unenforceable at law; and
        on any "control shares" unless such    (2)  administered by the Takeover Panel, a
        voting rights are conferred by a            body consisting of representatives of
        majority vote of the disinterested          City of London financial and
     shareholders of the issuing corporation        professional institutions which oversees
     at a special meeting of such                   the conduct of takeovers.
     shareholders held upon the request and    -  The City Code provides that when:
     at the expense of the acquiring person.      (1)  any person acquires, whether by a
     Unless otherwise provided in a               series of transactions over a period of
     corporation's articles of incorporation           time or not, shares which, together
or bylaws before a control share acquisition           with shares held or acquired by
has occurred, in the event that control                persons acting in concert with him,
        shares acquired in a control share             represent 30% or more of the voting
        acquisition are accorded full voting           rights of a public company; or
        rights and the acquiring person        (2)  any person, together with persons acting
        acquires control shares with a              in concert with him, holds at least 30%
        majority or more of all voting power,       but not more than 50% of the voting
        all shareholders of the issuing             rights and that person, or any person
        corporation have dissenters' rights         acting in concert with him, acquires any
        to receive the fair value of their          additional shares, the person must
        shares. "Control shares" mean shares        generally make an offer for all of the
     acquired by a person that, when added to       equity shares of the company, whether
     all other shares of the issuing public         voting or non-voting, and any class of
     corporation owned by that person or in         voting non-equity shares of the company
     respect of which that person may               held by that person or any person acting
     exercise or direct the exercise of             in concert with him, for cash, or
     voting power, would otherwise entitle          accompanied by a cash alternative, at
     that person to exercise voting power of        not less than the highest price paid by
     the issuing public corporation in the          the person or these persons for the
     election of directors within any of the        relevant shares during the 12 months
     following ranges: (a) at least 20% but         preceding the date of the offer.
     less than 33 1/3%, (b) at least 33 1/3%
     but less than or equal to 50%, or
     (c) over 50%. "Control share
     acquisition" means, subject to certain
     exceptions, the acquisition, directly or
     indirectly, by an acquiring person of
     beneficial ownership of shares of an
     issuing public corporation that would,
     when added to all other shares of the
     issuing public corporation beneficially
     owned by the acquiring person, entitle
     the acquiring person, immediately after
     the acquisition, to exercise or direct
     the exercise of a new range of voting
     power within any of the ranges specified
     in the definition of "control shares."
     Shares acquired within 120 days or
     pursuant to a plan to make a control
     share acquisition are considered to

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
     have been acquired in the same
     acquisition. An "issuing public
     corporation" is a corporation that has
     50 or more shareholders. The above
     provisions do not apply if, before a
     control share acquisition is made, the
     corporation's articles of incorporation
     or bylaws (including a board adopted
     bylaw) provide that said provisions do
     not apply. Teltech's restated articles
     of incorporation and bylaws do not
     exclude Teltech from the restrictions
     imposed by such provisions.

                             ANTI-TAKEOVER MEASURES

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Under Minnesota law, directors generally    -  Under English law, directors of a company
   have a duty to act without self-interest,      have a fiduciary duty to take only those
   on a well-informed basis and in a manner       actions which are in the interests of the
   they reasonably believe to be in the best      company. Generally, anti-takeover measures
   interests of the shareholders.                 are not actions which fall within this
   Nevertheless, a Minnesota court will           category.
   generally apply a policy of judicial        -  Under the City Code, a company is
   deference to board of director decisions    prohibited from taking any action without the
   to adopt anti-takeover measures in the         approval of its shareholders at a general
   face of a potential takeover where the         meeting after:
   directors are able to show that:               (1)  a BONA FIDE offer has been
   (1)  they had reasonable grounds for           communicated to its board of directors; or
        believing that there was a danger to   (2)  its board of directors has reason to
        corporate policy and effectiveness          believe that a BONA FIDE offer might be
     from an acquisition proposal; and              imminent, which action could effectively
   (2)  the board action taken was reasonable       result in the offer being frustrated or
        in relation to the threat posed.            in the shareholders being denied an
                                                       opportunity to decide on its merits.

                            DISCLOSURE OF INTERESTS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Because Teltech does not have a class of    -  The Companies Act of Great Britain
   equity securities registered under the      provides that anyone who acquires a material
   Exchange Act, there is no requirement for      interest or becomes aware that he has
   any party to report its ownership of           acquired a material interest in 3% or more
   Teltech stock in SEC filings.                  of any class of shares of a public
                                                  company's issued share capital carrying
                                                  rights to vote at general shareholder
                                                  meetings must notify that company in
                                                  writing of his interest within two days.
                                                  Thereafter, any increase or decrease of a
                                                  whole percentage or decrease which reduces
                                                  the interest to below 3% must be notified
                                                  in

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

                                                  writing to the company. This requirement
                                                  will apply to holders of Sopheon ordinary
                                                  shares. In addition, the Companies Act
                                                  provides that a public company may, by
                                                  notice in writing, require a person whom
                                                  the company knows or reasonably believes
                                                  to be or to have been within the three
                                                  preceding years, interested in the
                                                  company's issued voting share capital to:
                                                  (1)  confirm whether this is or is not the
                                                  case; and
                                               (2)  if this is the case, to give further
                                                    information that the company requires
                                                    relating to his interest and any other
                                                    interest in the company's shares of
                                                    which he is aware. The disclosure must
                                                    be made within a reasonable period as
                                                    specified in the relevant notice which
                                                    may be as short as one or two days.
                                               -  When such a notice is served by Sopheon on
                                               a person who is or was interested in shares
                                                  of the company and that person fails to
                                                  give the company any information required
                                                  by the notice within the time specified in
                                                  the notice, the company impose
                                                  restrictions prohibiting, among other
                                                  things:
                                                  (1)  any transfer of the shares;
                                               (2)  the exercise of voting rights;
                                               (3)  the issue of further shares; and
                                               (4)  other than in a liquidation, dividends
                                               and other payments. These restrictions may
                                                    also void any agreement to transfer the
                                                    shares.

    ABILITY TO BRING SUITS, ENFORCE JUDGMENTS AND ENFORCE UNITED STATES LAW

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
-  Teltech is a United States company          -  Sopheon is an English company located in
   incorporated under the laws of Minnesota.   the United Kingdom. Many of the directors and
   All of its directors and officers are          officers of Sopheon will be residents of
   residents of the United States, and            the United Kingdom and not the United
   Teltech has substantial assets located in      States. In addition, although Sopheon will
   the United States. As a result, United         have substantial assets in the United
   States investors generally can initiate        States, a large portion of its assets and
   lawsuits in the United States against          of its directors and officers will be
   Teltech and its directors and officers and     located outside of the United States. As a
   can enforce lawsuits based on United           result, United States investors
   States

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

   federal securities laws in United States       may find it difficult in a lawsuit based
   courts.                                        on the civil liability provisions of the
                                                  United States federal securities laws:
                                                  (1)  to effect service within the United
                                                  States upon Sopheon and the directors and
                                                       officers of Sopheon located outside
                                                       the United States;
                                               (2)  to enforce in United States courts or
                                                    outside the United States judgments
                                                    obtained against those persons in United
                                                    States courts;
                                               (3)  to enforce in United States courts
                                                    judgments obtained against those persons
                                                    in courts in jurisdictions outside the
                                                    United States; and
                                               (4)  to enforce against those persons in the
                                                    United Kingdom, whether in original
                                                    actions or in actions for the
                                                    enforcement of judgments of United
                                                    States courts, civil liabilities based
                                                    solely upon the United States federal
                                                    securities laws.

             PROXY STATEMENTS, NOTICES AND REPORTS TO SHAREHOLDERS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

-  Under Minnesota law, Teltech must comply    -  As a foreign private issuer, Sopheon will
   with notice requirements relating to the    not be governed by the Exchange Act proxy
   solicitation of proxies for shareholder        rules. However, Sopheon will be governed
   meetings. Teltech is not subject to the        by the Companies Act of Great Britain and
   Exchange Act proxy rules.                      the United Kingdom Financial Services
                                                  Authority rules regulating notices of
                                                  shareholder meetings, which provide that
                                                  notice of a shareholder meeting must be
                                                  accompanied by:
                                                  (1)  a shareholder circular containing an
                                                       explanation of the purpose of the
                                                       meeting; and
                                               (2)  the recommendations of the board with
                                                    respect to actions to be taken. In
                                                    addition, Sopheon will send Sopheon
                                                    ordinary shareholders a copy of its
                                                    annual report and accounts or a summary
                                                    thereof. In addition, under the listing
                                                    rules, Sopheon will, depending on their
                                                    size and importance, be required to send
                                                    to shareholders details relating to
                                                    certain

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------
                                                    acquisitions, dispositions, takeovers,
                                                    mergers and offers either made by or in
                                                    respect of the company.

                             REPORTING REQUIREMENTS

     PROVISIONS CURRENTLY APPLICABLE TO              PROVISIONS APPLICABLE TO SOPHEON
            TELTECH SHAREHOLDERS                       SHAREHOLDERS AFTER THE MERGER
---------------------------------------------  ---------------------------------------------

-  Teltech is not subject to any obligation    -  As a foreign private issuer, Sopheon will
   to file reports with the SEC.               be required to publicly file with the SEC
                                                  annual reports on Form 20-F within six
                                                  months after the end of each fiscal year
                                                  and to furnish reports on Form 6-K.
                                               -  Sopheon will also be required to notify
                                               the London Stock Exchange of:
                                                  (1)  any major new developments relating
                                                  to its business which are not public
                                                       knowledge and may lead to a
                                                       substantial movement in its stock
                                                       price;
                                               (2)  notifications received by it from
                                               persons holding an interest in 3% or more of
                                                    any class of the company's share
                                                    capital;
                                               (3)  any changes in its board of directors;
                                               (4)  any purchase or redemption by it of its
                                                    own equity securities;
                                               (5)  interests of directors in its shares or
                                                    debentures; and
                                               (6)  changes in its capital structure.

                               FEES AND EXPENSES

    Pursuant to the merger agreement, Sopheon and Teltech have agreed to each pay half of certain expenses. See "THE MERGER AGREEMENT--Expenses."

    Estimated fees and expenses incurred or to be incurred by Sopheon in connection with the merger are approximately $600,000. Estimated fees and expenses incurred or to be incurred by Teltech in connection with the merger are approximately $455,000. In addition, Teltech has agreed to pay
PricewaterhouseCoopers Securities LLC a fee of $250,000 in connection with the merger. Neither Sopheon nor Teltech will pay any fees or commissions to any other broker, dealer or person in connection with the merger. See "THE MERGER--Financial Advisor to Teltech."

    These fees and expenses related to the merger will be financed by generally available funds of Sopheon and Teltech.

                             VALIDITY OF SECURITIES

    The legality and validity of the Sopheon ordinary shares to be issued under the merger agreement will be passed upon by Edge Hammond Suddards Edge, London, England, United Kingdom counsel for Sopheon.

                                    EXPERTS

    The consolidated financial statements of Sopheon as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 appearing in this proxy statement/prospectus have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    The financial statements of AppliedNet for each of the two years in the period ended September 30, 1999 appearing in this proxy statement/prospectus have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    The financial statements of Teltech as of December 31, 1998 and 1999 and for each of the years in the two-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG LLP covering the December 31, 1998 and 1999 financial statements contains an emphasis paragraph that Teltech was obligated to offer to redeem one-half of the redeemable convertible preferred stock outstanding on August 31, 1999, and each succeeding August 31 through 2004, however, Teltech was advised by outside legal counsel that under Minnesota law, it was not obligated to make such an offer as management believed sufficient funds were not available to make such a redemption.

    The financial statements of Teltech for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             CHANGES IN ACCOUNTANTS

    PricewaterhouseCoopers, LLP ("PwC") performed and issued audit reports for Teltech for the fiscal years 1994 through 1997. In August 1999, PwC chose to resign to enable PricewaterhouseCoopers Securities, LLC to take an expanded role as the Company's financial advisor. Also in August 1999, Teltech's board of directors and audit committee decided to retain KPMG LLP as its independent public accountants. PwC's report on the financial statements for 1997 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to certainty, audit scope or accounting principles. After PwC chose to resign, the decision to change accountants and select KPMG as its independent public accountant was approved by both Teltech's audit committee and board of directors. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure at the time of the change with respect to Teltech's financial statements for fiscal year 1997, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining KPMG LLP, Teltech had not consulted with KPMG LLP regarding accounting principles.

                                 OTHER MATTERS

    It is not expected that any matters other than those described in this proxy statement/prospectus will be brought before the Teltech special meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of such persons.

                      WHERE YOU CAN FIND MORE INFORMATION

    Sopheon filed a registration statement with the SEC on Form F-4 to register the Sopheon ordinary shares that Teltech shareholders will receive in the merger. This proxy statement/prospectus, which Sopheon believes is materially complete, is a part of the registration statement and constitutes a prospectus of Sopheon and the proxy statement of Teltech for its special meeting. You may obtain the registration statement from the SEC's web site at "http//www.sec.gov" or from the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

                         INDEX TO FINANCIAL STATEMENTS

SOPHEON
Report of Independent Auditors..............................   F-2
Consolidated Profit and Loss Accounts for the years ended
  December 31, 1997, 1998 and 1999                             F-3
Consolidated Statements of Total Recognized Gains and Losses
  for the years ended December 31, 1997, 1998 and 1999......   F-4
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-5
Consolidated Statement of Changes of Shareholders' Funds for
  the years ended December 31, 1997, 1998 and 1999..........   F-6
Consolidated Cash Flow Statements for the years ended
  December 31, 1997, 1998 and 1999..........................   F-7
Notes to the Consolidated Financial Statements..............   F-8

APPLIEDNET
Report of Independent Auditors..............................  F-32
Consolidated Profit and Loss Accounts for the years ended
  September 30, 1999 and 1998...............................  F-33
Consolidated Statement of Changes in Shareholders' Funds for
  the years ended September 30, 1999 and 1998...............  F-34
Consolidated Statements of Cash Flows for the years ended
  September 30, 1999 and 1998...............................  F-35
Notes to the Financial Statements...........................  F-36

TELTECH
Independent Auditors' Report................................  F-44
Report of Independent Accountants...........................  F-45
Balance Sheets as of December 31, 1998 and 1999.............  F-46
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999.......................................  F-47
Statements of Stockholders' Deficit for the years ended
  December 31, 1997, 1998 and 1999..........................  F-48
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-49
Notes to Financial Statements...............................  F-50

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Sopheon plc

    We have audited the accompanying consolidated balance sheets of Sopheon plc as of December 31, 1999 and 1998, and the related consolidated profit and loss account and statements of total recognized gains and losses, changes in shareholders' funds and cash flows for each of the three years in the period ended December 31, 1999. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Sopheon plc at December 31, 1999 and 1998, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see Note 20 of Notes to the Financial Statements).

                                          ERNST & YOUNG

Reading, England
April 27, 2000, except for
Note 23--Subsequent Events,
as to which the date is
August 8, 2000.

                                  SOPHEON PLC

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                             YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------------------
                                                             1999                                   1998         1997
                                                          CONTINUING       1999         1999     (RESTATED)   (RESTATED)
                                                NOTES     OPERATIONS   ACQUISITIONS    TOTAL        (1)          (1)
                                               --------   ----------   ------------   --------   ----------   ----------
                                                                      (L THOUSAND, EXCEPT PER SHARE AMOUNTS)
TURNOVER.....................................     2            874          636         1,510         891          241
Cost of sales................................                 (676)        (307)         (983)       (608)        (709)
                                                            ------         ----        ------      ------       ------
GROSS PROFIT/(LOSS)..........................                  198          329           527         283         (468)
Sales and marketing expenses.................                 (659)        (101)         (760)       (502)        (484)
Administrative expenses......................               (1,225)        (574)       (1,799)       (913)        (856)
Other operating income.......................                   16           --            16          29          136
                                                            ------         ----        ------      ------       ------
OPERATING LOSS...............................     3         (1,670)        (346)       (2,016)     (1,103)      (1,672)
Bank interest receivable.....................                                              62          13           46
Interest payable and similar charges.........                                            (118)        (52)          (6)
                                                                                       ------      ------       ------
LOSS FOR THE YEAR(2).........................                                          (2,072)     (1,142)      (1,632)
                                                                                       ======      ======       ======
Loss per share--basic and diluted (pence)....     7                                     (10.1)p      (6.1)p       (8.7)p
                                                                                       ======      ======       ======

------------------------

(1) Prior year amounts have been restated following the change of accounting policy to write-off all development expenditure as incurred (see Note 17 of Notes to the Financial Statements).

(2) A summary of the significant adjustments to net loss for the year that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is set out in Note 20 of Notes to the Financial Statements.

                            SEE ACCOMPANYING NOTES.

                                  SOPHEON PLC

          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES

                                                                            YEAR ENDED DECEMBER 31,
                                                                         ------------------------------
                                                                                      1998       1997
                                                               NOTES       1999     RESTATED   RESTATED
                                                              --------   --------   --------   --------
                                                                                  (L THOUSAND)
Loss for the year...........................................              (2,072)    (1,142)    (1,632)
Exchange difference on retranslation of net assets of
  subsidiary undertakings...................................                 (45)        47       (170)
                                                                          ------     ------     ------
Total recognized gains and losses relating to the year......              (2,117)    (1,095)    (1,802)
Prior year adjustment (1)...................................     17         (373)        --         --
                                                                          ------     ------     ------
Total gains and losses......................................              (2,490)    (1,095)    (1,802)
                                                                          ======     ======     ======

------------------------

(1) Prior year amounts have been restated following the change of accounting policy to write-off all development expenditure as incurred (see Note 17 of Notes to the Financial Statements).

    The statement of comprehensive income required under United States generally accepted accounting principles is set out in Note 20 of Notes to the Financial Statements.

                            SEE ACCOMPANYING NOTES.

                                  SOPHEON PLC

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                         ----------------------
                                                                                       1998
                                                               NOTES       1999     RESTATED(1)
                                                              --------   --------   -----------
                                                                              (L THOUSAND)
FIXED ASSETS
Intangible assets...........................................      8        7,605          167
Tangible assets.............................................      9          386          203
                                                                          ------       ------
                                                                           7,991          370
CURRENT ASSETS
Debtors.....................................................     11        1,362          127
Cash at bank and in hand....................................               7,751          674
                                                                          ------       ------
                                                                           9,113          801
CREDITORS: amounts falling due within one year..............     13        3,570        2,032
                                                                          ------       ------
NET CURRENT ASSETS/(LIABILITIES)............................               5,543       (1,231)
                                                                          ------       ------
                                                                          13,534         (861)
TOTAL ASSETS LESS CURRENT LIABILITIES CREDITORS: amounts
  falling due after more than one year......................     14           55            3
                                                                          ------       ------
                                                                          13,479         (864)
                                                                          ======       ======
CAPITAL AND RESERVES
Called up share capital.....................................     16        4,491        3,773
Shares to be issued.........................................                  10           15
Share premium account.......................................              17,960        2,213
Profit and loss account.....................................              (8,982)      (6,865)
                                                                          ------       ------
Shareholders' funds (all equity interests)(2)...............              13,479         (864)
                                                                          ======       ======

------------------------

(1) Prior year amounts have been restated following the change of accounting policy to write-off all development expenditure as incurred (see Note 17 of Notes to the Financial Statements).

(2) A summary of the significant adjustments to shareholders' funds that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is set out in Note 20 of Notes to the Financial Statements.

                            SEE ACCOMPANYING NOTES.

                                  SOPHEON PLC

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' FUNDS

                                          NUMBER OF                                    SHARE         RETAINED          TOTAL
                                       ORDINARY SHARES   ORDINARY    SHARES TO BE     PREMIUM        EARNINGS      SHAREHOLDERS'
                                       (IN THOUSANDS)     SHARES        ISSUED        ACCOUNT      (RESTATED)(1)       FUNDS
                                       ---------------   ---------   ------------   ------------   -------------   -------------
                                                                                    (L THOUSAND)
AT JANUARY 1, 1997...................      17,190          3,438                        1,390         (3,876)            952
Issuance of ordinary shares, net of
  issuance costs of L92,000 for
  cash...............................       1,525            305                          686                            991
Share issuance costs.................                                                                    (92)            (92)
Loss for the year....................                                                                 (1,632)         (1,632)
Exchange differences on retranslation
  of net assets and results of
  subsidiary undertaking.............                                                                   (170)           (170)
                                           ------          -----          --           ------         ------          ------
AT DECEMBER 31, 1997.................      18,715          3,743           0            2,076         (5,770)             49
Issuance of ordinary shares for
  cash...............................          99             20                           86                            106
Issuance of ordinary shares under
  share option plans.................          10              2                                                           2
Issuance of ordinary shares on the
  acquisition of Lessenger Associates
  BV.................................          40              8                           51                             59
Shares to be issued..................                                     15                                              15
Retained loss for the year...........                                                                 (1,142)         (1,142)
Exchange differences on retranslation
  of net assets and results of
  subsidiary undertaking.............                                                                     47              47
                                           ------          -----          --           ------         ------          ------
AT DECEMBER 31, 1998.................      18,864          3,773          15            2,213         (6,865)           (864)
Issuance of ordinary shares in
  exchange for cash..................       6,840            393                        7,806                          8,199
Issuance of ordinary shares under
  share option plans.................          25              5                                                           5
Retained loss for the year...........                                                                 (2,072)         (2,072)
Issuance of ordinary shares on
  acquisition AppliedNet.............       6,402            320                        7,941                          8,261
Exchange differences on retranslation
  of net assets and results of
  subsidiary undertaking.............                                                                    (45)            (45)
Adjustment to Lessenger earn out.....                                     (5)                                             (5)
                                           ------          -----          --           ------         ------          ------
AT DECEMBER 31, 1999.................      32,131          4,491          10           17,960         (8,982)         13,479
                                           ======          =====          ==           ======         ======          ======

------------------------------

(1) Prior year amounts have been restated following the change of accounting policy to write-off all development expenditure as incurred (see Note 17 of Notes to the Financial Statements).

                            SEE ACCOMPANYING NOTES.

                                  SOPHEON PLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    1998          1997
                                                            NOTES       1999     RESTATED(1)   RESTATED(1)
                                                           --------   --------   -----------   -----------
                                                                                  (L THOUSAND)
NET CASH OUTFLOW FROM OPERATING ACTIVITIES...............     3        (1,278)        (946)       (1,654)

RETURN ON INVESTMENTS AND SERVICING OF FINANCE
Interest received........................................                  62           13            46
Interest paid............................................                (116)         (50)           (4)
Interest element of finance lease rental payments........                  (2)          (2)           (2)
                                                                       ------       ------        ------
                                                                          (56)         (39)           40
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets................                 (52)         (52)         (131)
                                                                       ------       ------        ------
ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertaking.......................                (179)         (95)           --
Net cash acquired with subsidiary undertaking............                 389            2            --
                                                                       ------       ------        ------
                                                                          210          (93)           --
MANAGEMENT OF LIQUID RESOURCES
(Increase)/Decrease in short term deposits...............              (6,602)        (401)          803
                                                                       ------       ------        ------
NET CASH OUTFLOW BEFORE FINANCING........................              (7,778)      (1,531)         (942)

FINANCING
Issue of ordinary share capital..........................               8,265          110           899
New long term loan.......................................                   4        1,571           336
Repayment of long term loan..............................                  --         (299)           --
Repayment of capital element of finance lease............                 (16)         (12)          (19)
                                                                       ------       ------        ------
                                                                        8,253        1,370         1,216
                                                                       ------       ------        ------
INCREASE/(DECREASE) IN CASH).............................                 475         (161)          274
                                                                       ======       ======        ======

------------------------

(1) Prior year amounts have been restated following the change of accounting policy to write-off all development expenditure as incurred (see Note 17 of Notes to the Financial Statements).

(2) The significant differences between the cash flow statements presented above and those required under United States generally accepted accounting principles are described in Note 20 of Notes to the Financial Statements.

                            SEE ACCOMPANYING NOTES.

                                  SOPHEON PLC

                       NOTES TO THE FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

    ACCOUNTING CONVENTION. The financial statements are prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards.

    BASIS OF CONSOLIDATION. The consolidated financial statements include the results of Sopheon plc (the "Company") and its subsidiary undertakings (together the "Group"). The results of AppliedNet Limited have been included since the date of its acquisition, November 22, 1999.

    TANGIBLE FIXED ASSETS. Tangible fixed assets are stated at historical cost, less accumulated depreciation. Tangible fixed assets are depreciated on a straight line basis at rates ranging from 20% to 33% per annum on cost over their expected useful lives.

    RESEARCH AND DEVELOPMENT. Research and development expenditure is written off as incurred. The cost of registering patents and trademarks are written off as incurred. Subsidies received from the European Eureka funding program are credited to the profit and loss account over the period to which they relate.

    PRIOR YEAR ADJUSTMENT. Historically, development expenditure incurred for specific products was capitalized when its future recoverability could reasonably have been regarded as assured, and amortized in line with the expected future sales from the related product, to a maximum of five years. Following the acquisition of AppliedNet Limited and subsequent harmonization of group accounting policies, all such expenditure is now written off as incurred. The effect of changing this policy has been reflected by way of a prior year adjustment.

    GOODWILL. Goodwill arising on consolidation is capitalized and amortized on a straight line basis over its estimated useful economic life, currently estimated at three to five years depending on circumstances. Goodwill is reviewed for impairment at the end of the first full financial year after acquisition and in other periods if events or changes in circumstances indicate that carrying values may not be recoverable. If a subsidiary, associate or business is subsequently sold or closed, any goodwill arising on acquisition that has not been amortized is taken into account in determining the profit or loss on sale or closure.

    FOREIGN CURRENCIES. The assets and liabilities of the subsidiary undertakings are translated at the rates of exchange ruling at the balance sheet date. The profit and loss accounts are translated at the average rates of exchange. The exchange differences arising on the re-translation of opening net assets are taken directly to reserves. All other differences are taken to the profit and loss account.

    LONG TERM CONTRACTS. Profit on long term contracts is taken as the work is carried out if the outcome can be assessed with reasonable certainty. The profit included is calculated on a prudent basis to reflect the proportion of the work carried out at the year end, by recording turnover and related costs as contract activity progresses. Turnover is calculated as that proportion of total contract value which costs incurred to date bear to total expected costs for that contract. Revenues derived from variations on contracts are recognized only when the customer has accepted them. Full provision is made for losses on all contracts in the year in which they are first foreseen.

    PENSIONS. Sopheon contributes to the personal pension arrangements of certain employees, the costs of which are charged in the profit and loss account as incurred.

                                  SOPHEON PLC

1.  ACCOUNTING POLICIES (CONTINUED)
    LEASING. Assets held under finance leases, which are leases where substantially all risks and rewards of ownership of the assets have passed to the Group are capitalized in the balance sheet and are depreciated over their useful lives. The capital elements of future obligations under financial leases are included as liabilities in the balance sheet. The interest element of the rental obligations are charged to the profit and loss account over the period of the lease and represent a constant proportion of the balance of capital repayments outstanding. Rentals payable under operation leases are charged in the profit and loss account on a straight line basis over the lease term.

    CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of investments in cash equivalents and receivables from customers. The Company invests its cash and cash equivalents with high-credit quality financial institutions. The Company is exposed to credit risk in the event of default by those financial institutions to the extent of the amount recorded on the balance sheet. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United Kingdom and United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  TURNOVER AND SEGMENTAL INFORMATION

    Turnover (excluding value added tax) represents the amounts derived from the Group's principal activity which comprises the design, development, production and marketing of knowledge management software products together with associated implementation services. It operates within three geographical markets, the United Kingdom, the Netherlands and the United States of America.

ANALYSIS OF TURNOVER BY GEOGRAPHICAL DESTINATION

                                                                      YEAR ENDED
                                                                     DECEMBER 31
                                                            ------------------------------
                                                              1999       1998       1997
                                                            --------   --------   --------
                                                                     (L THOUSAND)
United Kingdom............................................     693       166        111
The Netherlands...........................................     777       722         93
United States of America..................................      40         3         37
                                                             -----       ---        ---
                                                             1,510       891        241
                                                             =====       ===        ===

                                  SOPHEON PLC

2.  TURNOVER AND SEGMENTAL INFORMATION (CONTINUED)
ANALYSIS OF TURNOVER AND OPERATING LOSS BY GEOGRAPHICAL ORIGIN

                                                               YEAR ENDED DECEMBER 31
                                         -------------------------------------------------------------------
                                                   OPERATING LOSS
                                         ----------------------------------              TURNOVER
                                                       1998         1997      ------------------------------
                                           1999     (RESTATED)   (RESTATED)     1999       1998       1997
                                         --------   ----------   ----------   --------   --------   --------
                                                                    (L THOUSAND)
United Kingdom.........................     346           --           --        636        --         --
The Netherlands........................   1,414        1,103        1,672        874       891        241
United States of America...............     256           --           --         --        --         --
                                          -----        -----        -----      -----       ---        ---
                                          2,016        1,103        1,672      1,510       891        241
                                          =====        =====        =====      =====       ===        ===

    Customers accounting for greater than 10% of revenue were as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
CUSTOMER                                                     1999           1998           1997
--------                                                   --------       --------       --------
A...................................................            --             --           35%
B...................................................            --             --           10%
C...................................................            --             --           16%
D...................................................            --             17%          --
E...................................................            37%            64%          --
F...................................................            15%            --           --
G...................................................            13%            --           --

ANALYSIS OF NET ASSETS/(LIABILITIES) BY GEOGRAPHICAL ORIGIN

                                                    1999         1998         1997
                                                 (RESTATED)   (RESTATED)   (RESTATED)
                                                 ----------   ----------   ----------
                                                             (L THOUSAND)
United Kingdom.................................     8,054           --            --
The Netherlands................................        89          707            49
United States of America.......................       (76)          --            --
Unallocated cash and loans at Group level......     5,412       (1,571)           --
                                                   ------       ------      --------
                                                   13,479         (864)           49
                                                   ======       ======      ========

ANALYSIS OF LONG LIVED ASSETS BY GEOGRAPHICAL ORIGIN

                                                                      1998
                                                           1999     RESTATED     1997
                                                         --------   --------   --------
                                                                  (L THOUSAND)
United Kingdom.........................................   7,668        --         --
The Netherlands........................................     323       370        223
                                                          -----       ---        ---
                                                          7,991       370        223
                                                          =====       ===        ===

                                  SOPHEON PLC

3.  OPERATING LOSS

(a) This is stated after charging/(crediting):

                                                             1999       1998       1997
                                                           --------   --------   --------
                                                                    (L THOUSAND)
Auditors' remuneration--audit services...................      34         20         26
Auditors' remuneration--non audit services...............      13          3         --
Research and development expenditure written off.........     878        815        578
Eureka subsidies.........................................    (315)      (304)      (162)
Foreign exchange gains/(losses)..........................      16        (29)      (136)
Depreciation of owned assets.............................      74         63         60
Depreciation of assets held under finance leases.........       9          9          7
Operating lease rentals--land and buildings..............     103         94         67
Operating lease rentals--motor vehicles..................      84         79         83
                                                             ====       ====       ====

    During 1999 L64,000 was charged by the auditors in respect of work associated with due diligence and fund raising which has been capitalized or written off to share premium as appropriate.

    The 1998 and 1997 results have been restated to reflect the prior year adjustment described in note 17, whereby development costs that have been capitalized and amortized in the past are now written off as they arise. The results have also been restated whereby certain costs, mainly relating to internal research and development activities, have been reallocated from cost of sales to administration costs. Both of these changes were undertaken to bring accounting policies and disclosures into line on a Group basis following the acquisition of AppliedNet Limited. Finally, in the 1998 and 1997 financial statements, amounts disclosed as research and development costs written off included cost of sales items relating to customer led projects that were developmental in nature. The disclosures above exclude these costs.

    Had the same allocation of costs been used, and had the prior year adjustment not been recorded, consolidated research and development costs would have been reported as L1,391,000 (1998--L1,197,000 1997--L1,155,000) and
consolidated cost of sales would have been reported as L1,383,000
(1998--L892,000 1997--L993,000).

RECONCILIATION OF OPERATING LOSS TO NET CASH OUTFLOW FROM OPERATING ACTIVITIES

                                                         1999       1998       1997
                                                       --------   --------   --------
                                                                (L THOUSAND)
Operating loss.......................................   (2,016)    (1,103)    (1,672)
Depreciation.........................................       83         72         60
Amortisation.........................................      323         --         --
Intangible fixed assets written off..................       --         --          9
Loss on disposal tangible fixed assets...............       --         --          8
Decrease in debtors..................................     (338)         9        107
Increase in creditors and provisions.................      715         30          7
Exchange movements...................................      (45)        46       (173)
                                                        ------     ------     ------
Net cash outflow from operating activities...........   (1,278)      (946)    (1,654)
                                                        ======     ======     ======

                                  SOPHEON PLC

4.  STAFF COSTS

                                                              1999       1998       1997
                                                            --------   --------   --------
                                                                     (L THOUSAND)
Wages and salaries........................................   1,231       857        923
Social security costs.....................................     124        74         40
Other pension costs.......................................      42        29         23
                                                             -----       ---        ---
                                                             1,397       960        986
                                                             =====       ===        ===

    The fees and emoluments of all directors were as follows:

                                                               1999       1998       1997
                                                             --------   --------   --------
                                                                      (L THOUSAND)
Fees.......................................................     24         19         18
Other emoluments...........................................     25         29         29
Salary.....................................................    235        238        243
Benefits...................................................     49         47         46
Pension contributions......................................     15         15         15
                                                               ---        ---        ---
                                                               348        348        351
                                                               ===        ===        ===

    Pension contributions are to personal defined contribution schemes and are made for six directors. The emoluments of the highest paid director were as follows:

                                                               1999       1998       1997
                                                             --------   --------   --------
                                                                      (L THOUSAND)
Basic Salary...............................................     78         79         81
Benefits...................................................     16         16         15
Pension contributions to defined contribution scheme.......      7          7          7
                                                               ---        ---        ---
Total......................................................    101        102        103
                                                               ===        ===        ===

    The average monthly number of employees during the year was made up as follows:

                                                        1999       1998       1997
                                                       NUMBER     NUMBER     NUMBER
                                                      --------   --------   --------
Development and operations..........................     26         21         21
Sales and management................................     14         10          9
                                                         --         --         --
                                                         40         31         30
                                                         ==         ==         ==

5.  INTEREST PAYABLE AND SIMILAR CHARGES

                                                               1999       1998       1997
                                                             --------   --------   --------
                                                                      (L THOUSAND)
Bank loans and overdrafts..................................     39         16             4
Convertible loan stock.....................................     78         34            --
Finance charges on finance leases..........................      1          2             2
                                                               ---         --      --------
                                                               118         52             6
                                                               ===         ==      ========

                                  SOPHEON PLC

6.  TAXATION

    There was no tax charge for 1999, 1998 or 1997. Tax losses are available for carry forward by the Group the amount of which is under discussion with the relevant authorities in the UK and the Netherlands. In accordance with the Group's policy no provision has been made for the potential deferred tax asset on these losses. The Company's effective tax rate of 0% for each of the three years in the period ended December 31, 1999 differs from the UK statutory rate of 30% for the year ended December 31, 1999 (1998--31%, 1997--31%) due to the operating losses incurred by the Company in each of these years.

7.  LOSS PER ORDINARY SHARE

    The calculation of basic loss per ordinary share is based on a loss of L2,072,000 (1998--L1,142,000 as restated, 1997--L1,632,000, as restated), and
20,565,985 (1998--18,730,633, 1997--18,652,691) ordinary shares, being the weighted average number of ordinary shares in issue during the year.

    The effect of all potential ordinary shares is antidilutive in 1999, 1998 and 1997.

    The effect of the restatement of the results for the years ended December 31, 1998 and 1997 was to increase the loss per share by (0.9)p and (0.5)p per share respectively.

    The historic earnings per share calculations are not affected by the restructuring of share capital described in note 16 below because the total number of ordinary shares in issue did not change as a result of the restructuring.

8.  INTANGIBLE FIXED ASSETS

YEAR ENDED DECEMBER 31, 1998

                                                               DEVELOPMENT
                                                    GOODWILL      COSTS       TOTAL
                                                    --------   -----------   --------
                                                              (L THOUSAND)
COST
At January 1, 1998................................     --           214         214
Exchange adjustments..............................     --            25          25
Additions.........................................    167           227         394
                                                      ---          ----        ----
At December 31, 1998..............................    167           466         633
                                                      ---          ----        ----
AMORTIZATION
At January 1, 1998................................     --            22          22
Exchange adjustments..............................     --             5           5
Provided during the year..........................     --            66          66
                                                      ---          ----        ----
                                                       --            93          93
                                                      ---          ----        ----
NET BOOK VALUE
At December 31, 1998..............................    167           373         540
Prior year adjustment.............................     --          (373)       (373)
                                                      ---          ----        ----
At December 31, 1998 (restated)...................    167            --         167
                                                      ===          ====        ====

                                  SOPHEON PLC

8.  INTANGIBLE FIXED ASSETS (CONTINUED)
YEAR ENDED DECEMBER 31, 1999

                                                              DEVELOPMENT
                                                   GOODWILL      COSTS       TOTAL
                                                   --------   -----------   --------
                                                             (L THOUSAND)
COST
At January 1, 1999...............................     167         466          633
Prior year adjustment............................      --        (466)        (466)
Adjustment.......................................      (5)         --           (5)
Additions........................................   7,766          --        7,766
                                                    -----        ----        -----
At December 31, 1999.............................   7,928          --        7,928
                                                    -----        ----        -----
AMORTIZATION
At January 1, 1999...............................      --          93           93
Prior year adjustment............................      --         (93)         (93)
Provided during the year.........................     323          --          323
                                                    -----        ----        -----
At December 31, 1999.............................     323          --          323
                                                    -----        ----        -----
NET BOOK VALUE
At 31 December 1999..............................   7,605          --        7,605
                                                    =====        ====        =====

    The prior year adjustment is discussed in note 17. The other adjustment represents reduction in contingent consideration payable for Lessenger Associates BV as described in note 10.

9.  TANGIBLE FIXED ASSETS

YEAR ENDED DECEMBER 31, 1998

                                                               FURNITURE &
                                                   EQUIPMENT    FITTINGS      TOTAL
                                                   ---------   -----------   --------
                                                              (L THOUSAND)
COST
At January 1, 1998...............................     227          110         337
Exchange adjustments.............................      17            7          24
Additions........................................      38           --          38
                                                      ---          ---         ---
At December 31, 1998.............................     282          117         399
                                                      ---          ---         ---
DEPRECIATION
At January 1, 1998...............................      92           22         114
Exchange adjustments.............................       7            3          10
Provided during the year.........................      50           22          72
                                                      ---          ---         ---
At December 31, 1998.............................     149           47         196
                                                      ---          ---         ---
NET BOOK VALUE
At December 31, 1998.............................     133           70         203
                                                      ===          ===         ===

                                  SOPHEON PLC

9.  TANGIBLE FIXED ASSETS (CONTINUED)
YEAR ENDED DECEMBER 31, 1999

                                                               FURNITURE &
                                                   EQUIPMENT    FITTINGS      TOTAL
                                                   ---------   -----------   --------
                                                              (L THOUSAND)
COST
At January 1, 1999...............................     282          117         399
Exchange adjustments.............................     (32)         (13)        (45)
Acquired with subsidiary undertaking.............     324           58         382
Additions........................................      69            2          71
                                                      ---          ---         ---
At December 31, 1999.............................     643          164         807
                                                      ---          ---         ---
DEPRECIATION
At January 1, 1999...............................     149           47         196
Exchange adjustments.............................     (20)          (6)        (26)
Acquired with subsidiary undertaking.............     158           11         169
Provided during the year.........................      57           25          82
                                                      ---          ---         ---
At December 31, 1999.............................     344           77         421
                                                      ---          ---         ---
NET BOOK VALUE
At December 31, 1999.............................     299           87         386
                                                      ===          ===         ===

    The net book value of furniture and fittings above includes an amount of L18,000 (1998: L27,000) in respect of assets held under finance leases. Amortization of fixed assets held under finance leases is included in deprecation expense. Other than those held under finances leases, fixed assets are free and unencumbered.

10.  BUSINESS COMBINATIONS

    The Group acquired Lessenger Associates BV in 1998 for consideration of L168,000, satisfied by payment of cash of L95,000, and by the issue of 40,000 ordinary shares. Also included in the consideration were 10,000 shares to be issued at L1.46 contingent on certain conditions based on 1999 performance. At the time of the acquisition management expectations were that these conditions would be met and accordingly the full amount of contingent consideration was included in the recorded acquisition cost. However, at the time the conditions were tested to resolve the contingency, the conditions had not been met in full and only 7,114 shares are required to be issued, reducing the contingent consideration to L10,000 from the L15,000 originally recorded. This acquisition has been accounted for using the acquisition method of accounting.

                                  SOPHEON PLC

10.  BUSINESS COMBINATIONS (CONTINUED)
ANALYSIS OF THE ACQUISITION OF LESSENGER ASSOCIATES BV:

                                                                BOOK AND
                                                               FAIR VALUE
                                                              ------------
                                                              (L THOUSAND)
Debtors.....................................................        32
Cash........................................................         2
                                                                   ---
                                                                    34
Creditors falling due within one year.......................        33
                                                                   ---
Net assets..................................................         1
Goodwill arising on acquisition.............................       167
                                                                   ---
                                                                   168
                                                                   ===
Discharged by:
Fair value..................................................        58
Shares to be issued.........................................        15
Cash........................................................        95
                                                                   ---
                                                                   168
                                                                   ===

    Lessenger Associates BV made a loss after tax of L1,000 in the year ended December 31, 1998 (1997: L700). There was a profit of L2,500 in the period January 1, 1998 to December 3, 1998.

    Pro forma results of operation if the acquisition of Lessinger Associates BV had occurred at the beginning of 1997 have not been presented, as the pro forma adjustments would not be significant.

    On November 22, 1999 the Group completed the acquisition of AppliedNet Limited (renamed Sopheon UK Limited) for consideration of 6,402,961 ordinary shares of Sopheon plc in respect of the entire ordinary share capital of AppliedNet and cash of L11,000 in respect of its entire preference share capital, as well as attributed costs of L168,000. The market value of Sopheon plc's ordinary shares on October 27, 1999, the date the acquisition became unconditional, was 129p. Accordingly, the total cost recorded in respect of the acquisition was L8,439,000.

                                  SOPHEON PLC

10.  BUSINESS COMBINATIONS (CONTINUED)

ANALYSIS OF THE ACQUISITION OF APPLIEDNET LIMITED

                                                                BOOK AND
                                                               FAIR VALUE
                                                              ------------
                                                              (L THOUSAND)
Tangible fixed assets.......................................        213
Debtors.....................................................        899
Cash........................................................        389
                                                                  -----
                                                                  1,501
Creditors falling due within one year.......................       (826)
Creditors falling due in more than one year.................         (2)
                                                                  -----
Net assets..................................................        673
Goodwill arising on acquisition.............................      7,766
                                                                  -----
                                                                  8,439
                                                                  =====
Discharged by:
Fair value of shares issued.................................      8,260
Attributable costs..........................................        168
Cash........................................................         11
                                                                  -----
                                                                  8,439
                                                                  =====

    In the view of the directors there were no fair value adjustments required. AppliedNet Limited had a loss before tax of L1,008,000 in the year ended September 30, 1999 (year ended September 30, 1998 profit before tax of L208,000). There was turnover of L2,693,000 and a loss before and after tax of L1,002,000 in the period October 1, 1998 to November 22, 1999. There were no recognized gains and losses other than the loss for the period. This acquisition has been accounted for using the acquisition method of accounting.

    The pro-forma results of operations if the acquisition of Applied Net had occurred at the beginning of the periods presented are as follows:

                                                       YEAR ENDED DECEMBER 31
                                                       -----------------------
                                                          1999         1998
                                                       ----------   ----------
                                                       (L THOUSAND, EXCEPT PER
                                                             SHARE DATA)
Turnover.............................................       3,728        2,528
Net Loss.............................................      (5,263)      (3,531)
Loss per share.......................................       (16.2)p      (11.1)p
Shares used in per share calculation.................  32,393,699   31,902,961

                                  SOPHEON PLC

11.  DEBTORS

                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
Trade debtors...............................................   1,104        85
Other debtors...............................................      86        --
Prepayments and accrued income..............................     172        42
                                                               -----       ---
                                                               1,362       127
                                                               =====       ===

12.  NOTES TO STATEMENT OF CASH FLOWS

(a) Reconciliation of net cash flow to movement in net funds.

                                                           1999       1998       1997
                                                         --------   --------   --------
                                                                  (L THOUSAND)
(Decrease)/increase in cash............................     475        (161)      274
Repayment of long term loans...........................       4         299      (336)
New loans..............................................      (8)         --        --
Cash inflow from increase in debt......................      --      (1,571)       --
Repayments of capital elements of finance leases.......      16          12        19
Cash inflow/(outflow) from change in liquid
  resources............................................   6,602         401      (803)
                                                          -----      ------      ----
Change in net debt resulting from cash flows...........   7,089      (1,020)     (846)
Loans and finance leases acquired with subsidiary......     (92)         --        --
Other..................................................      --          --       (14)
                                                          -----      ------      ----
Movement in net funds/(debt)...........................   6,997      (1,020)     (860)
Net funds/(debt) at January 1..........................    (917)        103       963
                                                          -----      ------      ----
Net funds/(debt) at December 31........................   6,080        (917)      103
                                                          =====      ======      ====

                                  SOPHEON PLC

12.  NOTES TO STATEMENT OF CASH FLOWS (CONTINUED)
(b) Analysis of changes in net funds

                                                        SHORT TERM
                                             CASH     DEPOSITS/LIQUID                  CONVERTIBLE   FINANCE
                                           AT BANK      RESOURCES*       TERM LOANS    LOAN STOCK     LEASES     TOTAL
                                           --------   ---------------   ------------   -----------   --------   --------
                                                                        (L THOUSAND)
At January 1, 1997.......................     159            804              --              --        --          963
Cashflow.................................     274           (803)           (299)             --        19         (809)
Other non-cash movements.................      --             --              --              --       (51)         (51)
                                             ----          -----            ----          ------       ---       ------
At December 31, 1997.....................     433              1            (299)             --       (32)         103
Cashflow.................................    (161)           401             299          (1,571)       12       (1,020)
                                             ----          -----            ----          ------       ---       ------
At December 31, 1998.....................     272            402              --          (1,571)      (20)        (917)
Cashflow.................................     475          6,602              (4)             --        16        7,089
Acquisitions.............................      --                            (86)             --        (6)         (91)
                                             ----          -----            ----          ------       ---       ------
At December 31, 1999.....................     747          7,004             (90)         (1,571)      (10)       6,080
                                             ====          =====            ====          ======       ===       ======

------------------------

* Short term deposits/liquid resources are included within cash at bank and in hand on the balance sheet.

13.  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR:

                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
Convertible loan stock 5%...................................   1,571      1,571
Current instalments due on bank loan........................      28         --
Obligations under finance leases............................       8         17
Trade creditors.............................................     619        306
Other taxes and social security costs.......................     241         25
Accruals and deferred income................................     708        113
Other creditors.............................................     395         --
                                                               -----      -----
                                                               3,570      2,032
                                                               =====      =====

    The convertible loan stock carries an interest rate of 5% and was issued to the Company's three largest shareholders on July 31, 1998. It was repayable or convertible into ordinary shares at a conversion price of L1.46 on July 31, 1999, at the option of the loan stockholders. On April 12, 1999, the repayment or conversion option was extended by the loan stockholders to July 31, 2000. Interest on the convertible loan stock is payable on June 30 and December 31. On July 31, 2000 the convertible loan stock was converted in full, resulting in 1,075,971 ordinary shares of 5p each being issued.

                                  SOPHEON PLC

14.  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR:

                                                                1999          1998
                                                              --------      --------
                                                                   (L THOUSAND)
Obligations under finance leases............................      1                3
Bank loan...................................................     54               --
                                                                 --         --------
                                                                 55                3
                                                                 ==         ========

    The bank loan is a United Kingdom asset purchase facility at an implicit rate of 8.8% and is repayable in 36 equal installments from October 31, 1999.

15.  OBLIGATIONS UNDER LEASES

    Amounts due under finance leases and hire purchase contracts:

                                                                1999          1998
                                                              --------      --------
                                                                   (L THOUSAND)
Amounts payable:
Within one year.............................................        8          17
In two to five years........................................        1           4
                                                              --------         --
                                                                    9          21
Less finance charges allocated to future periods............       --           1
                                                              --------         --
                                                                    9          20
                                                              ========         ==

    At December 31, 1998 and 1999 the Group had annual commitments under operating leases as set out below:

                                                           LAND &                 LAND &
                                                OTHER     BUILDINGS    OTHER     BUILDINGS
                                                 1999       1999        1998       1998
                                               --------   ---------   --------   ---------
                                                              (L THOUSAND)
Operating leases which expire:
within one year..............................     64         176         26          --
in two to five years.........................     97          51         63         100
                                                 ---         ---         --         ---
Totals.......................................    161         227         89         100
                                                 ===         ===         ==         ===

    Total commitments under non-cancelable operating leases at December 31, 1999 are as follows:

                                                              (L THOUSAND)
                                                              ------------
Due in fiscal:
  2000......................................................       329
  2001......................................................       148
  2002......................................................        65
  2003......................................................         5
                                                                   ---
Net operating lease commitments.............................       547
                                                                   ===

                                  SOPHEON PLC

16.  SHARE CAPITAL

                                                     1999        1999         1998        1998
                                                    NUMBER         L         NUMBER         L
AUTHORIZED                                        ----------   ---------   ----------   ---------
Ordinary shares of 20p each.....................          --          --   30,000,000   6,000,000
Ordinary shares of 5p each......................  42,902,961   6,645,148           --          --
Deferred shares of 15p each.....................  19,228,885   2,884,333           --          --
                                                  ==========   =========   ==========   =========

                                                     1999        1999         1998        1998
                                                    NUMBER         L         NUMBER         L
ALLOTTED, CALLED UP AND FULLY PAID                ----------   ---------   ----------   ---------
Ordinary shares of 20p each.....................          --          --   18,863,885   3,772,777
Ordinary shares of 5p each......................  32,131,846   1,606,592           --          --
Deferred shares of 15p each.....................  19,228,885   2,884,333           --          --
                                                  ----------   ---------   ----------   ---------
                                                  51,360,731   4,490,925   18,863,885   3,772,777
                                                  ==========   =========   ==========   =========

    On October 15, 1998, 30,000 ordinary shares were issued for cash at 20p each. On October 20, 1998 10,000 ordinary shares were allotted for cash to an exercising holder of share options at 20p each. On December 9, 1998 68,500 ordinary shares of 20p each were issued at L1.46 for cash and a further 40,000 ordinary shares of 20p each were issued at L1.46 as part consideration for the acquisition of Lessenger Associates BV. As described in note 11 a further 7,114 ordinary shares will be issued to the vendors of Lessenger Associates BV in connection with a contingent consideration arrangement.

    An Extraordinary General Meeting of the Company held on July 28, 1998, approved the subscription of each of B K Mence, NPM Capital NV and Brandon Limited, of L523,640 5% Convertible Loan Stock at par the conversion terms of which are described in note 13, as well as the award of 300,000 Warrants each. The Warrants did not attract any consideration. Each Warrant entitles the holder to subscribe on or before December 31, 2000, for the one ordinary share of L1.46 per share. If not exercised by that date the Warrants lapse.

    On January 20, 1999 5,000 ordinary shares were issued for cash to an exercising holder of share options at 20p each. On March 10, 1999 340,000 ordinary shares were issued to institutions for cash at a price of L1.47 per share. On April 28, 1999 20,000 ordinary shares were issued for cash to an exercising holder of share options at 20p each.

    On November 22, 1999 in an Extraordinary General Meeting of the Shareholders the share capital of Sopheon plc was restructured such that each ordinary share of 20p was converted into one ordinary share of 5p and one deferred share of 15p. The deferred shares carry no rights as to dividend, voting or return of capital on liquidation, and are not listed on any exchange. The number of ordinary shares in issue did not change as a consequence of the restructuring. Similarly, the number, exercise price and other terms of any share options over ordinary shares of 20p each remained unchanged as a consequence of the restructuring.

    On the same date 6,500,000 ordinary shares were placed with institutions at a price of 125p per ordinary share, realizing net proceeds after attributed costs of L7,699,000. Furthermore as referred to in note 10, 6,402,961 ordinary shares were issued as consideration for the acquisition of 100% of the ordinary share capital of AppliedNet Limited, at a price of 129p per ordinary share.

                                  SOPHEON PLC

16.  SHARE CAPITAL (CONTINUED)
SHARE OPTION SCHEME

    The directors have specified a maximum of 5% of ordinary shares over which options could be granted under any employee share option scheme. Share options are granted by the Board of directors on a discretionary basis under the terms of various schemes as summarized below.

    On August 28, 1996 the directors adopted, and the Company in general meeting approved, a share option scheme to provide for the grant to certain directors and employees of PolyDoc NV of options over ordinary shares in exchange for the surrender by such directors and employees of their existing options over shares in PolyDoc NV. The scheme also provided for the grant by the Company of subsequent new options over ordinary shares to employees of the Group. On the same date the directors adopted, and the Company in general meeting approved, an executive share option scheme in a form approved by the Inland Revenue.

    Since the establishment of the schemes several option grants have been made. None of the grants have been made under the Inland Revenue approved scheme. However in the majority of cases the rights of the options granted have been consistent with the rights they would have had under that scheme. Vesting of options is determined by the Board of directors. Of the options outstanding at the year end, the majority vest 100% on the third anniversary of the grant date. The remainder either become immediately exercisable on grant or vest equally on each of the first four anniversaries of the grant date. Options are granted for a maximum term of 10 years.

    Pursuant to the acquisition of AppliedNet Limited, all options granted under the AppliedNet unapproved share option scheme were released in exchange for the grant of new options over shares in Sopheon plc. The new options are subject to the rules of the original AppliedNet scheme.

    Movements in options outstanding for the three years ending December 31, 1999 are as follows:

                                                     NUMBER OF   WEIGHTED AVERAGE
                                                      SHARES      EXERCISE PRICE
                                                     ---------   ----------------
                                                                        L
Outstanding at January 1, 1997.....................    790,000         0.25
Granted............................................     71,000         1.02
Lapsed.............................................    (50,000)         0.2
                                                     ---------
Outstanding at December 31, 1997...................    811,000         0.32
Granted............................................     69,000          1.7
Lapsed.............................................    (80,000)         0.7
                                                     ---------
Outstanding at December 31, 1998...................    800,000          0.4
Granted............................................    752,447         0.85
Lapsed.............................................    (42,500)         0.7
                                                     ---------
Outstanding at December 31, 1999...................  1,509,947         0.62
                                                     =========

                                  SOPHEON PLC

16.  SHARE CAPITAL (CONTINUED)
    The following table summarizes options outstanding at December 31, 1999:

                                                 OUTSTANDING OPTIONS
                                ------------------------------------------------------           EXERCISABLE OPTIONS
                                                     WEIGHTED                            -----------------------------------
                                  NUMBER OF          AVERAGE             WEIGHTED          NUMBER OF
      RANGE OF EXERCISE             SHARES       CONTRACTUAL LIFE        AVERAGE             SHARES        WEIGHTED AVERAGE
          PRICES (L)            (IN THOUSANDS)      (IN YEARS)      EXERCISE PRICE (L)   (IN THOUSANDS)   EXERCISE PRICE (L)
------------------------------  --------------   ----------------   ------------------   --------------   ------------------
0.086 - 0.2...................      965,217            3.85                0.164            660,000                0.2
0.87 - 0.9....................       97,230            8.43                0.875                 --                 --
1.415 - 1.975.................      447,500            7.20                1.538            111,500              1.558
                                  ---------                                                 -------
                                  1,509,947            5.17                0.620            771,500              0.396

    These options will expire if not exercised by specific dates ranging from July 2001 to November 2009.

17.  PRIOR YEAR ADJUSTMENT

    Historically, development expenditure incurred for specific products was capitalized when its future recoverability could reasonably have been regarded as assured, and amortized in line with the expected future sales from the related product, to a maximum of five years. Following the acquisition of AppliedNet Limited and subsequent harmonization of group accounting policies, all such expenditure is now written off as incurred. The effect of changing this policy has been reflected by way of a prior year adjustment to the 1998 financial statements of the Group, and has required a one off adjustment of L373,000 being a net debit to reserves.

18.  DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

    INTEREST RATE RISK PROFILE OF FINANCIAL LIABILITIES. Excluding the Convertible Loan Stock which bears a fixed rate of 5% on a nominal value of L1,570,920, the financial liabilities of the Group at each year end are set out below.

                                                                1999          1998
                                                              --------      --------
                                                                   (L THOUSAND)
Fixed rate loans and overdrafts--Sterling...................     82               --
Fixed rate loans and leases--Dutch Guilder..................      9               20
                                                                 --         --------
                                                                 91               20
                                                                 ==         ========

    These financial liabilities bear interest rates that are based on local bank rates.

                                  SOPHEON PLC

18.  DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS (CONTINUED)
    INTEREST RATE RISK PROFILE OF FINANCIAL ASSETS. The financial assets of the Group at each year end comprise cash or cash deposits on money market deposit at call and monthly rates. The amounts were as follows

                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
FLOATING RATE
Sterling....................................................   7,004        --
Dutch Guilder...............................................      --       379
                                                               -----       ---
                                                               7,004       379
NON-INTEREST BEARING
Sterling....................................................     496        95
US Dollar...................................................      97        --
Dutch Guilder...............................................     154       200
                                                               -----       ---
                                                                 747       295
                                                               -----       ---
Total financial assets......................................   7,751       674
                                                               =====       ===

    CURRENCY EXPOSURES. The table below shows the Group's transactional currency exposures that give rise to the net currency gains and losses recognized in the profit and loss account. Such exposures comprise the monetary assets and monetary liabilities of the Group that are not denominated in the operating currency of the operating unit involved. For these purposes the functional currency is sterling.

                                              NET FOREIGN CURRENCY MONETARY ASSETS
                                         -----------------------------------------------
                                                                      OTHER
                                         US DOLLAR   DUTCH GUILDER   CURRENCY    TOTAL
                                         ---------   -------------   --------   --------
1998 Sterling..........................        --         379            --       379
1999 Sterling..........................        97          --            --        97
                                         ========         ===        ========     ===

    MATURITY OF FINANCIAL LIABILITIES. The maturity profile of the Group's financial liabilities at each relevant period or year end was as set out in
Note 15.

    BORROWING FACILITIES. The Group had no undrawn committed facilities available at each relevant period or year end apart from overdraft facilities.

    FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES. The fair values of financial assets and liabilities are set out below. Finance leases are included in the analysis of long term borrowings. The directors consider that there were no material differences between the book values and fair values of all the Group's financial assets and liabilities at each year and period end due to their short term to maturity.

                                                                  BOOK VALUE
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
Cash convertible and short term deposits....................   7,751        674
Convertible loan stock......................................   1,571      1,571
Current portion of long term borrowings.....................    (136)       (17)
Long term borrowings........................................     (55)        (3)
                                                               =====      =====

                                  SOPHEON PLC

18.  DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS (CONTINUED)
    During the periods covered by the financial statements, the Company has not used any derivative instruments.

19.  CONTINGENT LIABILITIES

    In accordance with Article 403, Paragraph 1, Subsection b, Book 2 of the Dutch Civil Code (B.W.), Sopheon plc guarantees the liabilities of Sopheon NV and agrees with the departure from the regulations in Title 9 Book 2 of the Dutch Civil Code (B.W.), that prescribes the submission of the accounts of Sopheon NV to the Trade Register in Holland. As a consequence Sopheon NV need not file its accounts at the Trade Register.

20. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The financial statements of Sopheon are prepared in accordance with accounting principles generally accepted in the United Kingdom ('UK GAAP') which differ in certain respects from those generally accepted in the United States ('US GAAP'). The significant differences applicable to Sopheon Plc are described below.

    EQUITY INSTRUMENTS ISSUED IN EXCHANGE FOR SERVICES. Under UK GAAP, the value of equity instruments issued in exchange for services and debt are valued at their intrinsic value determined at the date those instruments are issued. Under US GAAP, the value of such equity instruments is their fair value, measured at the earlier of (i) the date at which a commitment for performance by the counterparty to earn the equity instrument is reached; or (ii) the date at which the counterparty performance is complete. Under US GAAP additional charges of L126,000 would have arisen in connection with equity instruments issued by the Company in exchange for marketing services during the year ended
December 31, 1999. The marketing services were provided in phases which were reflected in the agreement to issue equity instruments. The first phase was from March 30, 1999 through July 30, 1999 and the second phase was from August 1, 1999 through March 30, 2000. The measurement dates used for each phase in respect of the financial statements to December 31, 1999 were July 30, 1999 and December 31, 1999, respectively. The fair market value of the instrument was calculated using a Black Scholes model. The market value of the underlying ordinary shares at each of these dates, used in the computation of fair value for the purposes of the valuation, were 145p and 345p respectively. Other assumptions used were an expected life of 2.5 years, a risk free rate of interest of 5% and a volatility of 35%.

    CONVERTIBLE LOAN STOCK AND DETACHABLE WARRANTS. Under UK GAAP, the accounting for loan stock with a non-detachable conversion feature should not anticipate conversion, and accordingly no fair value is attributed to the conversion feature. Under US GAAP the conversion feature should be valued on an intrinsic basis if it is "in the money" at the date of issue, which would give rise to an overall discount of L554,000. Amortized evenly over two year life of the loan, this discount would give rise to charges of L115,000, L277,000 and L161,000 in the years ended December 31, 1998, 1999 and 2000 respectively.

    In addition, charges of L155,000 and L373,000 would have arisen in the years ended December 31, 1998 and 1999, respectively, under US GAAP related to the detachable warrants issued in connection with the issuance of the convertible loan stock. The warrants were granted on July 31, 1998, which is

                                  SOPHEON PLC

20. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
used as the measurement date for the purposes of the valuation, at which date the market price for the underlying ordinary shares was 197.5p. The total value has been computed as L747,000 and is being amortized over the life of the underlying convertible loan, being two years. The remaining amount to be amortized in the year ended 31 December 2000 is L219,000. Other assumptions used in the Black Scholes calculation were an expected useful life of 2.4 years, being the life of the warrant, a risk free interest rate of 7% and a volatility of 35%.

    REVENUE RECOGNITION. Sales of software products are recognized on delivery and when no significant vendor obligations remain, in accordance with AICPA Statement of Position 97-2, Software Revenue Recognition. The Company also provides implementation and post contract support services for certain of these software products. As the implementation services offered by the Company in respect of these arrangements are not essential to the functionality of the software, can be performed by other suppliers, and are described in the arrangement such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of these services, these services are accounted for as a separate element of the arrangement. Vendor Specific Evidence of Fair Value is established by reference either to established price lists or billable rates, which correspond to the actual price charged for those elements when they are sold separately. In respect of the service element, revenue is recognised as the services are performed.

    Where the Company sells software which includes a significant element of customer specific development, the entire arrangement including the software component is accounted for in accordance with AICPA Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenue is recognised using the percentage of completion method.

    Revenues related to significant Post-Contract Support agreements (generally maintenance agreements) are deferred and recognized over the period of the agreements.

    ACQUISITION OF APPLIEDNET. For UK GAAP purposes the purchase price for Appliednet was based on the market price of 129p of Sopheon shares on the date the transaction was agreed and became unconditional on October 27, 1999. The merger was announced on October 28, 1999. For US GAAP purposes the purchase price should be based on the average market price over a reasonable period before and after the agreement and announcement of the merger. Taking a period covering five days around the agreement date gives a price of 140p, increasing the overall purchase price recorded for Appliednet by L704,000.

    For UK GAAP purposes the entire excess of the purchase price over the net assets acquired of L7,776,000 has been treated as goodwill. For US GAAP purposes, a proportion of the excess purchase price is allocated to identifiable intangible assets. The analysis of this allocation together with the

                                  SOPHEON PLC

20. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
estimated useful life to be applied for amortization purposes, based on an independent third party valuation, as follows:

                                                       ALLOCATION    ESTIMATED LIFE
CATEGORY                                              (L THOUSAND)      (YEARS)
--------                                              ------------   --------------
Assembled Workforce.................................        617            4
Customer List.......................................      1,389            2
Current Technology..................................      1,389            5
Goodwill............................................      5,075            3
                                                          -----
Total...............................................      8,470
                                                          =====

    The effects of the increase in total purchase price and the allocation of purchase price to intangible assets required for US GAAP purposes, are to increase the amortization charged, as compared to that charged for UK GAAP purposes, by L26,000 for the year ended December 31,1999, and by L229,000 per annum for subsequent years.

                                  SOPHEON PLC

20. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    INCOME. The effect of the adjustments to profit for the years ended December 31, 1999 and 1998 and which would be required if US GAAP were to be applied instead of UK GAAP are summarized as follows:

                                                                          1998
                                                           1999        (RESTATED)
                                                       ------------   ------------
                                                       (L THOUSAND, EXCEPT SHARES
                                                         AND PER SHARE AMOUNTS)
Loss for the year as reported in the consolidated
  profit and loss account under UK GAAP..............       (2,072)        (1,142)
Adjustments:
Operating expenses--equity instruments issued in
  exchange for services..............................         (126)            --
Goodwill amortization................................          (26)            --
Interest payable and similar charges.................         (651)          (271)
                                                        ----------     ----------
Net loss as adjusted to accord with US GAAP..........       (2,875)        (1,413)
                                                        ==========     ==========
Net loss per share as so adjusted (basic and
  diluted)...........................................       L(0.14)        L(0.08)
                                                        ==========     ==========
Shares used in computing per share amounts...........   20,565,985     18,730,633
                                                        ==========     ==========

    CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME. Comprehensive income under US GAAP is as follows:

                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
Net loss in accordance with US GAAP.........................   (2,875)    (1,413)
Exchange differences on re-translation of net assets of
  subsidiary undertaking....................................      (45)        47
                                                               ------     ------
Comprehensive loss in accordance with US GAAP...............   (2,920)    (1,366)
                                                               ======     ======

    Movements in other comprehensive loss amounts are as follows:

                                                              (L THOUSAND)
                                                              ------------
At January 1, 1998..........................................      (422)
Movement in the year........................................        47
                                                                  ----
At December 31, 1998........................................      (375)
Movement in the year........................................       (45)
                                                                  ----
At December 31, 1999........................................      (420)
                                                                  ====

                                  SOPHEON PLC

20. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    SHAREHOLDERS' FUNDS. The effect of the adjustment to shareholders funds at December 31, 1999 and 1998 which would be required if US GAAP were to be applied instead of UK GAAP are summarized as follows:

                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
Shareholders' funds as reported in the consolidated balance
  sheet under UK GAAP.......................................   13,479      (864)
Adjustments:
Goodwill--Appliednet........................................      678        --
Creditors--beneficial conversion feature in loan stock......      162       439
                                                               ------      ----
Shareholders' equity/(deficit) as adjusted to accord with US
  GAAP......................................................   14,319      (425)
                                                               ======      ====

    CONSOLIDATED STATEMENTS OF CASH FLOWS. The consolidated statement of cash flows prepared under UK GAAP present substantially the same information as those required under US GAAP but they differ, however, with regard to classification of items within them and as regards the definition of cash and cash equivalents.

    Under UK GAAP, cash is defined as cash in hand and at bank and deposits repayable on demand less bank overdrafts. Under US GAAP, cash and cash equivalents would not include bank overdrafts but would include cash deposits repayable within three months at inception. Under UK GAAP, cash flows are presented separately for operating activities, returns on investment, acquisitions, equity dividends, management of liquid resources and financing. US GAAP requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and return on investments and servicing of finance shown under UK GAAP would be included in the determination of cash flows from operating activities under US GAAP. Under US GAAP, the payment of dividends would be included as a financing activity and capital expenditure and financial investment and acquisitions would be reported within investing activities.

    The categories of cash flow under US GAAP can be summarized as follows:

                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSANDS)
Cash outflow from operating activities......................   (1,334)     (985)
Cash inflow from investing activities.......................      158      (145)
Cash inflow from financing activities.......................    8,253     1,370
                                                               ------     -----
Increase(decrease) in cash and cash equivalents.............   (7,077)      240
Cash and cash equivalents at beginning of period............      674       434
                                                               ------     -----
Cash and cash equivalents at end of period..................    7,751       674
                                                               ======     =====

    DEFERRED TAXATION. Under UK GAAP, provision is made for deferred taxation using the liability method on short term timing differences and all other material timing differences which are not expected to continue in the future. Under US GAAP, deferred taxation is provided on a full liability basis on all temporary differences between the tax and book bases of assets and liabilities including the

                                  SOPHEON PLC

20. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
differences between the assigned fair values and the tax bases of assets and liabilities acquired. Future tax benefits are recognized to the extent that it is more likely than not that any part will not be realized.

    At December 31, 1999 tax losses estimated at L7,046,000 (1998--L4,580,000)
are available for carry forward by the Group without expiring. A full valuation allowance has been made against the related deferred tax assets due to the reported losses to date and the lack of certainty over future operating profits.

    STOCK BASED COMPENSATION. The Company elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees", in accounting for our employee stock options because, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation", requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of our employee stock options generally equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in our financial statements.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123. This information is required to be determined as if we had accounted for our employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value of options granted in fiscal 1999 and 1998 reported below has been estimated at the date of grant using Black-Scholes option pricing model assuming no expected dividends and the following weighted average assumptions:

                                                                1999       1998
                                                              --------   --------
Expected life (years).......................................       5          5
Expected volatility.........................................    0.35       0.35
Risk free interest rate.....................................       5%         7%

    The weighted average fair value of options granted at exercise prices equal to market value was L0.69 and the fair value of options granted at exercise prices less than market value was L1.54 for the year ended December 31, 1999. The weighted average exercise price of such options was L1.37 and L0.26 for options granted with exercise prices equal to market value and less than market value, respectively. The weighted average fair value of options granted during the year ended December 31, 1998 was L0.73.

    The Company's pro forma information is as follows for the year ended December 31, 1999:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                               (IN L THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                 INFORMATION)
Net loss--Pro forma.........................................   (2,575)    (1,317)
Net loss per share--Basic and Diluted--Pro forma............    (0.13)     (0.07)

                                  SOPHEON PLC

20. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    The effects on pro forma disclosures of applying SFAS No. 123 are not likely to be representative of the effects on pro forma disclosures of future years.

21.  COMPANIES ACT

    The financial statements do not comprise the Company's "statutory accounts" within the meaning of Section 240 of the Companies Act 1985 of Great Britain. Statutory accounts for the years ended December 31, 1999, 1998 and 1997 have been delivered to the Registrar of Companies for England and Wales. The auditors' reports on such accounts were unqualified.

22.  EVENTS SINCE THE BALANCE SHEET DATE

    Since the year end the Group has committed funds of L430,000 for a 25% equity stake in Pro-Gram BV, a company established with a number of Dutch healthcare institutions to market knowledge management solutions incorporating Sopheon's software to the Dutch healthcare industry.

    Since the year end 455,000 ordinary shares in Sopheon plc have been issued for L91,000 in cash to option holders exercising their options, giving rise to a premium of L68,250. Furthermore, since the year end the Directors have approved the grant of options to purchase 82,360 ordinary shares.

    A placing of 2,622,500 shares for cash of 800p per share, and a potential acquisition, was announced on March 3, 2000.

23.  SUBSEQUENT EVENTS

    On June 27, 2000, the Company granted a loan of US$ 1,900,000 to Teltech Resource Network Corporation ("Teltech") which bears interest at a rate of 9% per annum. The loan is repayable on demand but is subordinated to Teltech's existing bank line of credit.

    On July 31, 2000 the L1,570,918 5% convertible loan stock described in note 13 was converted in full, resulting in 1,075,971 ordinary shares of 5p each being issued at a price of L1.46 per share.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
  AppliedNet Limited

    We have audited the accompanying consolidated profit and loss accounts and consolidated statements of changes in shareholders' funds and cash flows of AppliedNet Limited for each of the two years in the period ended September 30, 1999. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated results of operations of AppliedNet Limited and its consolidated cash flows for each of the two years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see Note 12 of Notes to the Financial Statements).

                                          ERNST & YOUNG

Reading, England
April 27, 2000

                               APPLIEDNET LIMITED
                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                             YEAR ENDED
                                                                            SEPTEMBER 30,
                                                                         -------------------
                                                                           1999       1998
                                                                         --------   --------
                                                               NOTES        (L THOUSAND)
TURNOVER....................................................      2        1,982     1,637
Cost of sales...............................................               1,194       683
                                                                          ------     -----

GROSS PROFIT................................................                 788       954
Administrative expenses.....................................               1,814       763
                                                                          ------     -----

OPERATING (LOSS)/PROFIT.....................................              (1,026)      191
Net interest................................................      4           19        (5)
                                                                          ------     -----

(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION........      3       (1,007)      186
Taxation....................................................      6           --       (42)
                                                                          ------     -----

NET (LOSS)/PROFIT...........................................              (1,007)      144
Dividends (including non equity)............................      8           (1)      (12)
                                                                          ------     -----

RETAINED (LOSS)/PROFIT FOR THE YEAR.........................              (1,008)      132
                                                                          ======     =====

    There were no recognized gains or losses other than the profit/loss for the financial year.

                            SEE ACCOMPANYING NOTES.

                               APPLIEDNET LIMITED
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' FUNDS

                         NUMBER     NUMBER OF
                           OF       REDEEMABLE                            SHARE      CAPITAL                    TOTAL
                        ORDINARY    PREFERENCE   ORDINARY   PREFERENCE   PREMIUM    REDEMPTION   RETAINED   SHAREHOLDERS'
                       SHARES (1)     SHARES      SHARES      SHARES     ACCOUNT     RESERVE     EARNINGS      EQUITY
                       ----------   ----------   --------   ----------   --------   ----------   --------   -------------
                             (THOUSANDS)                        (L THOUSAND)
AT OCTOBER 1, 1997...      365          10          37           10          27          --           84          158
Redemption of share
  capital and
  associated
  premium............      (97)         --         (10)          --                      10          (76)         (76)
Profit for the
  year...............                                                                    --          132          132
                           ---         ---         ---          ---       -----         ---       ------       ------
AT SEPTEMBER 30,
  1998...............      268          10          27           10          27          10          140          214
Issuance of ordinary
  shares, in exchange
  for cash...........       98          --          10           --       1,432          --           --        1,442
Retained loss for the
  year...............       --          --          --           --          --          --       (1,008)      (1,008)
                           ---         ---         ---          ---       -----         ---       ------       ------
AT SEPTEMBER 30,
  1999...............      366          10          37           10       1,459          10         (868)         648
                           ===         ===         ===          ===       =====         ===       ======       ======

------------------------

(1) See Note 16 of Notes to the financial statements for a description of the movement in ordinary shares.

                            SEE ACCOMPANYING NOTES.

                               APPLIEDNET LIMITED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED SEPTEMBER 30,
                                                              --------------------------------------
                                                                NOTE           1999           1998
                                                              --------       --------       --------
                                                                                  (L THOUSAND)
NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES.........     11             (899)          279

RETURN ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...........................................                      28             7
Interest paid...............................................                      (8)          (10)
Interest element of finance lease rental payments...........                      (1)           (2)
Preference dividends paid...................................                      --            (1)
                                                                              ------          ----
                                                                                  19            (6)
TAXATION
UK corporation tax paid.....................................                     (36)          (36)

CAPITAL EXPENDITURE & FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets...................                    (135)          (55)
Payments to acquire investments.............................                      --           (20)
Receipts from sales of tangible fixed assets................                      14            --
Receipts from sale of investments...........................                      20            --
                                                                              ------          ----
                                                                                (101)          (75)

ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertaking..........................                      --          (250)
Net cash acquired with subsidiary undertaking...............                      --           179
                                                                              ------          ----
                                                                                  --           (71)
EQUITY DIVIDENDS PAID.......................................                      --           (11)
                                                                              ------          ----
NET CASH OUTFLOW BEFORE FINANCING...........................                  (1,017)           80

FINANCING
Issue of ordinary share capital.............................                   1,442            --
Net movement on loan stock..................................                     (64)          (12)
Net movement on long term loans.............................                      65           (25)
Capital element of finance lease and hire purchase
  payments..................................................                       7            (9)
                                                                              ------          ----
                                                                               1,436           (46)
                                                                              ------          ----
INCREASE IN CASH............................................                     419            34
                                                                              ======          ====

    The significant differences between the cash flow statements presented above and those required under United States generally accepted accounting principles are described in Note 12 of Notes to the Financial Statements.

                            SEE ACCOMPANYING NOTES.

                               APPLIEDNET LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

    The financial statements have been prepared in accordance with applicable United Kingdom accounting standards and under the historical cost convention.

    BASIS OF CONSOLIDATION. The consolidated financial statements consolidate the financial statements of AppliedNet Limited ("the Company") and its subsidiary undertakings (together the "Group"). The results of Network Managers
(UK) Limited, acquired in July 1998, have been included from the date of acquisition. On acquisition of a subsidiary, all of the subsidiary's assets and liabilities which existed at the date of acquisition are recorded at their fair values reflecting their condition at that date.

    Negative goodwill arising on consolidation, representing the excess of the fair values of the identifiable net assets acquired over the fair value of the consideration given, is capitalized, and written back to the profit and loss account over four years.

    TURNOVER. Turnover (excluding value added tax) represents the amounts derived from the Group's principle activity, which comprises the design, development, production and sale of software products together with associated implementation services. The Group operates in two principal geographical markets, the United Kingdom and North America.

    DEPRECIATION. Depreciation is calculated to write down the cost less estimated residual value of all tangible fixed assets on a straight line basis over their expected useful lives. The rates generally applicable are:

Motor vehicles........................................      25%
Fixtures & fittings...................................      25%
Computer equipment....................................    33.3%

    RESEARCH AND DEVELOPMENT. Research and development expenditure is charged to profits in the period in which it is incurred.

    CONTRIBUTIONS TO PENSION FUNDS. AppliedNet contributes to the personal arrangements of certain employees, the costs of which are charged to income as incurred.

    LEASED ASSETS. Assets held under finance leases and hire purchase contracts are capitalized in the balance sheet and depreciated over their expected useful lives. The interest element of leasing payments represents a constant proportion of the capital outstanding and is charged to the profit and loss account over the period of the lease.

    All other leases are regarded as operating leases and the payments made under them are charged to the profit and loss account on straight line basis over the lease term.

                               APPLIEDNET LIMITED

2.  TURNOVER

    An analysis of turnover by geographical market is given below:

                                                                   YEAR ENDED
                                                                  SEPTEMBER 30,
                                                             -----------------------
                                                               1999           1998
                                                             --------       --------
                                                                  (L THOUSAND)
United Kingdom.............................................   1,880          1,616
North America..............................................      96             20
Rest of world..............................................       6              1
                                                              -----          -----
                                                              1,982          1,637
                                                              =====          =====

3.  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

    The profit is stated after charging:

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
                                                                   (L THOUSAND)
Auditors' remuneration......................................     39              6
Negative goodwill amortization..............................     (7)            (1)
Depreciation................................................     89             48
Hire of plant and machinery.................................     32             14
Other operating lease rentals...............................    141             74
Hire purchase interest......................................      1              2
Profit on sale of fixed assets..............................     (8)            --
                                                                ===             ==

4.  NET INTEREST

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
                                                                   (L THOUSAND)
On bank loans and overdrafts................................      6              3
Finance charges in respect of finance leases................      1              2
Other interest payable and similar charges..................      3              7
                                                                ---             --
                                                                 10             12
Other interest receivable and similar income................    (29)            (7)
                                                                ---             --
                                                                (19)             5
                                                                ---             --

                               APPLIEDNET LIMITED

5.  DIRECTORS' EMOLUMENTS

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
                                                                   (L THOUSAND)
Emoluments..................................................    300            145
                                                                ===            ===

    The emoluments of the highest paid director were L88,471 in 1999. During 1999, the Company paid L32,240 to the private pension plans of directors.

6.  STAFF COSTS

    Staff costs during the year were as follows:

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
                                                                   (L THOUSAND)
Wages and salaries..........................................   1,123           759
Social security costs.......................................     124            72
Other pension costs.........................................      38            16
                                                               -----           ---
                                                               1,285           847
                                                               =====           ===

7.  TAX ON PROFIT ON ORDINARY ACTIVITIES

    The tax charge represents:

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
                                                                   (L THOUSAND)
UK corporation tax..........................................       --           31
Under provision in previous year............................       --            3
Irrecoverable ACT...........................................       --            8
                                                              --------          --
                                                                   --           42
                                                              ========          ==

    No tax is payable on account of losses incurred during the year. Tax losses estimated at L625,000 are available for carry forward against future profits as at September 30, 1999.

                               APPLIEDNET LIMITED

8.  DIVIDENDS

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
                                                                   (L THOUSAND)
EQUITY DIVIDENDS:
Ordinary dividend of nil p per share (1998: 15.43p).........       --           11

NON EQUITY DIVIDENDS:
Preference dividend of 10p per share (1998: 10p)............        1            1
                                                              --------          --
                                                                    1           12
                                                              ========          ==

    The preference dividend for 1999 was not paid as at September 30, 1999.

9.  LEASING COMMITMENTS

    At September 30, 1999 and 1998 the Group had annual commitments under operating leases as set out below.

                                                            LAND AND
                                                            BUILDINGS               OTHER
                                                       -------------------   -------------------
                                                         1999       1998       1999       1998
                                                       --------   --------   --------   --------
                                                                     (L THOUSAND)
Within one year......................................    138         --         16         --
Between two and five years...........................     --        138         37         22
                                                         ---        ---         --         --
                                                         138        138         53         22
                                                         ===        ===         ==         ==

10.  BUSINESS COMBINATIONS

    On July 27, 1998 the Company acquired 50,000 ordinary shares of L1 each in Network Managers (UK) Limited being 100% of its ordinary share capital for a consideration of L250,000 in cash. Negative goodwill arising on the acquisition of Network Managers (UK) Limited has been capitalized. The purchase of Network Managers (UK) Limited has been accounted for by the acquisition method of accounting.

    The results of Network Managers (UK) Limited for the period from October 1, 1997, the beginning of the subsidiary's financial year, to the date of acquisition are shown below:

                                                              (L THOUSAND)
Turnover....................................................       890
Operating loss..............................................       (47)
Loss before taxation........................................       (43)
Taxation....................................................        --
                                                                   ===

    The profit after taxation for the year ended September 30, 1997 was L20,914.

                               APPLIEDNET LIMITED

10.  BUSINESS COMBINATIONS (CONTINUED)

    The assets and liabilities of Network Manager (UK) Limited acquired were as follows:

                                                              BOOK VALUE &
                                                               FAIR VALUE
                                                              ------------
                                                              (L THOUSAND)
Tangible fixed assets.......................................        58

Current assets
Stocks......................................................         2
Debtors.....................................................       302
Bank and cash...............................................       179
                                                                   ---
                                                                   541
                                                                   ---

Creditors
Trade creditors.............................................        21
Other creditors.............................................       224
Accruals....................................................        18
                                                                   ---
Total liabilities...........................................       263
                                                                   ---
Net assets..................................................       278
Negative goodwill...........................................       (28)
                                                                   ---
                                                                   250
                                                                   ===
Satisfied by:
Cash........................................................       250
                                                                   ===

11.  NOTES TO CONSOLIDATED STATEMENT OF CASH FLOWS

(a) Reconciliation of operating loss to net cash outflow from operating activities:

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
Operating (loss)/profit.....................................   (1,026)     191
Depreciation................................................       89       48
Profit on sale of tangible fixed assets.....................       (8)      --
Amortization of negative goodwill...........................       (7)      (1)
Decrease in stocks..........................................      (90)      12
Increase in debtors.........................................     (379)     (84)
Increase in creditors and provisions........................      522      113
                                                               ------      ---
Net cash (outflow)/inflow from operating activities.........     (899)     279
                                                               ======      ===

                               APPLIEDNET LIMITED

11.  NOTES TO CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
(b) Reconciliation of net cash flow to movement in net funds (debt).

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
Increase in cash............................................    419         34
Cash inflow from decrease in debt and lease financing.......      6         46
                                                                ---        ---
Change in net debt resulting from cash flows................    425         80
Capitalisation of reserves into loan stock..................     --        (46)
Loan stock arising on redemption of shares..................     --        (30)
New hire purchase contracts.................................     --        (11)
                                                                ---        ---
Movement in net funds/(debt)................................    425         (7)
                                                                ---        ---
Net (debt) at October 1.....................................    (24)       (17)
                                                                ---        ---
Net funds/(debt) at September 30............................    401        (24)
                                                                ===        ===

    (c) Analysis of changes in net (debt)/funds:

                                         CASH AT                  TERM       LOAN     FINANCE
                                           BANK     OVERDRAFT    LOANS      STOCK      LEASES     TOTAL
                                         --------   ---------   --------   --------   --------   --------
                                                                   (L THOUSAND)
At October 1, 1997.....................     92         (47)        (50)        --        (12)       (17)
Cashflow...............................     93         (59)         25         12          9         80
Capital restructuring..................     --          --          --        (76)        --        (76)
New hire purchase contracts............     --          --          --         --        (11)       (11)
                                           ---        ----        ----       ----       ----       ----
At September 30, 1998..................    185        (106)        (25)       (64)       (14)       (24)
Cashflow...............................    313         106         (65)        64          7        425
                                           ---        ----        ----       ----       ----       ----
At September 30, 1999..................    498          --         (90)        --         (7)       401
                                           ===        ====        ====       ====       ====       ====

12. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The financial statements of AppliedNet are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ in certain respects from those generally accepted in the United States ("US GAAP"). There are no significant differences applicable to AppliedNet which affect the profit/(loss) for the year. Under US GAAP, negative goodwill would be deducted from the value of tangible fixed assets, rather than being capitalized. This difference in treatment does not impact net income.

    CONSOLIDATED STATEMENT OF CASH FLOWS. The consolidated statements of cash flows prepared under UK GAAP present substantially the same information as those required under US GAAP but they differ, however, with regard to classification of items within them and as regards the definition of cash and cash equivalents.

                               APPLIEDNET LIMITED

12. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    Under UK GAAP, cash is defined as cash in hand and at bank and deposits repayable on demand less bank overdrafts. Under US GAAP, cash and cash equivalents would not include bank overdrafts but would include cash deposits repayable within three months at inception. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments, acquisitions, equity dividends, management of liquid resources and financing. US GAAP require only three categories of cash flow activity to be reported: operating, investing and financing. Cashflows from taxation and returns on investments and servicing of income shown under UK GAAP would be included in the determination of cash flows from operating activities under US GAAP. Under US GAAP, the payment of dividends would be included as a financing activity and capital expenditure and financial investment and acquisitions would be reported within investing activities.

    The categories of cash flow under US GAAP can be summarized as follows:

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                 (L THOUSAND)
Cash (outflow)/inflow from operating activities.............     (916)      238
Cash (outflow) from investing activities....................     (101)     (146)
Cash inflow from financing activities.......................    1,330         1
                                                               ------      ----
Increase in cash and cash equivalents.......................      313        93
Cash and cash equivalents at beginning of year..............      185        92
                                                               ------      ----
Cash and cash equivalents at end of year....................      498       185
                                                               ======      ====

13.  EVENTS SINCE THE BALANCE SHEET DATE

    On November 22, 1999 the shareholders of AppliedNet agreed to the sale of 100% of the issued shares of the Company to Sopheon plc in exchange for 6,402,961 shares in Sopheon plc.

14.  TRANSACTIONS WITH DIRECTORS AND OTHER RELATED PARTIES

    Details of loans from directors to the Company are detailed below:

     i. Unsecured loan stock

                                                                             MAXIMUM
                                                               AMOUNT       LIABILITY
NAME OF DIRECTOR                                            OUTSTANDING    DURING YEAR
----------------                                            ------------   -----------
                                                   1999         1998            L
                                                 --------   ------------   -----------
                                                            (L THOUSAND)
M Brooke.......................................     --         38,713         38,713
P Ely..........................................     --         12,905         12,905
D Boul.........................................     --         12,905         12,905
                                                   ---         ------         ------
                                                    --         64,523         64,523
                                                   ===         ======         ======

    The loan stock is repayable within one year and does not bear interest.

                               APPLIEDNET LIMITED

14.  TRANSACTIONS WITH DIRECTORS AND OTHER RELATED PARTIES (CONTINUED)
     ii. Investors loans

                                                                             MAXIMUM
                                                               AMOUNT       LIABILITY
NAME OF DIRECTOR                                            OUTSTANDING    DURING YEAR
----------------                                            ------------   -----------
                                                   1999         1998            L
                                                 --------   ------------   -----------
                                                            (L THOUSAND)
M Brooke.......................................     --         15,000         15,000
P Ely..........................................     --          5,000          5,000
D Boul.........................................     --          5,000          5,000
                                                   ---         ------         ------
                                                    --         25,000         25,000
                                                   ===         ======         ======

    The loans were repaid in September 1999.

15.  EMPLOYEE'S BENEFIT TRUST

    The Company adopted the AppliedNet Employees' Benefit Trust on
September 16, 1998 ("the trust") and the AppliedNet Unapproved Share Option Scheme on September 25, 1998 ("the Scheme"). Applied Network Technology Limited ("the Trustee") is trustee of the Trust which has been designed to provide share incentives to selected employees and such incentives will take the form of share transfers or options over issued and new shares at prices determined by the Trustee in consultation with the Board of the Company. The Company can make contributions or loans to the Trust to enable it to acquire shares. On sale of such shares or the exercise of options the proceeds will be used by the trust to repay loans made by the company. The cost of administering the trust will be offset against the profits of selling or granting options.

    In the year to September 30, 1999 the Trust acquired 6,763 10p ordinary shares at an average price of 462p (1998--35,800 at an average price of 56p) and it sold 32,876 10p ordinary shares at an average price of 221p (1998--9,673 at an average price of 58p). As of September 30, 1999, 14 10p ordinary shares remained held by the Trust.

16.  ORDINARY SHARES

    The movement in ordinary shares is as follows:

                                            A ORDINARY   B ORDINARY     REDEEMABLE      B ORDINARY
                                              SHARES       SHARES     ORDINARY SHARES     SHARES
                                            L0.10 EACH   L0.10 EACH     L0.10 EACH      L0.10 EACH    TOTAL
                                            ----------   ----------   ---------------   ----------   --------
At October 1, 1997
Redemption of share capital and associated
  premium.................................       20            7             10              --         37
Conversion of A and B ordinary shares into
  ordinary shares.........................      (20)          (7)            --              27         --
                                               ----          ---            ---             ---        ---
At September 30, 1998
Issuance of ordinary shares in exchange
  for cash................................       --           --             --              10         10
                                               ----          ---            ---             ---        ---
At September 30, 1999.....................       --           --             --              37         37
                                               ====          ===            ===             ===        ===

    The Company redeemed all of the redeemable B ordinary shares on September 25, 1998 in exchange for the issuance of L75,774 of unsecured loan stock.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Teltech Resource Network Corporation

    We have audited the accompanying balance sheets of Teltech Resource Network Corporation as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in note 8, under the terms of the preferred stock agreements, the Company was obligated to offer to redeem one-half of the redeemable convertible preferred stock outstanding on August 31, 1999, totaling $8.2 million, and to offer to redeem all shares on each succeeding August 31 through 2004, totaling $16.3 million. The Company has been advised by outside legal counsel that under Minnesota law, it is not currently obligated to make such an offer as management believes sufficient funds are not available to make such a redemption at this time.

    In our opinion, the 1999 and 1998 financial statements referred to above present fairly, in all material respects, the financial position of Teltech Resource Network Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                       /s/ KPMG LLP
                                                        KPMG LLP

Minneapolis, Minnesota
March 3, 2000, except for note 15, which is as of March 6, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Teltech Resource Network Corporation:

    In our opinion, the statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1997 present fairly, in all material respects, the results of operations and cash flows of Teltech Resource Network Corporation for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of Teltech Resource Network Corporation for any period subsequent to December 31, 1997.

[LOGO]

PricewaterhouseCoopers LLP
Minneapolis, MN
April 17, 1998

                      TELTECH RESOURCE NETWORK CORPORATION

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $         --   $    262,370
  Receivables, net of allowance for doubtful accounts
    of $7,600 and $7,400, respectively......................     3,211,563      2,840,976
  Other current assets......................................       259,771        365,325
                                                              ------------   ------------
  Total current assets......................................     3,471,334      3,468,671

Equipment and improvements, net.............................     1,539,158      1,299,367
                                                              ------------   ------------
    Total assets............................................  $  5,010,492   $  4,768,038
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Payable to bank...........................................  $    219,893             --
  Accounts payable..........................................       990,281      1,075,579
  Accrued expenses..........................................       915,216        709,802
  Current portion of long-term debt.........................       137,417        173,544
  Bank line of credit.......................................     1,003,457      1,200,000
  Deferred revenue..........................................     3,221,889      2,921,113
                                                              ------------   ------------
    Total current liabilities...............................     6,398,153      6,080,038
                                                              ------------   ------------

Long-term debt, less current portion........................       283,323        269,975
                                                              ------------   ------------
    Total current liabilities...............................     6,398,153      6,080,038
                                                              ------------   ------------

Mandatorily redeemable convertible preferred stock
  at redemption value.......................................    16,346,143     16,203,923
                                                              ------------   ------------
Stockholders' deficit:
  Common stock $.01 par value, 20,000,000 shares authorized;
    2,435,385 and 2,450,885 shares issued and outstanding at
    December 31, 1999 and 1998, respectively................        24,534         24,509
  Additional paid-in capital................................       662,108        801,793
  Accumulated deficit.......................................   (18,703,769)   (18,612,200)
                                                              ------------   ------------
    Total stockholders' deficit.............................   (18,017,127)   (17,785,898)
                                                              ------------   ------------
    Total liabilities and stockholders' deficit.............  $  5,010,492   $  4,768,038
                                                              ============   ============

   The accompanying notes are an integral part of these financial statements.

                      TELTECH RESOURCE NETWORK CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                        ---------------------------------------
                                                           1999          1998          1997
                                                        -----------   -----------   -----------
Revenues..............................................  $16,198,694   $16,435,922   $18,358,599
Cost of revenues......................................    9,965,079    11,123,690    11,522,673
                                                        -----------   -----------   -----------
    Gross margin......................................    6,233,615     5,312,232     6,835,926
                                                        -----------   -----------   -----------

Operating expenses:
  Marketing and sales.................................    1,924,714     2,368,254     2,971,672
  General and administrative..........................    2,418,521     2,123,815     2,148,912
  Research and development............................    1,799,214     1,156,309     1.133,458
                                                        -----------   -----------   -----------
    Total operating expenses..........................    6,142,449     5,648,378     6,254,043
                                                        -----------   -----------   -----------
    Operating income (loss)...........................       91,166      (366,146)      581,883
                                                        -----------   -----------   -----------

Other (expense) income, net...........................     (182,735)      (19,587)       32,254
                                                        -----------   -----------   -----------
Net (loss) income.....................................  $   (91,569)     (355,733)      614,137
                                                        ===========   ===========   ===========
Accretion of redemption
  premium of preferred stock..........................  $  (142,220)  $  (176,230)  $  (168,289)
                                                        -----------   -----------   -----------
Net (loss) income available to common shareholders....     (233,789)     (531,963)      445,848
                                                        ===========   ===========   ===========
Net (loss) income per common share:
  Basic...............................................  $     (0.10)  $     (0.22)  $      0.18
                                                        ===========   ===========   ===========
  Diluted.............................................  $     (0.10)  $     (0.22)  $      0.09
                                                        ===========   ===========   ===========
Weighted average common shares........................    2,451,298     2,450,328     2,447,442
                                                        ===========   ===========   ===========
Weighted average common and potential common shares...    2,451,298     2,450,328     6,666,178
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      TELTECH RESOURCE NETWORK CORPORATION
                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                         COMMON STOCK       ADDITIONAL                      TOTAL
                                     --------------------    PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                      SHARES      AMOUNT     CAPITAL       DEFICIT         DEFICIT
                                     ---------   --------   ----------   ------------   -------------
Balances as of December 31, 1996...  2,446,898   $24,469    $1,140,646   $(18,870,604)  $(17,705,489)
Exercise of stock options..........      3,202        32         4,603             --          4,635
Accretion of redemption premium of
  preferred stock..................         --        --      (168,289)            --       (168,289)
Net income.........................         --        --            --        614,137        614,137
                                     ---------   -------    ----------   ------------   ------------

Balances as of December 31, 1997...  2,450,100    24,501       976,960    (18,256,467)   (17,255,006)
                                     ---------   -------    ----------   ------------   ------------
Exercise of stock options..........        785         8         1,063             --          1,071
Accretion of redemption premium of
  preferred stock..................         --        --      (176,230)            --       (176,230)
Net loss...........................         --        --            --       (355,733)      (355,733)
                                     ---------   -------    ----------   ------------   ------------

Balances as of December 31, 1998...  2,450,885    24,509       801,793    (18,612,200)   (17,785,898)
                                     ---------   -------    ----------   ------------   ------------
Exercise of stock options..........      2,500        25         2,535             --          2,560
Accretion of redemption premium of
  preferred stock..................         --        --      (142,220)            --       (142,220)
Net loss...........................         --        --            --        (91,569)       (91,569)
                                     ---------   -------    ----------   ------------   ------------

Balances as of December 31, 1999...  2,453,385   $24,534    $  662,108   $(18,703,769)  $(18,017,127)
                                     =========   =======    ==========   ============   ============

   The accompanying notes are an integral part of these financial statements.

                      TELTECH RESOURCE NETWORK CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1999         1998          1997
                                                           ---------   -----------   ----------
Cash flows from operating activities:
  Net (loss) income......................................  $ (91,569)  $  (355,733)  $  614,137
  Adjustments to reconcile net (loss) income to net cash
    (used in) provided by operating activities:
    Depreciation and amortization........................    444,261       407,644      408,397
    Changes in operating assets and liabilities:
      Receivables........................................   (370,587)      151,011      129,945
      Other current assets...............................    105,554      (182,062)    (126,517)
      Accounts payable...................................   (175,298)     (111,221)    (805,911)
      Accrued expenses...................................    205,414      (502,693)     (14,805)
      Deferred revenue...................................    300,776    (1,008,486)     146,362
                                                           ---------   -----------   ----------
        Net cash (used in) provided by operating
          activities.....................................    418,551    (1,601,540)     351,608
                                                           ---------   -----------   ----------
Cash flows from investing activities:
  Additions to equipment and improvements................   (684,052)     (397,513)    (626,215)
                                                           ---------   -----------   ----------
        Net cash used in investing activities............   (684,052)     (397,513)    (626,215)
                                                           ---------   -----------   ----------
Cash flows from financing activities:
  Payable to bank........................................    219,893            --           --
  Net borrowings under note payable to bank..............   (219,322)    1,162,646      184,030
  Proceeds from exercise of stock options................      2,560         1,071        4,635
                                                           ---------   -----------   ----------
    Net cash provided by financing activities............      3,131     1,163,717      188,665
                                                           ---------   -----------   ----------
Net decrease in cash and cash equivalents................   (262,370)     (835,336)     (85,942)
Cash and cash equivalents, beginning of year.............    262,370     1,097,706    1,183,648
                                                           ---------   -----------   ----------
Cash and cash equivalents, end of year...................  $      --   $   262,370    1,097,706
                                                           =========   ===========   ==========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.................  $ 178,018   $    68,155   $   21,047

   The accompanying notes are an integral part of these financial statements.

                      TELTECH RESOURCE NETWORK CORPORATION

                       NOTES TO THE FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

    Teltech Resource Network Corporation (the "Company") provides research and knowledge management services to the R&D and business development functions of technology-driven companies throughout the United States. The Company uses its primary and secondary research capabilities and Web-based knowledge transfer systems to deliver filtered technical and business intelligence to the desktop. Teltech's service offerings include turnkey development of knowledge management solutions and vertical information portals. Customers gain access to the Company's services by paying annual subscription, transactional or project fees.

    FINANCING

    The Company has historically been financed principally through mandatorily redeemable preferred stock. As discussed in note 8, under the terms of the preferred stock agreements, the Company was obligated to offer to redeem one-half of the redeemable convertible preferred stock outstanding on August 31, 1999, totaling $8.2 million, and to offer to redeem all shares on each succeeding August 31 through 2004, totaling $16.3 million. The Company has been advised by outside legal counsel that under Minnesota law, it is not currently obligated to make such an offer as management believes sufficient funds are not available to make such a redemption at this time. On the basis that no funds will be required to redeem the mandatorily redeemable preferred stock, management believes that cash flows from operations and proceeds available from the August 1999 debt financing (notes 5 and 6) will be sufficient to satisfy the working capital requirements through at least December 31, 2000.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    Cash equivalents are comprised of highly liquid investments with original maturities of three months or less. Cash and cash equivalents are concentrated in one financial institution.

    EQUIPMENT AND IMPROVEMENTS

    Equipment and improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three to seven years. Leasehold improvements are amortized over the term of the lease. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred.

    CAPITALIZED SOFTWARE

    The Company capitalizes certain costs associated with significant internally developed software products for internal use. The Company accounts for these costs using AICPA Statement of Positions (SOP) No. 98-1, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Under the provisions of SOP 98-1, costs are capitalized for software developed or obtained for internal use when both the preliminary project stage is completed and management deems the project will probably be completed and used to perform the function intended. Capitalization of such costs ceases no later that the point at which the project is substantially complete and ready for its intended purpose.

    Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining software, and (2) payroll and related costs for employees who are directly

                      TELTECH RESOURCE NETWORK CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) associated with and who devote time to the software project, and (3) interest costs incurred, when material, while developing software.

    Research and development costs, website content costs, and other computer software maintenance costs are expensed as incurred. Software development costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. Approximately $344,000 of these costs are included in capitalized website software development.

    REVENUES AND COST RECOGNITION

    Periodic subscription revenue is recognized ratably over the subscription period. Estimated losses on fixed fee long-term subscription contracts are recorded when identified. Deferred revenue results from the billing of subscription amounts in advance of when the services are rendered. Transaction-based contract revenue is billed and recognized as the related services are rendered.

    NEW ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging" (SFAS No. 133), effective for the Company on January 1, 2001, established new standards for recognizing all derivatives as either assets of liabilities, and measuring those instruments at fair value. Currently, we do not anticipate that SFAS No. 133 will have a material impact on our financial position or results of operations.

    In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 summarizes certain of the SEC staff's view in applying generally accepted accounting principles to revenue recognition in financial statements. The Company does not expect SAB 101 to have an impact on its financial statements. SAB 101 is effective for the Company for the quarter ending June 30, 2000.

    INCOME TAXES

    Income taxes are accounted for on the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities reduced by a valuation allowance, as necessary.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share is computed based on the weighted average number of common shares outstanding, while diluted net income (loss) per share is computed based on the weighted average number of common shares outstanding plus potential dilutive shares of common stock.

                      TELTECH RESOURCE NETWORK CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Potential dilutive shares of common stock include stock options which have been granted to employees and directors and outstanding warrants. Both basic and diluted income (loss) per share are calculated after deducting the accretion resulting from the mandatory redemption feature of preferred stock, except if the assumed conversion of the preferred stock is dilutive.

3.  EQUIPMENT AND IMPROVEMENTS

    Equipment and improvements consists of the following at December 31, 1999 and 1998:

                                                        1999          1998
                                                     -----------   -----------
Computers and related equipment....................  $ 3,250,399   $ 2,920,489
Website software development.......................      343,883            --
Office furniture and equipment.....................    1,154,698     1,144,441
Leasehold improvements.............................       88,335        88,335
                                                     -----------   -----------
                                                       4,837,315     4,153,265
Less accumulated depreciation and amortization.....   (3,298,157)   (2,853,898)
                                                     -----------   -----------
                                                     $ 1,539,158   $ 1,299,367
                                                     ===========   ===========

4.  LEASES

    The Company is obligated under various operating leases for office equipment and office facilities. The total future minimum lease payments due under noncancellable leases are as follows:

                                                              OPERATING
YEARS ENDING DECEMBER 31,                                       LEASES
-------------------------                                     ----------
2000........................................................  $  416,558
2001........................................................     364,726
2002........................................................     364,726
2003........................................................     124,293
                                                              ----------
Total future minimum lease payments.........................  $1,270,303
                                                              ==========

    Total rent expense under operating leases was approximately $420,000, $398,000 and $467,000 in 1999, 1998 and 1997, respectively.

5.  LINE OF CREDIT

    In August 1999, the Company entered into a new line of credit. Borrowings are limited to the lesser of $2,000,000 or 85% of eligible accounts receivable. Borrowings bear interest at an annual rate of 3% above the bank's prime rate (8.5% at December 31, 1999). The Company is required to pay 1/8 of 1% per month on the unused balance of the line of credit and an annual commitment fee of $10,000. The line of credit requires certain covenants to be met and expires in June 2001. There was $1,004,000 outstanding under this line of credit at December 31, 1999 with an additional available amount at that date of $996,543.

                      TELTECH RESOURCE NETWORK CORPORATION

6.  LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 1999 and 1998:

                                                          1999        1998
                                                        ---------   ---------
Equipment note payable; bears interest at
  16.37% per annum....................................  $ 420,740   $      --
Equipment note payable; bears interest at
  7.75% per annum;....................................         --     443,519
                                                        ---------   ---------
                                                          420,740     443,519
Current portion--long-term debt.......................   (137,417)   (173,544)
                                                        ---------   ---------
Long-term debt........................................  $ 283,323   $ 269,975
                                                        =========   =========

    Future maturities of long-term debt are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $137,417
2001........................................................   161,679
2002........................................................   121,644
                                                              --------
                                                              $420,740
                                                              ========

    In August 1999, the Company entered into a new equipment financing agreement. The agreement replaces the equipment note outstanding at December 31, 1998. Teltech has two loans under the agreement. Borrowings are payable in monthly installments of $4,114 and $12,225 payable through April and June, 2002, respectively. The loans include a lump-sum payment requirement of $18,000 and $53,104 in the last month of the respective loans.

7.  UNDESIGNATED STOCK

    As of December 31, 1999 and 1998, the Company had 2,500,000 shares of undesignated stock. The Board of Directors has the authority to determine the rights and preferences of these shares, subject to authorization by the preferred stockholders.

8.  MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    The Company's redeemable convertible preferred stock is convertible into common stock at the option of the preferred stockholders. The redeemable convertible preferred stock will be converted into common stock if the Company closes the sale and issuance of common stock in an underwritten public offering whereby the net proceeds received by the Company are at least $10,000,000 and the public offering price is at least $10.00 per share. The redeemable convertible preferred stock conversion rate is one share of redeemable convertible preferred stock for one share of common stock and is adjusted for stock dividends and stock splits.

    The series of redeemable convertible preferred stock entitles the holders to:

    - A liquidation preference of $1.38 per Series A preferred share, $2.60 per Series B preferred share, $5.05 per Series C preferred share, $6.70 per Series D preferred share, and $3.55 per Series E preferred share.

                      TELTECH RESOURCE NETWORK CORPORATION

8.  MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    - Special voting rights with regard to authorization or issuance of additional preferred shares or shares of stock having priority over preferred shares, declaration of dividends or any distribution on any shares of capital stock junior to the preferred shares, issuance of common shares at a price below $3.55 per share, amendment of rights or preferences of preferred shares, and any disposition of substantially all of the Company's assets or consolidation or merger of the Company with any other entity.

    Under the terms of the preferred stock agreements, the Company was obligated to offer to redeem one-half of the redeemable convertible preferred stock outstanding on August 31, 1999, totaling $8.2 million, and to offer to redeem all shares on each succeeding August 31 through 2004, totaling $16.3 million. The Company has been advised by outside legal counsel that under Minnesota law, it is not currently obligated to make such an offer as management believes sufficient funds are not available to make such a redemption at this time.

    The redemption price is $1.52 per share for Series A, $2.86 per share for Series B, $5.56 per share for Series C, $7.37 per share for Series D, and $3.91 per share for Series E. The difference between the amounts paid in on all issues of redeemable convertible preferred stock and the redemption price (the redemption premium) is being accreted over the period from the date of issuance of the related redeemable convertible preferred stock to the earliest redemption date. The redemption premium accretion is recorded as an increase to the redeemable convertible preferred stock.

    Redeemable convertible preferred stock, $.01 par value, at amounts paid in plus accreted redemption premium, is summarized as follows:

                                                        1999          1998
                                                     -----------   -----------
Series A, authorized 725,000 shares; issued and
  outstanding 724,333..............................  $ 1,097,959   $ 1,092,091
Series B, authorized 525,000 shares; issued and
  outstanding 495,251..............................    1,415,226     1,411,800
Series C, authorized 600,000 shares; issued and
  outstanding 566,260..............................    3,145,594     3,145,575
Series D, authorized 400,000 shares; issued and
  outstanding 355,895..............................    2,615,593     2,594,451
Series E, authorized 3,000,000 shares; issued and
  outstanding 2,076,997............................    8,071,791     7,960,006
                                                     -----------   -----------
                                                     $16,346,143   $16,203,923
                                                     ===========   ===========

9.  STOCK OPTIONS

    The Company has three nonqualified stock option plans. Under the plans, 2,850,000 shares are reserved for stock options. The Board of Directors has the authority to grant these options and set the terms and the Board determines the estimated fair value of common stock with option grants. Options vest and are exercisable in varying annual installments, generally over four years.

                      TELTECH RESOURCE NETWORK CORPORATION

9.  STOCK OPTIONS (CONTINUED)

    Stock option activity under these plans is summarized as follows:

                                                                                          WEIGHTED-
                                                                                           AVERAGE
                                                                                          EXERCISE
                                                            NUMBER OF    EXERCISE PRICE   PRICE PER
                                                             OPTIONS       PER SHARE        SHARE
                                                            ----------   --------------   ---------
Balance as of December 31, 1996...........................   1,870,060    $1.00 - 5.05      $1.54

Granted...................................................   1,227,955     1.00 - 2.25       1.06
Exercised.................................................      (3,202)    1.40 - 2.25       1.45
Canceled..................................................  (1,354,126)    1.00 - 5.05       1.52
                                                            ----------

Balance as of December 31, 1997...........................   1,740,687     1.00 - 5.05       1.22
                                                            ----------

Granted...................................................     349,670     1.00 - 1.25       1.17
Exercised.................................................        (785)    1.00 - 2.00       1.36
Canceled..................................................    (133,328)    1.00 - 3.00       1.01
                                                            ----------

Balance as of December 31, 1998...........................   1,956,244     1.00 - 5.05       1.22
                                                            ----------

Granted...................................................     171,226     1.00 - 1.75       1.67
Exercised.................................................      (2,500)    1.00 - 1.25       1.03
Canceled..................................................    (164,022)    1.00 - 3.00       1.09
                                                            ----------

Balance as of December 31, 1999...........................   1,960,948     1.00 - 5.05       1.27
                                                            ==========

    The following summarizes information about stock options outstanding at December 31, 1999:

                                                    OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                           --------------------------------------   -----------------------
                                                          WEIGHTED-
                                                           AVERAGE      WEIGHTED-                 WEIGHTED-
                                                          REMAINING      AVERAGE                   AVERAGE
                                             NUMBER      CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICES                   OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
------------------------                   -----------   ------------   ---------   -----------   ---------
$1.00 - 1.75.............................   1,733,699        7.0          $1.10      1,167,811      $1.06
 2.00 - 3.00.............................     203,400        5.2           2.25        203,400       2.25
 5.05....................................      23,849        4.1           5.05         23,849       5.05
                                            ---------                                ---------
 1.00 - 5.05.............................   1,960,948                                1,395,060
                                            =========                                =========

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" SFAS No. 123. For purposes of the pro forma disclosures below, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the Company's stock plan been determined based on the minimum value at the grant date for awards during 1999, 1998 and 1997 consistent with the

                      TELTECH RESOURCE NETWORK CORPORATION

9.  STOCK OPTIONS (CONTINUED)
provisions of SFAS No. 123, the Company's net (loss) income would have been changed to the pro forma amounts indicated as follows:

                                                        DECEMBER 31,
                                              --------------------------------
                                                1999        1998        1997
                                              ---------   ---------   --------
Net (loss) income--as reported..............  $ (91,569)  $(355,733)  $614,137
Net (loss) income--pro forma................   (263,641)   (506,584)   464,159

    The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively; dividend yield of 0%; risk-free interest rates of 6.3%, 6.3% and 6.4%; and expected lives of seven and ten years depending on date of issue. Volatility factors are not applicable to non-public companies.

10.  STOCK WARRANTS

    The Company has warrants outstanding to purchase 239,156 of its Series E redeemable convertible preferred stock at $3.55 per share and 313,879 shares of its common stock at $1.00 per share. The warrants expire in July 2000.

11.  INCOME TAXES

    Actual income tax expense differs from the expected amounts based upon the statutory federal tax rates as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                ----------------------------------
                                                  1999        1998         1997
                                                --------    ---------    ---------
Expected federal income tax at statutory
  rate........................................  $(31,100)   $(120,900)   $ 208,800
State income taxes, net of federal tax
  effect......................................    (4,300)     (10,000)      24,500
Increase in (reduction) of valuation
  allowance...................................    33,000      117,000     (241,500)
Meals and entertainment.......................     4,900        8,200        8,400
Other.........................................    (2,500)       6,500         (200)
                                                --------    ---------    ---------
                                                      --           --           --
                                                ========    =========    =========

    Temporary differences comprising the Company's gross deferred tax assets are as follows:

                                                        1999          1998
                                                     -----------   -----------
Net operating loss carryforwards...................  $ 6,495,000   $ 6,563,000
Accrued vacation and compensation..................      232,000        82,000
Allowance for doubtful accounts....................        3,000         3,000
Other, net.........................................       25,000        74,000
                                                     -----------   -----------
  Total gross deferred tax assets..................    6,775,000     6,772,000

Valuation allowance................................   (6,775,000)   (6,772,000)
                                                     -----------   -----------
  Net deferred taxes...............................  $        --   $        --
                                                     ===========   ===========

                      TELTECH RESOURCE NETWORK CORPORATION

11.  INCOME TAXES (CONTINUED)
    Based on the current year loss, as well as prior accumulated losses, valuation allowances have been established for the entire tax benefit associated with the carryforwards and net future deductible temporary differences as of December 31, 1999 and 1998.

    The Company's net operating loss carryforwards expire as follows unless utilized:

                                                              CARRYFORWARD
YEARS ENDING DECEMBER 31,                                      EXPIRATION
-------------------------                                     ------------
2000........................................................  $   418,042
2001........................................................    1,223,020
2002........................................................    1,446,462
2003........................................................    1,460,796
2004........................................................    1,173,438
Thereafter..................................................   10,398,242
                                                              -----------
                                                              $16,120,000
                                                              ===========

    The utilization of these carryforwards may be subject to limitations based on future changes in ownership pursuant to Internal Revenue Code Section 382.

12.  RELATED PARTY TRANSACTION

    The Company purchases online information and hard copy documents from a Series E preferred stockholder. Purchases of online information of approximately $866,000, $2,300,000 and $3,000,000 were made in 1999, 1998 and 1997, respectively, and are included in cost of revenues. As of December 31, 1999 and 1998, the Company owed the Series E preferred stockholder approximately $0 and $360,000, respectively, for purchases of online information.

13.  SIGNIFICANT CUSTOMER

    The Company has one customer which comprised 9.3%, 12.2% and 11.9% of revenues in 1997, 1998 and 1999, respectively.

14.  INCOME (LOSS) PER SHARE

                                                             1999
                                           -----------------------------------------
                                           INCOME (LOSS)      SHARES       PER-SHARE
                                            (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                           -------------   -------------   ---------
Net loss.................................    $ (91,569)
Less: Accretion resulting from mandatory
     redemption feature of preferred
stock....................................     (142,220)
                                             ---------
Income per common share..................     (233,789)      2,451,298      $(0.10)
Effect of dilutive securities:
  Stock options and warrants.............           --              --          --
                                             ---------       ---------      ------
Income (loss) per common share--assuming
  dilution...............................    $(233,789)      2,451,298      $(0.10)
                                             =========       =========      ======

                      TELTECH RESOURCE NETWORK CORPORATION

                       NOTES TO THE FINANCIAL STATEMENTS

14.  INCOME (LOSS) PER SHARE (CONTINUED)

                                                                             1998
                                                           -----------------------------------------
                                                           INCOME (LOSS)      SHARES       PER-SHARE
                                                            (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                           -------------   -------------   ---------
Net loss.................................................    $(355,733)
Less: Accretion resulting from mandatory redemption
      feature of preferred stock.........................     (176,230)
                                                             ---------
Income per common share..................................     (531,963)      2,450,288      $(0.22)
Effect of dilutive securities:
  Stock options and warrants.............................           --              --          --
                                                             ---------       ---------      ------
Income (loss) per common share--assuming dilution........    $(531,963)      2,450,328      $(0.22)
                                                             =========       =========      ======

                                                                             1997
                                                           -----------------------------------------
                                                           INCOME (LOSS)      SHARES       PER-SHARE
                                                            (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                           -------------   -------------   ---------
Net loss.................................................    $ 614,137
Less: Accretion resulting from mandatory redemption
      feature of preferred stock.........................     (168,289)
                                                             ---------
Income per common share..................................      445,848       2,447,442      $ 0.18
Effect of dilutive securities:
  Convertible preferred stock............................      168,289       4,218,736          --
                                                             ---------       ---------      ------
Income (loss) per common share--assuming dilution........    $ 614,137       6,666,178      $ 0.09
                                                             =========       =========      ======

    As described in note 9, during 1997 options to purchase common shares at exercise prices ranging from $1.00 to $5.05 were outstanding, but were not included in the computation of diluted earnings per common share because the options' exercise prices were not less than the average market price of the common shares.

15.  DEFINITIVE AGREEMENT TO SELL THE COMPANY

    On March 6, 2000, the Company and Sopheon plc announced that they had entered into an Agreement and Plan of Merger and Reorganization (the Agreement) for the Company to be acquired by Sopheon plc. Under the Agreement, Sopheon plc would pay $14,000,000 in cash and issue $2,192,954 of its shares to the Company's shareholders. There is no assurance that this transaction will be closed.

          APPENDIX A--AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                     AMONG
                                  SOPHEON PLC,
                              SOPHEON CORPORATION
                                      AND
                      TELTECH RESOURCE NETWORK CORPORATION
                          DATED AS OF JANUARY 21, 2000

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                               --------
ARTICLE I  DEFINITIONS.......................................................     A-6
  SECTION 1.1    Defined Terms...............................................     A-6

ARTICLE II  THE MERGER.......................................................    A-13
  SECTION 2.1    The Merger..................................................    A-13
  SECTION 2.2    Closing.....................................................    A-14
  SECTION 2.3    Effective Time..............................................    A-14
  SECTION 2.4    Effect of the Merger........................................    A-14
  SECTION 2.5    Articles of Incorporation; Bylaws; Directors and Officers of
                   Surviving Corporation.....................................    A-14

ARTICLE III  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..............    A-14
  SECTION 3.1    Conversion of Shares........................................    A-14
  SECTION 3.2    Exchange of Shares Other than Dissenting Shares.............    A-15
  SECTION 3.3    Treatment of Stock Options..................................    A-17
  SECTION 3.4    Treatment of Warrants.......................................    A-17
  SECTION 3.5    Stock Transfer Books........................................    A-17
  SECTION 3.6    No Fractional Share Certificates............................    A-18
  SECTION 3.7    Certain Adjustments.........................................    A-18
  SECTION 3.8    Dissenters' Rights..........................................    A-18
  SECTION 3.9    Lost, Stolen or Destroyed Certificates......................    A-19
  SECTION 3.10   Taking of Necessary Action; Further Action..................    A-19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF COMPANY........................    A-19
  SECTION 4.1    Organization and Qualification; Subsidiaries................    A-19
  SECTION 4.2    Articles of Incorporation and Bylaws........................    A-19
  SECTION 4.3    Capitalization..............................................    A-19
  SECTION 4.4    Authority Relative to This Agreement........................    A-20
  SECTION 4.5    No Conflict; Required Filings and Consents..................    A-21
  SECTION 4.6    Permits; Compliance with Laws...............................    A-21
  SECTION 4.7    Filings; Financial Statements...............................    A-21
  SECTION 4.8    Absence of Certain Changes or Events........................    A-22
  SECTION 4.9    Employee Benefit Plans, Labor Matters.......................    A-22
  SECTION 4.10   Contracts...................................................    A-25
  SECTION 4.11   Litigation..................................................    A-25
  SECTION 4.12   Environmental Matters.......................................    A-25
  SECTION 4.13   Intellectual Property.......................................    A-26
  SECTION 4.14   Taxes.......................................................    A-26
  SECTION 4.15   Insurance...................................................    A-27
  SECTION 4.16   Properties..................................................    A-28
  SECTION 4.17   Affiliates..................................................    A-28
  SECTION 4.18   Brokers.....................................................    A-28
  SECTION 4.19   Board Recommendation........................................    A-28
  SECTION 4.20   Proxy Statement.............................................    A-29
  SECTION 4.21   Employees and Labor Matters.................................    A-29
  SECTION 4.22   Condition of Assets.........................................    A-29
  SECTION 4.23   Guaranties..................................................    A-29
  SECTION 4.24   Opinion of Financial Advisor................................    A-29
  SECTION 4.25   Year 2000 Compliance........................................    A-29

                                                                                 PAGE
                                                                               --------
  SECTION 4.26   Takeover Statutes...........................................    A-30
  SECTION 4.27   Certain Payments............................................    A-30
  SECTION 4.28   Customers and Suppliers.....................................    A-30
  SECTION 4.29   Interests in Customers and Suppliers........................    A-30
  SECTION 4.30   Tax Free Reorganization.....................................    A-31
  SECTION 4.31   Misrepresentations..........................................    A-31

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND
             MERGER SUB......................................................    A-32
  SECTION 5.1    Organization and Qualification; Subsidiaries................    A-32
  SECTION 5.2    Articles of Association; Articles of Incorporation and
                   Bylaws....................................................    A-32
  SECTION 5.3    Capitalization..............................................    A-32
  SECTION 5.4    Authority Relative to This Agreement........................    A-33
  SECTION 5.5    No Conflict; Required Filings and Consents..................    A-33
  SECTION 5.6    Absence of Certain Changes or Events........................    A-33
  SECTION 5.7    Filings; Financial Statements...............................    A-34
  SECTION 5.8    Litigation..................................................    A-35
  SECTION 5.9    No Prior Activities.........................................    A-35
  SECTION 5.10   Compliance with Laws........................................    A-35
  SECTION 5.11   Tax Free Reorganization.....................................    A-35
  SECTION 5.12   Merger Subsidiary...........................................    A-37
  SECTION 5.13   Financing...................................................    A-37

ARTICLE VI  COVENANTS........................................................    A-37
  SECTION 6.1    Conduct of Business by Company Pending the Closing..........    A-37
  SECTION 6.2    Notices of Certain Events...................................    A-38
  SECTION 6.3    Access to Information; Confidentiality......................    A-39
  SECTION 6.4    No Solicitation of Transactions.............................    A-39
  SECTION 6.5    Tax-Free Transaction........................................    A-40
  SECTION 6.6    Control of Operations.......................................    A-40
  SECTION 6.7    Purchases of Common Stock of the Other Party................    A-40
  SECTION 6.8    Further Action; Consents; Filings...........................    A-41

ARTICLE VII  ADDITIONAL AGREEMENTS...........................................    A-41
  SECTION 7.1    Registration Statement......................................    A-41
  SECTION 7.2    Stockholders' Meeting.......................................    A-42
  SECTION 7.3    Affiliates..................................................    A-42
  SECTION 7.4    Directors' and Officers' Indemnification....................    A-43
  SECTION 7.5    [THIS SECTION INTENTIONALLY NOT USED].......................    A-44
  SECTION 7.6    Public Announcements........................................    A-44
  SECTION 7.7    Blue Sky....................................................    A-44
  SECTION 7.8    Employee Matters............................................    A-44

ARTICLE VIII  CONDITIONS TO THE MERGER.......................................    A-44
  SECTION 8.1    Conditions to the Obligations of Each Party to Consummate
                   the Merger................................................    A-44
  SECTION 8.2    Conditions to the Obligations of Company....................    A-45
  SECTION 8.3    Conditions to the Obligations of Parent and Merger Sub......    A-46

                                                                                 PAGE
                                                                               --------
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER................................    A-47
  SECTION 9.1    Termination.................................................    A-47
  SECTION 9.2    Effect of Termination.......................................    A-48
  SECTION 9.3    Amendment...................................................    A-48
  SECTION 9.4    Waiver......................................................    A-48
  SECTION 9.5    Termination Fee; Expenses...................................    A-48

ARTICLE X  GENERAL PROVISIONS................................................    A-49
  SECTION 10.1   Non-Survival of Representations and Warranties..............    A-49
  SECTION 10.2   Notices.....................................................    A-49
  SECTION 10.3   Severability................................................    A-49
  SECTION 10.4   Assignment; Binding Effect; Benefit.........................    A-50
  SECTION 10.5   Incorporation of Exhibits...................................    A-50
  SECTION 10.6   Governing Law...............................................    A-50
  SECTION 10.7   Waiver of Jury Trial........................................    A-50
  SECTION 10.8   Headings; Interpretation....................................    A-50
  SECTION 10.9   Counterparts................................................    A-50
  SECTION 10.10  Entire Agreement............................................    A-50

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    This Agreement and Plan of Merger and Reorganization is dated as of January 21, 2000 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), among SOPHEON PLC, a United Kingdom public company limited by shares ("PARENT"), TELTECH RESOURCE NETWORK CORPORATION, a Minnesota corporation ("COMPANY"), and SOPHEON CORPORATION, a Minnesota corporation and a wholly owned subsidiary of Parent ("MERGER SUB").

                              W I T N E S S E T H:

    WHEREAS, the boards of directors of Parent, Merger Sub and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Company with and into Merger Sub, whereby Merger Sub would remain a wholly owned subsidiary of Parent and the separate existence of Company will cease (the "MERGER") and have approved and adopted this Agreement;

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "CODE"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of
Section 368 of the Code;

    WHEREAS, Parent, Merger Sub and the Company are hereby adopting a plan of merger, providing for the merger of Company with and into Merger Sub, with the Merger Sub being the surviving corporation. The Merger will be consummated in accordance with this Agreement upon the filing by the Company and Merger Sub of Articles of Merger with the Minnesota Secretary of State (the "ARTICLES OF MERGER"), such Merger to be consummated as of the Effective Time (as defined below) of the Merger;

    WHEREAS, upon consummation of the Merger, the separate corporate existence of Company shall cease and the Merger Sub, as the surviving corporation in the Merger (hereinafter referred to for the period at and after the Effective Time of the Merger as the "SURVIVING CORPORATION"), shall continue its corporate existence under the Minnesota Business Corporation Act (the "MBCA") and as provided in this Agreement; and

    WHEREAS, the Board of Directors of the Merger Sub and the Company have directed that this Agreement be submitted to a vote of the shareholders in accordance with the MBCA, and Parent, as sole shareholder of Merger Sub, has duly approved this Agreement in accordance with the MBCA.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.1 DEFINED TERMS. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

    "AFFILIATE" shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through the ownership of voting securities, by contract or otherwise, whether or not such power is exercised.

    "AFFILIATE AGREEMENT" shall have the meaning set forth in Section 7.3 of this Agreement.

    "AGREEMENT" shall have the meaning set forth in the Preamble of this Agreement.

    "ARTICLES OF MERGER" shall have the meaning set forth in the Recitals and in
Section 2.3 of this Agreement.

    "AVERAGE CLOSING PRICE" shall mean the average of the per share daily closing price of the Parent Common Stock on the Alternative Investment Market of London Stock Exchange during the fifteen (15) consecutive trading days ending on the second trading day prior to the Closing. The Average Closing Price, to be used in connection with computing Total Merger Shares and for computations elsewhere in this Agreement, shall be converted to United States dollars from United Kingdom pounds pursuant to the average exchange rate (between such dollars and pounds) during such fifteen (15) consecutive trading day period.

    "AVERAGE COMMON CASH AMOUNT" shall equal a fraction, the numerator of which is the aggregate capital paid in by all holders of Company Common Stock as reflected on the financial statements of Company immediately before the Effective Time and the denominator of which is the total number of shares of Company Common Stock issued and outstanding immediately before the Effective Time multiplied by the Cash Percentage.

    "AVERAGE COMMON STOCK AMOUNT" shall equal a fraction, the numerator of which is the aggregate capital paid in by all holders of Company Common Stock as reflected on the financial statements of Company immediately before the Effective Time and the denominator of which is the total number of shares of Company Common Stock issued and outstanding immediately before the Effective Time multiplied by the sum of 1.00 less the Cash Percentage.

    "BLUE SKY LAWS" shall mean state securities or "blue sky" laws.

    "BUSINESS DAY" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law or executive order to close in the City of New York.

    "CASH PERCENTAGE" shall equal a fraction the numerator of which shall equal $14,000,000 plus the aggregate capital paid in to the Company upon the exercise of Company Stock Options or Warrants to purchase shares of Company Capital Stock from and after the date hereof until the Closing, and the denominator of which shall equal the sum of the Total Preference plus the aggregate capital paid in by all holders of Company Common Stock as reflected on the financial statements of Company immediately before the Effective Time.

    "CLOSING" shall have the meaning set forth in Section 2.2 of this Agreement.

    "COBRA" shall have the meaning set forth in Section 4.9(f) of this Agreement.

    "CODE" shall have the meaning set forth in the Recitals of this Agreement.

    "COMMON EXCHANGE RATIO" shall have the meaning set forth in Section 3.1(f) of this Agreement.

    "COMPANY" shall have the meaning set forth in the Preamble of this Agreement.

    "COMPANY BENEFIT PLANS" shall have the meaning set forth in Section 4.9(a) of this Agreement.

    "COMPANY CAPITAL STOCK" shall mean the authorized capital stock of the Company consisting of the Company Common Stock and the Company Preferred Stock.

    "COMPANY CERTIFICATES" shall have the meaning set forth in Section 3.2(c) of this Agreement.

    "COMPANY COMMON STOCK" shall have the meaning set forth in Section 3.1(f) of this Agreement.

    "COMPANY COMPETING TRANSACTION" shall mean any of the following involving Company (other than the Merger):

        (i) any merger, consolidation, share exchange, business combination or other similar transaction;

        (ii) any sale, lease, exchange, transfer or other disposition of twenty percent (20%) or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions;

       (iii) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed (other than a group consisting exclusively of those individuals who execute a Company Affiliate Agreement) which beneficially owns or has the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding voting securities of such party;

        (iv) any solicitation in opposition to the approval of this Agreement by the stockholders of such party; or

        (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Company to Parent prior to the execution of this Agreement and forming a part hereof.

    "COMPANY ERISA AFFILIATE" shall have the meaning set forth in
Section 4.9(a) of this Agreement.

    "COMPANY FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 4.7(b) of this Agreement.

    "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect with respect to Company that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse (a) to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries taken as a whole; (b) to the ability of the Company to perform its obligations under or consummate the transactions contemplated by this Agreement; or (c) and which would or with substantial certainty will, either upon occurrence or over the passage of time, become material and adverse.

    "COMPANY PERMITS" shall have the meaning set forth in Section 4.6 of this Agreement.

    "COMPANY PREFERRED STOCK" shall mean all of Company Series A Stock, Company Series B Stock, Company Series C Stock, Company Series D Stock, and Company Series E Stock.

    "COMPANY SERIES A STOCK" shall have the meaning set forth in Section 3.1(a) of this Agreement.

    "COMPANY SERIES B STOCK" shall have the meaning set forth in Section 3.1(b) of this Agreement.

    "COMPANY SERIES C STOCK" shall have the meaning set forth in Section 3.1(c) of this Agreement.

    "COMPANY SERIES D STOCK" shall have the meaning set forth in Section 3.1(d) of this Agreement.

    "COMPANY SERIES E STOCK" shall have the meaning set forth in Section 3.1(e) of this Agreement.

    "COMPANY STOCK OPTIONS" shall have the meaning set forth in Section 3.3(a) of this Agreement.

    "COMPANY STOCK PLANS" shall mean Company's 1987 Non-qualified Stock Option Plan, 1995 Vendor Stock Option Plan and 1995 Key Employee Non-qualified Stock Option Plan.

    "COMPANY STOCKHOLDERS' MEETING" shall have the meaning set forth in
Section 7.1(a) of this Agreement.

    "COMPANY SUPERIOR PROPOSAL" shall have the meaning set forth in Section 6.4 of this Agreement.

    "COMPANY TERMINATION FEE" shall have the meaning set forth in
Section 9.5(b) of this Agreement.

    "COMPANY UNAUDITED INTERIM BALANCE SHEET" shall have the meaning set forth in Section 4.7(b) of this Agreement.

    "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 4.13(c) of this Agreement.

    "CONFIDENTIALITY AGREEMENT" shall mean that certain Non-Disclosure Agreement dated November 16, 1999 between Parent and Company.

    "CONTRACT" or "CONTRACTS" shall have the meaning set forth in Section 4.10 of this Agreement.

    "COSTS" shall have the meaning set forth in Section 7.4(b) of this Agreement.

    "DISSENTING SHARES" shall mean those shares of the Company Capital Stock that (i) prior to taking the vote of the shareholders of the Company on the Merger, shall file with the Company written notice of intent to demand payment of the fair value of such holder's shares of the Company Capital Stock if the Merger is effected; (ii) do not vote in favor of the Merger; and (iii) after taking such vote make written demand for payment of the fair value of such shares of the Company's Capital Stock as provided in the MBCA.

    "$" shall mean United States Dollars.

    "EFFECTIVE TIME" shall have the meaning set forth in Section 2.3 of this Agreement.

    "ENCUMBRANCES" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrance of any kind.

    "ENVIRONMENTAL LAW" means any Law or order of any Governmental Entity relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata) , or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    "EXCHANGE AGENT" shall have the meaning set forth in Section 3.2(a) of this Agreement.

    "EXPENSES" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

    "GOVERNMENTAL ENTITY" shall mean any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission, including the Securities and Exchange Commission of the Netherlands and the London Stock Exchange, or any court, tribunal or arbitral body.

    "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

    "HAZARDOUS MATERIAL" means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing N levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

    "HSR ACT" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

    "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.4(b) of this Agreement.

    "INITIAL QUOTED PRICE" shall mean the closing price of Parent's Common Stock on the Alternative Investment Market of the London Stock Exchange on the last trading day prior to the signature date of the Agreement and Plan of Merger and Reorganization. The Initial Quoted Price, to be used in connection with computing Total Merger Shares, shall be converted to United States dollars from United Kingdom pounds pursuant to the exchange rate (between the dollars and pounds) in effect on the date of execution of this Agreement.

    "IRS" shall mean the United States Internal Revenue Service.

    "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptions, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all maskworks and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software and underlying source code and object code (including data related documentation); (g) all web sites, internet addresses and domain names; (h) all other proprietary rights; and
(i) all copies and tangible embodiments thereof (in whatever form or medium).

    "KNOW" or "KNOWLEDGE" shall mean, an individual shall be deemed to "know" or have "knowledge" if (a) such individual is actually aware of a particular fact or other matter; or (b) a prudent individual could be expected in the ordinary course of business to discover or otherwise become aware of such fact or matter. An entity will be deemed to "know" or have "knowledge" of a particular fact or other matter if any individual serving as a director, officer, partner, executor or trustee of the entity (or in any similar capacity) has, or at any time had, "knowledge" or "knows" of such fact or matter.

    "L" shall mean United Kingdom Pounds.

    "LAW" shall mean any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States, England or any other jurisdiction, and any other similar act or law.

    "MBCA" shall mean the Minnesota Business Corporation Act.

    "MATERIAL CONTRACT" shall have the meaning set forth in Section 4.10 of this Agreement.

    "MERGER" shall have the meaning set forth in the Preamble and in
Section 2.1 of this Agreement.

    "MERGER SUB" shall have the meaning set forth in the Preamble of this Agreement.

    "PARENT" shall have the meaning set forth in the Preamble of this Agreement.

    "PARENT CAPITAL STOCK" shall mean the Parent Common Stock and the Parent Preferred Stock.

    "PARENT CERTIFICATES" shall have the meaning set forth in Section 3.2(b) of this Agreement.

    "PARENT COMMON STOCK" shall mean the Ordinary Shares of 5 pence each (as defined by Parent's Articles of Association).

    "PARENT DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Parent to Company prior to the execution of this Agreement and forming a part hereof.

    "PARENT MATERIAL ADVERSE EFFECT" shall mean any change in or effect with respect to Parent that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse (a) to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole; (b) to the ability of Parent to perform its obligations under or consummate the transactions contemplated by this Agreement; or (c) and which would or with substantial certainty will, either upon occurrence or over the passage of time, become material and adverse; PROVIDED, HOWEVER, that in no event shall a decrease in the trading price of Parent Common Stock be considered a Parent Material Adverse Effect.

    "PARENT PREFERRED STOCK" shall mean the Deferred Shares of Parent of 15 pence each (as defined by Parent's Articles of Association).

    "PARENT REPORTS" shall have the meaning set forth in Section 5.7(a) of this Agreement.

    "PARENT STOCK OPTIONS" shall have the meaning set forth in Section 5.3 of this Agreement.

    "PARENT SUBSIDIARIES" shall have the meaning set forth in Section 5.1(a) of this Agreement.

    "PERMITTED ENCUMBRANCES" shall mean (i) liens for Taxes, assessments and other governmental charges not yet due and payable; (ii) immaterial unfiled mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business which are not yet due and payable; and (iii) equipment leases with third parties entered into in the ordinary course of business.

    "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

    "PRO RATA EXCHANGE RATIO" shall equal a fraction the numerator of which shall equal:

           the Total Merger Shares less that number of shares of Parent Common Stock equal to the sum of the number of shares of Company Series A Stock issued and outstanding immediately before the Effective Time multiplied by the Series A Exchange Ratio, the number of shares of Company Series B Stock issued and outstanding immediately before the Effective Time multiplied by the Series B Exchange Ratio, the number of shares of Company Series C Stock issued and outstanding immediately before the Effective Time multiplied by the Series C Exchange Ratio, the number of shares of Company Series D Stock issued and outstanding immediately before the Effective Time multiplied by the Series D Exchange Ratio, the number of shares of Company
           Series E Stock issued and outstanding immediately before the Effective Time multiplied by the Series E Exchange Ratio and the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time multiplied by the Common Exchange Ratio;

and the denominator of which shall equal:

           the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus the total number of shares of Company Common Stock issuable upon the conversion of Company Preferred Stock (in each case excluding Dissenting Shares, if any).

    "PROCESSES" shall have the meaning set forth in Section 4.25(a) of this Agreement.

    "PROXY STATEMENT" shall have the meaning set forth in Section 7.1(a) of this Agreement.

    "REGISTRATION STATEMENT" shall have the meaning set forth in Section 7.1(a) of this Agreement.

    "REORGANIZATION" shall have the meaning set forth in Section 4.30 of this Agreement.

    "REPRESENTATIVES" shall have the meaning set forth in Section 6.3 of this Agreement.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

    "SERIES A CASH AMOUNT" shall equal $1.38058 multiplied by the Cash
Percentage.

    "SERIES B CASH AMOUNT" shall equal $2.60 multiplied by the Cash Percentage.

    "SERIES C CASH AMOUNT" shall equal $5.05 multiplied by the Cash Percentage.

    "SERIES D CASH AMOUNT" shall equal $6.70 multiplied by the Cash Percentage.

    "SERIES E CASH AMOUNT" shall equal $3.55 multiplied by the Cash Percentage.

    "SERIES A EXCHANGE RATIO" shall have the meaning set forth in
Section 3.1(a) of this Agreement.

    "SERIES B EXCHANGE RATIO" shall have the meaning set forth in
Section 3.1(b) of this Agreement.

    "SERIES C EXCHANGE RATIO" shall have the meaning set forth in
Section 3.1(c) of this Agreement.

    "SERIES D EXCHANGE RATIO" shall have the meaning set forth in
Section 3.1(d) of this Agreement.

    "SERIES E EXCHANGE RATIO" shall have the meaning set forth in
Section 3.1(e) of this Agreement.

    "SPECIAL MEETING" shall have the meaning set forth in Section 4.20 of this Agreement.

    "SUBSIDIARY" shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    "SURVIVING CORPORATION" shall have the meaning set forth in the Preamble and in Section 2.1 of this Agreement.

    "SYSTEMS" shall have the meaning set forth in Section 4.25(a) of this Agreement.

    "TAX" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority ("Taxing Authority"), including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

    "TAX RETURN" shall mean any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

    "TERMINATING COMPANY BREACH" shall have the meaning set forth in
Section 9.1(g) of this Agreement.

    "TERMINATING PARENT BREACH" shall have the meaning set forth in
Section 9.1(i) of this Agreement.

    "TOTAL MERGER CONSIDERATION" shall mean the Total Merger Shares plus $14,000,000 (U.S. Dollars) plus the aggregate capital paid in to the Company upon the exercise of Company Stock Options and Warrants to purchase shares of Company Capital Stock from and after the date hereof until the Closing.

    "TOTAL MERGER SHARES" shall mean as follows: if the Average Closing Price is equal to or less than the Initial Quoted Price, then the Total Merger Shares shall be the result of dividing $20,000,000 by the Average Closing Price. If the Average Closing Price is greater than the Initial Quoted Price, then the Total Merger Shares shall be the result of dividing $20,000,000 by the Initial Quoted Price.

    "TOTAL PREFERENCE" shall equal the sum of (i) the total number of Company Series A Stock issued and outstanding immediately before the Effective Time multiplied by $1.38058 plus (ii) the total number of Company Series B Stock issued and outstanding immediately before the Effective Time multiplied by $2.60 plus (iii) the total number of Company Series C Stock issued and outstanding immediately before the Effective Time multiplied by $5.05 plus (iv) the total number of Company Series D Stock issued and outstanding immediately before the Effective Time multiplied by $6.70 plus (v) the total number of Company
Series E Stock issued and outstanding immediately before the Effective Time multiplied by $3.55.

    "WARRANTS" shall have the meaning set forth in Section 3.4 of this Agreement.

    "YEAR 2000 COMPLIANT" shall have the meaning set forth in Section 4.25 of this Agreement.

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time (as defined in Section 2.3), Company shall be merged with and into Merger Sub (the "MERGER"). As a result of the Merger, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the "SURVIVING CORPORATION").

    SECTION 2.2 CLOSING. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to
Section 9.1 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three (3) Business Days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "CLOSING") to be held at the offices of Briggs and Morgan, Professional Association, 2400 IDS Center, Minneapolis, Minnesota on or about May 31, 2000 at 10:00 a.m., unless another date, time or place is agreed to by Parent and Company.

    SECTION 2.3 EFFECTIVE TIME. At and after the time of the Closing, the parties shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") with the Office of the Secretary of State of the State of Minnesota in such form as required by, and executed in accordance with the relevant provisions of, the MBCA (the date and time of such filing, or such later date and time as may be set forth therein, being the "EFFECTIVE TIME").

    SECTION 2.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Merger Sub as the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Merger Sub as the Surviving Corporation.

    SECTION 2.5 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

        (a) the Articles of Incorporation and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Articles of Incorporation or Bylaws;

        (b) the officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

        (c) the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

        (a) Each share of Series A Convertible Preferred Stock, $0.01 par value per share, of Company ("COMPANY SERIES A STOCK") issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for (i) the Series A Cash Amount plus (ii) that number of shares of Parent Common Stock equal to a fraction, the numerator of which equals $1.38058 less the Series A Cash Amount and the denominator of which shall equal the Average Closing Price (the "SERIES A

    EXCHANGE RATIO") plus (iii) that number of shares of Parent Common Stock equal to the Pro Rata Exchange Ratio.

        (b) Each share of Series B Convertible Preferred Stock, $0.01 par value per share, of Company ("COMPANY SERIES B STOCK") issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for (i) the Series B Cash Amount plus (ii) that number of shares of Parent Common Stock equal to a fraction, the numerator of which equals $2.60 less the Series B Cash Amount and the denominator of which shall equal the Average Closing Price (the "SERIES B EXCHANGE RATIO") plus
    (iii) that number of shares of Parent Common Stock equal to the Pro Rata Exchange Ratio.

        (c) Each share of Series C Convertible Preferred Stock, $0.01 par value per share, of Company ("COMPANY SERIES C STOCK") issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for (i) the Series C Cash Amount plus (ii) that number of shares of Parent Common Stock equal to a fraction, the numerator of which equals $5.05 less the Series C Cash Amount and the denominator of which shall equal the Average Closing Price (the "SERIES C EXCHANGE RATIO") plus
    (iii) that number of shares of Parent Common Stock equal to the Pro Rata Exchange Ratio.

        (d) Each share of Series D Convertible Preferred Stock, $0.01 par value per share, of Company ("COMPANY SERIES D STOCK") issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for (i) the Series D Cash Amount plus (ii) that number of shares of Parent Common Stock equal to a fraction, the numerator of which equals $6.70 less the Series D Cash Amount and the denominator of which shall equal the Average Closing Price (the "SERIES D EXCHANGE RATIO") plus
    (iii) that number of shares of Parent Common Stock equal to the Pro Rata Exchange Ratio.

        (e) Each share of Series E Convertible Preferred Stock, $0.01 par value per share, of Company ("COMPANY SERIES E STOCK") issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for (i) the Series E Cash Amount plus (ii) that number of shares of Parent Common Stock equal to a fraction, the numerator of which equals $3.55 less the Series E Cash Amount and the denominator of which shall equal the Average Closing Price (the "SERIES E EXCHANGE RATIO") plus
    (iii) that number of shares of Parent Common Stock equal to the Pro Rata Exchange Ratio.

        (f) Each share of Common Stock, $0.01 par value per share, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for (i) the Average Common Cash Amount plus (ii) that number of shares of Parent Common Stock equal to a fraction, the numerator of which is the Average Common Stock Amount and the denominator of which shall equal the Average Closing Price (the "COMMON EXCHANGE RATIO") plus (iii) that number of shares of Parent Common Stock equal to the Pro Rata Exchange Ratio.

    SECTION 3.2  EXCHANGE OF SHARES OTHER THAN DISSENTING SHARES.

    (a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with a U.S. bank or a trust company reasonably acceptable to Company to act as exchange agent for the Merger (the "EXCHANGE AGENT") as may be designated by Parent.

    (b) PARENT TO PROVIDE COMMON STOCK AND CASH. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for the benefit of the holders of Company Capital Stock

(i) certificates of Parent Common Stock ("PARENT CERTIFICATES") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time; and (ii) sufficient funds to permit payment in lieu of fractional shares pursuant to Section 3.6 and the cash to be paid in respect of shares of Company Common Stock pursuant to Section 3.1.

    (c) EXCHANGE PROCEDURES. The Exchange Agent shall mail to each holder of record of certificates of Company Capital Stock ("COMPANY CERTIFICATES"), whose shares were converted into the right to receive shares of Parent Common Stock, cash in lieu of fractional shares pursuant to Section 3.6, and cash to be paid in respect of shares of Company Common Stock pursuant to Section 3.1, promptly after the Effective Time (and in any event no later than three (3) Business Days after the later to occur of the Effective Time and receipt by Parent of a complete list from Company of the names and addresses of its holders of record)
(i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for Parent Certificates, cash in lieu of fractional shares, and cash to be paid in respect of shares of Company Common Stock pursuant to Section 3.1. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article III, payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.6, and cash to be paid in respect of shares of Company Common Stock pursuant to Section 3.1, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 3.6. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this
Article III.

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions, if any, with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.2(d)) with respect to such shares of Parent Common Stock.

    (e) TRANSFER OF OWNERSHIP. If any Parent Certificate is to be issued in a name, or cash paid to a Person, other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

    (f) TERMINATION OF EXCHANGE AGENT FUNDING. Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article III within six (6) months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Section 3.2 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) only as general creditors thereof for their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

    (g)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 3.2, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

    SECTION 3.3  TREATMENT OF STOCK OPTIONS.

    (a) Prior to the Effective Date, the Board of Directors of the Company shall adopt appropriate resolutions and take all other action necessary to accelerate the vesting of all options to purchase shares of Company Capital Stock (the "COMPANY STOCK OPTIONS") such that all Company Stock Options vest in full and become exercisable twenty (20) days prior to the Effective Time of the Merger and permit exercise of all outstanding Company Stock Options during the twenty
(20) day period immediately preceding the Effective Time of the Merger, provided that accelerated vesting of Company Stock Options and any exercise of the Company Stock Options between the date hereof and the Effective Time of the Merger shall be conditional upon consummation of the Merger. All rights under any and all Company Stock Options which remain unexercised immediately prior to the Effective Time of the Merger shall be automatically terminated and cancelled. The Board of Directors of the Company shall take whatever action is necessary prior to the Effective Time to terminate the unexercised Company Stock Options as of such time.

    (b) Parent agrees to establish a new stock option plan for employees of the Merger Sub for the purposes of providing a reasonable incentive to the Merger Sub employees. Within one (1) year after Closing, Parent will make reasonable commercial efforts to take such necessary and appropriate action with the London Stock Exchange to allow the exercise of such options and the sale of the underlying stock on a freely tradable basis.

    SECTION 3.4 TREATMENT OF WARRANTS. All rights under any and all warrants to purchase shares of Company Capital Stock (the "WARRANTS") which remain unexercised immediately prior to the Effective Time of the Merger shall be automatically terminated and cancelled. The Board of Directors of the Company shall take whatever action is necessary prior to the Effective Time to terminate the unexercised Warrants as of such time.

    SECTION 3.5  STOCK TRANSFER BOOKS.

    (a) At the Effective Time, the stock transfer books of Company shall each be closed, and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.6 hereof, and a cash payment in the amount of dividends, if any, in accordance with
Section 3.2(d) hereof, if the certificate or certificates representing such shares of Company Capital Stock is or are surrendered as provided in
Section 3.2(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

    (b) Notwithstanding anything to the contrary herein, certificates surrendered for exchange by any Person constituting an Affiliate of Company shall not be exchanged until Parent shall have received from such Person an Affiliate letter as provided in Section 7.3.

    SECTION 3.6 NO FRACTIONAL SHARE CERTIFICATES. No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of Surviving Corporation with respect to such fractional share interest. As promptly as practicable following the Effective Time, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Capital Stock an amount in cash, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Capital Stock held at the Effective Time by such holder) by (ii) the last reported closing price of a share of Parent Common Stock on the London Stock Exchange on the date the Merger becomes effective. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Capital Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding Taxes, to such holders of Company Capital Stock, subject to and in accordance with the terms of Section 3.2 hereof.

    SECTION 3.7 CERTAIN ADJUSTMENTS. If between the date of this Agreement and the Effective Time (a) the outstanding shares of Parent Common Stock or Company Capital Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period; or (b) the number of shares of Company Capital Stock on a fully diluted basis is in excess of that specified in
Section 4.3 and disclosed in Schedule 4.3 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock except as otherwise permitted pursuant to this agreement or a correction to such Sections), then, in either case, the Exchange Ratio established pursuant to the provisions of Section 3.1 shall be adjusted accordingly to provide to Parent the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

    SECTION 3.8 DISSENTERS' RIGHTS. Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive the Total Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Minnesota Law unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right of appraisal and payment, as the case may be. Company shall give Parent prompt notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights) and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Neither Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Company Capital Stock, the number of shares of Parent Common Stock to which such shareholder would otherwise be entitled pursuant to this Article III.

    SECTION 3.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash as may be required pursuant to Section 3.1, PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

    SECTION 3.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article IV, that:

    SECTION 4.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Company has been duly organized and is validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as proposed to be conducted. Company is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such jurisdiction is set forth in Schedule 4.1 of the Company Disclosure Schedule.

    (b) The Company has no directly or indirectly owned Subsidiary. Except as set forth in Schedule 4.1 of the Company Disclosure Schedule, the Company does not own an equity interest in any partnership or joint venture arrangement or other business entity.

    SECTION 4.2 ARTICLES OF INCORPORATION AND BYLAWS. Schedule 4.2 of the Company Disclosure Schedule contains accurate and complete copies, as of the date hereof, of the Restated Articles of Incorporation and Bylaws of the Company. Such Restated Articles of Incorporation and Bylaws are in full force and effect. Company is not in violation of any of the provisions of its Restated Articles of Incorporation or Bylaws.

    SECTION 4.3  CAPITALIZATION.

    (a) The Company Capital Stock consists of 20,000,000 shares of Company Common Stock and 5,250,000 shares of Company Preferred Stock and 2,500,000 shares of undesignated stock. As of the date hereof, (i) 2,453,677 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; (ii) 724,333 shares of Company's
Series A Convertible Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; (iii) 495,251 shares of Company's Series B Convertible Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; (iv) 566,260 shares of Company's Series C Convertible Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; (v) 355,895 shares of Company's Series D Convertible Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; (vi) 2,076,997 shares of Company's
Series E Convertible Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; (vii) no shares of Company Capital Stock are held in the treasury of Company; (viii) 1,853,939 shares of Company Common Stock are reserved for future issuance pursuant to Company Stock Options; and (ix) 553,035 shares of Company Common Stock are reserved for future issuance upon the exercise of warrants. The name of each holder of a warrant or Company Stock Option, the grant date of each warrant or Company Stock Option, the number of shares of Company Capital Stock for which each Company Stock Option or warrant is exercisable, the vesting or exercise schedule and the exercise price of each warrant or Company Stock Option are set forth in
Schedule 4.3 of the Company Disclosure Schedule. Except for shares of Company Capital Stock issuable pursuant to Company Stock Plans and as otherwise set forth in Schedule 4.3(b) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company is a party or by which Company is bound relating to the issued or unissued Company Capital Stock or obligating Company to issue or sell any shares of Company Capital Stock of, or other equity interests in, Company. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in
Schedule 4.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock. Except as set forth in Schedule 4.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other entity or Person.

    (b) Schedule 4.3(b) of the Company Disclosure Schedule sets forth a complete and correct list of each holder of Company Capital Stock holding outstanding shares of Company Capital Stock as of the date of this Agreement.

    SECTION 4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock and a majority of the voting power of the outstanding shares of Company Preferred Stock entitled to vote with respect thereto at the Company Stockholders' Meeting (as defined in Section 7.1(a)), and the filing and recordation of the Articles of Merger as required by the MBCA). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

    SECTION 4.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder, and the consummation of the Merger will not (i) conflict with or violate any provision of the Restated Articles of Incorporation or Bylaws of Company; (ii) assuming that all filings and notifications described in Section 4.5(b) have been made, conflict with or violate any Law applicable to Company or by which any property or asset is bound or affected; or (iii) except as otherwise set forth in Schedule 4.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Company with or notification by Company to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of the Certificate of Merger as required by the MBCA.

    SECTION 4.6 PERMITS; COMPLIANCE WITH LAWS. Company is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, approvals and orders of any Governmental Entity or contract party (collectively, the "COMPANY PERMITS") necessary for Company to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted, and, as of the date of this Agreement, none of the Company Permits has been suspended or canceled nor is any such suspension or cancellation pending or, to the Knowledge of Company, threatened. Except as set forth in Schedule 4.6 of the Company Disclosure Schedule, Company is not in conflict with, or in default or violation of (i) any Law applicable to Company or by which any property or asset of Company is bound or affected; or
(ii) any Company Permits, except for such conflicts, defaults or violations that do not, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 4.6 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the Knowledge of Company, threatened against Company that could reasonably be expected to result in the suspension or cancellation of any other Company Permit. Since January 1, 1996, the Company has not received from any Governmental Entity or contract party any oral or written notification with respect to possible conflicts, defaults or violations of Laws.

    SECTION 4.7  FILINGS; FINANCIAL STATEMENTS.

    (a) Since January 1, 1996, Company has timely filed all forms, reports, statements and documents required to be filed by it with any Governmental Entities. Each form, report, statement and document referred to in the preceding sentence was prepared in all material respects in accordance with the requirements of applicable Law.

    (b) Company has delivered to Parent the following financial statements and notes (collectively, the "COMPANY FINANCIAL STATEMENTS") (i) the audited consolidated balance sheets of the Company as of December 31, 1998, 1997 and 1996, and the related audited consolidated statements of operations, statements of stockholders' equity and statements of cash flows of the Company for the years ended December 31, 1998, 1997 and 1996, together with the notes thereto and the unqualified report of KPMG, LLP relating to such statements for the periods ended December 31, 1997 and 1996 and of KPMG relating to such statements for the period ended December 31, 1998; and (ii) the unaudited consolidated balance sheet of the Company as of November 30, 1999 (the "COMPANY UNAUDITED INTERIM

BALANCE SHEET"), and the related unaudited consolidated statement of operations and a statement of cash flows of Company for the eleven (11) months then ended.

    (c) The Company Financial Statements present fairly, in all material respects, the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows for Company for the periods covered thereby (subject, in the case of unaudited statements, to normal and immaterial year-end adjustments). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto). Except for liabilities or obligations which are accrued or reserved in the Company Financial Statements (or reflected in the notes thereto) or which were incurred after December 31, 1998 in the ordinary course of business, Company has no material undisclosed liabilities or obligations, whether incurred by contract or otherwise, (accrued, contingent, absolute, determined, determinable or otherwise) GAAP to be reflected in a balance sheet or that would be required to be disclosed in footnotes that would be required pursuant to Article 10 of Regulation S-X promulgated by SEC in connection with the filing with the SEC of a quarterly report on Form 10-Q.

    SECTION 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise set forth in Schedule 4.8 of the Company Disclosure Schedule, since December 31, 1998, Company has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect; (ii) any Material Adverse Change in the relationship with any customer which accounted for more than ten percent (10%) of any Company revenues in the last two (2) fiscal years; (iii) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to this Agreement and the consummation of the Merger by Company; (iv) any material change by Company in its accounting methods, principles or practices; (v) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Capital Stock or any redemption, purchase or other acquisition of any of Company's securities;
(vi) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Company; (vii) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto; (viii) any amendment to the Company's Restated Articles of Incorporation or Bylaws; (ix) other than in the ordinary course of business; any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) waiver of any rights of material value or cancellation or any material debts or claims; (x) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice; (xi) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company; or (xii) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practices.

    SECTION 4.9  EMPLOYEE BENEFIT PLANS, LABOR MATTERS.

    (a) With respect to each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan," as defined in Section 3(3) of ERISA) maintained, sponsored or contributed to or required to be contributed to by Company or any Company Subsidiary or other trade or business (whether or not incorporated) treated as a single employer with Company (a "COMPANY ERISA AFFILIATE") pursuant to Code Sections 414(b),
(c), (m) or (o) is a party, or with respect to which Company or any Company ERISA Affiliate could incur liability under Section 4069, 4212(c) or 4204 of ERISA or Section 412 of the Code, or to which Company or any Company ERISA Affiliate is a party (the "COMPANY BENEFIT PLANS"), Company has set forth in
Schedule 4.9(a) of the Company Disclosure Schedule, and has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor;
(ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan; (iii) the most recent annual report (Form 5500) filed with the
IRS) with respect to such Company Benefit Plan; (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither Company nor any Company Affiliate has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

    (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including, without limitation, ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet of Company. With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of Company, there exists no condition or set of circumstances in connection with which Company or any Company ERISA Affiliate could be subject to any material liability (other than for routine benefit liabilities) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law.

    (c) Company on behalf of itself and all of the Company ERISA Affiliates hereby represents that, except as set forth in Schedule 4.9(c) of the Company Disclosure Schedule (i) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS as to its qualified status under the Code, and each trust established in connection with any Company which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to Company's Knowledge no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; and (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability, other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet of Company. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Company, is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

    (d) No Company Benefit Plan is a multi-employer pension plan (as defined in Section 3(37) of ERISA) which is covered by Sections 4063 or 4064 of ERISA or other pension plan subject to Title IV of ERISA and neither the Company nor any Company ERISA Affiliate has sponsored or contributed to or been required to contribute to a multi-employer pension plan or other pension plan subject to

Title IV of ERISA. No liability under Title IV of ERISA has been incurred by Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder. None of the assets of Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code. There has not been assessed any liability with respect to any multi-employer plan that is a welfare plan under the terms of such plan, any collective bargaining agreement or otherwise resulting from the cessation of contribution, cessation of an obligation to make contribution or any other form of withdrawal from such multi-employer plan. Except as set forth in Schedule 4.9(d) of the Company Disclosure Schedule, Company and any Company ERISA Affiliate have not, at any time, withdrawn from a multi-employer plan in which such plan might claim to be a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4023 and 4025 of ERISA, respectively, so as to result in a liability (contingent or otherwise), including an obligation entered into in accordance with
Section 4204 of ERISA.

    (e) With respect to each Company Benefit Plan required to be set forth in the Company Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty (30) days of such event) has occurred or is expected to occur; (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

    (f) Company has scheduled on Schedule 4.9(f) of the Company Disclosure Schedule and has delivered or made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Company and each Company ERISA Affiliate providing for annual compensation in excess of $50,000; (ii) all severance plans, agreements, programs and policies of Company and each Company ERISA Affiliate with or relating to their respective employees, directors or consultants; and (iii) all plans, programs, agreements and other arrangements of Company and each Company ERISA Affiliate with or relating to their respective employees, directors or consultants which contain "change of control" provisions. Except as set forth in
Schedule 4.9(f) of the Company Disclosure Schedule, which discloses the Company's estimate of excess parachute payments based on assumptions described therein, no payment or benefit which will be made by Company or any Company ERISA Affiliate under any Company Benefit Plan or other arrangement will constitute an excess parachute payment under Code Section 280(G)(1), and the consummation of the transactions contemplated by this Agreement will not individually or in conjunction with any other possible event (including termination of employment) (i) entitle any current or former employee or other service provider of Company or any Company ERISA Affiliate to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement; or
(ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

    (g) Company is not a party to any collective bargaining or other labor union contract applicable to Persons employed by Company and no collective bargaining agreement is being negotiated by Company. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Company pending or, to the Knowledge of Company, threatened which may interfere with the respective business activities of Company. As of the date of this Agreement, to the Knowledge of Company, none of Company or any of its respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Company, and there is no charge or complaint against Company by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

    (h) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits. To Company's Knowledge, Company and the Company ERISA Affiliates are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder; and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder.

    SECTION 4.10 CONTRACTS. Schedule 4.10 of the Company Disclosure Schedule sets forth a list of each Contract that is material to the business, assets, liabilities, financial condition or results of operations of Company taken as a whole and to which the Company is a party or under which it has any obligation (each, a "MATERIAL CONTRACT"). Except as set forth in Schedule 4.10 of the Company Disclosure Schedule, Company is not in material violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a material violation of or default under) any Material Contract. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Company and, to the Knowledge of Company, each of the other parties thereto, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. Except as set forth in
Schedule 4.10 of the Company Disclosure Schedule, no consent of any third party is required in connection with the Merger. For purposes of this Agreement, the term "CONTRACT" or "CONTRACTS" shall mean and include any agreement, arrangement, contract, personal property lease (operating) or financing, note, loan, evidence of indebtedness, right of payment, purchase order, letter of credit, franchise agreement, covenant not to compete, non-disclosure agreement, non-use agreement, employment agreement, license, instrument, guarantee, obligation or commitment) arising out of or relating to the business of the Company, or to which any of the assets or other properties of the Company are subject, whether oral or written, express or implied. For purposes of this
Section 4.10, Material Contract, where the payment of monies by the terms of the Contract is required, shall also mean any Contract which requires payment by the Company, or payment to the Company, in excess of $50,000 on an annual basis.

    SECTION 4.11 LITIGATION. There is no suit, claim, action, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation pending or, to the Knowledge of Company, threatened against or affecting Company or interfere with Company's ability to consummate the transactions contemplated herein, and Company has no reasonable basis to be aware of the same. Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Company in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company is not subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or interfere with Company's ability to consummate the transactions contemplated herein.

    SECTION 4.12 ENVIRONMENTAL MATTERS. Except as could reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (i) Company is in compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (ii) all past non-compliance of Company with Environmental Laws or all Company Permits required by Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) Company has not released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company, in violation of any Environmental Law.

    SECTION 4.13  INTELLECTUAL PROPERTY.

    (a) Schedule 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property used in the conduct of its business as now conducted, including (as applicable) the Governmental Entity with which such Intellectual Property is registered. The Company (i) owns or has the right to use, free and clear of all liens, all Intellectual Property used in the conduct of its business as now conducted and necessary to the development, operation and sale of all products and services sold or proposed to be sold by Company, without infringing upon or otherwise active adversely to the right or claimed right of any Person under or with respect to any of the Intellectual Property; (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of or other claimant to, any Intellectual Property or other intangible asset with respect to the use thereof or in connection with the conduct of its business or otherwise; (iii) owns or has the unrestricted right to use all Intellectual Property, including all trade secrets, including know-how, customer lists, inventions, designs, processes, computer programs, domain names, e-mail addresses, and technical data free and clear of any rights, liens or claims of others; and (d) is not using or infringing upon, and has received no notice of infringement, with respect to any Intellectual Property of others.

    (b) To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

    (c) Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all material Company Confidential Information, used in the operations and business of Company. All use, disclosure or appropriation of Confidential Information by or to a third party has been pursuant to the terms of a legally binding and enforceable written confidentiality and/or non-disclosure agreement between the Company or any Subsidiary and such third party. Schedule 4.13(c) lists all such agreements currently in effect. "CONFIDENTIAL INFORMATION" shall mean for purposes of this Agreement any information or compilation of information not generally known to the public or the industry or which Company has not disclosed to third parties without written obligation of confidentiality, which is proprietary to Company, relating to Company's procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to finance, marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, customers, customer plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices and the like, as well as any specifications, formulas, plans, drawings, accounts, or sales records, sales brochures, code books, manuals, trade secrets, Knowledge, know-how, pricing strategies, operating costs, sales margins, methods or operations, invoices or statements and the like.

    SECTION 4.14  TAXES.

    (a) Schedule 4.14(a) sets forth true and complete copies of all Tax Returns filed by the Company for each of their last three (3) fiscal years, excluding its 1999 Tax Return (which the parties acknowledge is not yet due for filing).

    (b) Except as set forth in Schedule 4.14(b) of the Company Disclosure Schedule, the Company has properly completed and filed, within the time and in the manner prescribed by Law, all Tax Returns and other documents required to be filed in respect of all Taxes, and all such returns and other documents are true, correct and complete. The Company has furnished to the Parent copies of all income Tax Returns of the Company for the past three (3) fiscal years (1997, 1998 and 1999). The Company has, within the time and in the manner prescribed by Law, paid all Taxes that are due and payable.

    (c) Except as set forth in Schedule 4.14(c):

        (i) none of such returns contained a disclosure statement under
    Section 6662 of the Code or any similar provision of foreign Law;

        (ii) the Company has not received written notice from any federal or foreign Taxing Authority asserting any deficiency against the Company or claim for additional Taxes in connection therewith;

       (iii) there is no pending action, audit, proceeding or investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by the Company with respect to federal or foreign Taxes previously paid;

        (iv) all amounts that are required to be collected or withheld by the Company with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign Taxing Authority have been duly remitted;

        (v) no audit has been conducted of any federal or foreign income Tax Return filed by the Company. The time during which such returns remain open for examination has expired in accordance with applicable statute and regulations, except for those returns for which the normally applicable statutory/regulatory period has not yet elapsed. There are no pending or, to the Knowledge of the Company, threatened audits, investigations, or claims relating to any material liability for any Taxes, and there are no matters pending or under discussion with any Taxing Authority or Governmental Entity that is reasonably likely to result in any liability for any Tax. Company has not been notified that any income or other Tax Authority intends to audit a Tax Return for any period;

        (vi) Company has not requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

       (vii) no consent has been filed under Section 341(f) of the Code with respect to the Company;

      (viii) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign Laws or regulations) by reason of a change in accounting method nor does the Company have any Knowledge that the IRS (or other federal or foreign Taxing Authority) has proposed, or is considering, any such change in accounting method;

        (ix) Company is not a party to or bound by nor has any continuing obligation under any Tax sharing or similar agreement or arrangement with any Person;

        (x) all transactions that could give rise to an understatement of any Tax liability of the Company under Section 6662(d) of the Code are adequately disclosed on such Tax Returns;

        (xi) Company has not made any change in accounting methods for Tax reporting purposes, received a ruling from any Taxing Authority or signed an agreement with any Taxing Authority;

       (xii) Company is not subject to the Tax liabilities of any Person;

      (xiii) Company has never been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code; and

       (xiv) Company is not a party to any joint venture, partnership, limited liability company, or other arrangement or Contract that would be treated as a partnership for federal or state income Tax purposes.

    SECTION 4.15 INSURANCE. Schedule 4.15 of the Company Disclosure Schedule sets forth a true and complete list of all current insurance policies owned or held by the Company covering all risks with respect to the business, assets, operations and employees of the Company. Company is presently insured, and during each of the past five (5) calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, including without limitation, policies fire, theft, property, casualty, liability, EPLI and workers' compensation coverage). The policies maintained with respect to the Company provide sufficient coverage against loss. Company has provided to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. The Company has not been subject to any retroactive premium adjustments or other loss-sharing arrangements and adequate reserves therefore have been established. All such policies are in full force and effect, provides all coverage required by applicable Laws and all premiums due thereon have been paid to the date hereof. There is no default under any policy of insurance nor has there been any failure to give notice or present a claim in a due and timely manner. No notice of cancellation or non-renewal of any policy or insurance coverage has been received by Company. All such policies will continue to be in full force and effect on identical terms to and following the Merger. Company has complied in all material respects with the terms of such policies, and no party to any policy has repudiated any term of any policy. Except as set forth in
Schedule 4.15 of the Company Disclosure Schedule, there are no outstanding performance bonds covering or issued for the benefit of Company and Company has not received:

        (a) any notice of cancellation under any such insurance policy, refusal of coverage, increase of premiums or failure to renew thereunder;

        (b) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; or

        (c) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

    SECTION 4.16 PROPERTIES. Schedule 4.16 of the Company Disclosure Schedule hereto correctly identifies all real and personal property owned by the Company or leased (where such lease requires payment by the Company or to the Company in excess of $50,000 on an annual basis) by or to the Company. Company has good and valid title, free and clear of all Encumbrances, except for Permitted Encumbrances, to all its properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Company's Financial Statements as being owned by Company as of the relevant date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, which properties are set forth in Schedule 4.16 of the Company Disclosure Schedule; and (ii) liens disclosed in Schedule 4.16 of the Company Disclosure Schedule. All buildings, and all fixtures, equipment and other property and assets, held under leases or sub-leases by Company are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar Laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in Law or equity). There are no defaults under any such leases or subleases, and Company has no reason to believe that any such default exists. Substantially all of Company's equipment in regular use has been reasonably maintained and is in good condition, reasonable wear and tear excepted. Company own or have the valid right to use (pursuant to binding written agreements) all assets or properties used in, or reasonably necessary for the operation of, the business of the Company.

    SECTION 4.17 AFFILIATES. Schedule 4.17 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in Company's reasonable judgment, an Affiliate (as such term is used in Rule 145 under the Securities Act).

    SECTION 4.18 BROKERS. Except as otherwise disclosed in Schedule 4.18, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company.

    SECTION 4.19 BOARD RECOMMENDATION. The Board of Directors of the Company, pursuant to Section 302A.673 of the MBCA, at a meeting duly called and held, has by unanimous vote approved this Agreement, the Merger and the other transactions contemplated hereby and declared their advisability and has determined to recommend to the Company's shareholders that they vote to approve this Agreement and the Merger.

    SECTION 4.20 PROXY STATEMENT. The Proxy Statement to be mailed to the shareholders of the Company in connection with the special meeting of the shareholders of the Company (the "SPECIAL MEETING") and any amendment thereof or supplement thereto, when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply with all requirements of the Exchange Act, provided that this Section 4.20 shall not apply to any written information provided to the Company by the Parent or Merger Sub expressly for use in the Proxy Statement.

    SECTION 4.21 EMPLOYEES AND LABOR MATTERS. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. There are no existing labor disputes or disturbances which materially adversely affect the Company or the future prospects of the Company's business. Except as set forth in Schedule 4.21 of the Company Disclosure Schedule, there are no existing employment agreements or collective bargaining agreements between Company and any of its employees or any collective bargaining unit representing any such employees, and no such agreements are currently in the process of being negotiated. No petition has been filed or is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of Company's employees by a labor organization. There is no present solicitation or campaign by any labor organization or employee for the representation of Seller's employees by a labor organization.

    SECTION 4.22 CONDITION OF ASSETS. All of the tangible assets of the Company are free from defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), except as set forth in Schedule 4.22 of the Company Disclosure Schedule.

    SECTION 4.23 GUARANTIES. The Company is not a guarantor or otherwise liable of any liability or obligation or any other Person.

    SECTION 4.24 OPINION OF FINANCIAL ADVISOR. Company has not received, and does not intend to seek, the opinion of a financial advisor to the Company, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in connection with the Merger as Total Merger Consideration by the shareholders of the Company is fair to Company's shareholders from a financial point of view. The Company shall rely on the business judgment rule in determining the fairness of the consideration to be received in connection with the Merger.

    SECTION 4.25 YEAR 2000 COMPLIANCE. Except as set forth in Schedule 4.25 of the Company Disclosure Schedule, Company is year 2000 compliant. The term "YEAR 2000 COMPLIANT" means, with respect to Company:

        (a) The functions, calculations and other computer processes (collectively the "PROCESSES") of all equipment, computer hardware, software and systems of Company that are material to Company's operations (collectively, "SYSTEMS"), including, but not limited to, internal systems and embedded computer features within other systems and equipment of Company, performed properly in an accurate and consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date of input, whether before, on or after January 1, 2000, and whether or not the dates are affected by leap years.

        (b) The Systems accept, calculate, compare, sort, extract, sequence and otherwise process data inputs and date values, and return and display date values, in an accurate and consistent manner regardless of the dates used, whether before, on or after January 1, 2000.

        (c) The Systems will function properly without interruptions or manual interventions caused by the date in time on which the Processes are actually performed or by the date of input to the software, whether before, on or after January 1, 2000.

        (d) The Systems accept and respond to two-digit year data input in the Processes in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner.

        (e) The Systems store and display data information in the Processes in ways that are accurate and unambiguous as to the determination of the century.

    SECTION 4.26 TAKEOVER STATUTES. The Company has not opted-out of the application of the "control share acquisition" anti-takeover statute enacted under the MBCA. Company shall, to the extent applicable, take all appropriate actions in order to not be governed by the control share acquisition statute.

    SECTION 4.27 CERTAIN PAYMENTS. Company has not (a) directly paid or delivered any fee, commission, or other sum of money or item of property, however characterized, to any finder, agent, client, customer, supplier, governmental official or other Person in the United States or any other country, which is in any manner related to the business of the Company or operations of the Company, which is or may be with the passage of time or discovery, illegal under any federal, state, or local Laws of the United States (including without limitation the United States Foreign Corrupt Practices Act) or any other country; (b) participated, directly or indirectly, in any boycotts or similar practices affecting any of its actual or potential customers; or
(c) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Company for any reason.

    SECTION 4.28  CUSTOMERS AND SUPPLIERS.  Except as set forth in
Schedule 4.28 of the Company Disclosure Schedule, the Company has not received any notice nor has any Knowledge that any customer from whom the Company received more than $50,000 in gross receipts in 1998 or 1999 (i) has ceased, or will cease, to use the products, goods or services of its business; (ii) has substantially reduced, or will substantially reduce, the use of products, goods or services of its business; or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of its business. The Company has not received any notice nor has any Knowledge that any supplier from who the Company purchased more than $50,000 in goods during 1998 or 1999 will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Effective Time on terms and conditions similar to those used in the current sales to the Company, subject to general and customary price increases and unforeseeable supply or demand changes.

    SECTION 4.29  INTERESTS IN CUSTOMERS AND SUPPLIERS.  Except as set forth in
Schedule 4.29 of the Company Disclosure Schedule, Company, nor any officer or director of Company, nor any Affiliates of the foregoing (nor any member of such Person's immediate family):

        (a) possesses, directly or indirectly, any material ownership in, or has a director, officer or employee of any Person that is a supplier, agent, customer, lessor, lessee, licensor, developer, competitor or potential competitor of Company; or

        (b) is presently a party to any material transaction with Company, including without limitation, any Contract otherwise requiring payments to (other than for services as officers, directors or employees of Company) any such Person in which any such Person has an interest as a material stockholder, officer, director, trustee or partner. Notwithstanding the foregoing, the representations above shall not apply to any interest or holdings in a publicly-registered traded Person, investment in stock by a pension, profit-sharing or similar plan, or the employment by a Person in a non-key position of any spouse of a director, officer or employee.

    SECTION 4.30  TAX FREE REORGANIZATION.

    (a) Company shall use its best efforts to cause the Merger to be treated as reorganization within the meaning of Section 368(a) of the Code (a "Reorganization").

    (b) To the extent permitted under applicable Tax Laws, the Merger shall be reported as a Reorganization in all federal, state, and local tax returns filed after the Effective Time.

    (c) The assumption by Merger Sub of the liabilities of Company pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income Tax of the transfer of assets of Company to Merger Sub pursuant to the Merger.

    (d) The liabilities of Company assumed by Merger Sub and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of business. No liabilities of any Person other than Company will be assumed by Merger Sub or Parent in the Merger, and none of the shares of Company to be surrendered in exchange for Parent stock in the Merger will be subject to any liabilities.

    (e) At the Effective Time, Company will not be an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code.

    (f) Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    (g) At the Effective Time, no indebtedness between Parent and Company or between Merger Sub and Company will have been issued, acquired, or settled at a discount and none will be settled at a discount.

    (h) At the Effective Time, the fair market value of the assets of Company will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

    (i) As contemplated by Section 9.5 of this Agreement, each of the parties will pay its own expenses, if any, incurred in connection with the Merger. None of Parent, Merger Sub, and Company will pay any expenses of the stockholders of Company incurred in connection with the Merger.

    (j) The fair market value of the cash and Parent Common Stock to be received by each holder of Company Capital Stock in the Merger will be approximately equal to the fair market value of the Company Capital Stock surrendered by such holders in exchange therefor.

    (k) As a result of the Merger, Company will transfer to Merger Sub at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Company held by it immediately prior to the Merger. For this purpose, amounts used to pay Dissenting Shares or to pay Reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company immediately prior to the Merger will be considered as assets held by Company immediately prior to the Merger. The Company has not redeemed any of the Company stock, has not made any distribution with respect to any Company stock, and has not disposed of any of its assets in anticipation of or as part of a plan for the acquisition of Company by Merger Sub.

    SECTION 4.31 MISREPRESENTATIONS. No representation or warranty by Company nor any certificate, schedule, exhibit, statement, or other information furnished by or on behalf of Company pursuant to this Agreement or the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omit or will omit to state any material fact required to make the statements herein or therein not misleading. Company has, and will to and upon the Closing, disclosed to Parent in writing all Material Adverse Events. The representations and warranties contained in this Article IV, or elsewhere in this Agreement, shall not be effected or deemed waived by reason of the fact that Parent, Merger Sub and/or their respective representatives should have known that any such representation or warranty might be inaccurate in any respect, notwithstanding any investigation by or due diligence materials provided to or obtained by Parent or Merger Sub.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

    Each of Parent and Merger Sub hereby represents and warrants to Company, subject to the exceptions specifically disclosed in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V, that:

    SECTION 5.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Parent and its subsidiaries, including Merger Sub (the "PARENT SUBSIDIARIES"), has been duly organized and is validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each Parent Subsidiary, including Merger Sub, is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    (b) Schedule 5.1 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary, together with the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary's outstanding capital stock or other equity interests owned by Parent or another Parent Subsidiary.

    SECTION 5.2 ARTICLES OF ASSOCIATION; ARTICLES OF INCORPORATION AND BYLAWS. The copies of (i) Parent's Memorandum of Association and New Articles of Association; and (ii) Merger Sub's Articles of Incorporation and Bylaws previously provided to Company by Parent are true, complete and correct copies thereof. Such Memorandum of Association, New Articles of Association, Articles of Incorporation and Bylaws are in full force and effect. Parent is not in violation of any of the provisions of its Memorandum of Association and New Articles of Association.

    SECTION 5.3 CAPITALIZATION. The Parent Capital Stock consists of 42,902,961 shares of Parent Common Stock and 19,228,885 shares of Parent Preferred Stock. As of the date hereof (i) 32,186,846 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; (ii) 19,228,885 shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable;
(iii) no shares of Parent Common Stock are held in the treasury of Parent;
(iv) except as set forth in Schedule 5.3 of the Parent Disclosure Schedule, no shares of Parent Common Stock are held by the Parent Subsidiaries; and
(v) shares of Parent Common Stock are reserved for future issuance pursuant to outstanding options and warrants to purchase Parent Common Stock as set forth in
Schedule 5.3 of the Parent Disclosure Schedule ("PARENT STOCK OPTIONS"). Except for the shares of Parent Common Stock issuable pursuant to the Parent Stock Plans and except as disclosed on Schedule 5.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and non-assessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other Encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other Person.

    SECTION 5.4  AUTHORITY RELATIVE TO THIS AGREEMENT.  Except as set forth in
Schedule 5.4 of the Parent Disclosure Schedule, (i) each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the approval of its shareholders, to perform its obligations hereunder to consummate the transactions contemplated hereby;
(ii) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings, other than such shareholder approval, on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions; and (iii) this Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

    SECTION 5.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary; (ii) assuming that all consents, approvals, authorizations and permits described in
Section 5.5(b) have been obtained and all filings and notifications described in
Section 5.5(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected; or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity, except pursuant to applicable requirements of the Securities Act, the London Stock Exchange, the pre-merger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the MBCA.

    SECTION 5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Schedule 5.6 of the Parent Disclosure Schedule, since December 31, 1998, Parent has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Parent Material Adverse Effect; (ii) any event that could reasonably be expected to prevent or materially delay the performance of Parent's obligations pursuant to this Agreement and the consummation of the Merger by Parent; (iii) any material change by Parent in its accounting methods, principles or practices; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Parent Capital Stock or any redemption, purchase or other acquisition of any of Parent's securities; (v) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Parent; (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto;
(vii) any amendment to the Parent's Articles of Incorporation or Bylaws;
(viii) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Parent Material Adverse Effect, or
(z) waiver of any rights of material value or cancellation or any material debts or claims; (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice; (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent; or (xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practices.

    SECTION 5.7  FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it (A) with the London Stock Exchange and/or the Amsterdam Stock Exchange since January 1, 1999 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the "PARENT REPORTS") and (B) with any other Governmental Entities. Each Parent Report (i) was prepared in accordance with the requirements of the London Stock Exchange and/or the Amsterdam Stock Exchange; and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with standards required by the Companies Act of 1985 and the Companies Act of 1989 applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and the Parent Subsidiaries as of December 31, 1998 as reported in the Parent Reports, none of Parent or any Parent Subsidiary have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United Kingdom generally accepted accounting principals, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998.

    (d) The financial statements within the Parent Reports present fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows for Company for the periods covered thereby (subject, in the case of unaudited statements, to normal and immaterial year-end adjustments). Parent Financial Statements have been prepared in accordance with United Kingdom generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto). Except for liabilities or obligations which are accrued or reserved in Parent Financial Statements (or reflected in the notes thereto) or which were incurred after December 31, 1998 in the ordinary course of business, Parent has no liabilities or obligations (accrued or contingent).

    SECTION 5.8 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated herein, and, to the Knowledge of Parent, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Parent is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Parent and Parent Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated herein.

    SECTION 5.9 NO PRIOR ACTIVITIES. Except for liabilities incurred in connection with its incorporation or organization, and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity. Merger Sub is a wholly owned subsidiary of Parent.

    SECTION 5.10 COMPLIANCE WITH LAWS. Parent is not in conflict with, or in material default or material violation of (i) any Law applicable to Parent or by which any property or asset of Parent is bound or affected; or (ii) any Parent operating authorities, licenses and contracts, except for such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Schedule 5.10 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the Knowledge of Parent, threatened against Parent. Since January 1, 1996, the Parent has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

    SECTION 5.11  TAX FREE REORGANIZATION.

    (a) Parent and Merger Sub shall each use its best efforts to cause the Merger to be treated as reorganization within the meaning of Section 368(a) of the Code (a "Reorganization").

    (b) To the extent permitted under applicable Tax Laws, the Merger shall be reported as a Reorganization in all federal, state and local Tax Returns filed after the Effective Time.

    (c) Following the Merger and for a period of time sufficient to qualify the Merger as a Reorganization, Parent will cause Surviving Corporation to continue the historic business of Company or use a significant portion of Company's historic assets in a business.

    (d) Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

    (e) Following the Merger and for a period sufficient to qualify the Merger as a Reorganization, Parent will retain control of Surviving Corporation, within the meaning of Section 368(c) of the Code.

    (f) Following the Merger and for a period sufficient to qualify the Merger as a Reorganization, Parent will not reacquire any of its stock issued in the Merger, whether directly or through a partnership, successor, or a person related to Parent within the meaning of Treasury Regulation
Section 1.368-1(e)(3).

    (g) Following the Merger and for a period sufficient to qualify the Merger as a Reorganization, Parent will not liquidate Surviving Corporation, merge Surviving Corporation with or into another corporation, sell or dispose of the stock of Surviving Corporation (except for transfers described in Section 368(a)(2)(C) of the Code), or cause Surviving Corporation to sell or dispose of any of its assets, except for disposition in the ordinary course of business.

    (h) The assumption by Merger Sub of the liabilities of Company pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income Tax of the transfer of assets of Company to Merger Sub pursuant to the Merger.

    (i) To the Knowledge of Parent and Merger Sub, based solely on the representations of Company (i) the liabilities of Company assumed by Merger Sub and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of business; (ii) no liabilities of any person other than Company will be assumed by Merger Sub or Parent in the Merger; and (iii) none of the shares of Company to be surrendered in exchange for Parent stock in the Merger will be subject to any liabilities.

    (j) At the Effective Time, neither Parent nor Merger Sub will be an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code.

    (k) At the Effective Time, no indebtedness between Parent and Company or between Merger Sub and Company will have been issued, acquired, or settled at a discount and none will be settled at a discount.

    (l) To the Knowledge of Parent and Merger Sub, based solely on the representations of the Company, at the Effective Time, the fair market value of the assets of Company will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

    (m) As contemplated by Section 9.5 of this Agreement, each of the parties will pay its own expenses, if any, incurred in connection with the Merger. None of Parent, Merger Sub, and Company will pay any expenses of the stockholders of Company incurred in connection with the Merger.

    (n) No stock of Merger Sub will be issued in the Merger.

    (o) The payment of cash in lieu of fractional shares of stock of Company was not separately bargained for consideration and is being made for the purpose of saving Parent the expense and inconvenience of issuing fractional shares.

    (p) As a result of the Merger, Company will, based solely on the representations of Company, transfer to Merger Sub at least ninety percent (90%) of the fair market value of the net assets and least seventy percent (70%) of the fair market value of the gross assets of Company held by it immediately prior to the Merger. For this purpose, amounts used to pay Dissenting Shares or to pay Reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company immediately prior to the Merger will be considered as assets held by Company immediately prior to the Merger. To the Knowledge of Parent, based solely on the representations of Company, Parent is not aware of Company having redeemed any of the Company stock, having made any distribution with respect to any Company stock, or having disposed of any of its assets in anticipation of or as part of a plan for the acquisition of Company by Merger Sub.

    SECTION 5.12 MERGER SUBSIDIARY. Merger Sub (i) was organized for the purpose of effectuating the Merger and at no time has engaged in the conduct of any business, and (ii) is a wholly-owned first tier subsidiary of Parent.

    SECTION 5.13 FINANCING. Parent reasonably believes it will receive commitments to provide through equity or debt financing cash sufficient to fund the transactions contemplated by this Agreement, including the Merger, and to satisfy all other costs and expenses arising in connection therewith.

                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.1 CONDUCT OF BUSINESS BY COMPANY PENDING THE CLOSING. Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, (x) the business of Company shall be conducted only in, and Company shall not take any action except in, the ordinary course of business consistent with past practice and (y) Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Company and to preserve the current relationships of Company with such of the corporate partners, customers, suppliers and other persons with which Company has significant business relations in order to preserve substantially intact its business organization. Without limitation, Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

    (a) amend or otherwise change its Restated Articles of Incorporation or Bylaws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of (i) any shares of Company Capital Stock of any class, or securities convertible into or exchangeable or exercisable for any shares of Company Capital Stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company, other than the issuance of shares of Company Common Stock or Company Series E Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement; or (ii) any material property or assets of Company except (A) transactions pursuant to existing Contracts and
(B) dispositions, leases or licenses of inventory in the ordinary course of business consistent with past practice;

    (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof, other than the purchase of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money (other than indebtedness with respect to working capital in amounts consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of Company; (iii) terminate, cancel or request any material change in, or agree to any material change in, any of Company's Material Contracts, in each case other than in the ordinary course of business consistent with past practice;
(iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 2000 and disclosed in writing to Parent and that are not, in the aggregate, in excess of $100,000; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.1(c);

    (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

    (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

    (f) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

    (g) amend the terms of, repurchase, redeem or otherwise acquire, any of its securities;

    (h) increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of Company that would be triggered by the Merger with, any director, officer, consultant or other employee of Company who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between Company and any of Company's directors, officers, consultants or employees;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations
(A) in the ordinary course of business and consistent with past practice or
(B) claims, liabilities or obligations reflected or reserved against on the November 1999 Balance Sheet, and only to the extent of such reserves;

    (j) except as required by any Governmental Entity, make any material change with respect to Company's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by U.S. GAAP;

    (k) make any material Tax election or settle or compromise any material Tax liability;

    (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect or prevent Company from performing or cause Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied; or

    (m) together with its directors, officers, agents, employees, stockholders and other holders of equity interests in the Company, shall not trade in, or otherwise obtain or dispose of, Parent Common Stock; PROVIDED, FURTHER, that Company shall (i) advise such Persons in writing of the foregoing obligation as disclosure of this transaction becomes necessary and authorized under this Agreement, and (ii) specifically state that such trading is prohibited under Dutch and English Laws and regulations.

    SECTION 6.2 NOTICES OF CERTAIN EVENTS. Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Parent, the Parent Subsidiaries or Company, respectively, which, if pending on the date hereof, would have been required to have been disclosed in this Agreement, or that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract of the Parent or Company; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to delay or impede the ability of either Parent or Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

    SECTION 6.3  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or any of the Parent Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Company shall (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, agents and other representatives (collectively, "REPRESENTATIVES") access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof; and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation by Parent or its Representative, or information or documents received in connection with any such investigation, conducted pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made in this Agreement.

    (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

    SECTION 6.4 NO SOLICITATION OF TRANSACTIONS. Company shall not, directly or indirectly, and shall cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Competing Transaction, or agree to or endorse any Company Competing Transaction, or authorize or permit any of Company's Representatives to take any such action; PROVIDED, HOWEVER, that nothing contained in this Section 6.4 shall prohibit the Board of Directors of Company (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act, or any successor rule, with regard to a tender or exchange offer not made in violation of this Section 6.4; or
(ii) prior to receipt of the approval by the stockholders of Company of this Agreement and the Merger from providing information (subject to a confidentiality agreement at least as restrictive as the Confidentiality Agreement) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Company Competing Transaction that (x) Company's Board of Directors shall have concluded in good faith, after considering applicable state Law, on the basis of a written opinion of Fredrikson & Byron, P.A. or other independent outside counsel of nationally recognized reputation (a copy of which shall promptly be supplied to Parent), that failure to take such action would be a violation of Company's Board of Directors' fiduciary duties to Company's stockholders under applicable Law, (y) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's Board of Directors shall have determined in the proper exercise of its fiduciary duties to Company's stockholders that the acquiring party is capable of consummating such Company Competing Transaction on the terms proposed, and (z) Company's Board of Directors shall have determined (based upon the written opinion of Company's independent financial advisors of nationally recognized reputation, a copy of which shall be promptly provided to Parent) taking into account all terms and conditions of the Company Competing Transaction (including any break-up fees, expenses and conditions to consummation) in the proper exercise of its fiduciary duties to Company's stockholders that such Company Competing Transaction provides greater value to the stockholders of Company than the Merger (and Company's independent financial advisors of nationally recognized reputation opine in writing that such Company Competing Transaction is superior from a financial point of view) (any such Company Competing Transaction being referred to herein as a "COMPANY SUPERIOR PROPOSAL"). Company shall notify Parent in writing promptly (but in no event more than twenty-four (24) hours after receipt of the Company Competing Transaction), if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Company Competing Transaction is made, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and a copy of the Company Competing Transaction. Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

    Any and all non-public information relating to Company that is provided to the Person (or its Representatives) making the Company Competing Transaction proposal shall also be provided to Parent. Company shall also promptly and regularly inform Parent of the status and details, and provide any amendments, revisions or replacements, with respect to the Company Competing Transaction proposal. In the event that the Company Board of Directors determines that the Company Competing Transaction is a Company Superior Proposal, Company shall notify Parent of its determination in writing (and prior to any communication of such fact to the Person making the Acquisition Proposal), and Company shall be obligated to negotiate with Parent for a period not to exceed forty-eight (48) hours during which Parent shall have the opportunity to agree to amend this Agreement to meet the material terms and conditions of the Company Competing Transaction. In the event such material terms and conditions are met by Parent within such forty-eight (48) hour period (which terms and conditions shall not be DE MINIMUS drafting changes, but rather terms and conditions which Company, its financial advisors and legal counsel determine to be fundamental to their advice in determining that the Company Competing Transaction is a Company Superior Proposal), Company shall be obligated to discontinue and terminate discussions with the Person making the Company Competing Transaction proposal (and obtain the return of all information provided) and proceed under the terms and conditions of this Agreement, as amended by the foregoing negotiations.

    In the event Parent does not meet the material terms and conditions set forth in the Company Competing Transaction, Company shall have the right to terminate this Agreement and proceed with the consummation of the Company Superior Proposal. Such termination, and the rights of the parties hereto, shall be governed by Article X of this Agreement.

    SECTION 6.5 TAX-FREE TRANSACTION. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

    SECTION 6.6 CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

    SECTION 6.7 PURCHASES OF COMMON STOCK OF THE OTHER PARTY. During the period from the date hereof through the Effective Time, neither Parent nor any of Parent Subsidiaries or other Affiliates will purchase any shares of Company Common Stock, and neither the Company nor its Affiliates will purchase any shares of Parent Common Stock.

    SECTION 6.8  FURTHER ACTION; CONSENTS; FILINGS.

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger; (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (B) the HSR Act, if any, and
(C) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

    (b) Each of Company and Parent will give (or will cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, their best efforts to obtain any consents from third persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.1  REGISTRATION STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement
(i) Parent shall prepare and shall file with the SEC a document or documents that will constitute a registration statement on Form F-4 of Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of Parent Common Stock to be issued to Company's stockholders pursuant to the Merger; and (ii) Company and Parent shall jointly prepare the proxy statement with respect to the Merger relating to the special meeting of Company's stockholders to be held to consider approval of this Agreement and the Merger (the "COMPANY STOCKHOLDERS' MEETING") (together with any amendments thereto, the "PROXY STATEMENT"). Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Parent shall notify Company of the receipt of any comments from the SEC on the Registration Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, Company or any of their representatives and advisors and the SEC. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the stockholders of Company.

    (b) The Proxy Statement shall include the approval of the Merger and the recommendation of the Board of Directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger.

    (c) No amendment or supplement to the Proxy Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (d) None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, in the case of the Registration Statement, at the time filed with the SEC or other regulatory agency and, in addition, (i) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of Company Stockholders' Meeting and at the Effective Time; and (ii) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or its officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Company shall promptly inform Parent.

    (e) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, in the case of the Registration Statement, at the time filed with the SEC or other regulatory agency and, in addition, (i) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of Company Stockholders' Meeting, and at the Effective Time; and (ii) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform Company.

    SECTION 7.2 STOCKHOLDERS' MEETING. Company shall call and hold Company Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger pursuant to the Proxy Statement. Except as otherwise contemplated by this Agreement, Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the MBCA or applicable other requirements to obtain such approval. Company shall take all other action necessary or, in the opinion of Parent, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and Company's Restated Articles of Incorporation and Bylaws to effect the Merger.

    SECTION 7.3 AFFILIATES. Company will use reasonable efforts to obtain an executed letter agreement substantially in the form of the applicable letter set forth in Annex A (the "AFFILIATE AGREEMENT") hereto from (i) each Person who is an officer, director or five percent (5%) or greater shareholder of the Company is identified in Schedule 7.3 of Company Disclosure Schedule within fifteen (15) days following the execution and delivery of this Agreement; and (ii) from any Person who, to the Knowledge of Company, may be deemed to have become an Affiliate of Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any Affiliate of Company; or (ii) any Person Parent reasonably identifies (by written notice to Company) as being a Person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Affiliate Agreement, regardless of whether such Person has executed Affiliate Agreement and regardless of whether such Person's name and address appear on Schedule 7.3(a) of Company Disclosure Schedule.

    SECTION 7.4  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

    (a) The provisions with respect to indemnification that are set forth in the Articles of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or agents of Company.

    (b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Company (the "INDEMNIFIED PARTIES"), against any costs or expenses, judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their service as such an officer or director existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company would have been permitted under Minnesota Law and its organizational documents (each as in effect on the date hereof) to indemnify such Indemnified Parties; PROVIDED, HOWEVER, that the foregoing covenant shall be applicable only in the event that such Person has not acted, or omitted to act, in a manner inconsistent with the conduct required of such Person to obtain indemnification under Minnesota Law and the Company's (or its successors) organizational documents. Such actions that will preclude indemnification shall include, without limitation (i) a breach of the duty of loyalty owed to Company;
(ii) acts or omissions taken or omitted with respect to Company not taken in good faith or which involve intentional misconduct or a knowing violation of loss; or (iii) engaging in transactions with respect to Company from which such Person derived an improper personal benefit. In the event of any Costs described above, the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Parties promptly after detailed statements, accompanied by adequate supporting documentation, are received; PROVIDED, HOWEVER, that (i) the Indemnified Party shall have the right to engage its own counsel at its sole cost and expense, which counsel shall participate by observation and suggestion only; and (ii) the Surviving Corporation shall be under no obligation to indemnify any Person hereunder unless such Person first executes an undertaking to reimburse all Costs and expenses incurred by the Surviving Corporation, the Surviving Corporation or their respective successors in connection with such indemnity if a final determination is made by a trier of fact with appropriate jurisdiction that the Indemnified Party was not entitled to indemnification hereunder.

    (c) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.4.

    SECTION 7.5  [THIS SECTION INTENTIONALLY NOT USED]

    SECTION 7.6 PUBLIC ANNOUNCEMENTS. The initial press release concerning the execution of this Agreement and the Merger shall be a joint press release and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law, as determined by the written advice of the issuing party's legal counsel (which shall be conclusive), in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement. Company shall not disclose or publish the fact that it has entered into this Agreement without the consent of Parent, except for disclosure to its directors, officers, key employees, legal and accounting advisors (and the Company shareholders at the appropriate time and in accordance with applicable Law) for the purposes of approving and implementing this transaction.

    SECTION 7.7 BLUE SKY. Parent shall use all reasonable efforts to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

    SECTION 7.8 EMPLOYEE MATTERS. Simultaneously with the Merger, the Surviving Corporation shall assume all employment agreements and termination benefit agreements and arrangements which are in effect at Company on the date hereof. Company and Parent agree to cooperate and take such reasonable actions as may be required to effect an orderly transition of benefits coverage under Company's 401(k) plan, including but not limited to, termination of such plan. As of the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities with respect to Company Benefit Plans. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Company Benefit Plan after the Effective Time, and any Company Benefit Plan may be amended or terminated in accordance with its terms and applicable Law. To the extent that any Company Benefit Plan is terminated or amended after the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a comparable Parent Benefit Plan in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with Company prior to the Merger for purposes of eligibility and vesting, but excluding benefit accrual or the amount of benefits; (ii) such participants shall participate in the Parent Benefit Plans on terms no less favorable than those offered by Parent to similarly situated employees of Parent; and (iii) Parent shall cause any and all pre-existing conditions limitations (to the extent such limitations did not apply to a pre-existing condition under the Company Benefit Plans) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    SECTION 8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER. The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

        (a) The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

        (b) Parent shall have received all necessary permits and approvals under applicable Blue Sky Laws and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement and under the Company Stock Plans after the Merger.

        (c) Parent shall have taken all action necessary to be taken under English Law and the Dutch and London Stock Exchanges to approve the Merger and to provide to the Company's shareholders stock of Parent registered under the Securities Act, subject to those certain shareholder agreements referenced in Section 8.3(i) hereof.

        (d) This Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of Company in accordance with the MBCA and the Restated Articles of Incorporation of Company.

        (e) This Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of Parent if so required by English Law, the London Stock Exchange or other applicable Law or regulation.

        (f) The shares of Parent Common Stock issuable to the Company's stockholders in the Merger and under the Company Stock Plans after the Merger in accordance with this Agreement shall have been admitted to trading on the Alternative Investment Market of the London Stock Exchange, upon official notice of issuance.

        (g) No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

        (h) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated.

        (i) All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, including as may be required by English Law and the rules of the London Stock Exchange, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect.

        (j) The Board of Directors of Company shall not have revoked, amended or modified, in any adverse respect, its approval of the Merger or its recommendation to Company's stockholders described in Section 7.1(b)(i).

    SECTION 8.2 CONDITIONS TO THE OBLIGATIONS OF COMPANY. The obligations of Company to consummate the Merger, or to permit the consummation of the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) Each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct in all material respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

        (b) Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

    SECTION 8.3 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

        (a) Each of the representations and warranties of Company contained in this Agreement shall be true, complete and correct in all material respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to such effect.

        (b) Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company setting forth the number of shares of Parent Common Stock that each stockholder of Company is to receive upon consummation of the Merger and the number of shares of Parent Common Stock issuable upon the exercise of options to purchase Company Common Stock.

        (c) Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to that effect.

        (d) Parent shall have raised sufficient funds in order to meet its $14 million cash obligation (U.S. Dollars), plus the amount of the aggregate capital paid in to the Company upon the exercise of Company Stock Options and Warrants from and after the date hereof until Closing, to Company shareholders at Closing.

        (e) There shall have been no Company Material Adverse Effect since the date of this Agreement.

        (f) No actions by any Governmental Entity or any other Person shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which would reasonably be expected to materially damage Merger Sub or Parent or materially adversely affect the value of the Company Common Stock or its assets, or the business or operations of the Company or Parent's ability to own and operate the assets, business or operations of the Company if the transactions contemplated hereby are consummated.

        (g) All consents, approvals and licenses of any Governmental Entity or any third party (including, without limitation, any consent listed on Schedule 4.5 of the Company Disclosure Schedule) required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained.

        (h) Dissenting Shares shall constitute not more than ten percent (10%) of the shares of the Company Common Stock outstanding immediately prior to the Effective Time.

        (i) Parent shall have received shareholder agreements from all holders of 5,000 or more shares of Company Common Stock, as set forth in Annex A hereto, as applicable to their individual status, not to sell, transfer or otherwise dispose of their Parent stock for a period of six (6) months after the Closing in the case of non-employees and twelve (12) months in the case of employees. Notwithstanding such shareholder agreements, Parent may in certain limited circumstances allow sales of its stock prior to the expiration of the aforesaid lockup periods, but there is no requirement that it do so. The holders of 5,000 or more shares of Company Common Stock shall also agree after the expiration of the lockup agreement not to dispose of their Parent stock other than through a broker specified by Parent or after full consultation with such broker.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

        (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and Company;

        (b) by the Company, if by the scheduled Closing Parent has been unable to raise the required funding described in Section 8.3(d) necessary to close the Agreement;

        (c) by either Parent or Company, if the Closing shall not have occurred on or before July 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

        (d) by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and non-appealable;

        (e) by Parent, if (i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders; (ii) the Board of Directors of Company shall have recommended to the stockholders of Company a Company Competing Transaction or shall have resolved to do so; and (iii) a Company Competing Transaction shall have been announced or otherwise publicly known and the Board of Directors of Company shall have (A) failed to recommend against acceptance of such by its stockholders, (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within fifteen (15) Business Days of the first announcement or other public Knowledge of such competing offer or
    (C) determined that such Company Competing Transaction was a Company Superior Proposal and to take any of the actions allowed by clause (ii) of
    Section 6.4(a); or (iv) the Board of Directors of Company resolves to take any of the actions described above;

        (f) by Parent or Company, if this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or at the Parent stockholder meeting, if it is determined that such a meeting if necessary or any adjournment or postponement thereof;

        (g) by Parent, ten (10) days after receipt by Company of a written notice from Parent of a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in
    Section 8.3 would not be satisfied (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that if such Terminating Company Breach is curable by Company through the exercise of its reasonable efforts within ten (10) days and for so long as Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.1(g); and PROVIDED, FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.1;

        (h) by Parent, if the Average Closing Price has decreased more than 20 percent (20%) from the Initial Quoted Price or is less than L2.50; and

        (i) by Company, ten (10) days after receipt by Parent of a written notice from Company of a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.2 would not be satisfied (a "TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within ten (10) days and for so long as Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 9.1(i); and PROVIDED, FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.1.

    The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

    SECTION 9.2 EFFECT OF TERMINATION. Except as provided in Section 9.5, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; PROVIDED, HOWEVER, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

    SECTION 9.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval of this Agreement by the stockholders of Company, no amendment may be made that changes the amount or type of consideration into which Company Common Stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto; (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 9.5  TERMINATION FEE; EXPENSES.

    (a) Except as set forth in this Section 9.5, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and Company each shall pay one-half ( 1/2) of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and any fees required to be paid under the HSR Act.

    (b) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 9.1(e); or (ii) Parent shall terminate this Agreement due to a Terminating Company Breach pursuant to Section 9.1(g), but only if such breach was intentional, then Company shall pay to Parent (the "COMPANY TERMINATION FEE") a sum equal to all of Parent's Expenses and an additional amount equal to $1,500,000. Notwithstanding the foregoing, no fee shall be paid pursuant to this
Section 9.5(b) if Parent shall be in material breach of its obligations hereunder. Any Company Termination Fee shall be paid in same day funds within five (5) Business Days of the date of termination.

    (c) In the event that Company shall terminate this Agreement pursuant to
Section 9.1(b), Parent will within five (5) days after the Company's termination of this Agreement pay to the Company all of its documented Expenses incurred in connection with this Agreement and the Merger, including, but not limited to, all legal, accounting, printing, filing, and mailing fees, not to exceed $200,000.

    (d) Parent and Company agree that the agreements contained in Sections 9.5(b) and 9.5(c) above are an integral part of the transaction contemplated by this Agreement and constituted liquidated damages and not a penalty. If either Party fails to pay to the other Party any fee due under this
Section 9.5, the defaulting Party shall pay the Expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment.

                                   ARTICLE X
                               GENERAL PROVISIONS

    SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 10.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

(a)  if to Company:               TELTECH RESOURCE NETWORK CORPORATION
                                  2850 Metro Drive
                                  Minneapolis, Minnesota 55425
                                  Attention: Chief Executive Officer
                                  Telecopier: 612-851-7598

     with a copy to:              Fredrikson & Byron, P.A.
                                  1100 International Centre
                                  900 Second Avenue South
                                  Attention: Thomas King
                                  Telecopier: 612-347-7077

(b)  if to Parent or Merger Sub:  SOPHEON PLC
                                  Stirling House
                                  Stirling Road, Surrey Research
                                  Park, Guildford
                                  Surrey, England
                                  Attention: Barry K. Mence, Chairman
                                  Telecopier: 011-44-1483-883050

     with a copy to:              Briggs and Morgan, P.A.
                                  2400 IDS Center
                                  80 South Eighth Street
                                  Minneapolis, Minnesota 55402
                                  Attention: Michael J. Grimes, Esq.
                                  Telecopier: (612) 334-8650

    SECTION 10.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

    SECTION 10.4 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than
Section 7.4, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

    SECTION 10.5 INCORPORATION OF EXHIBITS. The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Parent and Company acknowledge that the Parent Disclosure Schedule and the Company Disclosure Schedule (i) are qualified in their entirety by reference to specific provisions of this Agreement; and
(ii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Parent or Company, as the case may be, except to the extent required or so described by this Agreement and by applicable Law.

    SECTION 10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF MINNESOTA.

    SECTION 10.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

    SECTION 10.8 HEADINGS; INTERPRETATION. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    SECTION 10.9 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 10.10 ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SOPHEON PLC
                                          By: /s/ BARRY MENCE
                                             -----------------------------------
                                             Name:  Barry Mence
                                             Title:  CHAIRMAN

                                          TELTECH RESOURCE NETWORK CORPORATION
                                          By: /s/ ANDREW L. MICHUDA
                                             -----------------------------------
                                             Name:  Andrew L. Michuda
                                             Title:  CEO AND PRESIDENT

                                          SOPHEON CORPORATION
                                          By: /s/ BARRY MENCE
                                             -----------------------------------
                                             Name:  Barry Mence
                                             Title:  CHAIRMAN

                                AMENDMENT NO. 1

    This Amendment No. 1 to Agreement and Plan of Merger and Reorganization is dated as of April 28, 2000 among SOPHEON PLC, a United Kingdom public company, limited by shares ("PARENT"), TELTECH RESOURCE NETWORK CORPORATION, a Minnesota corporation ("COMPANY") and SOPHEON CORPORATION, a Minnesota corporation and a wholly-owned subsidiary of Parent ("MERGER SUB").

RECITALS:

    A. Parent, Merger Sub and Company are parties to an Agreement and Plan of Merger and Reorganization dated as of January 21, 2000 (the "Merger Agreement") whereby Company will be merged with and into Merger Sub. Capitalized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

    B. The Merger Agreement currently provides for the distribution of cash and Parent Common Stock only to holders of outstanding shares of Company Common and Preferred Stock through a description of calculations which shall be made at closing.

    C. The purpose of this Amendment is to revise the Merger Agreement to permit individuals who hold options to purchase shares of Company Common Stock to participate in the consideration payable to shareholders of Company in the Merger without having to exercise their options by receiving options to purchase Parent Common Stock. These option holders should receive options to purchase Parent Common Stock in an equivalent value as if each had exercised his or her options to purchase shares of Company Common Stock. Holders of Company Common and Preferred Stock should also receive the same amount in value as if the option holders had exercised their options.

    D. The parties desire to set forth a description of the process to be followed upon the effectiveness of the Merger to determine the allocation of the Total Merger Consideration, with examples of how the calculations shall be made, and the principles the parties agree to follow in performing the calculations.

    NOW THEREFORE RESOLVED, the parties hereto agree as follows:

    1. The following definitions contained in the Merger Agreement shall be revised as follows:

    "COMMON EXCHANGE RATIO" shall be deleted.

    "COMPANY COMMON STOCK" shall mean each share of Common Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

    "COMPANY SERIES A STOCK" shall mean each share of Series A Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

    "COMPANY SERIES B STOCK" shall mean each share of Series B Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

    "COMPANY SERIES C STOCK" shall mean each share of Series C Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

    "COMPANY SERIES D STOCK" shall mean each share of Series D Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

    "COMPANY SERIES E STOCK" shall mean each share of Series E Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

    "PRO RATA EXCHANGE RATIO" shall be deleted.

    "SERIES A EXCHANGE RATIO" shall be deleted.

    "SERIES B EXCHANGE RATIO" shall be deleted.

    "SERIES C EXCHANGE RATIO" shall be deleted.

    "SERIES D EXCHANGE RATIO" shall be deleted.

    "SERIES E EXCHANGE RATIO" shall be deleted.

    "PARTICIPATING OPTIONS" shall have the meaning set forth in Section 3.1(b) of this Agreement, as amended.

    "TOTAL MERGER CONSIDERATION" shall mean the Total Merger Shares plus $14,000,000 (U.S. Dollars) plus the aggregate capital paid into the Company upon the exercise of Company Stock Options and Warrants to purchase shares of Company Capital Stock from and after January 21, 2000 until the Closing, plus the number of shares of Parent Common Stock equal to the aggregate exercise price of the Participating Options divided by the Average Closing Price.

    2. Section 3.1 of the Merger Agreement is amended in its entirety to read as follows:

    "SECTION 3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Company or anyone else, shares of Company Common Stock and of Company Preferred Stock and Company Stock Options shall be converted into the right to receive the consideration described below:

        (a) The Total Merger Consideration shall first be allocated to the holders of Company Preferred Stock in accordance with the preferences stated in the Company's Restated Articles of Incorporation. The Total Merger Consideration shall next be paid to holders of Company Common Stock to return, on an average basis, the aggregate capital paid in by all holders of Company Common Stock as reflected in the financial statements of the Company immediately before the Effective Time. The cash portion of the Total Merger Consideration shall be allocated between the holders of Company Preferred Stock and holders of Company Common Stock pro rata based upon the relative amounts payable in the aggregate to each such group pursuant to the Company's Restated Articles of Incorporation. The remaining amount due pursuant to the Company's Restated Articles of Incorporation shall be payable in shares of Parent Common Stock based upon the Average Closing Price. For examples of these calculations, see Exhibit 3.1(a) to this Amendment attached hereto.

        (b) Options to purchase shares of Parent Common Stock shall be allocated to holders of Company Stock Options out of the Total Merger Shares in an amount equal in value to the aggregate dollar value which would be payable to holders of Company Stock Options if they had exercised their options less the aggregate exercise price payable upon exercise of the Company Stock Options. For examples of these calculations, see Exhibit 3.1(b) to this Amendment, attached hereto. The calculation of the exercise prices of the options to purchase Parent Common Stock are described in Section
    3(e) below. Only those options to purchase Company Common Stock for which their portion of the Total Merger Consideration would be greater than the exercise price under the Company Stock Options shall receive options to purchase Parent Common Stock. These Company Stock Options shall be referred to as the "Participating Options." For examples of these calculations, see
    Exhibit 3.1(b) to this Amendment, attached hereto. Each option to purchase a share of Company Common Stock shall be converted into options to purchase a number of shares of Parent Common Stock which is equal to the net value of such option, based upon its particular exercise price. For examples of these calculations, see Exhibit 3.1(b) to this Amendment, attached hereto.

        (c) The Total Merger Shares shall be reduced by the shares of Parent Common Stock payable in Section 3.1(a) and issuable pursuant to options in
    Section 3.1(b) above. The remainder of the Total Merger Shares shall be allocated pro rata amongst all holders of Company Common Stock and Company Preferred Stock, on an as-converted basis, with the exception that the number of shares of Parent Common Stock payable to holders of Company Common Stock as a group shall be reduced by, and the number of shares of Parent Common Stock payable to holders of Company Preferred Stock as a group shall be increased by, the difference between (i) the aggregate value the holders of Company Common Stock received pursuant to Section 3.1(a) above and (ii) the aggregate value that the holders of Company Common Stock would have received if all Participating Options had been exercised. For examples of these calculations, see Exhibit 3.1(c) to this Amendment, attached hereto.

        (d) Because holders of Participating Options received consideration which was limited to the net value of their options as described in Section 3.1(b) above, Parent shall issue additional options to holders of Participating Options to compensate such holders in an amount equivalent to the value of the exercise price that will be payable upon exercise of options to purchase Parent Common Stock. These options shall be in addition to those granted in Section 3.1(b) above and in addition to the Total Merger Shares. The aggregate exercise price of the Participating Options shall be divided by the Average Closing Price to determine the total additional shares of Parent Common Stock to be granted as options. This number of shares of Parent Common Stock shall be allocated amongst holders of Participating Options based upon the exercise price of their respective options. For examples of these calculations, see Exhibit 3.1(d) to this Amendment, attached hereto.

        (e) The exercise price of the options to purchase shares of Parent Common Stock granted in subparts (b) and (d) of Section 3.1 herein shall be equal, in the aggregate, to the aggregate exercise price of the Participating Options and shall, on an option-by-option basis, preserve the terms of the Company Stock Options. For examples of these calculations, see
    Exhibit 3.1(e) to this Amendment, attached hereto.

    3.  Section 3.2(a) shall be amended in its entirety to read as follows:

    "(a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with a U.S. bank or trust company reasonably acceptable to the Company to act as exchange agent for the Merger (the "Exchange Agent") as may be designated by Parent. The Exchange Agent shall have the right to subcontract certain functions to third party specialists, such as investment brokers, advisors and bankers for the purpose of effecting the transactions contemplated by this Agreement and for assisting in the efficient trading of securities. The subcontracted third party or parties shall be, for purposes of this Agreement, Exchange Agent(s); PROVIDED, HOWEVER, such third party need not be a U.S. bank or a trust company, and may be a foreign entity."

    4. Section 3.2(b) of the Merger Agreement is amended in its entirety to read as follows:

    "(b) PARENT TO PROVIDE COMMON STOCK AND CASH. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for the benefit of the holders of Company Capital Stock (i) certificates of Parent Common Stock ("PARENT CERTIFICATES") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time; and (ii) sufficient funds to permit payment in lieu of fractional shares pursuant to Section 3.6 and the cash to be paid in respect of shares of Company Capital Stock pursuant to
Section 3.1."

    5. The last two sentences of Section 3.3(a) of the Merger Agreement, (which read "All rights under any and all Company Stock Options which remain unexercised immediately prior to the Effective Time of the Merger shall be automatically terminated and cancelled. The Board of Directors of the Company shall take whatever action is necessary prior to the Effective Time to terminate the unexercised Company Stock Options as of such time.") shall be deleted.

    6.  The following is added to Section 3.3 of the Merger Agreement:

    "(c) EXCHANGE PROCEDURES. The Exchange Agent shall mail to each holder of record of Participating Options, whose options were converted into the right to receive shares of Parent Common Stock, a statement indicating each Participating Option has been amended into the right to purchase the number of shares of Parent Common Stock as set forth in such amendment. No fractional shares shall be issued; any fraction shall be rounded up or down to the nearest whole number.

    (d) TERMINATION OF OPTIONS. All Company Stock Options which are not Participating Options due to the fact that their exercise price is greater than the value which is payable to holders of Company Common Stock as described in subparts (a) and (c) of Section 3.1 above shall (i) be terminated by the Board of Directors of the Company upon the effectiveness of the Merger; and (ii) receive no consideration in the Merger."

    7. Each of the parties agrees to act in good faith in performing the calculations required in Section 3.1 of the Merger Agreement, as amended.

    8. Each party may, at its option, have its accountants review the computations and final determinations as described in Section 3.1 of the Merger Agreement, as amended.

    9. The Total Merger Consideration as finally calculated shall not exceed $14,000,000 in cash plus the aggregate cash paid in upon exercise of Company Stock Options and Warrants from January 21, 2000, to the Effective Date plus the Total Merger Shares plus the number of shares of Parent Common Stock equal to the aggregate exercise price of the Participating Options divided by the Average Closing Price.

    10. Section 6.1(g) of the Merger Agreement is amended in its entirety to read as follows:

    "(g) amend the terms of, repurchase, redeem or other acquire, any of its securities other than pursuant to the terms of Section 3.3 above."

    11. A new section is added to Article VII of the Merger Agreement to read as follows:

    "SECTION 7.9 LISTING OF PARENT STOCK OPTIONS ON AIM. Parent shall submit to the London Stock Exchange an application to admit to trading on the Alternative Investment Market ("AIM") all shares of Parent Common Stock issuable upon exercise of options granted in the Merger in accordance with this Agreement by a date sufficient to cause such shares to be so admitted as soon as reasonably practicable after such issuances."

    12. Section 8.1(f) of the Merger Agreement is amended in its entirety to read as follows:

    "(f) Parent shall have submitted an application to the London Stock Exchange to admit to trading on the AIM all of the shares of Parent Common Stock issuable to the Company's stockholders in the Merger by a date sufficient to cause such shares of Parent Common Stock to be so admitted within three business days of issuance of such shares."

    13. All other terms and conditions of the Merger Agreement shall remain in full force and effect, unamended. Except as set forth herein, all capitalized terms that are undefined shall have the meanings ascribed to them as set forth in the Merger Agreement.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by the respective officers thereunto duly authorized.

                                          SOPHEON PLC
                                          By /s/ BARRY K. MENCE
                                          --------------------------------------
                                            Its CHAIRMAN AND CHIEF EXECUTIVE
                                          OFFICER

                                          SOPHEON CORPORATION
                                          By /s/ BARRY K. MENCE
                                          --------------------------------------
                                            Its PRESIDENT

                                          TELTECH RESOURCE NETWORK CORPORATION
                                          By /s/ JACK A. JOHNSON
                                          --------------------------------------
                                            Its CHIEF OPERATING OFFICER

                          EXHIBIT 3.1(a) TO AMENDMENT

                                 AT 4.42 POUNDS

               (ALL AMOUNTS IN US DOLLARS UNLESS NOTED OTHERWISE)

                                                       TOTAL MERGER CONSIDERATION ALLOCATION
                                ORIGINAL     ----------------------------------------------------------
                               COST BASIS       CASH       PARENT STOCK    PARENT STOCK      TOTAL $'S
                               -----------   -----------   ------------   ---------------   -----------
                                                           (IN SHARES)    (IN US DOLLARS)
ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 1:

Preferred A..................  $ 1,000,000   $   775,510    30,768.466      $  224,490      $ 1,000,000
Preferred B..................    1,287,653       998,588    39,619.084         289,065        1,287,653
Preferred C..................    2,859,613     2,217,659    87,985.971         641,954        2,859,613
Preferred D..................    2,384,497     1,849,202    73,367.260         535,295        2,384,497
Preferred E..................    8,222,343     6,376,513   252,988.777       1,845,830        8,222,343
                               -----------   -----------   -----------      ----------      -----------
Total Step 1.................  $15,754,105   $12,217,472   484,729.558      $3,536,633      $15,754,105
                               ===========   ===========   ===========      ==========      ===========

ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 2:

Common Stock.................  $ 3,798,030   $ 2,945,411   116,859.635      $  852,619      $ 3,798,030
                               -----------   -----------   -----------      ----------      -----------
Total Step 2.................  $ 3,798,030   $ 2,945,411   116,859.635      $  852,619      $ 3,798,030
                               ===========   ===========   ===========      ==========      ===========

                          EXHIBIT 3.1(a) TO AMENDMENT

                                AT 5.525 POUNDS

               (ALL AMOUNTS IN US DOLLARS UNLESS NOTED OTHERWISE)

                                                       TOTAL MERGER CONSIDERATION ALLOCATION
                                ORIGINAL     ----------------------------------------------------------
                               COST BASIS       CASH       PARENT STOCK    PARENT STOCK      TOTAL $'S
                               -----------   -----------   ------------   ---------------   -----------
                                                           (IN SHARES)    (IN US DOLLARS)
ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 1:

Preferred A..................  $ 1,000,000   $   775,510    24,614.772      $  224,490      $ 1,000,000
Preferred B..................    1,287,653       998,588    31,695.266         289,065        1,287,653
Preferred C..................    2,859,613     2,217,659    70,388.775         641,954        2,859,613
Preferred D..................    2,384,497     1,849,202    58,693.807         535,295        2,384,497
Preferred E..................    8,222,343     6,376,513   202,391.016       1,845,830        8,222,343
                               -----------   -----------   -----------      ----------      -----------
Total Step 1.................  $15,754,105   $12,217,472   387,783.636      $3,536,633      $15,754,105
                               ===========   ===========   ===========      ==========      ===========

ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 2:

Common Stock.................  $ 3,798,030   $ 2,945,411    93,487.706      $  852,619      $ 3,798,030
                               -----------   -----------   -----------      ----------      -----------
Total Step 2.................  $ 3,798,030   $ 2,945,411    93,487.706      $  852,619      $ 3,798,030
                               ===========   ===========   ===========      ==========      ===========

                          EXHIBIT 3.1(a) TO AMENDMENT

                                 AT 7.00 POUNDS

               (ALL AMOUNTS IN US DOLLARS UNLESS NOTED OTHERWISE)

                                                       TOTAL MERGER CONSIDERATION ALLOCATION
                                ORIGINAL     ----------------------------------------------------------
                               COST BASIS       CASH       PARENT STOCK    PARENT STOCK      TOTAL $'S
                               -----------   -----------   ------------   ---------------   -----------
                                                           (IN SHARES)    (IN US DOLLARS)
ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 1:

Preferred A..................  $ 1,000,000   $   775,510    19,428.090      $  224,490      $ 1,000,000
Preferred B..................    1,287,653       998,588    25,016.623         289,065        1,287,653
Preferred C..................    2,859,613     2,217,659    55,556.859         641,954        2,859,613
Preferred D..................    2,384,497     1,849,202    46,326.187         535,295        2,384,497
Preferred E..................    8,222,343     6,376,513   159,744.350       1,845,830        8,222,343
                               -----------   -----------   -----------      ----------      -----------
Total Step 1.................  $15,754,105   $12,217,472   306,072.108      $3,536,633      $15,754,105
                               ===========   ===========   ===========      ==========      ===========

ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 2:

Common Stock.................  $ 3,798,030   $ 2,945,411    73,788.516      $  852,619      $ 3,798,030
                               -----------   -----------   -----------      ----------      -----------
Total Step 2.................  $ 3,798,030   $ 2,945,411    73,788.516      $  852,619      $ 3,798,030
                               ===========   ===========   ===========      ==========      ===========

                     EXHIBIT 3.1(b), (d) & (e) TO AMENDMENT

                                 AT 4.42 POUNDS

                                                            SHARES ALLOCATED FROM TOTAL MERGER SHARES
                                                    ----------------------------------------------------------
                                                     PER SHARE                                        NET
         COMPANY                       EXERCISE         NET         TOTAL NET                     DISTRIBUTION
      COMMON STOCK        EXERCISE      PRICE       DISTRIBUTION   DISTRIBUTION   WEIGHTED AVG.      PARENT
         OPTIONS           PRICE      OBLIGATION       IN USD         IN USD        FACTOR(5)        SHARES
  ---------------------   --------   ------------   ------------   ------------   -------------   ------------
           (A)              (B)          (C)        (D)-(B)=(E)    (A)*(E)=(F)         (G)        (G)*(H)=(I)
                 50,000
                           $2.75       137,500.00       $0.23         11,564.35        0.333%        1,585.00
                152,800
                           $2.00       305,600.00       $0.98        149,940.65        4.311%       20,550.80
                175,176
                           $1.75       306,558.00       $1.23        215,691.93        6.202%       29,562.65
                 33,500
                           $1.50        50,250.00       $1.48         49,623.11        1.427%        6,801.32
                 56,000
                           $1.40        78,400.00       $1.58         88,552.07        2.546%       12,136.91
                159,873
                           $1.25       199,841.25       $1.73        276,786.05        7.958%       37,936.18
              1,355,567
                           $1.00     1,355,567.00       $1.98      2,685,767.27       77.223%      368,110.13
  ---------------------              ------------                  ------------      -------       ----------
              1,982,916              2,433,716.25                  3,477,925.44      100.000%      476,683.00
  =====================              ============                  ============      =======       ==========


                              ADDITIONAL SHARES
                         ---------------------------
         COMPANY                         ADDITIONAL
      COMMON STOCK       WEIGHTED AVG.     PARENT      TOTAL PARENT   NEW EXERCISE PRICE
         OPTIONS           FACTOR(6)       SHARES         SHARES       PER PARENT SHARE
  ---------------------  -------------   -----------   ------------   ------------------
           (A)                (J)        (J)*(K)=(L)   (I)+(L)=(M)      SEE (4) BELOW
                 50,000                                               4.0770 pounds per
                              5.650%      18,845.69       20,431                  share
                152,800                                               2.9652 pounds per
                             12.557%      41,885.39       62,436                  share
                175,176                                               2.5945 pounds per
                             12.596%      42,016.69       71,579                  share
                 33,500                                               2.2238 pounds per
                              2.065%       6,887.24       13,689                  share
                 56,000                                               2.0756 pounds per
                              3.221%      10,745.47       22,882                  share
                159,873                                               1.8532 pounds per
                              8.211%      27,390.15       65,326                  share
              1,355,567                                               1.4826 pounds per
                             55.699%     185,793.37      553,904                  share
  ---------------------     -------      ----------      -------
              1,982,916     100.000%     333,564.00      810,247
  =====================     =======      ==========      =======

Per Share Option Distribution (see (1) below)...............  $ 2.9813(D)
Parent Common Stock Allocated to Holders of Company Stock
  Options(2)................................................   476,683(H)
Additional Options Granted to Holders of Company Stock
  Options(3)................................................   333,564(K)

------------------------

(1) Amount is equal in value to the aggregate dollar value which would be payable to holders of Company Stock Options if they had exercised their options less the aggregate exercise price payable upon exercise of the Company Stock Options.

(2) Calculated by dividing the total of column (F) by the exchange rate of
    1.6507 and dividing the result by 4.42 pounds.

(3) Calculated by dividing the total of column (C) by the exchange rate of
    1.6507 and dividing the result by 4.42 pounds.

(4) Calculated by dividing column (C) by the exchange rate of 1.6507 and then dividing the result by column (M).

(5) Calculated by dividing column (F) by the total of column (F).

(6) Calculated by dividing column (D) by the total of column (D).

                     EXHIBIT 3.1(b), (d) & (e) TO AMENDMENT

                                AT 5.525 POUNDS

                                                            SHARES ALLOCATED FROM TOTAL MERGER SHARES
                                                    ----------------------------------------------------------
                                                     PER SHARE                                        NET
         COMPANY                       EXERCISE         NET         TOTAL NET                     DISTRIBUTION
      COMMON STOCK        EXERCISE      PRICE       DISTRIBUTION   DISTRIBUTION   WEIGHTED AVG.      PARENT
         OPTIONS           PRICE      OBLIGATION       IN USD         IN USD        FACTOR(5)        SHARES
  ---------------------   --------   ------------   ------------   ------------   -------------   ------------
           (A)              (B)          (C)        (D)-(B)=(E)    (A)*(E)=(F)         (G)        (G)*(H)=(I)
           50,000
                           $2.75       137,500.00       $0.23         11,564.35        0.333%        1,268.01
          152,800
                           $2.00       305,600.00       $0.98        149,940.65        4.311%       16,440.67
          175,176
                           $1.75       306,558.00       $1.23        215,691.93        6.202%       23,650.15
           33,500
                           $1.50        50,250.00       $1.48         49,623.11        1.427%        5,441.07
           56,000
                           $1.40        78,400.00       $1.58         88,552.07        2.546%        9,709.54
          159,873
                           $1.25       199,841.25       $1.73        276,786.05        7.958%       30,348.99
        1,355,567
                           $1.00     1,355,567.00       $1.98      2,685,767.27       77.223%      294,488.57
        ---------                    ------------                  ------------      -------       ----------
        1,982,916                    2,433,716.25                  3,477,925.44      100.000%      381,347.00
        =========                    ============                  ============      =======       ==========


                              ADDITIONAL SHARES
                         ---------------------------
         COMPANY                         ADDITIONAL
      COMMON STOCK       WEIGHTED AVG.     PARENT      TOTAL PARENT   NEW EXERCISE PRICE
         OPTIONS           FACTOR(6)       SHARES         SHARES       PER PARENT SHARE
  ---------------------  -------------   -----------   ------------   ------------------
           (A)                (J)        (J)*(K)=(L)   (I)+(L)=(M)      SEE (4) BELOW
           50,000                                                     5.0962 pounds per
                              5.650%      15,076.54       16,345                  share
          152,800                                                     3.7065 pounds per
                             12.557%      33,508.29       49,949                  share
          175,176                                                     3.2432 pounds per
                             12.596%      33,613.33       57,263                  share
           33,500                                                     2.7798 pounds per
                              2.065%       5,509.79       10,951                  share
           56,000                                                     2.5945 pounds per
                              3.221%       8,596.37       18,306                  share
          159,873                                                     2.3165 pounds per
                              8.211%      21,912.10       52,261                  share
        1,355,567                                                     1.8532 pounds per
                             55.699%     148,634.59      443,123                  share
        ---------           -------      ----------      -------
        1,982,916           100.000%     266,851.00      648,198
        =========           =======      ==========      =======

Per Share Option Distribution (see (1) below)...............  $ 2.9813(D)
Parent Common Stock Allocated to Holders of Company Stock
  Options(2)................................................   381,347(H)
Additional Options Granted to Holders of Company Stock
  Options(3)................................................   266,851(K)

------------------------

(1) Amount is equal in value to the aggregate dollar value which would be payable to holders of Company Stock Options if they had exercised their options less the aggregate exercise price payable upon exercise of the Company Stock Options.

(2) Calculated by dividing the total of column (F) by the exchange rate of
    1.6507 and dividing the result by 5.525 pounds.

(3) Calculated by dividing the total of column (C) by the exchange rate of
    1.6507 and dividing the result by 5.525 pounds.

(4) Calculated by dividing column (C) by the exchange rate of 1.6507 and then dividing the result by column (M).

(5) Calculated by dividing column (F) by the total of column (F).

(6) Calculated by dividing column (D) by the total of column (D).

                     EXHIBIT 3.1(b), (d) & (e) TO AMENDMENT

                                 AT 7.00 POUNDS

                                                            SHARES ALLOCATED FROM TOTAL MERGER SHARES
                                                    ----------------------------------------------------------
                                                     PER SHARE                                        NET
         COMPANY                       EXERCISE         NET         TOTAL NET                     DISTRIBUTION
      COMMON STOCK        EXERCISE      PRICE       DISTRIBUTION   DISTRIBUTION   WEIGHTED AVG.      PARENT
         OPTIONS           PRICE      OBLIGATION       IN USD         IN USD        FACTOR(5)        SHARES
  ---------------------   --------   ------------   ------------   ------------   -------------   ------------
           (A)              (B)          (C)        (D)-(B)=(E)    (A)*(E)=(F)         (G)        (G)*(H)=(I)
           50,000
                           $2.75       137,500.00       $0.80         40,114.95        0.870%        3,471.69
          152,800
                           $2.00       305,600.00       $1.55        237,191.29        5.145%       20,527.35
          175,176
                           $1.75       306,558.00       $1.80        315,719.53        6.848%       27,323.45
           33,500
                           $1.50        50,250.00       $2.05         68,752.02        1.491%        5,950.03
           56,000
                           $1.40        78,400.00       $2.15        120,528.74        2.614%       10,430.97
          159,873
                           $1.25       199,841.25       $2.30        368,075.45        7.984%       31,854.51
        1,355,567
                           $1.00     1,355,567.00       $2.55      3,459,812.30       75.047%      299,424.00
        ---------                    ------------                  ------------      -------       ----------
        1,982,916                    2,433,716.25                  4,610,194.27      100.000%      398,982.00
        =========                    ============                  ============      =======       ==========


                              ADDITIONAL SHARES
                         ---------------------------
         COMPANY                         ADDITIONAL
      COMMON STOCK       WEIGHTED AVG.     PARENT      TOTAL PARENT   NEW EXERCISE PRICE
         OPTIONS           FACTOR(6)       SHARES         SHARES       PER PARENT SHARE
  ---------------------  -------------   -----------   ------------   ------------------
           (A)                (J)        (J)*(K)=(L)   (I)+(L)=(M)      SEE (4) BELOW
           50,000                                                     5.4192 pounds per
                              5.650%      11,899.71       15,371                  share
          152,800                                                     3.9411 pounds per
                             12.557%      26,447.65       46,975                  share
          175,176                                                     3.4485 pounds per
                             12.596%      26,530.56       53,854                  share
           33,500                                                     2.9558 pounds per
                              2.065%       4,348.80       10,299                  share
           56,000                                                     2.7588 pounds per
                              3.221%       6,785.00       17,216                  share
          159,873                                                     2.4632 pounds per
                              8.211%      17,294.93       49,149                  share
        1,355,567                                                     1.9706 pounds per
                             55.699%     117,315.33      416,739                  share
        ---------           -------      ----------      -------
        1,982,916           100.000%     210,622.00      609,603
        =========           =======      ==========      =======

Per Share Option Distribution (see (1) below)...............  $ 3.5523(D)
Parent Common Stock Allocated to Holders of Company Stock
  Options(2)................................................   398,982(H)
Additional Options Granted to Holders of Company Stock
  Options(3)................................................   210,622(K)

------------------------

(1) Amount is equal in value to the aggregate dollar value which would be payable to holders of Company Stock Options if they had exercised their options less the aggregate exercise price payable upon exercise of the Company Stock Options.

(2) Calculated by dividing the total of column (F) by the exchange rate of
    1.6507 and dividing the result by 7.00 pounds.

(3) Calculated by dividing the total of column (C) by the exchange rate of
    1.6507 and dividing the result by 7.00 pounds.

(4) Calculated by dividing column (C) by the exchange rate of 1.6507 and then dividing the result by column (M).

(5) Calculated by dividing column (F) by the total of column (F).

(6) Calculated by dividing column (D) by the total of column (D).

                          EXHIBIT 3.1(c) TO AMENDMENT

                                 AT 4.42 POUNDS

               (ALL AMOUNTS IN US DOLLARS UNLESS NOTED OTHERWISE)

                                                         TOTAL MERGER CONSIDERATION ALLOCATION
                                 AS CONVERTED   --------------------------------------------------------
                                    SHARES        CASH     PARENT STOCK     PARENT STOCK      TOTAL $'S
                                 ------------   --------   -------------   ---------------   -----------
                                                            (IN SHARES)    (IN US DOLLARS)
ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 3:

Preferred A....................      724,333    $     --     165,739.673     $ 1,209,252     $ 1,209,252
Preferred B....................      495,251          --     113,321.827         826,807         826,807
Preferred C....................      635,010          --     145,301.056       1,060,130       1,060,130
Preferred D....................      429,498          --      98,276.426         717,034         717,034
Preferred E....................    2,316,153          --     529,975.082       3,866,749       3,866,749

Common Stock...................    2,767,556          --     610,305.743       4,452,849       4,452,849
                                   ---------    --------   -------------     -----------     -----------
Total Step 3...................    7,367,801    $     --   1,662,919.807     $12,132,821     $12,132,821
                                   =========    ========   =============     ===========     ===========

                          EXHIBIT 3.1(c) TO AMENDMENT

                                AT 5.525 POUNDS

               (ALL AMOUNTS IN US DOLLARS UNLESS NOTED OTHERWISE)

                                                         TOTAL MERGER CONSIDERATION ALLOCATION
                                 AS CONVERTED   --------------------------------------------------------
                                    SHARES        CASH     PARENT STOCK     PARENT STOCK      TOTAL $'S
                                 ------------   --------   -------------   ---------------   -----------
                                                            (IN SHARES)    (IN US DOLLARS)
ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 3:

Preferred A....................      724,333    $     --     132,591.779     $ 1,209,253     $ 1,209,253
Preferred B....................      495,251          --      90,657.489         826,807         826,807
Preferred C....................      635,010          --     116,240.880       1,060,131       1,060,131
Preferred D....................      429,498          --      78,621.165         717,034         717,034
Preferred E....................    2,316,153          --     423,980.196       3,866,750       3,866,750

Common Stock...................    2,767,556          --     488,244.150       4,452,845       4,452,845
                                   ---------    --------   -------------     -----------     -----------
Total Step 3...................    7,367,801    $     --   1,330,335.659     $12,132,820     $12,132,820
                                   =========    ========   =============     ===========     ===========

                          EXHIBIT 3.1(c) TO AMENDMENT
                                 AT 7.00 POUNDS
               (ALL AMOUNTS IN US DOLLARS UNLESS NOTED OTHERWISE)

                                                         TOTAL MERGER CONSIDERATION ALLOCATION
                                 AS CONVERTED   --------------------------------------------------------
                                    SHARES        CASH     PARENT STOCK     PARENT STOCK      TOTAL $'S
                                 ------------   --------   -------------   ---------------   -----------
                                                            (IN SHARES)    (IN US DOLLARS)
ALLOCATION OF TOTAL MERGER
  CONSIDERATION STEP 3:

Preferred A....................      724,333    $     --     140,447.359     $ 1,622,855     $ 1,622,855
Preferred B....................      495,251          --      96,028.615       1,109,601       1,109,601
Preferred C....................      635,010          --     123,127.729       1,422,729       1,422,729
Preferred D....................      429,498          --      83,279.182         962,283         962,283
Preferred E....................    2,316,153          --     449,099.477       5,189,300       5,189,300

Common Stock...................    2,767,556          --     522,129.014       6,033,149       6,033,149
                                   ---------    --------   -------------     -----------     -----------
Total Step 3...................    7,367,801    $     --   1,414,111.376     $16,339,917     $16,339,917
                                   =========    ========   =============     ===========     ===========

                                AMENDMENT NO. 2

    THIS AMENDMENT NO. 2 to Agreement and Plan of Merger and Reorganization is dated as of July 31, 2000, among SOPHEON PLC, a United Kingdom public company, limited by shares ("PARENT"), TELTECH RESOURCE NETWORK CORPORATION, a Minnesota corporation ("COMPANY") and SOPHEON CORPORATION, a Minnesota corporation and a wholly-owned subsidiary of Parent ("MERGER SUB").

                                    RECITALS

    A. Parent, Merger Sub and Company are parties to an Agreement and Plan of Merger and Reorganization dated as of January 21, 2000, as amended by Amendment No. 1 on April 28, 2000 (the "Merger Agreement") whereby Company will be merged with and into Merger Sub. Capitalized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

    B. The Merger Agreement currently provides for the termination date of July 31, 2000, which date shall be extended by this Amendment.

    C. Warrants of the Company held by certain individuals will expire on July 31, 2000. The parties have agreed that the exercise date of the Warrants will be extended by the Company prior to the Warrant expiration, whereby such Warrants can be exercised at any time up to and including September 30, 2000, unless the Effective Time of the Merger occurs earlier.

    D. The parties have agreed that additional clarifying language shall be set forth in Section 8.3(i) of the Merger Agreement concerning the use and consultation of the Parent recommended broker in connection with the sale of Parent stock after the lock-up period to ensure an orderly market in Parent stock.

    E. The parties desire to effect and reflect the foregoing through this Amendment to the Merger Agreement as hereinafter set forth.

    NOW, THEREFORE, the parties hereto agree as follows:

    1. Section 3.4 of the Merger Agreement is hereby amended to add the following to the existing text:

    "Parent acknowledges and agrees that the Warrants which remain unexercised after July 31, 2000 will expire and shall automatically terminate. Pursuant to the provisions of Section 6.1 and 6.1(g) of this Agreement, Parent and Merger Sub have consented to an amendment of the Warrants by the Board of Directors of the Company to extend the expiration date of the Warrants to allow exercise of such Warrants at any time on or after July 31, 2000 through September 30, 2000; PROVIDED, HOWEVER, in the event that the Effective Time of the Merger occurs on a date prior to October 1, 2000, any Warrants which remain unexercised immediately prior to the Effective Time of the Merger shall be automatically terminated and cancelled."

    2. Section 6.1(g) of the Merger Agreement is hereby amended to add the following to the existing text:

    "PROVIDED, HOWEVER, that Parent and Merger Sub hereby consent to an amendment of the Warrants by the Board of Directors of the Company to extend the expiration date of the Warrants to September 30, 2000."

    3.  Section 8.3(i) shall be amended in its entirety to read as follows:

    "(i) Parent shall have received shareholder agreements from all holders of five thousand (5,000) or more shares of Company Common Stock, as set forth in Annex A hereto, as applicable to their individual status, not to sell, transfer or otherwise dispose of their Parent stock for a period of six (6) months after the Closing in the case of non-employees and twelve (12) months in the case of employees. Notwithstanding such agreement by the applicable shareholders, Parent may in certain limited circumstances allow sales of its stock prior to the expiration of the aforesaid lock-up periods but there is no requirement that it do so. The holders of five thousand (5,000) or more shares of Company Common Stock shall also agree after expiration of the lock-up agreement not to dispose of their Parent stock other than through a broker specified by Parent or after full consultation with such broker to ensure an orderly market in Parent stock"

    4.  Section 9.1(c) shall be amended in its entirety to read as follows:

    "(c) by either Parent or Company, if the Closing shall not have occurred on or before September 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date."

    5. All other terms and conditions of the Merger Agreement shall remain in full force and effect, unamended. Except as set forth herein, all capitalized terms that are undefined shall have the meanings ascribed to them as set forth in the Merger Agreement.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by the respective officers thereunto duly authorized.

                                                       SOPHEON PLC

                                                       By:              /s/ ARIF KARIMJEE
                                                            -----------------------------------------
                                                                          Arif Karimjee
                                                                     CHIEF FINANCIAL OFFICER

                                                       SOPHEON CORPORATION

                                                       By:              /s/ ARIF KARIMJEE
                                                            -----------------------------------------
                                                                          Arif Karimjee
                                                                            TREASURER

                                                       TELETECH RESOURCE NETWORK CORPORATION

                                                       By:              /s/ ANDREW MICHUDA
                                                            -----------------------------------------
                                                                          Andrew Michuda
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

      APPENDIX B--SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS
                                CORPORATION ACT
                               DISSENTERS' RIGHTS

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

    Subdivision 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

        (1) alters or abolishes a preferential right of the shares;

        (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

        (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

        (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subd. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subd. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    Subd. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    Subdivision 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    Subd. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    Subd. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subd. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 175 of Sopheon's Articles of Association provides:

    "175. Every Director or other officer or auditor of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities (including any such liability as is mentioned in section 310 of the Act), which he may sustain or incur in the execution of the duties of his office or otherwise in relation thereto, and no Director or other officer or auditor shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto; provided that this Article shall only have effect in so far as its provisions are not avoided by the said section."

    Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

    310.  PROVISIONS EXEMPTING OFFICERS AND AUDITORS FROM LIABILITY

    (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

    (2) Except as provided by the following subsection, any such provision is void.

    (3) This section does not prevent a company

    (a) from purchasing and maintaining for any such officer or insurance against any such liability, or

    (b) from indemnifying any such officer or auditor against any liability incurred by him

        (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

        (ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

    Section 727 of the Companies Act 1985 provides as follows:

    727.  POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES:

    (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

    (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

    (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

    Sopheon intends to obtain directors' and officers' insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse Sopheon for amounts that it may be required or permitted by law to pay directors or officers of Sopheon, Teltech or the combined company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
        2.1             Agreement and Plan of Merger and Reorganization, dated as of
                        January 21, 2000, among Sopheon plc, Sopheon Corporation, a wholly owned subsidiary of Sopheon plc, and Teltech Resource
                        Network Corporation (included as Appendix A to the proxy
                        statement/prospectus which is part of this Registration
                        Statement)

        2.2             Amendment No. 1 to the Agreement and Plan of Merger and
                        Reorganization, dated as of April 28, 2000, among Sopheon plc, Sopheon Corporation, a wholly owned subsidiary of Sopheon plc, and Teltech Resource Network Corporation

        2.3             Amendment No. 2 to the Agreement and Plan of Merger and
                        Reorganization, dated as of July 31, 2000, among Sopheon plc, Sopheon Corporation, a wholly owned subsidiary of Sopheon plc, and Teltech Resource Network Corporation
                        (included herein)

        3.1 Memorandum of Association of Sopheon plc as amended by Special Resolutions passed on August 18, 1996 and November
                        22, 1999

        3.2             New Articles of Association of Sopheon plc as adopted
                        pursuant to a Special Resolution passed on August 28, 1996 and amended by a Special Resolution passed on November 22,
                        1999

        4 Form of Specimen Stock Certificate representing Sopheon ordinary shares

        5.1             Opinion of Hammond Suddards Edge dated August 23, 2000

        5.2             Form of tax opinion of Fredrikson & Byron, P.A.

       10.1 Convertible Loan Agreement dated June 22, 1998 by and between PolyDoc plc and Barry Mence, Nederlandse
                        Participatie Maatschappij NV and Brandon Limited

       10.2             Rules of the PolyDoc Unapproved Share Option Scheme, adopted
                        August 1996

       10.3             Rules of the PolyDoc Executive Share Option Scheme, adopted
                        August 1996

       10.4             AppliedNet Unapproved Share Option Scheme, adopted by the
                        Company on September 25, 1998 and amended by a Resolution of the Company in General Meeting on March 4, 1999

       10.5             Form of Lockup Agreement with Teltech employee shareholders

       10.6 Form of Lockup Agreement with Teltech non-employee shareholders

       10.7 Secured Promissory Note in the amount of $1,900,000 issued by Teltech Resource Network Corporation to Sopheon plc, dated June 27, 2000

       10.8             Collateral Assignment, Patent Mortgage and Security
                        Agreement dated June 27, 2000 by and between Teltech
                        Resource Network Corporation and Sopheon plc

       16 Letter of PricewaterhouseCoopers regarding change in certifying accountant

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
       21               Subsidiaries of the Registrant

       23.1             Consent of Ernst & Young, dated August 23, 2000

       23.2             Consent of Ernst & Young, dated August 23, 2000

       23.3             Consent of KPMG LLP, dated August 21, 2000

       23.4             Consent of PricewaterhouseCoopers, LLP, dated August 21,
                        2000

       23.5             Consent of Hammond Suddards Edge, dated August 23, 2000
                        (included in Exhibit 5.1)

       23.6             Consent of Fredrikson & Byron, P.A. (included in Exhibit
                        5.2)

       24               Powers of Attorney

       99.1             Form of Proxy Card of Teltech

       99.2             Form of Teltech Resource Network Corporation 1987
                        Nonqualified Stock Option Agreement

       99.3             Form of Teltech Resource Network Corporation 1995 Key
                        Employee Nonqualified Stock Option Agreement

ITEM 22.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 23rd day of August 2000.

                                                       SOPHEON PLC

                                                       BY:              /S/ BARRY K. MENCE
                                                            -----------------------------------------
                                                                          Barry K. Mence
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.

                     SIGNATURES                                   TITLE                    DATE
                     ----------                                   -----                    ----
                                                       Chairman and Chief
                 /s/ BARRY K. MENCE                      Executive Officer
     -------------------------------------------         (Principal Executive          August 23, 2000
                   Barry K. Mence                        Officer)

              /s/ RICHARD V. MADDOCKS*
     -------------------------------------------       Managing Director              August 23,, 2000
                 Richard V. Maddocks

              /s/ JAMES M. MACFARLANE*
     -------------------------------------------       Global Business Development     August 23, 2000
                 James M. Macfarlane                     Director

                /s/ HUUB J.M. RUTTEN*
     -------------------------------------------       Research Director               August 23, 2000
                  Huub J.M. Rutten

                  /s/ ARIF KARIMJEE                    Group Finance Director
     -------------------------------------------         (Principal Accounting         August 23, 2000
                    Arif Karimjee                        Officer)

               /s/ MICHAEL J. BROOKE*
     -------------------------------------------       Director                        August 23, 2000
                  Michael J. Brooke

               /s/ STUART A. SILCOCK*
     -------------------------------------------       Director                        August 23, 2000
                  Stuart A. Silcock

                  /s/ HANS COLTOF*
     -------------------------------------------       Director                        August 23, 2000
                     Hans Coltof

*By:                   /s/ BARRY K. MENCE
             --------------------------------------
                         Barry K. Mence
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
        2.1             Agreement and Plan of Merger and Reorganization, dated as of
                        January 21, 2000, among Sopheon plc, Sopheon Corporation, a wholly owned subsidiary of Sopheon plc, and Teltech Resource
                        Network Corporation (included as Appendix A to the proxy
                        statement/prospectus which is part of this Registration
                        Statement)
        2.2             Amendment No. 1 to the Agreement and Plan of Merger and
                        Reorganization, dated as of April 28, 2000, among Sopheon
                        plc, Sopheon Corporation, a wholly owned subsidiary of
                        Sopheon plc, and Teltech Resource Network Corporation
        2.3             Amendment No. 2 to the Agreement and Plan of Merger and
                        Reorganization, dated as of July 31, 2000, among Sopheon
                        plc, Sopheon Corporation, a wholly owned subsidiary of
                        Sopheon plc, and Teltech Resource Network Corporation
        3.1             Memorandum of Association of Sopheon plc as amended by
                        Special Resolutions passed on August 18, 1996 and November
                        22, 1999
        3.2             New Articles of Association of Sopheon plc as adopted
                        pursuant to a Special Resolution passed on August 28, 1996 and amended by a Special Resolution passed on November 22,
                        1999
        4               Form of Specimen Stock Certificate representing Sopheon
                        ordinary shares
        5.1             Opinion of Hammond Suddards Edge dated August 23, 2000
        5.2             Form of tax opinion of Fredrikson & Byron, P.A.
       10.1             Convertible Loan Agreement dated June 22, 1998 by and
                        between PolyDoc plc and Barry Mence, Nederlandse
                        Participatie Maatschappij NV and Brandon Limited
       10.2             Rules of the PolyDoc Unapproved Share Option Scheme, adopted
                        August 1996
       10.3             Rules of the PolyDoc Executive Share Option Scheme, adopted
                        August 1996
       10.4             AppliedNet Unapproved Share Option Scheme, adopted by the
                        Company on September 25, 1998 and amended by a Resolution of the Company in General Meeting on March 4, 1999
       10.5             Form of Lockup Agreement with Teltech employee shareholders
       10.6             Form of Lockup Agreement with Teltech non-employee
                        shareholders
       10.7             Secured Promissory Note in the amount of $1,900,000 issued by Teltech Resource Network Corporation to Sopheon plc,
                        dated June 27, 2000
       10.8             Collateral Assignment, Patent Mortgage and Security
                        Agreement dated June 27, 2000 by and between Teltech
                        Resource Network Corporation and Sopheon plc
       16               Letter of PricewaterhouseCoopers regarding change in
                        certifying accountant
       21               Subsidiaries of the Registrant
       23.1             Consent of Ernst & Young, dated August 23, 2000
       23.2             Consent of Ernst & Young, dated August 23, 2000
       23.3             Consent of KPMG LLP, dated August 21, 2000
       23.4             Consent of PricewaterhouseCoopers, LLP, dated August 21,
                        2000
       23.5             Consent of Hammond Suddards Edge, dated August 23, 2000
                        (included in Exhibit 5.1)
       23.6             Consent of Fredrikson & Byron, P.A. (included in Exhibit
                        5.2)
       24               Powers of Attorney
       99.1             Form of Proxy Card of Teltech
       99.2             Form of Teltech Resource Network Corporation 1987
                        Nonqualified Stock Option Agreement
       99.3             Form of Teltech Resource Network Corporation 1995 Key
                        Employee Nonqualified Stock Option Agreement